Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

DATED

SEPTEMBER 29, 2021

BY AND AMONG

ARYA SCIENCES ACQUISITION CORP IV,

AMICUS THERAPEUTICS, INC.,

AMICUS GT HOLDINGS, LLC

AND

CARITAS THERAPEUTICS, LLC

i

(cont’d)

ii

(cont’d)

Page

6.13	Post-Closing Incentive Equity Plan; Post-Closing Employee Stock Purchase Plan	87
6.14	Pre-Closing Reorganization; Excluded Assets and Liabilities	88
6.15	Limitation on Assignment of Contributed Business Assets; Third-Party Consents	90
6.16	Misallocated Assets	92
6.17	Shared Contracts	92
6.18	Restrictive Covenants	93
6.19	Related Party Transactions	96
6.20	Insurance Coverage	96
6.21	Lien Releases	97
6.22	Litigation Support	97
6.23	Cooperation Regarding Financial Statements and Related Information	98
6.24	Transition Committee	99
6.25	Intellectual Property License	99
6.26	Philadelphia Facility Sublease	100
6.27	Co-Development and Commercialization Agreement	100

Article VII EMPLOYEE MATTER COVENANTS		100

7.1	Employee Matters Covenant.	100
7.2	No Third-Party Beneficiaries	103

Article VIII CONDITIONS TO CLOSING		104

8.1	Conditions to the Obligations of the Parties	104
8.2	Conditions to Obligations of ARYA	104
8.3	Conditions to Obligations of the Amber Entities	106
8.4	Frustration of Closing Conditions	107

Article IX TERMINATION		107

9.1	Termination	107
9.2	Effect of Termination	108

Article X INDEMNIFICATION		108

10.1	Survival	108
10.2	Indemnification by Amber GT Parent and Amber GT	109
10.3	Indemnification by ARYA	109
10.4	Indemnification Procedures	110
10.5	Exclusive Remedy	112
10.6	Additional Indemnification Provisions	112
10.7	Limitation of Liability	113
10.8	Manner of Payments	113

iii

(cont’d)

Page

Article XI MISCELLANEOUS		113

11.1	Notices	113
11.2	Amendments; Waivers	115
11.3	Arm’s-Length Bargaining; No Presumption against Drafter	115
11.4	Publicity	116
11.5	Expenses	117
11.6	No Assignment or Delegation	117
11.7	Governing Law	117
11.8	Counterparts; Electronic Signatures	117
11.9	Knowledge of Amber GT Parent; Knowledge of ARYA	118
11.10	Entire Agreement	118
11.11	Exhibits and Schedules	118
11.12	Severability	118
11.13	Construction; Interpretation	119
11.14	Third-Party Beneficiaries	119
11.15	Trust Account Waiver	120
11.16	Submission to Jurisdiction	120
11.17	Remedies	121
11.18	Waiver of Jury Trial	121
11.19	Non-Recourse	122

Annexes & Exhibits

Exhibit A	-	Form of PIPE Subscription Agreement
Exhibit B	-	Form of A&R Company LLC Agreement
Exhibit C	-	Form of Tax Receivables Agreement
Exhibit D	-	Form of Director Nomination Agreement
Exhibit E	-	Form of Co-Development and Commercialization Agreement
Exhibit F	-	Form of Transition Services Agreement
Exhibit G	-	Form of ARYA Post-Closing Certificate of Incorporation
Exhibit H	-	Form of ARYA Post-Closing Bylaws
Exhibit I-1	-	Form of Post-Closing Incentive Equity Plan
Exhibit I-2	-	Form of Post-Closing Employee Stock Purchase Plan

Annex A	-	PIPE Investors

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of September 29, 2021 (the “Effective Date”), is made by and among ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company, Amicus, Inc. a Delaware corporation (“Amber GT Parent”), Amicus GT Holdings, LLC, a Delaware limited liability company (“Amber GT”), and Caritas Therapeutics, LLC, a Delaware limited liability company (the “Company”). ARYA, Amber GT Parent, Amber GT and the Company shall be referred to herein from time to time collectively as the “Parties” or individually as a “Party.”

W I T N E S E T H:

A.           WHEREAS, ARYA is a blank check company incorporated as a Cayman Islands exempted company on August 24, 2020, and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

B.            WHEREAS, pursuant to the Governing Documents of ARYA, ARYA is required to provide an opportunity for its shareholders to have their outstanding ARYA Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the ARYA Shareholder Approval;

C.            WHEREAS, as of the date of this Agreement, ARYA Sciences Holdings IV, a Cayman Islands exempted limited company (the “ARYA Sponsor”), and the Other Class B Shareholders collectively own 3,737,500 ARYA Class B Shares;

D.            WHEREAS, (a) Amber GT is a direct and wholly owned Subsidiary of Amber GT Parent formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Additional Agreements and, from and after the Closing, holding Equity Securities in the Company and ARYA and (b) the Company is, as of the date hereof, a direct and wholly owned Subsidiary of Amber GT formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Additional Agreements and, from and after the Closing, operating the Business;

E.            WHEREAS, concurrently with the execution of this Agreement, the ARYA Sponsor, the Other Class B Shareholders, ARYA and Amber GT are entering into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the ARYA Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby, (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of ARYA or any other anti-dilution or similar protection with respect to the ARYA Class B Shares held by him, her or it (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise) and (c) subject to, and conditioned upon the occurrence of and effective as of, the Closing terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

F.            WHEREAS, prior to the Closing, Amber GT Parent shall cause the Pre-Closing Reorganization to occur on the terms and subject to the conditions set forth in this Agreement;

G.            WHEREAS, on the Closing Date, prior to the Closing, ARYA shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

H.            WHEREAS, concurrently with the execution of this Agreement, each of Perceptive Life Sciences Master Fund Ltd., a Cayman Islands exempted company (the “Perceptive PIPE Investor”) and each of the investors set forth on Annex A hereto (collectively with the Perceptive PIPE Investor, the “PIPE Investors”) are entering into a Subscription Agreement, substantially in the form attached hereto as Exhibit A (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately prior to the Closing, and ARYA has agreed to issue and sell to each such PIPE Investor on the Closing Date immediately prior to the Closing, the number of ARYA Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Investment”), in each case, on the terms and subject to the conditions set forth therein;

I.            WHEREAS, at the Closing, (a) ARYA shall contribute the Closing Date Contribution Amount to the Company and, in exchange therefor, the Company shall issue to ARYA the number of Company Units determined pursuant to this Agreement, (b) Amber GT Parent shall contribute, or cause to be contributed, the Amber GT Parent Contribution Amount and, in exchange therefor, the Company shall issue to Amber GT the number of Company Units determined pursuant to this Agreement with respect thereto, and (c) in connection with the contribution and issuance described above, (i) ARYA shall issue to Amber GT the number of shares of ARYA Class B Shares determined pursuant to this Agreement, (ii) Amber GT, Amber GT Parent, ARYA and the Company shall enter into the Amended and Restated Limited Liability Company Agreement of the Company, substantially in the form attached hereto as Exhibit B (the “A&R Company LLC Agreement”), to, among other things, (A) recapitalize the authorized Equity Securities of the Company such that, from and after the Closing, the authorized classes of Equity Securities of the Company will consist of Company Units, with the applicable, rights, preferences and obligations set forth in the A&R Company LLC Agreement, and (B) appoint the individuals that are members of the ARYA Board immediately after the Closing to the board of managers of the Company and (iii) the Existing Company LLC Interests held by Amber GT (which, for the avoidance of doubt, constitute as of the date hereof, and will constitute at all times prior to the Closing, all of the issued and outstanding Equity Securities of the Company) shall be reclassified into the number of Company Units determined pursuant to this Agreement, in the case of each of clause (a), (b) and (c), on the terms and subject to the conditions set forth in this Agreement;

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J.            WHEREAS, concurrently with the execution of this Agreement, each of ARYA, the Company, the Perceptive PIPE Investor, the ARYA Sponsor, the Other Class B Shareholders and Amber GT Parent are each entering into the Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, the Perceptive PIPE Investor, the ARYA Sponsor, Amber GT and the Other Class B Shareholders will each, subject to, and conditioned upon the occurrence of, the Closing, (a) agree not to effect any sale or distribution of any Equity Securities of ARYA and, in the case of Amber GT, the Company held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective ARYA Shares, in each case, on the terms and subject to the conditions set forth therein;

K.            WHEREAS, at the Closing, Amber GT, the Company and ARYA will enter into the Tax Receivable Agreement, substantially in the form attached hereto as Exhibit C (the “Tax Receivable Agreement”);

L.            WHEREAS, at the Closing, ARYA, ARYA Sponsor and Amber GT Parent will enter into a director nomination agreement, substantially in the form attached hereto as Exhibit D (the “Director Nomination Agreement”), pursuant to which, among other things, each of Amber GT Parent and the ARYA Sponsor will have the right to nominate individuals to the director seats held by the Amber GT Parent Designees or the ARYA Sponsor Designees, as applicable, in each case, on the terms and subject to the conditions therein;

M.            WHEREAS, the board of directors of ARYA (the “ARYA Board”) has (a) approved this Agreement, the Additional Agreements to which ARYA is or will be a party and the transactions contemplated hereby and thereby (including the Domestication) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication) by the holders of ARYA Shares entitled to vote thereon; and

N.            WHEREAS, (a) the board of directors of Amber GT Parent has approved this Agreement, the Additional Agreements to which it is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization), (b) the board of directors of Amber GT has approved this Agreement, the Additional Agreements to which Amber GT is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization) and (c) Amber GT, as the sole member of the Company, has approved this Agreement, the Additional Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization) (the “Company Sole Member Consent”).

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1           “A&R Company LLC Agreement” has the meaning set forth in the recitals.

1.2           “Action” means any lawsuit, litigation, action, inquiry, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) by or before or otherwise involving any Authority.

1.3           “Additional Agreements” means the Transition Services Agreement, the Co-Development and Commercialization Agreement, the A&R Company LLC Agreement, the Tax Receivable Agreement, the Investor Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Director Nomination Agreement, the Philadelphia Facility Sublease and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

1.4           “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding the foregoing or anything to the contrary herein, (a) for the avoidance of doubt, (i) prior to the Closing, each Business Entity shall be deemed to be an Affiliate of each of Amber GT Parent and Amber GT and (ii) from and after the Closing, each Business Entity shall be deemed to be an Affiliate of ARYA (and, for the avoidance of doubt, not an Affiliate of Amber GT Parent or Amber GT), and (b) the Affiliates of the ARYA Sponsor shall be deemed to include Perceptive Advisors LLC, a Delaware limited liability company, and its Affiliates.

1.5           “Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds received (or deemed received) by ARYA (or one or more of its designees) in respect of the PIPE Investment (whether prior to or on the Closing Date and without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds). For the avoidance of doubt, any cash proceeds received (or deemed received) by ARYA in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds.

1.6           “Aggregate Closing Transaction Proceeds” means an amount equal to (a) the amount of cash in the Trust Account as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to any ARYA Share Redemptions and the payment of the Deferred Underwriting Commission payable to Goldman Sachs & Co. LLC and Jefferies LLC), minus (b) the aggregate amount of cash required to fund ARYA Share Redemptions from the Trust Account, plus (c) the Aggregate Closing PIPE Proceeds, plus (d) the aggregate cash proceeds received (or deemed received) by the Company in respect of Amber GT Parent Contribution.

1.7           “Agreed Designee” has the meaning set forth in Section 6.11(b).

1.8           “Agreement” has the meaning set forth in the preamble.

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1.9           “Amber Biologics” has the meaning set forth in Section 2.1(a).

1.10         “Amber Confidential Information” has the meaning set forth in Section 6.5(j).

1.11         “Amber Disclosure Schedules” means the disclosure schedules to this Agreement delivered to ARYA by the Amber Entities on the date of this Agreement.

1.12         “Amber Entities” means, collectively, Amber GT Parent, Amber GT and, prior to the Closing, the Company.

1.13         “Amber Entity Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to ARYA pursuant to the terms this Agreement or any Additional Agreement) by any Amber Entity in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreements or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Amber Entity or any of its Affiliates and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Amber Entity pursuant to this Agreement or any Additional Agreement.

1.14         “Amber Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Existence and Power), Section 3.2 (Authorization), Section 3.4 (Finders’ Fees), Section 4.1 (Existence and Power), Section 4.2 (Capitalization), Section 4.5 (Business Activities), Section 4.7 (Absence of Certain Changes), Section 4.8(a) and Section 4.8(c) (Tangible Personal Property; Sufficiency and Title to Assets) and Section 4.13(b) (Intellectual Property).

1.15         “Amber GT” has the meaning set forth in the preamble.

1.16         “Amber GT Parent” has the meaning set forth in the preamble.

1.17         “Amber GT Parent Contribution Amount” means an amount in cash equal to $50,000,000.

1.18         “Amber GT Parent Contribution Equity Amount” means a number of Company Units or ARYA Class B Shares, as applicable, equal to (a) the Amber GT Parent Contribution Amount, divided by (b) $10.00.

1.19         “Amber GT Parent Designee” has the meaning set forth in Section 6.11(b).

1.20         “Amber Indemnified Parties” has the meaning set forth in Section 10.3(a).

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1.21            “Amber Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the results of operations, assets, Liabilities or condition (financial or otherwise) of the Business, or (b) the ability of any Amber Entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether an Amber Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Business operates, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of the Business, contractual or otherwise, with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 3.3(a) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.2(b) to the extent it relates to such representations and warranties), (vi) any failure by the Business to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iv) or (vii)), or (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (iv) or (vii) may be taken into account in determining whether an Amber Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Business relative to other participants operating in the industries or markets in which the Business operates.

1.22         “Amber Related Party” has the meaning set forth in Section 4.21.

1.23         “Amber Related Party Transactions” has the meaning set forth in Section 4.21.

1.24         “Anti-Corruption Laws” has the meaning set forth in Section 4.22.

1.25         “ARYA” means (a) prior to the consummation of the Domestication, ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company, and (b) from and after the consummation of the Domestication, ARYA as domesticated in Delaware, and anticipated to be named “Caritas Therapeutics, Inc.,” a Delaware corporation. Any reference to ARYA in this Agreement or any Additional Agreement shall be deemed to refer to clause (a) or (b), as the context so requires.

6

1.26         “ARYA Acquisition Proposal” means any transaction or series of related transactions constituting a “Business Combination” (as defined in ARYA’s Governing Documents as in effect as of the date hereof). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby shall constitute an ARYA Acquisition Proposal.

1.27         “ARYA Board” has the meaning set forth in the recitals.

1.28          “ARYA Board Recommendation” has the meaning set forth in Section 6.7.

1.29          “ARYA Class A Shares” means (a) prior to the consummation of the Domestication, ARYA’s Class A ordinary shares and (b) from and after the consummation of the Domestication, shares of Class A common stock, par value $0.0001 per share, of ARYA as contemplated pursuant to the ARYA Post-Closing Certificate of Incorporation. Any reference to the ARYA Class A Shares or the ARYA Shares in this Agreement or any Additional Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

1.30         “ARYA Class B Shares” means (a) prior to the consummation of the Domestication, ARYA’s Class B ordinary shares and (b) from and after the consummation of the Domestication, shares of Class B common stock, par value $0.0001 per share, of ARYA as contemplated pursuant to the ARYA Post-Closing Certificate of Incorporation. Any reference to the ARYA Class B Shares or the ARYA Shares in this Agreement or any Additional Agreement shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

1.31         “ARYA D&O Persons” has the meaning set forth in Section 6.10(a).

1.32         “ARYA Designee” has the meaning set forth in Section 6.11(b).

1.33         “ARYA Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Amber Entities by ARYA on the date of this Agreement.

1.34         “ARYA Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to an Amber Entity pursuant to the terms of this Agreement or any Additional Agreement) by ARYA in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of ARYA and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to ARYA pursuant to this Agreement or any Additional Agreement. Notwithstanding the foregoing or anything to the contrary herein, ARYA Expenses shall not include any Amber Entity Expenses.

1.35         “ARYA Financial Statements” has the meaning set forth in Section 5.9(b).

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1.36         “ARYA Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Existence and Power), Section 5.2 (Authority), Section 5.5 (Finders’ Fees) and Section 5.6 (Capitalization).

1.37         “ARYA Indemnified Parties” has the meaning set forth in Section 10.2.

1.38         “ARYA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of ARYA to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Notwithstanding the foregoing or anything to the contrary herein, (a) in no event shall (i) any change, event, effect or occurrence to the extent relating to any of the Amber Entities, the Business Entities or the Business, (ii) any ARYA Share Redemption, in and of itself, or (iii) any breach of any covenants, agreements or obligations of a PIPE Investor under a PIPE Subscription Agreement (including any breach of a PIPE Investor’s obligations to fund its commitment thereunder when required), in and of itself, constitute an ARYA Material Adverse Effect and (b) no change, event, effect or occurrence that is generally applicable to “SPACs” shall be taken into account in determining whether an ARYA Material Adverse Effect has occurred or is reasonably likely to occur, except to the extent any such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on ARYA relative to other similarly situated “SPACs”.

1.39         “ARYA Post-Closing Bylaws” has the meaning set forth in Section 2.1(b).

1.40         “ARYA Post-Closing Certificate of Incorporation” has the meaning set forth in Section 2.1(b).

1.41         “ARYA Related Party” has the meaning set forth in Section 5.17.

1.42         “ARYA Related Party Transactions” has the meaning set forth in Section 5.17.

1.43         “ARYA SEC Documents” has the meaning set forth in Section 5.9(a).

1.44         “ARYA Share Redemption” means the election of an eligible holder of ARYA Class A Shares (as determined in accordance with ARYA’s Governing Documents and the Investment Management Trust Agreement) to redeem all or a portion of such holder’s ARYA Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the cash in the Trust Account (as determined in accordance with ARYA’s Governing Documents and the Investment Management Trust Agreement) in connection with the transactions contemplated by this Agreement and the Additional Agreements.

1.45         “ARYA Shareholder Approval” means, collectively, the Required ARYA Shareholder Approval and the Other ARYA Shareholder Approval.

1.46         “ARYA Shareholders Meeting” has the meaning set forth in Section 6.7.

1.47         “ARYA Shares” means, collectively, the ARYA Class A Shares and the ARYA Class B Shares.

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1.48         “ARYA Sponsor” has the meaning set forth in the recitals.

1.49         “ARYA Sponsor Consent” means the consent of the ARYA Sponsor with respect to the entry by ARYA into this Agreement, as required pursuant to that certain letter agreement, dated February 25, 2021, by and among ARYA, the ARYA Sponsor and the other Persons party thereto.

1.50         “Assumed Business Liabilities” means, subject to Section 6.14(c) and subject to, and without limitation of, any covenants, agreements or obligations of Amber GT Parent or any of its Affiliates under any Additional Agreement, all of the following Liabilities:

(a)            all Post-Closing Taxes;

(b)            all Liabilities under, or otherwise to the extent related to or arising out of, the Contributed Business Contracts after the Closing (including, for the avoidance of doubt, all Liabilities specifically allocated to ARYA pursuant to Section 6.17), except for any such Liabilities to the extent related to or arising out of any breach or other violation of any Contributed Business Contract prior to the Closing;

(c)            (i) except for any Liabilities retained by Amber GT Parent or any of its Affiliates pursuant to Article VII, all Liabilities related to or arising out of the employment of any Transferred Employees by the Company or its Affiliates after the Closing and (ii) all other Liabilities related to Transferred Employees specifically assumed by ARYA or any of its Affiliates pursuant to Article VII;

(d)            all Liabilities to the extent related to or arising out of the matters listed on Section 1.50 of the Amber Disclosure Schedules; and

(e)            all other Liabilities that are not the subject of clause (a) through clause (d) of this Section 1.50 to the extent related to or arising out of the conduct of the Business or the operation of the Contributed Business Assets, in each case, by ARYA or its Affiliates after the Closing.

1.51         “Authority” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

1.52         “Books and Records” has the meaning set forth in Section 1.92(f).

1.53         “Business” means the business of investigating, manufacturing, researching, developing, testing, seeking, applying for, obtaining and maintaining Regulatory Permits, commercializing, selling and marketing products, product candidates, platforms or services arising out of the Gene Therapy Portfolio (including the Gene Therapy Products). Unless the context requires otherwise or as expressly set forth herein, any reference to the Business in this Agreement or any Additional Agreement shall be deemed to refer to the Business as conducted or operated by the Amber Entities and their Affiliates (prior to the Closing) or the Business as conducted or operated by the Business Entities and their Affiliates (after the Closing), as applicable.

1.54         “Business Acquisition Proposal” means: (a) any direct or indirect acquisition or similar transaction, in one or a series of transactions, (i) of or with any of the Business Entities or of all or a material portion of the Equity Securities, either individually or in the aggregate, of any of the Business Entities or (ii) of all or a material portion of the assets, properties or rights related to or arising out of the Business or any material assets, properties or rights, either individually or in the aggregate, related to or arising out of the Business (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, sale, transfer or license of assets, properties or rights, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any equity or similar investment in any of the Business Entities. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby shall constitute a Business Acquisition Proposal.

1.55         “Business Combination” has the meaning set forth in Section 1.26.

1.56         “Business Combination Proposal” has the meaning set forth in Section 6.7.

1.57         “Business Confidential Information” has the meaning set forth in Section 6.5(i).

1.58         “Business Contractor” means any individual natural Person independent contractor or agency worker of the Amber Entities or any Affiliate of the Amber Entities who is primarily dedicated to the Business.

1.59         “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.60         “Business Employee” means each individual who is employed by the Amber Entities or any of their Affiliates and who either (a) is set forth on Section 1.60 of the Amber Disclosure Schedules, or (b) has been reasonably and in good faith determined by Amber GT Parent to be necessary to the operation of the Business prior to the Closing Date; provided, that, in the case of clause (b), and without otherwise limiting or affecting the obligations (or the standard of determination) of Amber GT Parent in clause (b), Amber GT Parent shall: (x) provide prior written notice to ARYA of any such proposed determination, including the identity of each such individual, (y) provide ARYA a reasonable opportunity to comment and consult on such proposed determination, and (z) consider in good faith and take into account the comments and view of ARYA with respect to each such individual prior to making any such determination.

1.61         “Business Employees List” has the meaning set forth in Section 4.15(a).

1.62         “Business Entities” means, collectively, the Company and the Other Business Entities.

1.63         “Business Insurance Policies” has the meaning set forth in Section 4.20.

1.64         “Business Permits” has the meaning set forth in Section 4.11.

1.65         “Business Product” means each existing platform, program or product candidate that has been or is being researched, tested, developed, manufactured or commercialized by or on behalf of the Business, including all Gene Therapy Products set forth on Section 1.65 of the Amber Disclosure Schedules.

1.66         “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any regulations or administrative or other guidance published with respect thereto by any Authority.

1.67         “CBA” means any collective bargaining agreement or other Contract with any labor union or labor organization.

1.68         “Celenex” has the meaning set forth in Section 2.1(a).

1.69         “Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that (a) is payable to or may become payable to any Business Employee or Business Contractor (in each case, regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Additional Agreement) and (b) with respect to which, following the Closing, any Business Entity or any Affiliate thereof has or may have any Liability (without, for the avoidance of doubt, taking into account any indemnities (or similar arrangements) hereunder or under any Additional Agreements).

1.70         “Change of Control Transaction” means any transaction or series of related transactions that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction(s) holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

1.71         “Closing” has the meaning set forth in Section 2.2.

1.72         “Closing Company Financial Statements” has the meaning set forth in Section 4.4(b).

1.73         “Closing Date” has the meaning set forth in Section 2.2.

1.74         “Closing Date Contribution Amount” means an amount equal to (a) the amount of cash in the Trust Account as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to the ARYA Share Redemptions and the payment of the Deferred Underwriting Commission payable to Goldman Sachs & Co. LLC and Jefferies LLC), less (b) the aggregate amount of cash required to fund ARYA Share Redemptions from the Trust Account and the Deferred Underwriting Commission payable to Goldman Sachs & Co. LLC and Jefferies LLC, plus (c) the Aggregate Closing PIPE Proceeds.

1.75         “Closing Filing” has the meaning set forth in Section 11.4(b).

1.76         “Closing Press Release” has the meaning set forth in Section 11.4(b).

1.77         “Co-Development and Commercialization Agreement” means the Co-Development and Commercialization Agreement, substantially in the form attached as Exhibit E hereto and with such modifications, amendments or supplements as may be mutually agreed to in writing by each of ARYA and Amber GT Parent, to be entered into by Amber GT Parent, Amber GT and certain of their Affiliates identified therein, on the one hand, and ARYA, the Company and certain of their Affiliates identified therein, on the other hand, at the Closing.

1.78         “Code” means the Internal Revenue Code of 1986.

1.79         “Commingled Books and Records” has the meaning set forth in Section 6.5(e).

1.80         “Commingled Employee Records” has the meaning set forth in Section 6.5(f).

1.81         “Company” has the meaning set forth in the preamble.

1.82         “Company 401(k) Plan” has the meaning set forth in Section 7.1(d).

1.83         “Company Sole Member Consent” has the meaning set forth in the recitals.

1.84         “Company Units” means the “Common Units” of the Company (as defined in the A&R Company LLC Agreement).

1.85         “Competing Business” means, (i) with respect to Amber GT Parent and its Affiliates, a business that competes directly or indirectly with the Restricted Business and (ii) with respect to ARYA and its Affiliates, a business that competes directly or indirectly with the Retained Business.

1.86         “Computer Systems” means the computer hardware, Software, systems and information technology infrastructure (including telecommunications) controlled, owned, licensed or leased by the Amber Entities or their Affiliates.

1.87         “Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of July 19, 2021, by and between Amber GT Parent and ARYA.

1.88         “Confidentiality Period” has the meaning set forth in Section 6.5(i).

1.89         “Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, an Authority or other Person.

1.90         “Contracts” means all legally-binding contracts, agreements, notes, indentures, leases, licenses and sublicenses, commitments, undertakings or other arrangements, in each case, whether oral or written, but not including any Employee Benefit Plan (other than any Contracts with respect to a Change of Control Payment).

1.91         “Contributed Books and Records” has the meaning set forth in Section 1.92(f).

1.92         “Contributed Business Assets” means, subject to Section 6.14(b), the following assets, properties, claims and rights (whether tangible, intangible or otherwise and wherever located) of Amber GT Parent or any of its Affiliates:

(a)         all of the following Intellectual Property to the extent owned by Amber GT Parent or any of its Affiliates: (i) all Patents filed prior to the Closing Date that are Related to the Business, including those Patents set forth on Section 1.92(a)(i) of the Amber Disclosure Schedules, together with any extensions, supplemental protection certificates, reexaminations, reissues, renewals, divisionals, continuations, continuations-in-part, revisions and foreign counterparts that claim priority to any of the foregoing or to which any of the foregoing claim priority (the “Contributed Patents”); (ii) all Trademarks that are Related to the Business, including those Trademarks set forth on Section 1.92(a)(ii) of the Amber Disclosure Schedules, including all translations, adaptations, and combinations thereof, and all common law rights, registrations, applications for registration thereof, together with any extensions and renewals thereof, and together with the goodwill associated with any of the foregoing (the “Contributed Trademarks”); (iii) all Copyrights that are Related to the Business, including those Copyrights set forth on Section 1.92(a)(iii) of the Amber Disclosure Schedules (the “Contributed Copyrights”); (iv) all Internet domain name registrations that are Related to the Business, including those Internet domain name registrations set forth on Section 1.92(a)(iv) of the Amber Disclosure Schedules (the “Contributed Domain Names”); (v) all Trade Secrets that are Related to the Business, including those Trade Secrets set forth on Section 1.92(a)(v) of the Amber Disclosure Schedules (the “Contributed Trade Secrets”); and (vi) all other Intellectual Property that is Related to the Business (irrespective of whether within or outside of any of clauses (i) through (v)) (all such Intellectual Property, together with the Contributed Patents, Contributed Trademarks, Contributed Copyrights, Contributed Trade Secrets and Contributed Domain Names, collectively, the “Contributed Business IP”);

(b)         all Regulatory Permits Related to the Business, including the Regulatory Permits set forth on Section 1.92(b) of the Amber Disclosure Schedules (the “Contributed Regulatory Permits”), all other Business Permits and all rights or claims related to or arising under any of the foregoing;

(c)         all Gene Therapy Portfolio Contracts, all other Contracts Related to the Business, including the Contracts set forth on Section 1.92(c) of the Amber Disclosure Schedules (the “Contributed Business Contracts”), and all rights or claims related to or arising under any of the foregoing;

(d)         all machinery, equipment, office equipment and supplies and all other items of tangible personal property (including any furniture, furnishings, fixtures, vehicles, tools, components, laptops, tablets and smartphones) that are Related to the Business or otherwise primarily utilized by a Business Employee;

(e)         the Contributed Real Property;

(f)         subject to Section 6.5(d) and Section 6.5(e), all books and records (financial, laboratory and otherwise), customer and supplier lists, advertising, marketing or other promotional materials, billing records, distribution lists, manuals, safety data, clinical trial (or similar) data and patient data and related programs (including patient support and market research programs and related databases), records, files and documents related to the preparation, filing prosecution, granting, maintenance or defense of any Contributed Business IP, any specifications, data and other documentation constituting or concerning the Business Products (or any “know how” or similar items with respect thereto), and all Business or Business Product complaint files and adverse event files (collectively, the “Books and Records”), in each case, owned, in possession of or controlled by Amber GT Parent or any of its Affiliates and to the extent relating to, held for use with or used in connection with the Business or the other Contributed Business Assets (the “Contributed Books and Records”); provided that (i) the Contributed Books and Records shall not include (A) the Contributed Business Employee Records (the treatment of which is set forth in Section 1.92(g) below), and (B) any Books and Records the transfer of which would be prohibited by applicable Law, and (ii) the Amber Entities may redact any information, documents or materials in Contributed Books and Records to the extent relating to or constituting Excluded Assets or Excluded Liabilities.

(g)         subject to Section 6.5(d) and Section 6.5(f), all employee or personnel files, in each case, owned, in possession of or controlled by Amber GT Parent or any of its Affiliates and to the extent related to any Business Employee (collectively, the “Contributed Business Employee Records”); provided that the Contributed Business Employee Records shall not include any files the transfer of which would be prohibited by applicable Law;

(h)         all inventory, biological drug substances and biological drug products, finished goods, raw materials, works in progress, packaging and labeling materials, supplies and parts Related to the Business;

(i)         all credits, prepaid expenses or assets, deferred charges, securities deposits or other prepaid items Related to the Business;

(j)         the goodwill and other intangible assets Related to the Business;

(k)        all Actions available to or being pursued by Amber GT Parent or any of its Affiliates to the extent related to or arising out of the conduct of the Business or the operation of the other Contributed Business Assets, whether arising by way of counterclaim or otherwise;

(l)         all proceeds received from and after the date hereof under Amber GT Parent’s or any of its Affiliates insurance policies or programs to the extent related to the damage or destruction of any assets, properties or rights prior to the Closing that are, or would have been but for such damage or destruction, included in the other Contributed Business Assets;

(m)       all assets, properties and rights described on Section 1.92(m) of the Amber Disclosure Schedules; and

(n)         without expanding or otherwise modifying any of the assets, properties or rights contemplated by clauses (a) through (n) of this definition, all other assets, properties and rights (including any tangible embodiments of any Contributed Business IP) that are Related to the Business (other than, for the avoidance of doubt, any such other assets, properties or rights that constitute Excluded Assets).

1.93         “Contributed Business Contracts” has the meaning set forth in Section 1.92(c).

1.94         “Contributed Business Employee Records” has the meaning set forth in Section 1.92(g).

1.95         “Contributed Business IP” has the meaning set forth in Section 1.92(a).

1.96         “Contributed Copyrights” has the meaning set forth in Section 1.92(a).

1.97         “Contributed Domain Names” has the meaning set forth in Section 1.92(a).

1.98         “Contributed Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Amber Entities or any of their Affiliates set forth on Section 4.17(b) of the Amber Disclosure Schedules.

1.99         “Contributed Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Amber Entities or any of their Affiliates set forth on Section 4.17(a) of the Amber Disclosure Schedules.

1.100       “Contributed Patents” has the meaning set forth in Section 1.92(a).

1.101       “Contributed Real Property” means, collectively, the Contributed Leased Real Property and the Contributed Owned Real Property.

1.102       “Contributed Regulatory Permits” has the meaning set forth in Section 1.92(b).

1.103       “Contributed Trademarks” has the meaning set forth in Section 1.92(a).

1.104       “Contributed Trade Secrets” has the meaning set forth in Section 1.92(a).

1.105       “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

1.106       “Copyrights” has the meaning set forth in Section 1.143.

1.107       “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

1.108       “Data Security Requirements” means the following, in each case to the extent applicable to the conduct of the Business: (a) all Privacy Laws; (b) the rules, policies, and procedures of the Amber Entities and their Affiliates regarding any Personal Information that is accessed, collected, stored, shared, secured, distributed, transferred, destroyed, processed or used by the Amber Entities or any of their Affiliates; (c) industry standards to the extent binding; and (d) Contracts that any of the Amber Entities or any of their Affiliates has entered or by which is otherwise bound regarding any Personal Information accessed, collected, stored, shared, secured, distributed, transferred, destroyed, processed or used by the Amber Entities or their Affiliates.

1.109       “Deferred Underwriting Commission” has the meaning ascribed to such term in the Underwriting Agreement, dated February 25, 2021, by and among ARYA, Goldman Sachs & Co. LLC and Jefferies LLC

1.110       “DGCL” means the Delaware General Corporate Law.

1.111       “Director Nomination Agreement” has the meaning set forth in the recitals.

1.112       “Disabling Code” means computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or Computer System or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically, with passage of time or upon command.

1.113       “Domestication” has the meaning set forth in the recitals.

1.114       “Domestication Proposal” has the meaning set forth in Section 6.7.

1.115       “Effective Date” has the meaning set forth in the preamble.

1.116       “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of the United States Employee Retirement Security Act of 1974 (“ERISA”), whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, post-employment welfare, bonus, incentive, commission, stock option, stock appreciation right, phantom stock, restricted stock unit, performance stock unit, other equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, deal bonus, stock purchase, restricted stock, separation, consulting, vacation paid time off, fringe benefit and each other benefit or compensatory plan, program, policy, Contract or arrangement, in each case that is sponsored, maintained, contributed or entered into by, or for which there is any liability to, any Amber Entity or any of its Affiliates, in each case, for the benefit of any Business Employee or any Business Contractor.

1.117       “Environmental Laws” means all Laws relating to pollution, public or worker health or safety, the protection of the environment, or the use, storage, handling, release or disposal of, or exposure to any Hazardous Materials.

1.118       “Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation right, phantom stock, restricted stock unit, performance stock unit, restricted stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

1.119       “ERISA” has the meaning set forth in Section 1.116.

1.120       “Exchange Act” means the U.S. Securities Exchange Act of 1934.

1.121       “Excluded Assets” has the meaning set forth in Section 6.14(b).

1.122       “Excluded Liabilities” has the meaning set forth in Section 6.14(c).

1.123       “Existing Company LLC Interests” means the “Common Units” of the Company (as defined in the Existing Company LLCA).

1.124       “Existing Company LLCA” means the Limited Liability Company Agreement of the Company, dated as of September 24, 2021, by and between the Company and Amber GT.

1.125       “FCPA” has the meaning set forth in Section 4.22.

1.126       “FDA” means the U.S. Food and Drug Administration.

1.127       “Financial Statements” has the meaning set forth in Section 4.4(a).

1.128       “FL RE Holdings, LLC” has the meaning set forth in Section 2.1(a).

1.129       “Fraud” means common law fraud under the Laws of the State of Delaware.

1.130       “GAAP” means U.S. generally accepted accounting principles.

1.131       “Gene Therapy” means in vivo gene therapy for the delivery of DNA or RNA for the treatment of a specific disease or condition and all associated signs, symptoms, stages or progression (including precursor conditions), including, in vivo and ex vivo gene therapy via adenoviruses, adeno-associated viruses, lentiviruses and other viral or non-viral vectors, gene editing and other technologies related to inducing breaks in a DNA or RNA sequence, or substituting, replacing, activating or deleting a particular base or set of bases of a DNA or RNA sequence.

1.132       “Gene Therapy Portfolio” means (a) the Intellectual Property assets, properties and rights licensed under, and intangible assets and other assets, properties and rights of any of Amber GT Parent or one or more of its Affiliates related to or arising out of, the Gene Therapy Portfolio Contracts and (b) the Contributed Business IP (including, in respect of the foregoing (a) and (b), for the avoidance of doubt, any platform or product candidates developed under or utilizing any such assets, properties or rights).

1.133       “Gene Therapy Portfolio Contracts” means the Contracts set forth on Section 1.133 of the Amber Disclosure Schedules.

1.134       “Gene Therapy Products” means all products that primarily utilize Gene Therapy.

1.135       “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

1.136       “Hazardous Material” means any pollutants, contaminants, or other materials, substances or wastes that are regulated by or for which Liability or standards of conduct may be imposed under any Environmental Law, including oil, petroleum, petroleum-derived substances, radiation and radioactive materials, noise, odors, mold and microbial matter, polychlorinated biphenyls, radon, urea formaldehyde, perfluoroalkyl and polyfluoroalkyl substances, and asbestos or any materials containing asbestos.

1.137       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

1.138       “Inactive Business Employee” has the meaning set forth in Section 7.1(c).

1.139       “Incentive Equity Plan Proposal” has the meaning set forth in Section 6.7.

1.140       “Indebtedness” means, as of any time, with respect to any Person: (a) all obligations of such Person for borrowed money (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees, costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property, assets or services, including “earn-outs” and “seller notes” (other than, for the avoidance of doubt, trade accounts payable incurred in the ordinary course), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all liabilities for capitalized leases, (g) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, (h) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (i) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

1.141       “Indemnified Party” has the meaning set forth in Section 10.4(a).

1.142       “Indemnifying Party” has the meaning set forth in Section 10.4(a).

1.143       “Intellectual Property” means (together with all rights in or to) all of the following, anywhere in the world: any (a) trademarks, service marks, trade names, domain names, trade dress, URLs, social media accounts, logos and other source identifiers, including registration thereof or application for registration therefor, together with the goodwill symbolized by any of the foregoing (clause (a), collectively, “Trademarks”), (b) patents, patent applications (including provisional applications) and all improvements thereto, and statutory invention registrations, including all divisionals, continuations, continuations-in-part, renewals, reissues, extensions, certificates of reexamination, utility models and supplementary protection certificates, (clause (b), collectively, “Patents”), (c) trade secrets, know-how, and other confidential, proprietary or sensitive information, including unpatented technology, inventions (whether or not patentable or reduced to practice), data and databases, ideas, processes, methods, techniques, research and development, source code, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information (clause (c), collectively, “Trade Secrets”), (d) formulae, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), (e) rights in Software, (f) published and unpublished works of authorship, whether copyrightable or not, moral rights and mask works, copyright, copyright registration, application for copyright registration (clause (f), collectively, “Copyrights”), (g) any other type of proprietary intellectual property right, (h) all registrations and applications for registration of any of the foregoing clauses (a) through (g) and (h) all copies and tangible embodiments of any of the foregoing clauses (a) through (g) (in whatever form or medium).

1.144       “Intellectual Property License” has the meaning set forth in Section 6.25(a).

1.145       “Intended Tax Treatment” has the meaning set forth in Section 6.12(c).

1.146       “Intermediate HoldCo” has the meaning set forth in Section 2.1(a).

1.147       “Internal Controls” has the meaning set forth in Section 4.6(a).

1.148       “Investment Company Act” means the Investment Company Act of 1940.

1.149       “Investment Management Trust Agreement” means the investment management trust agreement, dated March 2, 2021, by and between ARYA and the Trustee.

1.150       “Investor Rights Agreement” has the meaning set forth in the recitals.

1.151       “IPO” has the meaning set forth in Section 11.15.

1.152       “JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

1.153       “Latest Balance Sheet” has the meaning set forth in Section 4.4(a).

1.154       “Law” means any federal, national, state, local, foreign, national, multinational or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, Order, rule, code, regulation or other binding directive, guidance issued, promulgated or enforced by an Authority having jurisdiction over a given matter.

1.155       “Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any of the Amber Entities or any of their Affiliates holds any Contributed Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Amber Entities or their Affiliates thereunder.

1.156       “Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

1.157       “Licensed Intellectual Property” has the meaning set forth in Section 6.25(d)(i).

1.158       “Lien” means any mortgage, lien, license or sub-license, pledge, charge, security interest or other similar encumbrance or interest of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.159       “Losses” means all losses, costs, interest, Taxes, charges, expenses (including reasonable and out-of-pocket attorneys’ fees), obligations, Liabilities, damages, settlement payments, awards, judgments, fines and penalties.

1.160       “Material Business Contract” has the meaning set forth in Section 4.10(b).

1.161       “Material Supplier” has the meaning set forth in Section 4.24.

1.162       “MiaMed” has the meaning set forth in Section 2.1(a).

1.163       “Nasdaq” means The Nasdaq Capital Market LLC.

1.164       “Nasdaq Proposal” has the meaning set forth in Section 6.7.

1.165       “Net Outstanding ARYA Class A Shares” means a number equal to (a) the sum of (i) the number of ARYA Class A Shares outstanding as of immediately prior to the Closing (and after, for the avoidance of doubt, the consummation of the Domestication and the conversion of ARYA Class B Shares into ARYA Class A Shares as contemplated hereby) and (ii) the number of ARYA Class A Shares to be issued pursuant to the PIPE Subscription Agreements, minus (b) the number of ARYA Class A Shares redeemed and cancelled in connection with the ARYA Share Redemptions.

1.166       “Non-Assignable Assets” has the meaning set forth in Section 6.15(a).

1.167       “Notice of Claim” means a written notice that specifies with reasonable specificity and detail the circumstances (then known) giving rise to the Losses (or potential Losses) that are being claimed by an Indemnified Party (including (a) if applicable, the breach of any Specified Representations or any covenant or agreement set forth in this Agreement, (b) the applicable subsection of Section 10.2 or Section 10.3(a) under which the Indemnified Party is claiming Losses and (c) whether such claim is a Third-Party Claim) and, to the extent then quantifiable, an estimate as to the amount of Losses that are indemnifiable hereunder or reasonably expected to be indemnifiable hereunder (provided that any such estimate shall not affect any Indemnified Party’s rights to, or an Indemnified Party’s obligations with respect to, any indemnity under Article X).

1.168       “Notice of Dispute” has the meaning set forth in Section 10.4(a).

1.169       “OFAC” has the meaning set forth in Section 1.221.

1.170       “Officers” has the meaning set forth in Section 6.11(a).

1.171       “Order” means any decree, order, judgment, ruling, writ, judicial or arbitral award, injunction, subpoena, verdict, determination or decision entered, issued or rendered by an Authority.

1.172       “Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business the principal subject matter of which is not Tax.

1.173       “Other ARYA Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of ARYA Shares entitled to vote thereon, whether in person or by proxy at the ARYA Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ARYA and applicable Law.

1.174       “Other Business Entities” means, collectively, MiaMed, Celenex and Amber Biologics.

1.175       “Other Class B Shareholders” means Todd Wider, Leslie Trigg and Michael Henderson.

1.176       “Other Governing Document Proposals” has the meaning set forth in Section 6.7.

1.177       “Other Transaction Proposals” means each Transaction Proposal, other than the Required Transaction Proposals.

1.178       “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Amber Entities or any of their Affiliates.

1.179       “Parent 401(k) Plan” has the meaning set forth in Section 7.1(d).

1.180       “Party” or “Parties” has the meaning set forth in the preamble.

1.181       “Patents” has the meaning set forth in Section 1.143.

1.182       “Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Authority (including IRS Notice 2020-65).

1.183       “PCAOB” means the Public Company Accounting Oversight Board.

1.184       “Perceptive PIPE Investor” has the meaning set forth in the recitals.

1.185       “Perceptive Shareholders” means, collectively, the ARYA Sponsor and the Perceptive PIPE Investor.

1.186       “Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of an Authority.

1.187       “Permitted Liens” means the following Liens: (a) all covenants, conditions, restrictions, easements, rights of way encumbrances and other similar matters of record affecting title to any Contributed Real Property which, in each case, do not materially impair or interfere with the value, use or occupancy of such Contributed Real Property or the operation of the Business thereon; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business (i) that are not yet due or payable, (ii) that are not material in amount or effect on the Business, and (iii) that have not resulted, directly or indirectly, from a breach, default or violation by any Amber Entity or any of its Affiliates of any Contract, Law or Order; (c) Liens for Taxes, assessments or governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings (provided that, in each case, appropriate reserves required pursuant to GAAP have been made in respect thereof); (d) zoning, building codes and other land-use Laws regulating the use or occupancy of any Contributed Real Property or the activities conducted thereon that are imposed by any Authority having jurisdiction over any Contributed Real Property and that are not violated by the current use or occupancy of such Contributed Real Property and that, in each case, do not materially impair or interfere with the use or occupancy of such Contributed Real Property or the operation of the Business thereon; and (e) non-exclusive licenses to Intellectual Property granted in the ordinary course of business and that do not adversely affect the use of such Intellectual Property by the Business or are otherwise de minimis in amount or effect to the Business.

1.188       “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including an Authority.

1.189       “Personal Information” means all data or other information that, alone or in combination with other data or information, can be reasonably used to identify (directly or indirectly) an individual, household, computer or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information), or that is otherwise considered personally identifiable information under applicable laws.

1.190       “Philadelphia Facility Sublease” means the sublease agreement to be entered into between Amber GT Parent and the Company at the Closing with respect to the property leased by Amber GT pursuant to that certain Lease, dated as of February 23, 2019, by and between Amber GT Parent and Wexford-SCEC 3675 Market Street, LLC, with commercial and other terms substantially consistent with the terms of the most recent drafts of such sublease agreement shared between Amber GT Parent and ARYA prior to the date hereof and with such changes or modifications thereto as mutually agreed to by Amber GT Parent and ARYA (such agreement not to be unreasonably withheld, conditioned or delayed by either Amber GT Parent or ARYA).

1.191       “PIPE Investment” has the meaning set forth in the recitals.

1.192       “PIPE Investors” has the meaning set forth in the recitals.

1.193       “PIPE Subscription Agreements” has the meaning set forth in the recitals.

1.194       “Post-Closing Employee Stock Purchase Plan” has the meaning set forth in Section 6.13.

1.195       “Post-Closing Incentive Equity Plan” has the meaning set forth in Section 6.13.

1.196        “Post-Closing Tax Period” means each taxable period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

1.197       “Post-Closing Taxes” means (a) all non-income Taxes imposed on Amber GT Parent or any of its Affiliates (other than the Business Entities) with respect to the Business Entities, the Contributed Business Assets, or the Business, in each case that are attributable to any Post-Closing Tax Period (such Taxes for a Straddle Period to be apportioned in accordance with Section 6.12(d)) and (b) all Liabilities for Transfer Taxes, other than Pre-Closing Reorganization Transfer Taxes.

1.198       “Pre-Closing Reorganization” has the meaning set forth in Section 2.1(a).

1.199       “Pre-Closing Reorganization Transfer Taxes” means any Transfer Taxes to the extent related to, incurred in connection with or arising from the Pre-Closing Reorganization.

1.200       “Pre-Closing Tax Period” means each taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

1.201       “Pre-Closing Taxes” means, without duplication, (a) all Taxes imposed on or with respect to the Business Entities, the Contributed Business Assets or the Business, in each case that are attributable to any Pre-Closing Tax Period (such Taxes for a Straddle Period to be apportioned in accordance with Section 6.12(d)), (b) all Taxes (other than Post-Closing Taxes) of Amber GT Parent or any of its Affiliates (other than the Business Entities), (c) Taxes imposed on any Business Entity as a result of having been a member of any “affiliated group” (as defined in Section 1504 of the Code) (or any similar provision of Law) of which such Business Entity is or was a member on or prior to the Closing under or by reason of Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) and (d) all Pre-Closing Reorganization Transfer Taxes; provided that this clause (d) is the only clause of this definition that includes Transfer Taxes.

1.202       “Pre-Transaction Equity Value” means $175,000,000.

1.203       “Privacy Laws” means HIPAA, the HITECH Act, the European Union’s General Data Protection Regulation (EU) 2016/679, the California Consumer Privacy Act of 2018, and any similar or analogous federal, state or foreign Laws relating to the access, collection, storage, sharing, securing, distribution, transfer, destruction, processing and use of Personal Information (including any security breach notification requirements and Laws).

1.204       “Prospectus” has the meaning set forth in Section 11.15.

1.205       “Public Health Laws” means all applicable Laws relating to the development, pre-clinical testing, nonclinical testing, manufacture, production, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug, including any biologic, or medical device, placebo, or other article (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 262 et seq.), or similar federal, state or foreign Laws.

1.206       “Public Shareholders” has the meaning set forth in Section 11.15.

1.207       “Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Additional Agreements and containing a prospectus and proxy statement of ARYA.

1.208       “Regulatory Permits” means all Permits granted by the FDA or any comparable Authority (whether U.S. or non-U.S.), or an institutional review board or independent ethics committee, including biomarker qualification determinations, drug development tool qualifications, investigational new drug applications, new drug applications, abbreviated new drug applications, biologics license applications, device premarket approval applications, device premarket notifications, investigational device exemptions, and other comparable national or foreign manufacturing approvals and authorizations.

1.209       “Reimbursement Remainder” means an amount equal to (a) $25,000,000, minus (b) the Unpaid ARYA Transaction Expenses. For the avoidance of doubt, if the Unpaid ARYA Transaction Expenses are equal to or in excess of $25,000,000, then the Reimbursement Remainder shall be $0.

1.210       “Related to the Business” means exclusively relating to, exclusively held for use with, or exclusively in connection with the Business, in each case, as the context requires.

1.211       “Remedies Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally, and subject, as to enforceability to general equity principles (whether considered in a proceeding in equity or at Law).

1.212       “Representatives” means, with respect to a Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives.

1.213       “Required ARYA Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of ARYA Shares entitled to vote thereon, whether in person or by proxy at the ARYA Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ARYA and applicable Law.

1.214       “Required Governing Document Proposal” has the meaning set forth in Section 6.7.

1.215       “Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Required Governing Document Proposal and the Incentive Equity Plan Proposal.

1.216          “Restricted Business” has the meaning set forth in Section 6.18(a).

1.217          “Restrictive Covenant Period” has the meaning set forth in Section 6.18(a).

1.218          “Retained Business” means Amber GT Parent’s business of investigating, manufacturing, researching, developing, testing, seeking, applying for, obtaining and maintaining Regulatory Permits for, commercializing, selling and marketing non-gene therapy medicines for Fabry disease and Pompe disease.

1.219          “Retained Employee” means any employee who is (i) actively employed by Amber GT Parent or any of its Affiliates immediately prior to the Closing and who continues to be so employed as of immediately following the Closing and (ii) is not a Transferred Employee or, for the purposes of Section 6.18(g), an Inactive Business Employee pursuant to the terms of this Agreement.

1.220          “Retained Names” means the Trademarks set forth in Section 1.219 of the Amber Disclosure Schedules, and any Trademarks related thereto or containing or comprising any of the foregoing, including any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing.

1.221          “Sanctioned Country” means any country or region that is, or has been in the last five (5) years prior to the date of this Agreement, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine).

1.222          “Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

1.223          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

1.224          “Schedules” means, collectively, the Amber Disclosure Schedules and the ARYA Disclosure Schedules.

1.225          “SEC” means the Securities and Exchange Commission.

1.226          “Securities Act” means the Securities Act of 1933.

1.227          “Shared Contracts” means each Contract to which an Amber Entity or any of its Affiliates is a party to or bound materially relating to the Business or that is otherwise material to the operation or conduct of the Business, but not exclusively relating to, exclusively held for use with, or exclusively used in connection with the Business, and not otherwise a Contributed Business Contract, a Contract for which services will be provided pursuant to the Transition Services Agreement or an Employee Benefit Plan.

1.228          “Shared Contractual Liabilities” means all Liabilities in respect of Specified Shared Contracts from and after the later of (a) the Closing and (b) the time at which the Company or one of its Affiliates obtains all of the claims, rights and benefits under a Specified Shared Contract.

1.229          “Signing Filing” has the meaning set forth in Section 11.4(b).

1.230          “Signing Press Release” has the meaning set forth in Section 11.4(b).

1.231          “Software” means all computer software, including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, application programming interfaces, data, databases, software models and methodologies, development tools, files, records, technical drawings and programmer comments and annotations and data relating to the foregoing and any and all modifications, enhancements, updates, upgrades, releases, improvement and derivate works thereof and any documentation related thereto.

1.232          “Specified Representations” has the meaning set forth in Section 10.1.

1.233          “Specified Shared Contract” means each Shared Contract set forth on Section 6.17 of the Amber Disclosure Schedules.

1.234          “Sponsor Letter Agreement” has the meaning set forth in the recitals.

1.235          “Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

1.236          “Subsidiary” or “Subsidiaries” means (a) one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person and (b) any partnership, limited liability company, joint venture or other entity of which the respective Person or any Subsidiary is a general partner, manager, managing member or the equivalent.

1.237          “Tax Action” means any Action in respect of Taxes.

1.238          “Tax Claim” has the meaning set forth in Section 6.12(e).

1.239          “Tax Receivable Agreement” has the meaning set forth in the recitals.

1.240          “Tax Return” means any return, information return, declaration, or any similar statement, and any amendment thereto, including any attached Schedule and supporting information that is filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax.

1.241          “Tax Sharing Agreement” means any agreement or arrangement pursuant to which any Amber Entity, any Business Entity or any Affiliate of the foregoing is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or pay over to any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes or Tax savings.

1.242          “Tax(es)” means all U.S. federal, state, local, or non-U.S. net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, ad valorem, franchise, capital, estimated, goods and services, premium, environmental or other taxes, assessments, duties or similar charges of any kind whatsoever in the nature of tax, including all interest, penalties and additions to tax imposed by or otherwise payable to any Taxing Authority with respect to the foregoing.

1.243          “Taxing Authority” means the U.S. Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.244          “Termination Date” has the meaning set forth in Section 9.1(d).

1.245          “Third-Party Claim” has the meaning set forth in Section 10.4(b).

1.246          “Trade Controls” means all U.S. and non-U.S. Laws relating to: (a) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State, and the United Nations; (b) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, and the United Nations; (c) antiboycott requirements; or (d) the prevention of money laundering.

1.247          “Trade Secrets” has the meaning set forth in Section 1.143.

1.248          “Trademarks” has the meaning set forth in Section 1.143.

1.249          “Transaction Equity Security Amount” means a number of Company Units or ARYA Class B Shares, as applicable, equal to (a) the Pre-Transaction Equity Value, divided by (b) $10.00.

1.250          “Transaction Proposals” has the meaning set forth in Section 6.7.

1.251          “Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

1.252          “Transferred Employee” has the meaning set forth in Section 7.1(b).

1.253          “Transition Committee” has the meaning set forth in Section 6.24.

1.254          “Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached as Exhibit H hereto and with such modifications, amendments or supplements in writing as may be mutually agreed to in writing by each of ARYA and Amber GT Parent, to be entered into by Amber GT Parent, Amber GT and certain of their Affiliates identified therein, on the one hand, and ARYA, the Company and certain of their Affiliates identified therein, on the other hand, at the Closing.

1.255          “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

1.256          “Trust Account” has the meaning set forth in Section 5.8(a).

1.257          “Trust Account Released Claims” has the meaning set forth in Section 11.15.

1.258          “Trustee” has the meaning set forth in Section 5.8(a).

1.259          “Unpaid Amber Entity Transaction Expenses” means the Amber Entity Expenses that are unpaid as of immediately prior to the Closing.

1.260          “Unpaid ARYA Transaction Expenses” means the ARYA Expenses that are unpaid as of immediately prior to the Closing. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Unpaid ARYA Transaction Expenses include any Excluded Liabilities.

1.261          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

Article II
BUSINESS COMBINATION

2.1            Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)          Pre-Closing Reorganization. Prior to the Closing, each of Amber GT Parent and Amber GT shall cause the following transactions to occur: (i) Amber GT Parent shall cause the cancellation of the intercompany receivables that it holds from MiaMed, Inc., a Delaware corporation (“MiaMed”), Amber Biologics Inc., a Delaware corporation (“Amber Biologics”), and Celenex Inc., a Delaware corporation (“Celenex”), provided that, in each case, following the Closing, no Business Entity, ARYA or any of their respective Affiliates shall have any further liability with respect to such intercompany receivables or the cancellation thereof; (ii) MiaMed shall be converted into a Delaware limited liability company in accordance with the DGCL and the Delaware Limited Liability Company Act and become a disregarded entity for U.S. federal income Tax purposes; (iii) Amber GT Parent shall form Amicus GT Intermediate Holdings, LLC a Delaware limited liability company (“Intermediate HoldCo”) that will elect to be treated as an association taxable as a corporation for U.S. federal income Tax purposes effective as of its formation, as a direct and wholly owned Subsidiary; (iv) Amber GT Parent shall make a capital contribution of all of the issued and outstanding Equity Securities of Amber Biologics to Intermediate HoldCo; (v) Amber Biologics shall be converted into a Delaware limited liability company in accordance with the DGCL and the Delaware Limited Liability Company Act and become a disregarded entity for U.S. federal income Tax purposes, and, in connection therewith, Amber Biologics’s name shall be changed to a name to be mutually agreed by ARYA and Amber GT Parent (such agreement not to be unreasonably withheld, conditioned or delayed by either ARYA or Amber GT Parent) (“FL RE Holdings, LLC”); (vi) Amber GT Parent shall make a capital contribution of all of the issued and outstanding Equity Securities of Celenex to Amber GT; (vii) Celenex shall be converted into a Delaware limited liability company in accordance with the DGCL and the Delaware Limited Liability Company Act and become a disregarded entity for U.S. federal income Tax purposes; (viii) Amber GT Parent shall make a capital contribution of all of the issued and outstanding Equity Securities of MiaMed to Amber GT; (ix) Intermediate HoldCo shall make a capital contribution of all of the issued and outstanding Equity Securities of FL RE Holdings, LLC to Amber GT; (x) Amber GT shall make a capital contribution of all of the issued and outstanding Equity Securities of Celenex, MiaMed and FL RE Holdings, LLC to the Company, with each such company becoming a direct and wholly owned Subsidiary of the Company; (xi) subject to Section 6.15, Amber GT Parent shall, and shall cause its Affiliates (other than, for the avoidance of doubt, the Business Entities) to, transfer, convey, assign and deliver to the Company all of Amber GT Parent’s and such Affiliates’ respective right, title and interest, free and clear of any Liens (other than Permitted Liens), in and to the Contributed Business Assets, and the Company shall assume, and thereafter satisfy, discharge and perform when due, the Assumed Business Liabilities; and (xii) in accordance with Section 7.1, transfer the employment of each Business Employee (other than any Inactive Business Employee) to a Business Entity (the transactions described in the foregoing clauses (i) through (xii), collectively, the “Pre-Closing Reorganization”). Notwithstanding anything to the contrary in the foregoing, Amber GT Parent shall be permitted to amend or modify the foregoing transactions with the prior written consent of ARYA (such consent not to be unreasonably withheld conditioned or delayed in the case of clauses (i) through (x)), provided that, without limiting the generality of the foregoing, it shall be deemed to be reasonable for ARYA to withhold, condition or delay its consent to any such amendment or modification that, individually or in the aggregate together with any other amendments or modifications, would reasonably be expected to (A) materially delay the transactions contemplated by this Agreement or by the Additional Agreements, (B) adversely affect, directly or indirectly, ARYA or any of its shareholders, the Business Entities following the Closing, the conduct or operations of the Contributed Business Assets following the Closing, the other rights or remedies of ARYA or the Business Entities following the Closing, or the obligations of any Amber Entity under this Agreement or the Additional Agreements (including, for the avoidance of doubt, the performance of, or compliance with, any covenants or agreements to the extent such covenants or agreements apply or require performance following the Closing) in each case, in any material respect or (C) result in the ARYA or any of the Business Entities being liable for, or having any obligations with respect to, any Excluded Liabilities.

(b)          Domestication. On the Closing Date, prior to the Closing, ARYA shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision), including by filing (i) with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to ARYA and the Company, together with the ARYA Post-Closing Certificate of Incorporation and (ii) making all filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication. In connection with (and as part of) the Domestication, ARYA shall cause (i) each ARYA Class A Share and each ARYA Class B Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of Class A common stock, par value $0.0001 per share, of ARYA, (ii) the Governing Documents of ARYA to become the certificate of incorporation, substantially in the form attached hereto as Exhibit G (with such changes as may be agreed in writing by ARYA and Amber GT Parent, the “ARYA Post-Closing Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit H (with such changes as may be agreed in writing by ARYA and Amber GT Parent, the “ARYA Post-Closing Bylaws”), and (iii) ARYA’s name to be changed to “Caritas Therapeutics, Inc.”; provided that, if such name is not available in Delaware or ARYA is otherwise unable to change its name to “Caritas Therapeutics, Inc.,” it shall cause its name to change to such other name mutually agreed to by ARYA and Amber GT Parent (such agreement not to be unreasonably withheld, conditioned or delayed by either ARYA or Amber GT Parent).

(c)          Existing Company LLC Interests Re-classification; Purchase of Company Units; Issuance of ARYA Class B Shares. At the Closing, (i) Amber GT and the Company shall cause the Existing Company LLCA to be amended and restated to be in the form of the A&R Company LLC Agreement and, in connection therewith, all of the Existing Company LLC Interests held by Amber GT Parent shall be re-classified into a number of Company Units equal to the Transaction Equity Security Amount, and (ii) substantially concurrently with clause (i), (x) Amber GT Parent shall contribute, or cause to be contributed, to the Company the Amber GT Parent Contribution Amount in exchange for a number of Company Units equal to the Amber GT Parent Contribution Equity Amount, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, the A&R Company LLC Agreement and the Investor Rights Agreement), (y) ARYA shall contribute, or cause to be contributed, to the Company the Closing Date Contribution Amount in exchange for a number of Company Units equal to the Net Outstanding ARYA Class A Shares, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, the A&R Company LLC Agreement and the Investor Rights Agreement) and (z) ARYA shall issue a number of ARYA Class B Shares equal to the sum of (A) the Transaction Equity Security Amount and (B) the Amber GT Parent Contribution Equity Amount to Amber GT, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, the Governing Documents of ARYA and the Investor Rights Agreement).

2.2            Closing; Closing Date. Unless this Agreement is earlier terminated in accordance with Article IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 11.8 on a date no later than three (3) Business Days after the satisfaction or, to the extent permitted by applicable Law, waiver of all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other place, date or time as Amber GT Parent and ARYA may mutually agree upon in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3            Withholding. ARYA and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Tax Laws. To the extent that such withheld amounts are paid over to or deposited with the applicable Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Prior to undertaking any such deduction or withholding pursuant to this Section 2.3, ARYA and the Company shall use commercially reasonable efforts to provide notice to the Person in respect of whom any such deduction or withholding is required and cooperate in good faith with such Person to obtain any reduction or relief from any such deduction or withholding.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE AMBER ENTITIES

Subject to Section 11.11, except as set forth in the Amber Disclosure Schedules, each of the Amber Entities hereby represents and warrants to ARYA, in each case, as of the date of this Agreement and as of the Closing, as follows:

3.1            Existence and Power. Each Amber Entity is a corporation, limited liability company, limited partnership or other applicable business entity duly incorporated, organized or formed, as applicable, validly existing in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, organization or formation, as applicable. Each Amber Entity has all requisite power, authority and capacity, corporate and otherwise, and all Permits and Consents necessary and required to carry on the Business as presently conducted, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect.

3.2            Authorization. Each Amber Entity has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder and to consummate the transaction contemplated hereby. Each Amber Entity and each of its applicable Affiliates has the requisite corporate, limited liability company or other similar power and authority to execute and deliver each Additional Agreement to which it is or will be a party, to perform its covenants, agreements and obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Amber Entity of this Agreement, the execution and delivery by each Amber Entity and each of their respective Affiliates of the Additional Agreements to which it is, or will be, a party, the performance by each Amber Entity and each of their respective Affiliates of its covenants, agreements and obligations under this Agreement or any Additional Agreements, as applicable, and the consummation by each Amber Entity and each of their respective Affiliates of the transactions contemplated hereby or thereby, as applicable, are within the respective corporate, limited liability company, or other similar powers and authority of each Amber Entity or each such Affiliate thereof, as applicable, and have been duly authorized by all necessary corporate (or similar) action on the part of each Amber Entity and each of such Affiliate. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which an Amber Entity or any of its Affiliates, is, or will be, a party, will constitute, a valid and legally binding agreement of each Amber Entity or each Affiliate thereof, as applicable, enforceable against each such Amber Entity or Affiliate (assuming that this Agreement and the Additional Agreements to which each Amber Entity or each Affiliate thereof is or is contemplated to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the non-Affiliated Persons party thereto), as applicable, in accordance with their respective terms, subject to the Remedies Exception.

3.3            Consents and Requisite Governmental Approvals; Non-Contravention.

(a)            None of the execution or delivery by any Amber Entity of this Agreement, the execution or delivery by any Amber Entity or any of their respective Affiliates of any Additional Agreement to which it is or will be a party, the performance by any Amber Entity or any of their respective Affiliates of any covenants, agreements or obligations under this Agreement or any Additional Agreements, as applicable, or the consummation of the transactions contemplated hereby or thereby, as applicable, does or will, directly or indirectly (with or without due notice or lapse of time or both): (i) contravene or conflict with any Governing Documents of an Amber Entity or any of its Affiliates, (ii) violate, or constitute a breach under, any Law or Order to which an Amber Entity or any of its Affiliates or any of its properties or assets are subject or bound (including, for the avoidance of doubt, any of the Contributed Business Assets), (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration or Consent under, any of the terms, conditions or provisions of (A) any Contract to which any Amber Entity or any of its Affiliates is a party or bound (including, for the avoidance of doubt, any Contributed Business Contract or any Leases) or (B) any Business Permit (including, for the avoidance of doubt, any Contributed Regulatory Permit) or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) (A) on any of the Contributed Business Assets (other than any Permitted Liens) or (B) on any Equity Securities of any of the Business Entities, except, in the case of clauses (ii) through (iii), as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect.

(b)            No Consent of any Authority is required on the part of any Amber Entity with respect to its execution or delivery of, or performance of its covenants, agreements or obligations under, this Agreement or the transactions contemplated hereby or on the part of any Amber Entity or any Affiliate thereof with respect to its execution or delivery of, or performance of its covenants, agreements or obligations under, any Additional Agreement to which it is or will be party or the consummation of the transactions contemplated thereby, except for (i) compliance with and filings under the HSR Act, or (ii) any other Consents the absence of which has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect. There are no votes or other Consents of any class or series of Equity Securities of any Amber Entity or any Affiliate thereof required to adopt or approve this Agreement, the Additional Agreements, the performance of any of the covenants, agreements or obligations of any such Person hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the Company Sole Member Consent.

3.4            Finders’ Fees. Except as set forth on Section 3.4 of the Amber Disclosure Schedules, there is no investment banker, broker, finder or other intermediary that has been retained by or on behalf of any Amber Entity or any of its Affiliates who is or may be entitled to any fee, commission or other payment or consideration in connection with the consummation of the transactions contemplated by this Agreement or the Additional Agreements.

3.5            Information Supplied. None of the information supplied or to be supplied by or on behalf of any Amber Entity or any of its Affiliates expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the ARYA shareholders or at the time of the ARYA Shareholders Meeting, and in the case of any post-effective amendment thereto, at the time of such post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.5, no representation or warranty is made by the Amber Entities or any of their Affiliates with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of the Amber Entities for use therein.

3.6            Investigation; No Other Representations.

(a)            Each Amber Entity, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, ARYA and (ii) it has been furnished with or given access to such documents and information about ARYA and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the Additional Agreements to which it is or will be a party, each Amber Entity has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V and in the Additional Agreements to which it is or will be a party and no other representations or warranties of ARYA or any other Person, either express or implied, and each Amber Entity, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V and in the Additional Agreements to which ARYA is a party and to which it is or will be a party, ARYA has not made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby.

3.7            Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ARYA OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, ARTICLE IV OR THE ADDITIONAL AGREEMENTS, NONE OF THE AMBER ENTITIES NOR ANY OTHER PERSON MAKES, AND EACH AMBER ENTITY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS OR THE CONTRIBUTED BUSINESS ASSETS THAT HAVE BEEN MADE AVAILABLE TO ARYA OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION RELATED TO THE BUSINESS OR THE CONTRIBUTED BUSINESS ASSETS BY OR ON BEHALF OF THE MANAGEMENT OF ANY OF THE AMBER ENTITIES OR ANY OF THEIR AFFILIATES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ARYA IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, ARTICLE IV OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY AMBER ENTITY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY AMBER ENTITY OR THE COMPANY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, ARTICLE IV OR THE ADDITIONAL AGREEMENTS, EACH AMBER ENTITY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION THEREWITH. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, ARTICLE IV OR THE ADDITIONAL AGREEMENTS, NONE OF THE AMBER ENTITIES NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES TO ARYA REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS

Subject to Section 11.11, except as set forth in the Amber Disclosure Schedules, each of the Amber Entities hereby represents and warrants to ARYA, in each case, as of the date of this Agreement and as of the Closing, as follows:

4.1            Existence and Power. Each Business Entity: (a) is a corporation, limited liability company, limited partnership or other applicable business entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, (b) has all requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted, and (c) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or operation of the Contributed Business Assets or the conduct of the Business requires such licensing or qualification, except, in the case of this clause (c), as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect. Section 4.1 of the Amber Disclosure Schedules lists all jurisdictions in which each Business Entity is duly licensed or qualified to do business as of the date hereof. True, correct and complete copies of the Governing Documents of each Business Entity have been made available to ARYA, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Business Entity are in full force and effect, and none of the Business Entities is in breach or violation of any provision set forth in its Governing Documents.

4.2            Capitalization.

(a)            Section 4.2(a) of the Amber Disclosure Schedules sets forth a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Business Entities issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the outstanding Equity Securities of each Business Entity have been or will be, in the case of the Company Units to be issued on the Closing Date on the terms and subject to the conditions herein, duly authorized and validly issued, and are, or will be, as applicable, fully paid and nonassessable. The Equity Securities of each Business Entity: (i) were not issued in violation of such Business Entity’s Governing Documents or any other Contract to which such Business Entity is bound, in each case, in any material respect; (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, in each case, in any material respect; (iii) have been offered, sold and issued in compliance in all material respects with applicable Law, including securities Laws, in each case, in any material respect; and (iv) are free and clear of all Liens (other than transfer restrictions under applicable Law or under such Business Entity’s Governing Documents). The Business Entities do not have outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, stock appreciation rights, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require such Business Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Business Entity. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Business Entities’ Equity Securities. No other class of Equity Securities of the Business Entities is authorized or issued or outstanding and, other than as set forth in Section 4.2(a) of the Amber Disclosure Schedules, there are no outstanding Equity Securities of any Business Entity.

(b)            Amber GT will have, immediately prior to the Closing, valid, good and marketable title to all of the Existing Company Units, free and clear of all Liens (other than transfer restrictions under applicable securities Laws or under the Governing Documents of the Company), and all of the outstanding Equity Securities of Amber GT are owned directly by Amber GT Parent.

(c)            Except as set forth on Section 4.2(c) of the Amber Disclosure Schedules, none of the Business Entities owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Securities, and none of the Business Entities are a partner or member of any partnership, limited liability company or joint venture.

(d)            Section 4.2(d) of the Amber Disclosure Schedules sets forth a list of all Change of Control Payments.

4.3            Assumed Names. Since January 1, 2019, none of the Amber Entities or any of their respective Affiliates has used the Retained Names to conduct the Business other than those set forth in Section 4.3 of the Amber Disclosure Schedules. Each Amber Entity and each Affiliate thereof (including the Business Entities) has filed appropriate “doing business as” certificates or similar filings in all applicable jurisdictions in which the operation or conduct of the Business would require such certificate or other filing, with respect to itself, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect.

4.4            Financial Statements; No Undisclosed Liabilities.

(a)            The Amber Entities have made available to ARYA true, correct and complete copies of (i) the unaudited combined balance sheets of the Business as of June 30, 2021 (the “Latest Balance Sheet”) and June 30, 2020, and the related unaudited combined statements of operations and comprehensive loss and cash flows of the Business for each of the six-month periods then ended and (ii) the unaudited combined balance sheets of the Business as of December 31, 2020 and December 31, 2019, and the related unaudited combined statements of operations and comprehensive loss, and cash flows of the Business for each year then ended (the financial statements described in clause (a) and clause (b), collectively, the “Financial Statements”), each of which are attached to Section 4.4(a) of the Amber Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are individually or in the aggregate material) and the absence of notes thereto), (B) fairly present, in all material respects, the financial position, results of operations and cash flows of the Business as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are, individually or in the aggregate, material)), and (C) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(b)            (i) The audited combined balance sheets of the Business as of December 31, 2020 and December 31, 2019, and the related audited combined statements of operations and comprehensive loss, and cash flows of the Business for each year then ended, and (ii) each of the other financial statements or similar reports of the Business, the Amber Entities or any of their respective Affiliates required to be included in the Registration Statement / Proxy Statement or any other filings to be made by ARYA or any of the Amber Entities with the SEC in connection with the transactions contemplated by this Agreement or any other Additional Agreement (clause (i) and (ii), collectively, the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.23, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Business as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Business’ auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of such delivery, at the time of filing the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(c)            Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Action or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance by the Business Entities of their respective covenants or agreements in this Agreement or any Additional Agreement to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Business, none of the Business Entities or the Amber Entities (as it relates to the operation or conduct of the Business) have any Liabilities.

4.5            Business Activities.

(a)            The Company was organized solely for the purposes of holding Equity Securities of the other Business Entities and the Contributed Business Assets and, from and after the Closing, conducting the Business and operating the Contributed Business Assets and has not conducted any activities or businesses other than the activities (i) in connection with or incidental or related to its organization or continuing corporate (or similar) existence, (ii) those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby, (iii) those that are administrative, ministerial or otherwise immaterial in nature or (iv) those set forth on Section 4.5(a) of the Amber Disclosure Schedules.

(b)            Except as set forth on Section 4.5(b) of the Amber Disclosure Schedules, (i) none of the Business Entities are party to or bound by any Contract or have any rights, properties or assets, other than those rights, properties or assets that constitute Contributed Business Assets or are otherwise related to conducting the Business or operating the Contributed Business Assets or rights under any Additional Agreement and (ii) none of the Business Entities have any Liabilities, other than those Liabilities related to conducting the Business or operating the Contributed Business Assets.

4.6            Internal Controls.

(a)            The Amber Entities and their applicable Affiliates have devised and maintain a system of internal accounting controls that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP (“Internal Controls”). The Internal Controls that are designed to provide, in all material respects, reasonable assurance that (i) transactions are executed only in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Business’ assets. None of the Amber Entities or any of their Affiliates nor an independent auditor of the Business has identified or been made aware of (A) any significant deficiency or material weakness in the system of Internal Controls utilized by the Amber Entities or any of their Affiliates, (B) any fraud that involves management or other employees who have a role in the preparation of the Financial Statements or the Internal Controls utilized by the Amber Entities or any of their Affiliates or (C) any claim or allegation regarding any of the foregoing. To the knowledge of Amber GT Parent, (i) there are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Amber Entities or their Affiliates’ ability to record, process, summarize and report financial information and (ii) there is no Fraud that involves the management of an Amber Entity or any of its Affiliates.

(b)            All Contracts, documents, and other papers or copies thereof delivered to ARYA by or on behalf of the Amber Entities and their Affiliates are true, correct and complete in all material respects. The Books and Records accurately and fairly, in all material respects, reflect the transactions by the Business. All accounts, books and ledgers of the Business that form the basis of the Financial Statements have been properly and accurately kept and completed in all material respects.

4.7            Absence of Certain Changes. During the period beginning June 30, 2021, and ending on the date of this Agreement, (a) no Amber Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Additional Agreement or in connection with the transactions contemplated hereby and thereby, (i) the Amber Entities and their Affiliates have conducted the Business and operated the Contributed Business Assets in the ordinary course in all material respects and (ii) none of the Amber Entities or any of their Affiliates have taken any action that would require the consent of ARYA if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b).

4.8             Tangible Personal Property; Sufficiency and Title to Assets.

(a)            The Contributed Business Assets, together with any rights, materials, goods and services provided by an Amber Entity or any of its Affiliates following the Closing pursuant to this Agreement, the Co-Development and Commercialization Agreement, the Transition Services Agreement and the Philadelphia Facility Sublease, (i) constitute all of the assets (tangible or intangible), rights, materials, goods and services that are necessary for or used in the conduct of the Business as it is conducted immediately prior to the Closing and (ii) will be sufficient for the conduct of the Business in all material respects immediately following the Closing in the manner in which it is conducted immediately prior the Closing; provided, however, that the representation and warranty set forth in this Section 4.8(a) is not made with respect to Intellectual Property or Computer Systems, which is the subject of Section 4.13(b) to the extent set forth therein.

(b)            All material tangible personal property Related to the Business have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, except as is not and would not be reasonably expected to be, individually or in the aggregate, material to the Business.

(c)            The Amber Entities and their Affiliates collectively have, or as of immediately prior to the Closing will have, good and valid title to, or a valid leasehold or other interest in, all of the tangible Contributed Business Assets, in each case free and clear of all Liens (other than Permitted Liens).

4.9            Litigation. There is no, and since January 1, 2019, there has been no, Actions pending against, or to the knowledge of Amber GT Parent, threatened against, any Amber Entity or any of their respective Affiliates that relates to the Contributed Business Assets, the Assumed Business Liabilities or the operation or conduct of the Business or otherwise against any Business Entity that, if adversely decided or resolved, would or would reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. None of the Amber Entities or any of their Affiliates is subject to or bound by any material Order that relates to the Contributed Business Assets, the Assumed Business Liabilities or the operation or conduct of the Business, and none of the Business Entities is otherwise subject to or bound by any material Order. As of the date of this Agreement, there are no material Actions by an Amber Entity or any of its Affiliates that relates to the Contributed Business Assets, the Assumed Business Liabilities or the operation or conduct of the Business pending against any other Person, and there are no other material Actions by a Business Entity pending against any other Person.

4.10          Contracts.

(a)            Section 4.10(a) of the Amber Disclosure Schedules sets forth, as of the date of this Agreement, a list of the following Contracts, to which an Amber Entity or any of its Affiliates is a party to or bound by:

(i)             each Gene Therapy Portfolio Contract;

(ii)            each Contract relating to Indebtedness of any Business Entity or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Business Entity or the Contributed Business Assets;

(iii)           each Contract under which any Amber Entity or any of its Affiliates is lessee of or holds or operates, in each case, any tangible property (other than real property) related to or arising out of the Business, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv)            each Contract under which any Amber Entity or any of its Affiliates is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property) related to or arising out of the Business, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(v)             each (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, co-development, research and development or other similar Contract related to or arising out of the Business, in each case, that requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Business Entity in excess of $1,000,000 over the life of the Contract, (B) Contract Related to the Business pursuant to which Intellectual Property owned by any Person is licensed to an Amber Entity or any of its Affiliates, (C) Contract related to or arising out of the Business granting to any Person a license to Contributed Business IP (except, with respect to (A)-(C) of the foregoing, any material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software or technology licenses or other Contract in which the grant of rights is incidental and not material to performance under such Contract) for any non-exclusive licenses granted to customers of the Business in the ordinary course of business) or (D) Contract that provides for any sale, assignment or transfer of ownership to or from a Third Party of Contributed Business IP that exists as of the Closing (other than assignments of Intellectual Property created or developed by employees or contractors on behalf of the Business and any other Contact in which the grant of rights is incidental or not material to performance under such Contract);

(vi)            each Contract that (A) limits or purports to limit, in any material respect, the freedom of the Business or any Business Entity to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of ARYA or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions related to the Business or (C) contains any other provisions restricting or purporting to restrict the ability of the Business or any Business Entity to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, ARYA or any of its Affiliates after the Closing;

(vii)           each Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Business or any Business Entity in an amount in excess of (A) $250,000 annually or (B) $500,000 over the life of the Contract;

(viii)          each Contract requiring the Business or any Business Entity to guarantee the Liabilities of any Person (other than the Business Entities to the extent related to the Business) or pursuant to which any Person (other than another Business Entity) has guaranteed the Liabilities of a Business Entity, in each case in excess of $500,000;

(ix)             each Contract under which the Business or any Business Entity has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(x)              each Contract required to be disclosed on Section 4.21 of the Amber Disclosure Schedules;

(xi)             each Contract with any Person (A) pursuant to which the Business or any Business Entity (or ARYA or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any investigation, manufacture, research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Amber Entity or any of its Affiliates granted to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Contributed Business Assets, Business Products or any Intellectual Property;

(xii)            each Contract providing for any Change of Control Payment;

(xiii)          each Contract for the disposition of any material assets or properties of the Business or for the acquisition of any material properties or assets that would constitute Contributed Business Assets if held by an Amber Entity or any of its Affiliates immediately prior to the Closing;

(xiv)           each settlement, conciliation or similar Contract related to the Business or the Contributed Business Assets (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with an Authority or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Business Entity (or ARYA or any of its Affiliates after the Closing);

(xv)            each Contract with an Authority related to the Business;

(xvi)           each Contract with a Material Supplier;

(xvii)          each other Contract that constitutes a Contributed Business Contract or a Shared Contract; and

(xviii)        each other Contract Related to the Business, the performance of which requires either (A) annual payments to or from any Amber Entity or any of its Affiliates in excess of $1,000,000 or (B) aggregate payments to or from any Amber Entity or any of its Affiliates in excess of $1,000,000 over the life of the Contract and, in each case, is not terminable by the applicable Amber Entity or Affiliate thereof without penalty upon less than thirty (30) days’ prior written notice.

(b)            Each Contract disclosed or required to be disclosed pursuant to Section 4.10(a) (each, a “Material Business Contract”) represents the valid and binding obligation of an Amber Entity or an Affiliates thereof and, to the knowledge of Amber GT Parent, represents the valid and binding obligations of the other parties thereto, and is in full force and effect, and none of the Amber Entities, any of their Affiliates or, to the knowledge of Amber GT Parent, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Business Contract. None of the Amber Entities or any of their Affiliates has assigned, delegated, or otherwise transferred any of their material rights or obligations with respect to any Material Business Contracts, or granted a power of attorney with respect thereto. The Amber Entities have made available to ARYA true, correct and complete copies of each Material Business Contract as of the date of this Agreement. As of the date hereof, none of the Amber Entities or any of their Affiliates has received any written, or to the knowledge of Amber GT Parent, oral notice to terminate any Material Business Contracts or to amend in any material respect, or not renew any Material Business Contract.

4.11          Licenses and Permits. Section 4.11 of the Amber Disclosure Schedules contains a true, correct and complete list of each material Permit that is required for the ownership or use of the Contributed Business Assets or the operation or conduct of the Business, in each case as conducted or owned by an Amber Entity or any of its Affiliates on the date hereof (collectively, the “Business Permits”), together with the name of the Authority issuing the same and the holder of the Business Permit. The Business Permits are valid and in full force and effect, and none of the Business Permits will be terminated or become terminable as a result of the transactions contemplated hereby, except, in each case, as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect. The Amber Entities and their Affiliates have all Business Permits necessary to operate the Business in the manner in which it is now operated, except where the absence of such permit has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect. None of the Amber Entities or any of their Affiliates is in default or violation of any term, condition or provision of any Business Permit, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect. Since January 1, 2019, none of the Amber Entities or their Affiliates has received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any Business Permit, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect.

4.12          Compliance with Laws. Subject to Section 4.14, the Amber Entities and their Affiliates are, and since January 1, 2019, have been, in compliance in all material respects with all applicable Laws and Orders (to the extent applicable or related to their ownership of the Contributed Business Assets or the operation or conduct of the Business). Since January 1, 2019, to the extent applicable to its ownership of the Contributed Business Assets or the operation or conduct of the Business, none of the Amber Entities or their Affiliates has received any notice of or, to the knowledge of Amber GT Parent, been charged with any violation of any Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business.

4.13          Intellectual Property.

(a)            Section 4.13 of the Amber Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of all registered, patented or applied for Intellectual Property (including domain names) that are Contributed Business IP and owned by any Amber Entity or its Affiliates (whether exclusively or jointly with another Person) specifying as to each, as applicable: (A) the nature of such Intellectual Property (e.g., whether a Patent, Trademark, Copyright, or domain name); (B) the owner of such Intellectual Property; (C) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed; (D) the applicable registration or serial number of such Intellectual Property; and (E) where such Intellectual Property is jointly owned with any other Person, the applicable joint owner. Since January 1, 2019, none of the Amber Entities or their Affiliates (to the extent applicable to their ownership of the Contributed Business IP or the operation or conduct of the Business) have received any written claims or been a party to any Action contesting the validity, use, ownership, enforceability or registrability of any of the Contributed Business IP. All of the registered Contributed Business IP is subsisting and, to the knowledge of Amber GT Parent, enforceable, valid and in full force and effect.

(b)            Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business, the Amber Entities and their Affiliates exclusively own and possess, and the Company or another Business Entity will (i) exclusively own and possess at Closing, all right, title and interest to and in all Owned Intellectual Property that is Contributed Business IP, and (ii) at Closing have the right to use pursuant to the Co-Development and Commercialization Agreement, the Intellectual Property License, the Transition Services Agreement or a valid and enforceable written Contract set forth in Section 4.13(b) of the Amber Disclosure Schedules all other Intellectual Property used in or held for use by the Amber Entities in the Business, all of which Intellectual Property in clauses (i) and (ii) includes all Intellectual Property necessary for or material to the operation or conduct of the Business as currently conducted and as currently proposed to be conducted by the Amber Entities and their Affiliates, in the case of clause (i), free and clear of all Liens (other than Permitted Liens; provided that this Section 4.13(b) is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property).

(c)            (i) Since January 1, 2019, none of the Amber Entities or their Affiliates (to the extent applicable to their ownership of the Contributed Business IP or the operation or conduct of the Business) has been charged in, or been a defendant, in any Action, or received any written notice, relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of any third party by an Amber Entity or its Affiliates; (ii) there is no other material claim currently pending against any Amber Entity or its Affiliates of infringement of any Intellectual Property of a third party by any Amber Entity or its Affiliates related to or arising out of the Business; and (iii) to the knowledge of Amber GT Parent, as of the date hereof, there is currently no continuing, and since January 1, 2019 there has not been any, infringement, misappropriation, or violation by any other Person of any Owned Intellectual Property used or held for use in the Business or other Contributed Business IP.

(d)            To the knowledge of Amber GT Parent, as of the date hereof, neither the current operation or current conduct of the Business nor the current use by the Amber Entities or their Affiliates of any Owned Intellectual Property that is Contributed Business IP infringes, misappropriates, or violates, and has not since January 1, 2019 infringed, misappropriated, or violated, the Intellectual Property of any third party.

(e)            Since January 1, 2019, all employees, agents, consultants or contractors of the Amber Entities or their Affiliates who have contributed to or participated in the creation or development of any material Owned Intellectual Property exclusively used or held for use in the Business either: (i) is a party to a written, valid and enforceable “work-for-hire” agreement under which an Amber Entity or one of its Affiliates is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person; or (ii) has executed a written assignment, or by operation of law has assigned, to an Amber Entity or one of its Affiliates all right, title and interest in and to all Intellectual Property created or developed by such Person. All employees, agents, consultants, contractors or other Persons to whom the Amber Entities or their Affiliates have granted access to any material Trade Secrets or confidential information included in the Contributed Business Assets are subject to obligations regarding non-disclosure and confidentiality. To the knowledge of Amber GT Parent, no Person is in material breach of any such agreement or obligation referenced in this Section 4.13(e) with respect to any Intellectual Property, Trade Secrets or confidential information that is material to the Business.

(f)             The Amber Entities and their Affiliates have taken reasonable measures to safeguard and maintain the confidentiality of all Trade Secrets and other Owned Intellectual Property that are confidential and material to the operation or conduct of the Business.

4.14          Information Technology and Data Matters.

(a)            Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business, to the extent applicable to the operations of the Contributed Business Assets in the operation or conduct of the Business, (i) all Computer Systems are in good operating condition and operate in accordance with their applicable documentation in all material respects, and (ii) to the knowledge of Amber GT Parent, none of the Computer Systems contains any Disabling Code. The Amber Entities and their Affiliates (to the extent applicable to their ownership of the Contributed Business Assets in the operation or conduct of the Business) employ commercially reasonable protection and security measures (including commercially reasonable physical, organizational and technological measures) designed to protect the confidentiality, integrity and security of the Computer Systems and designed to detect and safeguard against Disabling Code. The Amber Entities and their Affiliates have in place business continuity and disaster recovery plans that are designed to minimize and mitigate the occurrence, duration and effect of any unscheduled unavailability of the Computer Systems to the extent related to the operation or conduct of the Business. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business, to the knowledge of Amber GT Parent, to the extent related to the operation or conduct of the Business, there have been no (i) successful unauthorized intrusions or breaches of the security of the Computer Systems, (ii) prolonged periods of unscheduled unavailability of the Computer Systems, or (iii) failures, breakdowns or continued substandard performance of the Computer Systems, in each case that have caused any substantial disruption or interruption in or to the use of the Computer Systems, taken as a whole.

(b)            Since January 1, 2019, the Amber Entities and their Affiliates comply with, and have complied with, all Data Security Requirements in all material respects in the operation or conduct of the Business. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Business and to the extent applicable or related to the ownership of the Contributed Business Assets in the operation or conduct of the Business, none of the Amber Entities or any of their Affiliates has experienced any breach of security, phishing incident, ransomware or malware attack, or other incident in which confidential information, Trade Secrets or Personal Information, was, or to the knowledge of Amber GT Parent, may have been, accessed, disclosed, or exfiltrated in an unauthorized manner, and none of the Amber Entities or any of their Affiliates has received any written notices or complaints from any Person or been the subject of any material Action with respect thereto.

4.15          Employees.

(a)             Section 4.15(a)(i) of the Amber Disclosure Schedules provides a true, correct and complete list of all Business Employees as of the date hereof (as such Schedule may be updated prior to the Closing by Amber GT Parent in accordance with Section 7.1(a), the “Business Employees List”), and Section 4.15(a)(ii) of the Amber Disclosure Schedules provides a true, correct and complete list of each other employee of the Amber Entities or any of their Affiliates as of the date hereof who primarily provides services to the Business. The Business Employees List also sets forth a true, correct and complete list, in all material respects, of the following information for each such Business Employee as of the date hereof (and without, for the avoidance of doubt, giving effect to any updates pursuant to Section 7.1(a) after the date hereof): (i) employee identification number, (ii) current job title, (iii) current annual salary or hourly rate of pay, as applicable, (iv) annual target incentive compensation opportunity, (v) primary work location, (vi) hire date, (vii) leave status (including type of leave, start date and anticipated return date (if known)), (viii) work visa details (including type of work visa, dates of validity and sponsoring entity), and (ix) accrued, unused vacation, in each case to the extent permitted by applicable Law. To the knowledge of Amber GT Parent, no Business Employee with annualized compensation at or above $250,000 intends to terminate his or her employment or at any time within twelve (12) months of the date hereof or has provided notice of any such termination of employment. Section 4.15(a)(ii) of the Amber Disclosure Schedules provides a true, correct and complete list of all Business Contractors as of the date hereof.

(b)            The Business Employees are sufficient in number and skill to operate the Business as of immediately following the Closing in the same manner as the Business was operated immediately prior to Closing, taking into account the services that will be provided to the Business Entities under the Transition Services Agreement following the Closing.

(c)             None of the Amber Entities or any of their Affiliates (with respect to the Business Employees or to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business) is a party to, bound by, or subject to any CBA, and no Business Employees are represented by any labor union or other labor organization with respect to their employment. There are no, and since January 1, 2019, there have not been any actual, or, to the knowledge of Amber GT Parent, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Amber Entities or any of their Affiliates (with respect to the Business) or any union organizing activities with respect to the Business or any Business Employees.

(d)            To the knowledge of Amber GT Parent, no Business Employee, Business Contractor or former employee or independent contractor of the Business is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or similar obligation owed to (i) the Amber Entities or their Affiliates (to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business) or (ii) any third party with respect to such Person’s right to be employed or engaged by the Amber Entities or their Affiliates (to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business).

(e)             The Amber Entities and their Affiliates (with respect to the Business Employees or to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business) are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(f)             Except as would not result in a material Liability, the Amber Entities and their Affiliates (with respect to the Business) have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation that has come due and payable to all Business Employees, Business Contractors and former employees and independent contractors of the Business under applicable Law, Contract or policy, and each individual who is providing, or since January 1, 2019, has provided, services for the Business and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or exempt employee, in each case, is, and has been, properly classified and treated as such for all applicable purposes.

(g)            No mass layoffs, facility closures or shutdowns (whether voluntary or by Order), reductions-in-force, furloughs, temporary layoffs, material reductions in salary or wages or other material workforce changes affecting employees or independent contractors of the Business has occurred since March 1, 2020, or is currently, planned or announced, as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Authority in connection with or in response to COVID-19. None of the Amber Entities or any of their Affiliates (with respect to the Business) have otherwise experienced any material employment-related liability with respect to COVID-19.

4.16          Employment Benefit Plans.

(a)            Section 4.16(a) of the Amber Disclosure Schedules sets forth a true, correct and complete list of each material Employee Benefit Plan.

(b)            The Amber Entities have provided ARYA with, to the extent applicable, (i) true, correct and complete copies of each material Employee Benefit Plan, (ii) any related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, (iv) any summary plan description, (v) any non-routine correspondence with any Authority since January 1, 2020, relating to any Employee Benefit Plan and (vi) the most recent financial statements and Form 5500 annual report (including attached schedules).

(c)             Each Employee Benefit Plan (and each related trust, insurance contract or fund) has in all material respects, been funded, administered and maintained, in form and operation, in accordance with its terms and with the applicable requirements of all applicable Law, including, without limitation (and where applicable) ERISA and the Code. None of the Business Entities has incurred any material penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and, to the knowledge of Amber GT Parent, no circumstances or events have occurred that could reasonably be expected to result in the imposition of any such penalties or Taxes.

(d)            All contributions, premiums or other payments that are due have been paid in all material respects on a timely basis with respect to each Employee Benefit Plan.

(e)             Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the Internal Revenue Service to the effect that such Employee Benefit Plan meets the requirements of Section 401(a) of the Code and no event has occurred and no condition exists with respect to the form or operation of such Employee Benefit Plan which could reasonably be expected to cause the loss of such qualified status of any such Employee Benefit Plan.

(f)             No member of the Business Entities maintains, sponsors, contributes to or has any Liability with respect to (i) any pension plan that is subject to Title IV of ERISA or (ii) any “multiemployer plan” (as such term is defined under Section 4001(a)(3) of ERISA), including as a consequence of at any time being considered a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any other Person.

(g)            No Employee Benefit Plan provides nor do any Business Entities have any current or potential obligation to provide post-termination or post-ownership health, life or other welfare benefits to Business Employees other than as required under Section 4980B of the Code or any similar applicable law for which the covered individual pays the full cost of coverage.

(h)            Except as would not result in a Liability to the Business Entities, there do not exist any pending or, to the knowledge of Amber GT Parent, threatened claims (other than routine claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Benefit Plan.

(i)              Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (alone or in combination with any other event) (i) result in the forgiveness of any indebtedness of any current or former Business Employees, (ii) increase the amount or value of any compensation or benefits payable to any current or former Business Employees, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding or forfeiture of any compensation or benefits to any current or former Business Employee under any Employee Benefit Plan or otherwise, or (iv) result in severance pay or any increase in severance pay upon any termination of employment.

(j)              Neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement could (either alone or in connection with any event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(k)             Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained, in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and, to the knowledge of Amber GT Parent, no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(l)              No Business Entity has any obligation to make a “gross-up” or similar payment in respect of any Taxes or related interest or penalties that may become payable under Section 4999 or 409A of the Code.

4.17          Real Property.

(a)             Section 4.17(a) of the Amber Disclosure Schedules sets forth the address of each Contributed Owned Real Property. With respect to each Contributed Owned Real Property: (i) an Amber Entity or one of its Affiliates (as the case may be) has good and marketable indefeasible fee simple title to such Contributed Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens: (ii) except as set forth in Section 4.17(a) of the Amber Disclosure Schedules, none of the Amber Entities or their Affiliates has leased or otherwise granted to any Person the right to use or occupy such Contributed Owned Real Property or any portion thereof; and (iii) other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Contributed Owned Real Property or any portion thereof or interest therein. None of the Amber Entities or their Affiliates is a party to any agreement or option to purchase any real property or interest therein related to or arising out of the Business.

(b)            Section 4.17(b) of the Amber Disclosure Schedules sets forth the address of each Contributed Leased Real Property and a true, correct and complete list of all Leases (including the date and name of the parties to such Lease). The Amber Entities have delivered to ARYA a true, correct and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). With respect to each Lease: (i) such Lease is valid, binding and in full force and effect, subject to the Remedies Exception and Permitted Liens; (ii) there exists no breach, default or event of default thereunder by any of the Amber Entities or any of their Affiliates party thereto; (iii) none of the parties to such Lease is in breach or default under such Lease and no party to such Lease has received notice of default or termination thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) none of the Amber Entities or their Affiliates has subleased, licensed or otherwise granted any Person the right to use or occupy the Contributed Leased Real Property or any portion thereof; and (v) none of the Amber Entities or any of their respective Affiliates has collaterally assigned or granted any other security interest in such Lease or any interest therein. The Contributed Leased Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the Contributed Leased Real Property.

(c)            The Contributed Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business.

4.18          Tax Matters.

(a)            All material Tax Returns required to be filed by or in respect of the Business have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and owing by or in respect of Amber GT Parent or any of its Affiliates related to the Business have been duly and timely paid in full to the appropriate Taxing Authority (or are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established with respect to such Taxes in the Financial Statements in accordance with GAAP).

(b)            Each of Amber GT Parent and its Affiliates has (i) complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and (ii) duly and timely withheld or collected and paid over to the appropriate Taxing Authority all material Taxes required to be withheld or collected by them, in each case, to the extent related to the operation or conduct of the Business.

(c)            There is no Action with respect to a material amount of Taxes of Amber GT Parent or any of its Affiliates, in each case which Taxes relate to or arise out of the Business, that is currently pending or ongoing, or that has been threatened in writing, and has not been fully resolved.

(d)            No statute of limitations in respect of the assessment or collection of any material Taxes of Amber GT Parent or any of its Affiliates related to the Business has been waived or extended, which waiver or extension is in effect.

(e)            There is no Lien (other than Liens for Taxes not yet due and payable or that may be paid without penalty or other Permitted Liens) for Taxes related to or arising out of the Business upon any of the assets of Amber GT Parent or any of its Affiliates.

(f)             No claim or Action has been made in writing or commenced by a Taxing Authority in a jurisdiction where Amber GT Parent or any of its Affiliates has not paid any Tax or filed Tax Returns, in each case related to or arising out of the Business, asserting that Amber GT Parent or such Affiliate is or may be subject to Tax or required to file Tax Returns in such jurisdiction related to or arising out of the Business. None of the Business Entities currently has a permanent establishment (as defined in an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized. None of the Business Entities is required to pay Taxes on its net income in any country other than its country of organization.

(g)             No Business Entity is a party to any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement).

(h)             No election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) has been made with respect to the Business Entities.

(i)              None of the Business Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction disposition made prior to the Closing or (v) prepaid amount or advanced payment received outside of the ordinary course of business, or deferred revenue accrued, prior to the Closing.

(j)              Each of the Business Entities is registered for the purposes of sales Tax, use Tax, value-added Taxes, or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(k)             None of the Business Entities (i) has engaged or participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and applicable Treasury Regulations thereunder, (ii) has any Liability for material Taxes of any Person (other than Amber GT Parent or any of its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a result of being (or having been) a member of an affiliated, consolidated, unitary, or other group for applicable Tax purposes, as a transferee or successor, by Contract or otherwise, or (iii) is subject to or has requested any private letter ruling (or similar ruling) from any Taxing Authority that is still in effect (or pending if requested).

(l)              In the two (2) years prior to the date of this Agreement, no Business Entity has been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)           (i) None of the Business Entities has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act; (ii) none of the Business Entities has deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order; and (iii) none of the Business Entities nor any Affiliate that would be aggregated with such Business Entity and treated as one employer for purposes of Section 2301 of the CARES Act, has sought or obtained, or intends to seek or obtain a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, each Business Entity has properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act or any similar provision of state or local Law.

(n)            None of the Business Entities (nor any predecessor thereof) was in existence prior to January 1, 1994.

4.19          Environmental Laws.

(a)            Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect, to the extent applicable to their ownership or operation of the Contributed Business Assets or the operation or conduct of the Business: (i) the Amber Entities and their Affiliates are currently and since January 1, 2019, have been in compliance with all Environmental Laws; (ii) without limiting the generality of the foregoing, the Amber Entities and their Affiliates have, since January 1, 2019, obtained, maintained and complied with, and are currently in compliance with, all Permits required pursuant to Environmental Laws for the ownership or use of the Contributed Business Assets or the operation or conduct of the Business; (iii) none of the Amber Entities or any of their respective Affiliates has received any notice, report or other information regarding any actual or alleged violation of or Liabilities under any Environmental Laws; (iv) there are no Actions pending or, to the knowledge of Amber GT Parent, threatened against any Amber Entity or any of its Affiliates with respect to violations of or Liabilities under Environmental Laws; (v) none of the Amber Entities, nor any of their predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released, owned or operated any property or facility contaminated by, or exposed any Person to any Hazardous Material so as to give rise to Liabilities under any Environmental Laws; and (vi) none of the Amber Entities or any of their respective Affiliates has assumed, undertaken, become subject to or provided an indemnity with respect to any Liability of any other Person relating to Environmental Laws.

(b)            The Amber Entities have delivered to ARYA all environmental and occupational safety and health related audits, assessments, reports and other material documents relating to the Business, the Contributed Business Assets or the current or former facilities or operations of the Business Entities that are in their possession or reasonable control.

4.20          Insurance. Section 4.20 of the Amber Disclosure Schedules sets forth a true, correct and complete list of all material insurance policies owned or held by a Business Entity or that otherwise provides for coverage of the Business or any of the Contributed Business Assets (the “Business Insurance Policies”). All such policies are in full force and effect, all premiums due and payable thereon have been paid in full in all material respects as of the date hereof, and copies of all such policies have been made available to ARYA. As of the date hereof, no claim by any Amber Entity or its Affiliates related to the Business or the Contributed Business Assets under a Business Insurance Policy is pending as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Business. None of the Amber Entities or any of their respective Affiliates is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the knowledge of Amber GT Parent, no event has occurred that (with or without notice or the lapse of time or both) would constitute a material breach or material default. As of the date hereof, no written notice of pending material premium increase, cancellation, termination or non-renewal has been received by any Amber Entity or any of its Affiliates with respect to any such policy.

4.21          Affiliate Arrangements. Section 4.21(a) of the Amber Disclosure Schedules sets forth all Contracts between (a) any Business Entity, on the one hand, and (b) (i) any Amber Entity or any of their respective Affiliates (other than, for the avoidance of doubt any other Business Entity or the Company), (ii) any officer, director, employee, partner, member, manager or direct or indirect equityholder of any such Amber Entity or Affiliate or (iii) any family member of the foregoing Persons, on the other hand (each Person identified in sub-clause (ii) and (iii) of this clause (b), a “Amber Related Party”), other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). Except as set forth on Section 4.21(b) of the Amber Disclosure Schedules, no Amber Related Party: (A) owns any material interest in any material asset or property used in the Business; (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person that is a Material Supplier, vendor, partner, customer, lessor or other material business relation of the Business, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Business or (D) owes any material amount to, or is owed any material amount by, any Business Entity or the Business (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.21 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.21) are referred to herein as “Amber Related Party Transactions.”

4.22          Certain Business Practices. To the extent applicable or related to the ownership of the Contributed Business Assets or the operation or conduct of the Business, none of the Amber Entities or their Affiliates, nor, to the knowledge of Amber GT Parent, any director, officer, agent or employee of such Persons (in their capacities as such) has, since January 1, 2019, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), UK Bribery Act, or similar applicable Law prohibiting bribery or corruption (together with the FCPA, “Anti-Corruption Laws”) or (c) made any other unlawful payment. To the extent applicable or related to the ownership of the Contributed Business Assets or the operation or conduct of the Business, none of the Amber Entities or any of their Affiliates, nor, to the knowledge of Amber GT Parent, any director, officer, agent or employee of the Amber Entities or their Affiliates (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Amber Entities or their Affiliates) has, since January 1, 2019, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Amber Entities or their Affiliates in connection with any actual or proposed transaction related to or arising out of the Business, in each case in violation of any Anti-Corruption Law in any material respect. No material Action involving the Amber Entities or their Affiliates with respect to any Anti-Corruption Law is pending or, to the knowledge of Amber GT Parent, threatened with respect to the ownership, operation or conduct of the Business.

4.23          Trade Controls. To the extent applicable or related to their ownership of the Contributed Business Assets or the operation or conduct of the Business, none of the Amber Entities or their Affiliates, nor to the knowledge of Amber GT Parent, any director, officer, agent or employee of the Amber Entities or their Affiliates (in their capacities as such) has, since January 1, 2019, (i) been a Sanctioned Person, (ii) been organized, resident or located in a Sanctioned Country, (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise been in violation of Trade Controls in any material respect. Neither the Amber Entities nor their Affiliates have received, to the extent applicable or related to their ownership of the Contributed Business Assets or the operation or conduct of the Business, from any Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to an Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential material violation or wrongdoing related to Trade Controls.

4.24          Material Suppliers. Section 4.24 of the Amber Disclosure Schedules sets forth a true, correct and complete list of the top ten (10) largest suppliers of products or services related to or arising out of the Business to any of the Amber Entities or any of their Affiliates, based on amounts paid or payable with respect to (x) the twelve (12)-month period ending December 31, 2020, and (y) for the six (6)-month period ending June 30, 2021 (each, a “Material Supplier”). None of the Amber Entities or their Affiliates (i) is, or has been since December 31, 2019, engaged in any material dispute with any Material Supplier, or (ii) has received any written notice from any Material Supplier indicating that it intends to cancel, terminate, materially reduce or otherwise adversely modify in any material respect its relationship in respect to the Business or the Business Entities.

4.25          Regulatory Compliance.

(a)            All Regulatory Permits and applications for Regulatory Permits submitted by or in respect of the Business have been duly and timely submitted and are true, correct and complete in all respects, and all materials made available to ARYA with respect to the Regulatory Permits, including the plans, status, and results of development, investigation, manufacture, analysis, and other activities intended to support any Regulatory Permit are true, correct and complete in all respects, except, in each case, as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect.

(b)            The Amber Entities and all Affiliates and, to the knowledge of Amber GT Parent, each third party that is a manufacturer, contractor or agent for any Business Product are in compliance in all material respects with all necessary Regulatory Permits (to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business), and no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure to be in compliance in all material respects with the terms of any such Regulatory Permit required by the FDA or any other Authority under the Public Health Laws or any other comparable Laws. To the knowledge of Amber GT Parent, as of the date hereof, neither FDA nor any other Authority is considering limiting, suspending or revoking any Regulatory Permit.

(c)            All Gene Therapy Products are being and have been developed, investigated, manufactured, prepared, packaged, tested, labeled and distributed in compliance in all material respects with the Public Health Laws or any other applicable Law.

(d)            There is (and since January 1, 2019, there has been) no material Action or, to the knowledge of Amber GT Parent threatened against the Amber Entities and their Affiliates related to compliance with Public Health Laws, to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business. None of the Amber Entities or any of their Affiliates has, and since January 1, 2019, has not had, any material Liabilities for failure to comply with any Public Health Laws (to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business).

(e)            Since January 1, 2019, none of the Amber Entities or any of their respective Affiliates or any third party that is a manufacturer, contractor or agent for any Business Product or any component thereof has undergone, or to the knowledge of Amber GT Parent, is currently undergoing, any inspection related to any Business Product or any other Authority investigation under any Public Health Law (to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business).

(f)             Since January 1, 2019, no clinical trial site conducting a clinical trial sponsored by or on behalf of any Amber Entity or any Affiliate thereof has undergone, or is undergoing any inspection related to any Business Product.

(g)            Since January 1, 2019, no Business Products have been distributed that were upon their shipment by any Amber Entity adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Authority’s jurisdiction. No Business Products have been seized, withdrawn or recalled, and no Business Products have been detained or subject to a suspension of research, manufacturing or distribution (other than in the ordinary course of business), and to the knowledge of Amber GT Parent, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Business Product or (ii) a termination, seizure or suspension of researching, clinical investigation, manufacturing or distributing of any Business Product, in either case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect. As of the date of this Agreement, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Business Product are pending or, to the knowledge of Amber GT Parent, threatened.

(h)          No Amber Entity or, to the knowledge of Amber GT Parent, any of its directors, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Business Products or services, (i) have been excluded, disqualified, or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program or any other healthcare program or reimbursement regulation or agreement or (ii) have received notice from the FDA, any other Authority or any health insurance institution with respect to debarment, disqualification (to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business). None of the Amber Entities or, to the knowledge of Amber GT Parent, any of their officers, directors, employees, agents or contractors has been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law (to the extent applicable to their ownership of the Contributed Business Assets or related to the operation or conduct of the Business). To the knowledge of Amber GT Parent, no officer or other employee or agent of any Amber Entity has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Authority; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Authority; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Authority to refuse to grant a Regulatory Permit for any Business Product.

Article V
REPRESENTATIONS AND WARRANTIES OF ARYA

Subject to (a) Section 11.11, except as set forth in the ARYA Disclosure Schedules, or (b) except as set forth in any ARYA SEC Document (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), ARYA hereby represents and warrants to the Amber Entities, in each case, as of the date of this Agreement and as of the Closing, as follows:

5.1          Existence and Power. ARYA is a corporation, limited liability company, limited partnership or other applicable business entity duly incorporated, organized or formed, as applicable, validly existing in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, organization or formation, as applicable. ARYA has all power and authority, corporate and otherwise, and all material Permits and Consents required to own and operate its properties and assets and to carry on its business as presently conducted, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an ARYA Material Adverse Effect.

5.2          Authority. ARYA has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Additional Agreement to which it is or will be a party, to perform its covenants, agreements and obligations hereunder and thereunder and to consummate the transaction contemplated hereby and thereby. Subject to the receipt of the ARYA Shareholder Approval, the execution and delivery by ARYA of this Agreement, the execution and delivery by ARYA of the Additional Agreements to which it is, or will be, a party, the performance by ARYA under this Agreement or any Additional Agreements, and the consummation by ARYA of the transactions contemplated hereby or thereby, are within the respective corporate, limited liability company or other similar powers and authority of ARYA and have been duly authorized by all necessary corporate (or similar) action on the part of ARYA. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which ARYA, is, or will be, a party, will constitute, a valid and legally binding agreement of ARYA (assuming that this Agreement and the Additional Agreements to which ARYA or any of its Affiliates is or is contemplated to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against ARYA, in accordance with their respective terms, subject to the Remedies Exception.

5.3          Governmental Authorization. Except as set forth on Section 5.3 of the ARYA Disclosure Schedules, no Consent of any Authority is required on the part of ARYA with respect to ARYA’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement or the Additional Agreements to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (a) compliance with and filings under the HSR Act, (b) the filing with the SEC of (i) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, (c) such filings with and approvals of Nasdaq to permit the ARYA Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Additional Agreements to be listed on Nasdaq, (d) such filings and approvals required in connection with the Domestication, (e) the ARYA Shareholder Approval and the ARYA Sponsor Consent or (f) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which, in each of clauses (a) through (f), has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an ARYA Material Adverse Effect.

5.4          Non-Contravention. Except as set forth on Section 5.4 of the ARYA Disclosure Schedules, none of the execution or delivery by ARYA of this Agreement, the execution or delivery by ARYA of any Additional Agreement to which it is or will be a party, the performance by ARYA under this Agreement or any Additional Agreements, as applicable, or the consummation of the transactions contemplated hereby or thereby, as applicable, does or will, directly or indirectly (with or without due notice or lapse of time or both) (a) contravene or conflict with any Governing Documents of ARYA, (b) violate, or constitute a breach under, any Law or Order to which ARYA or any of its properties or assets are subject or bound, (c) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract or Permits to which ARYA is a party or bound, as applicable, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any of ARYA’s assets, except, in the case of clauses (b) through (d), as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an ARYA Material Adverse Effect.

5.5          Finders’ Fees. Except as set forth on Section 5.5 of the ARYA Disclosure Schedules, there is no investment banker, broker, finder or other intermediary that has been retained by or on behalf of ARYA or any of its Affiliates who is or may be entitled to any fee, commission or other payment or consideration in connection with the consummation of the transactions contemplated by this Agreement or the Additional Agreements.

5.6          Capitalization.

(a)          Section 5.6(a) of the ARYA Disclosure Schedules sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding prior to ARYA Shares prior to the consummation of the Domestication. As of the date hereof, no other shares of capital stock or other Equity Securities of ARYA are issued, reserved for issuance or outstanding. All issued and outstanding ARYA Shares (except to the extent such concepts are not applicable under the applicable Law of ARYA’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication (i) have been duly authorized, validly issued, fully paid and nonassessable, (ii) were not issued in violation of ARYA’s Governing Documents or in material violation of any other Contract to which ARYA is bound, (iii) were not issued in material violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, and (iv) have been offered, sold and issued in compliance in all material respects with applicable Law, including securities Laws.

(b)          Immediately after the Closing, (i) the authorized capital stock of ARYA will consist of 250,000,000 Class A Shares, 70,000,000 Class B Shares and 12,500,000 shares of preferred stock, par value $0.0001, and (ii) all of the issued and outstanding ARYA Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which ARYA is a party or bound in any material respect.

(c)          Except as contemplated by this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 6.2 or issued, granted or entered into, as applicable, in accordance with Section 6.2, or as set forth on Section 5.6(c) of the ARYA Disclosure Schedules, there are no outstanding (i) subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of ARYA Shares or the equity interests of ARYA, or any other Contracts to which ARYA is a party or by which ARYA is bound obligating ARYA to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, ARYA and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in ARYA. Except as set forth in ARYA’s Governing Documents or as contemplated by this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 6.2 or entered into in accordance with Section 6.2, there are no outstanding contractual obligations of ARYA to repurchase, redeem or otherwise acquire any securities or equity interests of ARYA.

5.7          Investment Company Act. ARYA is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. ARYA constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.8          Trust Account.

(a)          As of the date hereof, ARYA has at least $149,500,000 in the trust fund established by ARYA for the benefit of its public shareholders in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee. The funds held in the Trust are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the ARYA SEC Documents to be inaccurate, or that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of Deferred Underwriting Commissions or Taxes, (ii) the holders of Equity Securities of ARYA prior to the Closing Date who shall have elected to redeem their ARYA Class A Shares pursuant to the Governing Documents of ARYA or (iii) if ARYA fails to complete a Business Combination within the allotted time period set forth in the Governing Documents of ARYA and liquidates the Trust Account, subject to the terms of the Trust Agreement, ARYA (in limited amounts to permit ARYA to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of ARYA) and then the holders of Equity Securities of ARYA prior to the Closing Date). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of ARYA and the Investment Management Trust Agreement. As of the date hereof, ARYA has performed all material obligations required to be performed by it, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Investment Management Trust Agreement, and, to the knowledge of ARYA, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Investment Management Trust Agreement. As of the date of this Agreement, there are no Actions pending, or to the knowledge of ARYA, threatened with respect to the Trust Account. Since March 2, 2021, ARYA has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of Deferred Underwriting Commissions or Taxes or (B) to the holders of Equity Securities of ARYA prior to the Closing Date who have elected to redeem their ARYA Class A Shares pursuant to the Governing Documents of ARYA, each in accordance with the terms of and as set forth in the Investment Management Trust Agreement), ARYA shall have no further obligation under either the Investment Management Trust Agreement or the Governing Documents of ARYA to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement shall terminate in accordance with its terms.

5.9          ARYA SEC Documents and Financial Statements; Internal Controls.

(a)          ARYA has filed on a timely basis all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by ARYA with the SEC since ARYA’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “ARYA SEC Documents”). The ARYA SEC Documents have been prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The ARYA SEC Documents did not, at the time they were filed with the SEC (except to the extent that information contained in any ARYA SEC Document has been or is revised or superseded by a later filed ARYA SEC Document, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)          The financial statements and notes contained or incorporated by reference in the ARYA SEC Documents (collectively, the “ARYA Financial Statements”) (i) fairly present in all material respects the financial position of ARYA as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited ARYA Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c)          Except as is not required in reliance on exemptions from various reporting requirements by virtue of ARYA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, ARYA has (i) established and maintained, a system of “internal controls” over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability in all material respects of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and (ii) established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to ARYA is made known to the principal executive officer and principal financial officer by others within ARYA. ARYA maintains and, for all periods covered by ARYA Financial Statements, has maintained Books and Records in the ordinary course of business that are true, correct and complete and reflect the revenues, expenses, assets and liabilities of ARYA in all material respects.

(d)          ARYA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by ARYA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ARYA.

(e)          ARYA is, and since the IPO through the date of this Agreement has been, in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The ARYA Class A Shares outstanding as of the date hereof are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Action pending or, to the knowledge of ARYA, threatened against ARYA by Nasdaq or the SEC, respectively, with respect to any intention to deregister ARYA Class A Shares or prohibit or terminate the listing of the ARYA Class A Shares on Nasdaq. None of ARYA nor any of its Affiliates has, as of the date hereof, taken any action that is designed to terminate the registration of ARYA Class A Shares under the Exchange Act.

(f)          Since its incorporation and through the date of this Agreement, ARYA has not received any written report, complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of ARYA, (ii) a “material weakness” in the internal controls over financial reporting of ARYA or (iii) any fraud that involves management or other employees of ARYA who have a significant role in the internal controls over financial reporting of ARYA.

(g)          Except for the Liabilities (i) set forth in Section 5.9(g) of the ARYA Disclosure Schedules, (ii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the ARYA Expenses and any Liabilities arising out of, or related to, any Action related to this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Actions (including derivative claims) arising out of, or related to, any of the foregoing), (iii) set forth or disclosed in the ARYA Financial Statements, (iv) that have arisen since the date of the most recent balance sheet included in the ARYA SEC Documents in the ordinary course of business, (v) that are either permitted pursuant to Section 6.2 or incurred in accordance with Section 6.2 or (vi) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to ARYA, ARYA does not have any Liabilities as of the date hereof.

5.10          Litigation. There are (and since its organization, incorporation or formation, as applicable, there has been) no material Actions pending against or, to the knowledge of ARYA, threatened against or involving ARYA that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to ARYA. As of the date of this Agreement, ARYA is not subject to or bound by any material Order. As of the date of this Agreement, there are no material Actions by ARYA pending against any other Person.

5.11          Business Activities. Since its incorporation, ARYA has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation, initial public offering, continuing corporate (or similar) existence or its registration under Section 12(b) of the Exchange Act and continued listing on Nasdaq, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement to which ARYA is or will be a party, the performance of its covenants or agreements in this Agreement or any Additional Agreement to which ARYA is or will be a party or the consummation of the transactions contemplated hereby or thereby, or (c) those that are administrative, ministerial or otherwise immaterial in nature.

5.12          Employee Benefit Plans. ARYA has never had any employees, and other than reimbursement of any out-of-pocket expenses incurred by ARYA’s officers and directors in connection with activities on ARYA’s behalf in an aggregate amount not in excess of the amount of cash held by ARYA outside of the Trust Account, ARYA does not have any unsatisfied material liability with respect to any ARYA employee. ARYA does not maintain or have any direct or indirect liability under any employee benefit plan.

5.13          Compliance with Laws. ARYA is (and since its organization, incorporation or formation, as applicable, has been) in compliance in all material respects with all applicable Laws. Since its formation, none of ARYA or any of its Affiliates has received any notice of or, to the knowledge of ARYA, been charged with any violation of any Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to ARYA.

5.14          Tax Matters.

(a)          All material Tax Returns required to be filed by ARYA have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and owing by ARYA have been duly and timely paid in full to the appropriate Taxing Authority (or are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established with respect to such Taxes in ARYA’s financial statements in accordance with GAAP).

(b)          ARYA has (i) complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and (ii) duly and timely withheld or collected and paid over to the appropriate Taxing Authority all material Taxes required to be withheld or collected by ARYA.

(c)          There is no Action with respect to a material amount of Taxes of ARYA that is currently pending or ongoing, or that has been threatened in writing, and has not been fully resolved.

(d)          No statute of limitations in respect of the assessment or collection of any material Taxes of ARYA has been waived or extended, which waiver or extension is in effect.

(e)          There is no Lien (other than Liens for Taxes not yet due and payable or that may be paid without penalty or other Permitted Liens) for Taxes upon any of the assets of ARYA.

(f)          No claim or Action has been made in writing or commenced by a Taxing Authority in a jurisdiction where ARYA has not paid any Tax or filed Tax Returns asserting that ARYA is or may be subject to Tax or required to file Tax Returns in such jurisdiction. ARYA does not currently have a permanent establishment (as defined in an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized. ARYA is not required to pay Taxes on its net income in any country other than its country of organization.

(g)          ARYA is not a party to any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement).

(h)          ARYA is not currently nor has it ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only ARYA.

(i)          ARYA will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction disposition made prior to the Closing or (v) prepaid amount or advanced payment received outside of the ordinary course of business, or deferred revenue accrued, prior to the Closing.

(j)          ARYA is registered for the purposes of sales Tax, use Tax, value-added Taxes, or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(k)          ARYA (i) has not engaged or participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and applicable Treasury Regulations thereunder, (ii) does not have any Liability for material Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a result of being (or having been) a member of an affiliated, consolidated, unitary, or other group for applicable Tax purposes, as a transferee or successor, by Contract or otherwise, or (iii) is not subject to and has not requested any private letter ruling (or similar ruling) from any Taxing Authority that is still in effect (or pending if requested).

(l)          In the two (2) years prior to the date of this Agreement, ARYA has not been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)          ARYA has not (i) deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act; (ii) deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order or (iii) sought or obtained, nor does ARYA intend to seek or obtain, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, ARYA has properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act or any similar provision of state or local Law.

5.15          Absence of Certain Changes. During the period beginning June 30, 2021 and ending on the date of this Agreement, (a) no ARYA Material Adverse Effect has occurred and (b) except (i) as expressly contemplated by this Agreement or any Additional Agreement, (ii) in connection with the transactions contemplated hereby and thereby, or (iii) in connection with or related to its formation, initial public offering or its evaluation or analysis of other potential business combinations prior to the date hereof, neither ARYA or any of its Affiliates has taken any action that would require the consent of Amber GT Parent if taken during the period from the date of this Agreement until the Closing pursuant to clauses (i) through (iv), (vii), (viii), (xiii) or (xiv) of Section 6.2(a) or clause (xvi) of Section 6.2(a) (to the extent related to the foregoing).

5.16          PIPE Investments. ARYA has made available to Amber GT Parent true, correct and complete copies of the PIPE Subscription Agreements (each as in effect as of the date hereof). As of the date of this Agreement, the PIPE Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of ARYA (or its applicable Affiliate) and, to the knowledge of ARYA, each other party thereto (except, in any case, as may be limited by Remedies Exceptions) and (c) have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts between ARYA and any PIPE Investor relating to any PIPE Subscription Agreement that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to ARYA the applicable portion of the PIPE Investment set forth in the PIPE Subscription Agreements. As of the date hereof, assuming (i) the accuracy of the representations and warranties contained in Article III and Article IV, and with respect to each PIPE Investor (other than the Perceptive PIPE Investor), the representations and warranties of each PIPE Investor in the applicable PIPE Subscription Agreement, in each case, in all material respects, and (ii) the performance or compliance by the Amber Entities of their respective covenants, agreements and obligations to be performed or complied with at or prior to the Closing hereunder and, with respect to each PIPE Investor (other than the Perceptive PIPE Investor), the performance by each PIPE Investor of its covenants, agreements and obligations under the applicable PIPE Subscription Agreement, in each case, in all material respects (x) to the knowledge of ARYA, no facts or circumstances exist that would reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied or the PIPE Investment not being available to ARYA, on the Closing Date, (y) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of ARYA under any material term or condition of any PIPE Subscription Agreement and (y) ARYA has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Additional Agreements) to the obligations of the PIPE Investors to contribute to ARYA the applicable portion of the PIPE Investment set forth in the PIPE Subscription Agreements on the terms therein.

5.17          Transactions with Affiliates. Section 5.17 of the ARYA Disclosure Schedules sets forth all Contracts between (a) ARYA, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of ARYA or any family member of any such officer, director or employee, on the other hand (each Person identified in this clause (b), a “ARYA Related Party”), other than (i) Contracts with respect to an ARYA Related Party’s employment with, or the provision of services to, ARYA or its Affiliates that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters), (ii) Contracts with respect to an ARYA Related Party’s status as a holder of ARYA Shares or (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.2 or entered into in accordance with Section 6.2. Except as set forth on Section 5.17 of the ARYA Disclosure Schedules, no ARYA Related Party: (A) owns any material interest in any material asset or property used in the business of ARYA; (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of ARYA, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of ARYA or (D) owes any material amount to, or is owed any material amount by, ARYA (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 6.2(a) or entered into in accordance with Section 6.2(a)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.17 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 5.17) are referred to herein as “ARYA Related Party Transactions.”

5.18          Information Supplied. None of the information supplied or to be supplied by or on behalf of ARYA or any of its Affiliates expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the ARYA shareholders or at the time of the ARYA Shareholders Meeting, and in the case of any post-effective amendment thereto, at the time of such post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 5.18, no representation or warranty is made by ARYA or any of its Affiliates with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of ARYA for use therein.

5.19          Certain Business Practices. ARYA has not, nor, to the knowledge of ARYA, has any Affiliate, director, officer, agent or employee of ARYA (in their capacities as such), since ARYA’s formation, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of Anti-Corruption Laws or (c) made any other unlawful payment. ARYA has not, nor, to the knowledge of ARYA, has any Affiliate, director, officer, agent or employee of ARYA or its Affiliates (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of ARYA or its Affiliates), since ARYA’s formation, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person in connection with any actual or proposed transaction, in each case in violation of any Anti-Corruption Law in any material respect. No material Action involving ARYA or its Affiliates with respect to any Anti-Corruption Law is pending or, to the knowledge of ARYA, threatened.

5.20          Trade Controls. None of ARYA or its Affiliates, nor any director, officer, agent or employee of ARYA or its Affiliates (in their capacities as such) has, since ARYA’s formation, (a) been a Sanctioned Person, (b) been organized, resident or located in a Sanctioned Country, (c) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (d) otherwise been in violation of Trade Controls in any material respect. ARYA nor its Affiliates have: (i) received from any Authority or any other Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to an Authority; or (iii) conducted any internal investigation or audit, in each case concerning any actual or potential material violation or wrongdoing related to Trade Controls.

5.21          Investigation; No Other Representation.

(a)          ARYA, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Business and (ii) it has been furnished with or given access to such documents and information about the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

(b)          In entering into this Agreement and the Additional Agreements to which it is or will be a party, ARYA has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III, Article IV and the Additional Agreements to which it is or will be a party and no other representations or warranties of the Amber Entities or any other Person, either express or implied, and ARYA, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III, Article IV and the Additional Agreements to which it is or will be a party, none of the Amber Entities or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby.

5.22          Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE AMBER ENTITIES OR ANY OF THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ADDITIONAL AGREEMENTS, NEITHER ARYA, NOR ANY OTHER PERSON MAKES, AND ARYA EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ARYA THAT HAVE BEEN MADE AVAILABLE TO THE AMBER ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ARYA BY OR ON BEHALF OF THE MANAGEMENT OF ARYA OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY OF THE AMBER ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ARYA ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ARYA, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ADDITIONAL AGREEMENTS, ARYA EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION THEREWITH. NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ADDITIONAL AGREEMENTS NEITHER ARYA NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE AMBER ENTITIES REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF ARYA OR, FOLLOWING THE CLOSING, THE BUSINESS ENTITIES OR THE BUSINESS.

Article VI
COVENANTS OF THE PARTIES

6.1          Conduct of the Business Entities and the Business.

(a)          From and after the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (x) as expressly contemplated by this Agreement or any Additional Agreement, (y) as required by applicable Law or (z) with the prior written consent of ARYA (not to be unreasonably withheld, conditioned or delayed), each Amber Entity shall, and shall cause its Affiliates to, conduct the Business in the ordinary course consistent with past practice in all material respects and use their commercially reasonable efforts to preserve substantially intact their respective properties, assets, operations and relationships with Authorities, employees, suppliers, and other material business relations, in each case, to the extent primarily related to the Business or otherwise constituting or related to the Contributed Business Assets, the Business Employees or the Business Contractors.

(b)          Without limiting the generality of the foregoing, from and after the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (w) as set forth on Section 6.1(b) of the Amber Disclosure Schedules, (x) as expressly contemplated by this Agreement or any Additional Agreement, (y) as required by applicable Law or (z) as consented to in writing by ARYA (such consent not to be unreasonably withheld, conditioned or delayed in the case of clauses (i), (v), (vi), (viii), (ix), (xi), (xiii), (xv), (xvi), (xviii), (xix), (xx), (xxiii) or (xxv) (to the extent related to any of the foregoing clauses)), each Amber Entity shall not, and shall cause its Affiliates not to, do the following:

(i)          amend, modify, restate or supplement the Governing Documents of any Business Entity (other than, for the avoidance of doubt, as expressly contemplated by this Agreement);

(ii)          transfer, issue, sell, grant or otherwise dispose of, or subject to a Lien, (A) any Equity Securities of any Business Entity or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Business Entity to issue, deliver or sell any Equity Securities of any Business Entity;

(iii)          declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Business Entity or repurchase or redeem any outstanding Equity Securities of any Business Entity;

(iv)          sell, assign, abandon, dispose of, license or transfer, any Contributed Business Assets, or any other assets or properties related to or arising out of the Business (other than Intellectual Property), other than dispositions or transfers of inventory in the ordinary course of business;

(v)          except as required by the terms of any existing Employee Benefit Plan as in effect on the date hereof and listed on Section 4.16(a) of the Amber Disclosure Schedules, as set forth on Section 6.1(b)(v) of the Amber Disclosure Schedules or for ordinary course actions consistent with past practice which are applicable to employees of Amber GT Parent and its Affiliates generally and for which Amber GT Parent and its Affiliates (excluding, for the avoidance of doubt, the Company) are solely obligated to pay (and do not disproportionately affect any Business Employees or Business Contractors), (A) materially increase or decrease the amount of any bonus, salary or other compensation or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider of the Business, including any Business Employee or Business Contractor, (B) take any action to accelerate the timing or vesting of any payments or benefits, or the funding (other than ordinary course funding of the Parent 401(k) Plan benefits) of any payments or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider of the Business, including any Business Employee or Business Contractor, (C) grant, or promise to grant, any bonuses, commission, change in control payments, deferred compensation, severance, deal bonus, retention or equity or equity-based rights or other compensatory payments or benefits to any current or former employee, officer, director or other individual service provider of the Business, including any Business Employee or Business Contractor, (D) establish, adopt, enter into, commence participation in, fund, terminate, increase the coverage or benefits available under, or materially amend any Employee Benefit Plan (or any plan or arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement), or (E) hire or engage any Business Employee or Business Contractor with total annualized compensation in excess of $250,000;

(vi)          (A) enter into any CBA related to the terms and conditions of one or more Business Employees’ employment or the Business or (B) recognize or certify any labor union, labor organization, or group of employees as the bargaining representative for any Business Employees;

(vii)          implement or announce any mass layoffs, furloughs, plant closings, or reductions in force affecting any group of Business Employees or Business Contractors;

(viii)          (A) fail to maintain the Contributed Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear casualty and condemnation excepted, or (B) amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any Contributed Real Property or to which any Business Entity is a party or bound or that would adversely affect the rights of the Company, or the obligations of Amber GT Parent, under any Lease or the Philadelphia Sublease following the Closing;

(ix)          (A) obtain, create, assume or incur any loan or other Indebtedness primarily related to the Business or otherwise constituting or related to the Contributed Business Assets, the Business Employees or the Business Contractors or to which any Business Entity or any Affiliates thereof could, directly or indirectly, have any Liabilities following the Closing, (B) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value, in each case to the extent primarily related to the Business or that would otherwise constitute or relate to a Contributed Business Asset, the Business Employees or the Business Contractors or (C) grant any indemnity, bond or other guarantee for the benefit of any Person by any Business Entity, otherwise primarily related to the Business or otherwise constituting or relating to the Contributed Business Assets, the Business Employees or the Business Contractors, or to which any Business Entity or any Affiliates thereof could, directly or indirectly, have any Liabilities, in each case of sub clauses (A)-(C), other than in the ordinary course of business in an aggregate amount not to exceed $1,000,000;

(x)          (A) merge, consolidate, combine or amalgamate any Business Entity with any Person or otherwise have any Business Entity acquired or purchased acquired by any other Person (whether by merger, consolidating with, purchase of Equity Securities or assets or otherwise) or (B) have any Business Entity purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(xi)          (A) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person by a Business Entity or (B) otherwise make any loans, advances, or guarantees for the benefit of, any Business Employee or Business Contractor, other than the reimbursement of expenses of Business Employees or Business Contractors in the ordinary course of business consistent with past practice, in each case of sub clauses (A) and (B), other than in the ordinary course of business in an aggregate amount not to exceed $1,000,000;

(xii)          with respect to any Business Entity or to the extent otherwise primarily related to the Business, the Contributed Business Assets, the Business Employees, the Business Contractors or Assumed Business Liabilities, (A) make, change, or revoke any material Tax election, (B) enter into any settlement or compromise with any Taxing Authority relating to any material Tax matter, (C) abandon or fail to conduct any material Tax Action in respect of a material amount of Taxes or a material Tax Return, (D) file any amended Tax Return in respect of a material amount of Taxes, (E) consent to any extension or waiver of the statutory period of limitations applicable to a material amount of Taxes or material Tax Return, (F) enter into any Tax Sharing Agreement, (G) adopt or change a method of Tax accounting with respect to material Taxes of any Business Entity or to the extent otherwise related to the Business, or (H) change an accounting period with respect to a material amount of Taxes of any Business Entity or to the extent otherwise related to the Business;

(xiii)          settle or compromise, or enter into any settlement, conciliation or other similar Contract with respect to, any Action, or enter into any consent decree or settlement agreement with any Authority, in each case, to the extent primarily related to the Business, or otherwise constituting or related to any Contributed Business Asset, Business Employee or Business Contractor, or to which any Business Entity is subject or would be party or bound, as applicable, in each case, other than settlements or compromises of any Action that (A) would involve the payment of less than $1,000,000, in the aggregate, (B) that does not impose, or by its terms will not impose at any point in the future, any material, non-monetary obligations on the Business or any Business Entity (or ARYA or any of its Affiliates following the Closing) and (C) that is otherwise paid in full by the Amber Entities prior to the Closing or would constitute Excluded Liabilities;

(xiv)          assign, sell, transfer, abandon, let lapse, license (except non-exclusive licenses granted in the ordinary course of business) or otherwise dispose of, any Contributed Business IP, other than in the ordinary course of business;

(xv)          not commit or authorize any commitment to make any capital expenditures primarily related to the Business or otherwise constituting or related to the Contributed Business Assets, the Business Employees or the Business Contractors in excess of $1,000,000 individually or $2,000,000 in the aggregate (except as set forth in the capital expenditure budget of the Business provided to ARYA as of the date hereof);

(xvi)          disclose any material Trade Secrets primarily used or held for use in the Business (other than pursuant to a written confidentiality agreement or other confidentiality obligations entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Business in or to, such Trade Secrets);

(xvii)          make any change in any Business Entity’s accounting methodology, practice or policy other than changes required by GAAP or applicable Law;

(xviii)          waive or release any noncompetition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any Business Employee, Business Contractor or former employee or independent contractor of the Business;

(xix)          except as contemplated in Section 7.1(b), (A) transfer the employment of any (x) employee of the Amber Entities (other than the Business Entities) who is not a Business Employee to a Business Entity or modify such individual’s duties and responsibilities such that they would become a Business Employee, or (y) Business Employee out of any Business Entity or change the job duties or responsibilities of any Business Employee such that the individual no longer satisfies the definition of a Business Employee, other than such actions that are taken in order to fill a vacancy for any position with total annualized compensation not greater than $300,000, or (B) terminate the employment or engagement of (other than for cause), furlough or temporarily layoff any Business Employee or Business Contractor;

(xx)            (A) amend, modify or terminate any Material Business Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Business Contract pursuant to its terms), (B) waive any material benefit or right under any Material Business Contract, (C) enter into any Contract that would constitute a Material Business Contract or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the date hereof, would be required to be disclosed on Section 4.21 of the Amber Disclosure Schedules;

(xxi)            cause the Business Entities to engage in any business or activities, or incur any Liabilities, that would be required to be disclosed on Section 4.5 of the Amber Disclosure Schedules if engaged in or incurred prior to the date hereof;

(xxii)            authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Business Entity;

(xxiii)           enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Additional Agreement;

(xxiv)           make or enter into any Contract providing for any Change of Control Payment, other than Change of Control Payments that do not exceed $25,000 individually or $100,000 in the aggregate with all other such Change of Control Payments under this Section 6.1(b)(xxiv); or

(xxv)            enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

Notwithstanding anything in this Section 6.1(b) to the contrary, nothing set forth in this Agreement shall give ARYA, directly or indirectly, the right to control or direct the operations of the Business or the Business Entities prior to the Closing.

6.2            Conduct of the Business of ARYA.

(a)           From and after the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, ARYA shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Additional Agreement (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Investment), as required by applicable Law, as set forth on Section 6.2(a) of the ARYA Disclosure Schedules or as consented to in writing by Amber GT Parent (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i)             create or form any Subsidiary;

(ii)            adopt any amendments, supplements, restatements or modifications to the Investment Management Trust Agreement or the Governing Documents of ARYA;

(iii)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(iv)           declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding of its Equity Securities;

(v)            split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(vi)           (A) make, change, or revoke any material Tax election, (B) enter into any settlement or compromise with any Taxing Authority relating to any material Tax matter, (C) abandon or fail to conduct any material Tax Action in respect of a material amount of Taxes or a material Tax Return, (D) file any amended Tax Return in respect of a material amount of Taxes, (E) consent to any extension or waiver of the statutory period of limitations applicable to a material amount of Taxes or material Tax Return, (F) enter into any Tax Sharing Agreement, (G) adopt or change a method of Tax accounting with respect to material Taxes, or (H) change an accounting period with respect to a material amount of Taxes;

(vii)          incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities), in each case of, other than in the ordinary course of business in an aggregate amount not to exceed $1,000,000;

(viii)         make any loans or advances to, or capital contributions in, any other Person, other than to, or in, ARYA or any of its Subsidiaries;

(ix)            issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(x)            (A) amend, modify or renew any Contract that constitutes an ARYA Related Party Transaction, other than the entry into any Contract with an ARYA Related Party with respect to the incurrence of Indebtedness permitted by Section 6.2(a)(vii) or (B) enter into any Contract that would constitute an ARYA Related Party Transaction;

(xi)            engage in any activities or business, or incur any Liabilities, other than with respect to any activities or businesses that are or any Liabilities, directly or indirectly, arising out of or related to any activities or businesses that are (A) either permitted under this Section 6.2 (including, for the avoidance of doubt, any activities or businesses contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Additional Agreement, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 6.2, (B) in connection with or incident or related to its incorporation, continuing corporate (or similar) existence or it being (or continuing to be) a U.S. public company listed on Nasdaq, or (C) administrative, ministerial or otherwise immaterial in nature;

(xii)           make any change in accounting methodology, practice or policy other than changes required by GAAP or applicable Law;

(xiii)          waive, release, assign, settle or compromise any Action pending or threatened against ARYA or any of their respective directors or officers that would materially and adversely affect ARYA after the Closing Date;

(xiv)          authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement and the Additional Agreements);

(xv)          enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(xvi)         enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.2(a).

(b)            Notwithstanding anything in this Section 6.2 to the contrary, (i) nothing set forth in this Agreement shall give the Amber Entities, directly or indirectly, the right to control or direct the operations of ARYA and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, ARYA from using the funds held by ARYA outside the Trust Account from otherwise distributing or paying over any funds held by ARYA outside the Trust Account to the ARYA Sponsor or any of its Affiliates, in each case, prior to the Closing.

6.3            Efforts to Consummate.

(a)            Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement, including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VIII and, in the case of any Additional Agreement to which such Party is contemplated to be a party after the date of this Agreement, to execute and delivery such Additional Agreement when required pursuant to this Agreement, and (ii) using reasonable best efforts to obtain the PIPE Investment on the terms and subject to the conditions set forth in the PIPE Subscription Agreements. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Authority or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Additional Agreements; provided, however, that in the case of any such Consents of any Person (other than an Authority), ARYA and its Affiliates (including, for the avoidance of doubt, from and after the Closing, the Business Entities) shall not be required to make any payments to secure any such Consent and shall not be required to amend, modify or supplement any Contract to which such Consent may relate, and Amber GT Parent, Amber GT and their respective Affiliates (including, prior to the Closing, the Business Entities) shall not take any of the foregoing actions without ARYA’s prior written consent. Amber GT Parent shall bear the costs incurred in connection with obtaining, filing or delivering such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (A) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement, and (B) respond as promptly as reasonably practicable to any requests by any Authority for additional information and documentary material that may be requested pursuant to the HSR Act. ARYA shall promptly inform Amber GT Parent of any communication between ARYA, on the one hand, and any Authority, on the other hand, and Amber GT Parent shall promptly inform ARYA of any communication between any Amber Entity or any Affiliate thereof, on the one hand, and any Authority, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Additional Agreement; provided that, for the avoidance of doubt, the foregoing shall not apply with respect to communications with any Taxing Authority following the Closing Date. Without limiting the foregoing, (x) to the extent available at the time of filing thereof, the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (y) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Authority not to consummate the transactions contemplated hereby or by the Additional Agreements, except with the prior written consent of ARYA and Amber GT Parent. Nothing in this Section 6.3 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Business Entity or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the measures set forth in the immediately preceding sentence with respect to such Party or with respect to any other Party or any of its Affiliates, except with ARYA’s and Amber GT Parent’s prior written consent.

(b)            From and after the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, ARYA, on the one hand, and the Amber Entities, on the other hand, shall give counsel for Amber GT Parent (in the case of ARYA) or ARYA (in the case of any Amber Entity), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Authority relating to the transactions contemplated by this Agreement or the Additional Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Authority in connection with the transactions contemplated by this Agreement unless it consults with, in the case of ARYA, Amber GT Parent, or, in the case of any Amber Entity, ARYA in advance and, to the extent not prohibited by such Authority, gives, in the case of ARYA, Amber GT Parent, or, in the case of any Amber Entity, ARYA, the opportunity to attend and participate in such meeting or discussion.

(c)            Notwithstanding anything in this Agreement to the contrary, in the event that this Section 6.3 conflicts with any other covenant or agreement in this Article VI that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

6.4            Exclusive Dealing.

(a)            From and after the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Amber Entity shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Business Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Business Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Business Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities of any Business Entity (or any Affiliate or successor of any Business Entity) or any other Person for the purpose of a public offering with respect to the Business; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Each Amber Entity agrees to (A) notify ARYA promptly upon receipt of any Business Acquisition Proposal by any Person, and to describe the material terms and conditions of any such Business Acquisition Proposal in reasonable detail (including the identity of the Persons making such Business Acquisition Proposal) and (B) keep ARYA reasonably informed on a current basis of any modifications to such offer or information.

(b)            From and after the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, ARYA shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an ARYA Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an ARYA Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an ARYA Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. ARYA agrees to (A) notify Amber GT Parent promptly upon receipt of any ARYA Acquisition Proposal by ARYA, and to describe the material terms and conditions of any such ARYA Acquisition Proposal in reasonable detail (including the identity of any person or entity making such ARYA Acquisition Proposal) and (B) keep Amber GT Parent reasonably informed on a current basis of any modifications to such offer or information.

(c)            For the avoidance of doubt, it is understood and agreed that the covenants and agreements set forth in this Section 6.4 shall not prohibit the Amber Entities, ARYA or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 6.4 (such as answering phone calls) or informing any Person inquiring about a possible Business Acquisition Proposal or ARYA Acquisition Proposal, as applicable, of the existence of the covenants and agreements set forth in this Section 6.4.

6.5            Confidentiality; Access to Information.

(a)            The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.5(a) or the Confidentiality Agreement conflicts with any other covenant or agreement set forth in this Agreement or any Additional Agreement that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement set forth in this Agreement or such Additional Agreement, as applicable, shall govern and control to the extent of such conflict. The Parties hereby acknowledge and agree that, notwithstanding anything to the contrary therein, the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

(b)            From and after the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Amber Entities shall provide, or cause to be provided, to ARYA and its Representatives during normal business hours reasonable access to the books, records, properties and employees (including, for the avoidance of doubt, the Business Employees), in each case, to the extent Related to the Business (in a manner so as to not interfere with the normal business operations of the Amber Entities); provided that, notwithstanding any provision of this Agreement to the contrary, Amber GT Parent shall not be required to provide ARYA or its Representatives with access to or copies of any income Tax Returns or books and records (including workpapers) related thereto except to the extent such income Tax Returns or books and records relate solely to the Business Entities or the Business. Notwithstanding the foregoing, none of the Amber Entities shall be required to provide to ARYA or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Amber Entity is subject, (B) violate any legally-binding obligation of any Amber Entity with respect to confidentiality, non-disclosure or privacy (taking into account, for the avoidance of doubt, the Confidentiality Agreement) or (C) based on the advice of outside legal counsel, jeopardize protections afforded to any Amber Entity under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (C), each Amber Entity shall, and shall cause its Affiliates to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Amber Entity or any of its Representatives, on the one hand, and ARYA or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Amber GT Parent shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c)            From and after the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, ARYA shall provide, or cause to be provided, to Amber GT Parent and its Representatives during normal business hours reasonable access to the books, records, properties and employees of ARYA, in each case, to the extent related to the transactions contemplated by this Agreement (in a manner so as to not interfere with the normal business operations of ARYA or any of its Affiliates); provided that, notwithstanding any provision of this Agreement to the contrary, ARYA shall not be required to provide Amber GT Parent or its Representatives with access to or copies of any income Tax Returns or book and records (including workpapers) related thereto. Notwithstanding the foregoing, ARYA shall not be required to provide, or cause to be provided to, Amber GT Parent or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which ARYA is subject, (B) violate any legally binding obligation of ARYA with respect to confidentiality, non-disclosure or privacy (taking into account, for the avoidance of doubt, the Confidentiality Agreement) or (C) based on outside legal counsel, jeopardize protections afforded to ARYA under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (C), ARYA shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if ARYA, the ARYA Sponsor or any of their respective Representatives, on the one hand, and any Amber Entity or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ARYA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d)            For a period of six (6) years after the Closing, upon reasonable advance notice, ARYA shall provide, or cause to be provided, to Amber GT Parent and its Representatives, at Amber GT Parent’s expense, during normal business hours reasonable access to the Contributed Books and Records and the Contributed Business Employee Records in its possession or control as of such time, in each case, to the extent related to the operation of the Business prior to the Closing and necessary in connection with any Action, preparation of financial statements or SEC, stock exchange or bank regulatory reporting obligations. Any such access shall be in a manner so as to not interfere with the normal business operations of ARYA or any of its Affiliates. Notwithstanding the foregoing, ARYA shall not be required to provide, or cause to be provided to, Amber GT Parent or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which ARYA is subject, (B) violate any legally-binding obligation of ARYA with respect to confidentiality, non-disclosure or privacy (taking into account, for the avoidance of doubt, the Confidentiality Agreement) or (C) based on the advice of outside counsel, jeopardize protections afforded to ARYA under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (C), ARYA shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if ARYA, the ARYA Sponsor or any of their respective Representatives, on the one hand, and any Amber Entity or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ARYA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law. This Section 6.5(d) shall not apply with respect to Taxes, which shall be governed by Section 6.12(a).

(e)            From and after the Closing, Amber GT Parent shall, and shall cause its Representatives to, provide ARYA and its Representatives with copies of or access to (as determined in the sole discretion of ARYA) the portion of any Books and Records, in each case, to the extent relating to, held for use with or used in connection with the Business but are not Contributed Books and Records and owned by, in possession of or controlled by Amber GT Parent or any of its Affiliates as of such time (such Books and Records, collectively, the “Commingled Books and Records”); provided that (i) Amber GT Parent shall not be required to provide copies of or access to any Commingled Books and Records to the extent prohibited by applicable Law (provided that, Amber GT Parent shall, and shall cause its Representatives to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Law and (y) provide such access or information in a manner without violating such Law), and (ii) for the avoidance of doubt, Amber GT Parent and any of its Representatives may redact or remove any information in any Commingled Books and Records prior to providing copies or access to ARYA and its Representatives under this Section 6.5(e) to the extent not relating to, held for use with or used in connection with the Business. This Section 6.5(e) shall not apply with respect to Taxes, which shall be governed by Section 6.12(a).

(f)            From and after the Closing, Amber GT Parent shall, and shall cause its Affiliates to, provide ARYA and its Representatives with copies of or access to (as determined in the sole discretion of ARYA) the portion of employee or personnel files, in each case, to the extent relating to a Business Employee but are not Contributed Business Employee Records and owned by, or in possession of or controlled by Amber GT Parent or any of its Affiliates as of such time (such employee or personnel files, collectively, the “Commingled Employee Records”); provided that (i) Amber GT Parent shall not be required to provide copies of or access to any Commingled Employee Records to the extent prohibited by applicable Law (provided that Amber GT Parent shall, and shall cause its Representatives to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Law or Order and (y) provide such access or information in a manner without violating such Law or Order), and (ii) for the avoidance of doubt, Amber GT Parent and any of its Affiliates may redact or remove any information in any Commingled Employee Records prior to providing copies or access to under this Section 6.5(f) to the extent not related to or arising out of the Business or any Business Employee.

(g)            For a period of time equal to the shortest of (i) six (6) years from and after the Closing Date, (ii) Amber GT Parent’s standard record retention policy period or (iii) such period time as may be required by applicable Law, Amber GT Parent shall, and shall cause its Affiliates to, hold all Commingled Books and Records and Commingled Employee Records existing on the Closing Date and not to destroy or dispose of any thereof, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to ARYA; provided that, for the avoidance of doubt, Amber GT Parent and any of its Affiliates may redact or remove any information in any Commingled Books and Records or the Commingled Employee Records prior to surrendering them to the Company under this Section 6.5(g) to the extent not relating to, held for use with or used in connection with the Business or related to or arising out of any Business Employee. This Section 6.5(g) shall not apply with respect to Taxes, which shall be governed by Section 6.12(a).

(h)            For a period of time equal to the shortest of (i) six (6) years from and after the Closing Date, (ii) ARYA’s standard record retention policy period or (iii) such period of time as may be required by applicable Law, ARYA shall, and shall cause its Affiliates to, hold all Contributed Books and Records delivered to the Company on the Closing Date and not to destroy or dispose of any thereof, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to Amber GT Parent (at its sole cost) to the extent any such books and records relate to Excluded Assets or Excluded Liabilities; provided that, for the avoidance of doubt, ARYA and any of its Affiliates may redact or remove any information in any Contributed Books and Records prior to surrendering them to the Company under this Section 6.5(h) to the extent not relating to, held for use with or used in connection with the Excluded Assets or Excluded Liabilities. This Section 6.5(h) shall not apply with respect to Taxes, which shall be governed by Section 6.12(a).

(i)            For a period of eighteen (18) months from and after the Closing Date (such period of time, the “Confidentiality Period”), Amber GT Parent shall, and shall cause each of its Representatives who have received Business Confidential Information, to, (i) treat and hold as confidential all confidential or proprietary information of, or to the extent related to, the Business and either in existence at or prior to the Closing or delivered to Amber GT Parent or any of its Representatives pursuant to this Agreement or any Additional Agreement after the Closing (the “Business Confidential Information”) and (ii) refrain from using or disclosing any of the Business Confidential Information except as provided or otherwise permitted under this Agreement or any Additional Agreement to which it is a party, or in connection with any dispute or Action arising in connection with any of the foregoing; provided, however, that none of the following shall be deemed to be Business Confidential Information: (A) information that is generally available to or known by the public (other than through disclosure by Amber GT Parent or any of its Representatives in violation of this Section 6.5(i)); (B) information that is acquired by Amber GT Parent or any of its Representatives after the Closing from a source which, to the actual knowledge of such Person, is not prohibited from disclosing such information by a legal, contractual, fiduciary or similar obligation; (C) information that is independently derived, developed or acquired by Amber GT Parent or any of its Representatives following the Closing without reference to or use of information subject to the confidentiality obligations of this Section 6.5(i); or (D) information to the extent related to any Excluded Assets or Excluded Liabilities, which shall, for the avoidance of doubt, be deemed to be Amber Confidential Information. Notwithstanding anything to the contrary in this Section 6.5(i), in the event that Amber GT Parent or any of its Representatives is required or requested to disclose any Business Confidential Information during the Confidentiality Period by Law or to an Authority or otherwise in connection with compliance, Tax or regulatory activity, then any of the foregoing Persons shall notify ARYA as promptly as practicable and permissible of such request or requirement so that ARYA may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5(i). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of its outside legal counsel, is compelled to disclose any Business Confidential Information, such Person may disclose only that portion of such Business Confidential Information to which it is advised by its counsel to disclose and shall use commercially reasonable efforts to cause the recipient thereof to keep such information confidential.

(j)            During the Confidentiality Period, ARYA shall, and shall cause any of its Representatives who have received Amber Confidential Information to, (i) treat and hold as confidential all confidential or proprietary information related to Amber GT Parent or any of its Affiliates delivered to ARYA or its Representatives whether before or after the date hereof (other than, for the avoidance of doubt, the Business Confidential Information) (the “Amber Confidential Information”) and (ii) refrain from using or disclosing any of the Amber Confidential Information except as provided or otherwise permitted under this Agreement or any Additional Agreement, or in connection with any dispute or Action arising in connection with any of the foregoing; provided, however, that none of the following shall be deemed to be Amber Confidential Information: (A) information that is generally available to or known by the public (other than through disclosure by ARYA or its Representatives in violation of this Section 6.5(j)); (B) information that is acquired by ARYA or any of its Representatives after the Closing from a source which, to the actual knowledge of such Persons, is not prohibited from disclosing such information by a legal, contractual, fiduciary or similar obligation; (C) information that is independently derived, developed or acquired by ARYA or any of its Representatives after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 6.5(j); or (D) information to the extent Related to the Business, the Contributed Business Assets or the Assumed Business Liabilities, which shall, for the avoidance of doubt, be deemed to be Business Confidential Information. Notwithstanding anything to the contrary in this Section 6.5(j), in the event that ARYA or any of its Representatives is required or requested to disclose any Amber Confidential Information during the Confidentiality Period by Law or to an Authority or otherwise in connection with compliance, Tax or regulatory activity, then any of the foregoing Persons shall notify Amber GT Parent as promptly as practicable and permissible of such request or requirement so that Amber GT Parent seek an appropriate protective order or waive compliance with the provisions of this Section 6.5(j). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of its outside legal counsel, is compelled to disclose any Amber Confidential Information, such Person may disclose only that portion of such Amber Confidential Information to which it is advised by its counsel to disclose and shall use commercially reasonable efforts to cause the recipient thereof to keep such information confidential. For the avoidance of doubt, the obligations set forth in this Section 6.5(j) are in addition to any continuing obligations under the Confidentiality Agreement.

(k)            Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that Section 6.5(d) through Section 6.5(j) conflicts with any other covenant or agreement set forth in any Additional Agreement that contemplates the disclosure, use or provision of information or otherwise that is the subject of subsection, then such other covenant or agreement set forth in such Additional Agreement, as applicable, shall govern and control to the extent of such conflict.

6.6            Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, ARYA and Amber GT Parent shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of ARYA or Amber GT Parent, as applicable), and ARYA shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of ARYA which will be included therein and which will be used for the ARYA Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by ARYA’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). ARYA and each Amber Entity shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, in the case of the Amber Entities, with respect to the Business, the provision of financial statements of, and any other information with respect to, the Business for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify, in the case of an Amber Entity, ARYA or, in the case of ARYA, Amber GT Parent, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) promptly prepare and, in the case of ARYA and Amber GT Parent only, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either ARYA or Amber GT Parent, as applicable) any amendments or supplements to the Registration Statement / Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Company); (d) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (e) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. ARYA, on the one hand, and each Amber Entity, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.6 or for inclusion in any other statement, filing, notice or application made by or on behalf of ARYA to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Additional Agreements. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then: (i) such Party shall promptly inform, in the case of ARYA, Amber GT Parent, or, in the case of any Amber Entity, ARYA, thereof; (ii) ARYA and Amber GT Parent shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either ARYA or Amber GT Parent, as applicable), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) ARYA shall as promptly as practicable file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate in the discretion of ARYA, in mailing such amendment or supplement to the shareholders of ARYA. ARYA shall as promptly as reasonably practicable advise Amber GT Parent of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of ARYA Shares for offering or sale in any jurisdiction, and ARYA and the Amber Entities shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.7            ARYA Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, ARYA shall (a) cause the Registration Statement / Proxy Statement to be mailed to the ARYA shareholders, (b) use reasonable best efforts to solicit proxies from the ARYA shareholders to vote in favor of each of the Transaction Proposals and (c) duly give notice of, and use reasonable best efforts to duly convene and hold, a meeting of its shareholders (the “ARYA Shareholders Meeting”), in each case, in accordance with the Governing Documents of ARYA and applicable Law, for the purposes of obtaining the ARYA Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect an ARYA Share Redemption. Except as otherwise required by applicable Law: (i) ARYA shall, through the ARYA Board, recommend to its shareholders (the “ARYA Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (B) the adoption and the approval of the Domestication (the “Domestication Proposal”); (C) the adoption and approval of the issuance of the ARYA Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing rules (the “Nasdaq Proposal”); (D) the adoption and approval of the ARYA Post-Closing Certificate of Incorporation (the “Required Governing Document Proposal”); (E) the approval, on a non-binding advisory basis, of certain differences between the Governing Documents of ARYA as in effect as of such time and the proposed ARYA Post-Closing Certificate of Incorporation and the proposed ARYA Post-Closing Bylaws (collectively, the “Other Governing Document Proposals”); (F) the adoption and approval of the Post-Closing Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (G) the adoption and approval of the Post-Closing Employee Stock Purchase Plan; (H) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (I) the adoption and approval of each other proposal reasonably agreed to by ARYA and Amber GT Parent as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Additional Agreements; and (J) the adoption and approval of a proposal for the adjournment of the ARYA Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), collectively, the “Transaction Proposals”), and (ii) ARYA shall include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, ARYA may only adjourn the ARYA Shareholders Meeting (1) to solicit additional proxies for the purpose of obtaining the ARYA Shareholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that ARYA (or Amber GT Parent) has reasonably determined in good faith, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of ARYA prior to the ARYA Shareholders Meeting or (4) if the holders of ARYA Class A Shares have elected to redeem a number of ARYA Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 8.1(g) not being satisfied; provided that, without the consent of Amber GT Parent (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall ARYA adjourn the ARYA Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the date that is five (5) Business Days prior to the Termination Date. ARYA covenants that none of the ARYA Board, ARYA or any committee of the ARYA Board shall (x) except as otherwise required by applicable Law, change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Amber Entities, any recommendation by the ARYA Board or ARYA of Transaction Proposals, (y) adopt, approve, recommend or declare advisable or publicly propose to adopt, approve, recommend or declare advisable, any ARYA Acquisition Proposal or (z) except as otherwise required by applicable Law, fail to include the ARYA Board Recommendation in the Registration Statement / Proxy Statement.

6.8            Nasdaq Listing. ARYA shall use its reasonable best efforts to (a) cause the ARYA Class A Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance thereof and (b) to satisfy any applicable initial and continuing listing requirements of Nasdaq, in each case prior to the Closing. Each Amber Entity shall, and shall cause its Representatives to, reasonably cooperate with ARYA and its Representatives in connection with the foregoing. From the date of this Agreement through the Closing, (i) ARYA will use reasonable best efforts to keep current and timely file all of its required public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and (ii) if ARYA receives any written or, to the knowledge of ARYA, oral notice from Nasdaq that ARYA has failed, or would reasonably be expected to fail, to meet the listing requirements of the Nasdaq as of the Closing or within six (6) months thereafter for any reason, then ARYA shall, if not otherwise prohibited by applicable Law or Order, give written notice of such Nasdaq notice to Amber GT Parent as promptly as practicable thereafter, including, if applicable and not otherwise prohibited by applicable Law or Order, a copy of any written notice received from Nasdaq (provided that a failure, in and of itself, to give any notice contemplated by this clause (ii) shall in no event cause the condition to Closing set forth in Section 8.3(a) to not be satisfied). Notwithstanding the foregoing or anything to the contrary herein, in no event shall ARYA be deemed to be in breach or violation of this Section 6.8 to the extent such breach or violation of this Section 6.8 directly or indirectly resulted from a breach by any Amber Entity of any of its applicable covenants, agreements and obligations hereunder.

6.9            Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee, (a) at the Closing, ARYA shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Investment Management Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the ARYA shareholders in respect of the ARYA Share Redemptions, (B) pay the amounts due to the underwriters of ARYA’s initial public offering for their Deferred Underwriting Commissions as set forth in the Investment Management Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to ARYA, or to such other recipients as ARYA designates (as approved by Amber GT Parent), in accordance with the Investment Management Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.10         Directors’ and Officers’ Indemnification and Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of ARYA, as provided in the Governing Documents of ARYA or otherwise in effect as of immediately prior to the Domestication, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) ARYA will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, ARYA shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the Governing Documents of ARYA or other applicable agreements as in effect immediately prior to the Domestication. The indemnification and liability limitation or exculpation provisions of the Governing Documents of ARYA shall not, during such six (6) year period, be amended, repealed or otherwise modified following the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of ARYA (the “ARYA D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such ARYA D&O Person was a director or officer of ARYA on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)            ARYA shall not have any obligation under this Section 6.10 to any ARYA D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such ARYA D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            ARYA shall purchase, at or prior to the Closing, and ARYA shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance for the benefit of those Persons who are covered (whether directly, via endorsement or otherwise) by any comparable insurance policies of ARYA in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such insurance policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under ARYA’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that ARYA shall not be obligated to pay annual premiums in excess of three hundred-fifty percent (350%) of the most recent annual premium paid by ARYA prior to the date of this Agreement and, in such event, ARYA shall purchase the maximum coverage available for three hundred-fifty percent (350%) of the most recent annual premium paid by ARYA prior to the date of this Agreement.

(d)            If ARYA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ARYA shall assume all of the obligations set forth in this Section 6.10.

(e)            The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 6.10 are intended to be third-party beneficiaries of this Section 6.10. This Section 6.10 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ARYA.

6.11         Post-Closing Directors and Officers.

(a)            Each of ARYA and the Amber Entities shall take all such action within their respective power as may be necessary or appropriate such that effective immediately after the Closing: (i) the ARYA Board shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors; (ii) the members of the ARYA Board are the individuals determined in accordance with Section 6.11(b); (iii) the members of the compensation committee, audit committee and nominating committee of the ARYA Board are the individuals determined in accordance with Section 6.11(c); and (iv) the officers of ARYA and the Company (collectively, the “Officers”) are the individuals determined in accordance with Section 6.11(d).

(b)            Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act and in accordance with Section 6.11(a), ARYA Sponsor and Amber GT Parent shall designate the directors that will be on the ARYA Board immediately after the Closing, as follows: (i) the ARYA Sponsor shall designate one (1) individual (the “ARYA Designee”) as a Class III director; (ii) Amber GT Parent shall designate two (2) individuals (each, an “Amber GT Parent Designee”), one of which shall be a Class II director and the other a Class I director; and (iii) ARYA and Amber GT Parent shall mutually agree to designate four (4) individuals (each, an “Agreed Designee”), each of which shall be designated to such other director class positions as mutually agreed by ARYA and Amber GT Parent (such agreement not to be unreasonably withheld, conditioned or delayed by either ARYA or Amber GT Parent).

(c)         Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, (i) the ARYA Sponsor may designate the ARYA Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the ARYA Board immediately after the Closing, subject to applicable listing rules of Nasdaq and applicable securities Laws, (ii) Amber GT Parent may designate up to one Amber GT Parent Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the ARYA Board immediately after the Closing, subject to applicable listing rules of Nasdaq and applicable securities Laws, and (iii) the ARYA Sponsor and Amber GT Parent shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the ARYA Sponsor or Amber GT Parent) to the other members of the compensation committee, the audit committee or the nominating committee of the ARYA Board immediately after the Closing.

(d)         The individuals identified on Section 6.11(d) of the Amber Disclosure Schedules shall be Officers immediately after the Closing, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 6.11(d) of the Amber Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Amber GT Parent and ARYA Sponsor shall mutually determine (such Agreement not to be unreasonably withheld, conditioned or delayed by either Amber GT Parent or ARYA Sponsor) another individual to serve as such Officer and, upon such mutual agreement, Section 6.11(d) of the Amber Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

6.12         Tax Matters.

(a)         Cooperation. Following the Closing Date, each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns with respect to the Business and any examination or other Tax Action with respect to Taxes or Tax Returns of or with respect to any of the Business Entities for any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit or other Tax Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and executing any powers of attorney required in connection with any such audit or other Tax Action. Following the Closing, each of Amber GT Parent and ARYA shall (and shall cause its respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Business Entities or the Business relating to any taxable period (or portion of any taxable period) beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each of Amber GT Parent and ARYA shall (and shall cause its respective Affiliates to) provide any information reasonably requested to allow Amber GT Parent, ARYA or the Business Entities to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 6.12(a) shall not apply to any dispute or threatened dispute among the Parties.

(b)         Transfer Taxes. All Transfer Taxes, other than the Pre-Closing Reorganization Transfer Taxes, shall be borne by the Company. Unless otherwise required by applicable Law, the Company shall prepare and file, or cause to be prepared and filed, all necessary Tax Returns in respect of such Transfer Taxes and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, Amber GT Parent, the Business Entities and ARYA shall, and shall cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any such Transfer Taxes.

(c)         Intended Tax Treatment. The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, it is intended that: (i) prior to the Pre-Closing Reorganization, the Company has been an entity disregarded as separate from Amber GT, and (ii) as a result of the contribution of the Closing Date Contribution Amount by ARYA, the Company will become a partnership pursuant to the general principles of Rev. Rul. 99-5, 1991-1 C.B. 434, Situation 2 (clauses (i) and (ii), the “Intended Tax Treatment”). The Parties shall, and shall cause each of their respective applicable Affiliates to, in each case except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, (A) prepare and file all Tax Returns consistent with the Intended Tax Treatment and (B) take no position in any Tax Action that is inconsistent with the Intended Tax Treatment.

(d)         Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of or with respect to any Business Entity or otherwise with respect to the Business for any Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended on (and included) the Closing Date and the other which began on the day following the Closing Date, and all taxable items of or with respect to such Business Entity (or otherwise with respect to the Business) for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the applicable Person were closed at the close of the Closing Date; provided, however, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes (other than income, franchise/capital, sales, use, or withholding Taxes) such as real and personal property Taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

(e)         Contests Related to Taxes. Each Party agrees to provide written notice to the other applicable Parties within fifteen (15) days of the receipt of any written notice by such Party of any Tax Action involving Taxes payable by or with respect to any Business Entity or otherwise with respect to the Business for any Pre-Closing Tax Period or Straddle Period (a “Tax Claim”). Amber GT Parent shall have the responsibility for, and the right to control, any Tax Claims that relate to a Pre-Closing Tax Period it elects to control by notice to the Company within fifteen (15) days after receipt of notice thereof from the Taxing Authority or pursuant to this Section 6.12(e); provided that (i) Amber GT Parent shall not settle or compromise any such Tax Claim without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the Company may participate in (but not control) any such defense and investigation at its sole cost and expense. The Company shall control all Tax Claims that relate to a Pre-Closing Tax Period that Amber GT Parent does not elect to control pursuant to this Section 6.12(e) and all Tax Claims that relate to a Straddle Period; provided that (i) the Company shall not settle or compromise any such Tax Claim that would reasonably be expected to materially increase Amber GT Parent’s Tax liability or indemnification obligations pursuant to this Agreement without the prior written consent of Amber GT Parent (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) Amber GT Parent may participate in (but not control) any such defense and investigation at its sole cost and expense.

(f)         Any refund (or credit in lieu of a refund) received by ARYA, the Company or the Business Entities for Taxes (including any interest thereon received from a Taxing Authority) with respect to the Business Entities or otherwise with respect to the Business for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period (such Taxes for a Straddle Period to be determined in accordance with Section 6.12(d)) shall be for the account of Amber GT Parent, and ARYA or the Company shall (or shall cause the applicable Business Entity to) promptly (and in no event later than five (5) Business Days after receipt by ARYA, the Company or any Business Entity thereof) pay to Amber GT Parent the amount of any such refund; provided, that ARYA, the Company and the Business Entities shall not be required to affirmatively seek any such refund (or credit). A refund (or credit) of Taxes shall be treated for this purpose as received to the extent that any amount otherwise refundable has instead been set off or otherwise applied to or against, or has otherwise reduced, any Tax payable by, or liability of, (i) the Business Entities for any period other than a Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, or (ii) ARYA or the Company. The amount of any refund (or credit) payable to Amber GT Parent pursuant to this Section 6.12(f) shall be net of all reasonable out-of-pocket costs and expenses (including Taxes) incurred by ARYA, the Company or the Business Entities in connection with realizing such refund (or credit).

(g)         Tax Covenants Survival. Notwithstanding any provision of this Agreement to the contrary, the covenants and agreements set forth in this Section 6.12 shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

6.13         Post-Closing Incentive Equity Plan; Post-Closing Employee Stock Purchase Plan. The ARYA Board shall approve and adopt an equity incentive plan, substantially in the form attached hereto as Exhibit I-1 and with any changes or modifications thereto as Amber GT Parent and ARYA may mutually agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed by either Amber GT Parent or ARYA, as applicable) (the “Post-Closing Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving 9,000,000 ARYA Class A Shares for issuance thereunder and providing for a ten (10)-year annual “evergreen” replenishment of the ARYA Class A Shares reserved for issuance thereunder, in an amount, which when added to the ARYA Class A Shares reserved for issuance under the Post-Closing Incentive Equity Plan immediately prior to each such replenishment, shall equal 5% of the then outstanding ARYA Shares. The ARYA Board shall approve and adopt an employee stock purchase plan, substantially in the form attached hereto as Exhibit I-2 and with any changes or modifications thereto as Amber GT Parent and ARYA may mutually agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed by either Amber GT Parent or ARYA, as applicable) (the “Post-Closing Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving the number of ARYA Class A Shares set forth therein for issuance thereunder.

6.14         Pre-Closing Reorganization; Excluded Assets and Liabilities.

(a)            The Amber Entities shall, and shall cause their respective Representatives to (x) use reasonable best efforts to complete the Pre-Closing Reorganization no later than immediately prior to the Closing, and (y) reasonably consult with and cooperate with ARYA and its Representatives in connection with the Pre-Closing Reorganization and otherwise keep ARYA and its Representatives apprised, in reasonable detail, of the status of the Pre-Closing Reorganization. Without limiting the generality of the foregoing, (i) as promptly as practicable following the date hereof (and in any event fifteen (15) Business Days prior to the Closing Date), Amber GT Parent shall provide, or cause to be provided, drafts of all agreements, documents and instruments related to the Pre-Closing Reorganization, and give ARYA and its Representatives a reasonable amount of time to review and provide comments to all such agreements, documents and instruments and shall consider in good faith all comments provided by ARYA and its Representatives, and (ii) none of the Amber Entities or any of their Affiliates shall enter into any agreement, document or instrument related to the Pre-Closing Reorganization that is not in a form and substance reasonably satisfactory to ARYA.

(b)           Notwithstanding anything in Section 2.1 or otherwise in this Agreement to the contrary, from and after the Pre-Closing Reorganization, Amber GT Parent and its Affiliates shall retain all of their respective rights, titles and interests in and to, and there shall be excluded from the transfer, conveyance, assignment and delivery to the Company, and the Contributed Business Assets shall not include, the following assets, properties, claims and rights (whether tangible, intangible or otherwise and wherever located) (collectively, the “Excluded Assets”):

(i)          all cash, cash equivalents, credit cards and bank accounts of Amber GT Parent or any of its Affiliates (other than, for the avoidance of doubt, the Business Entities);

(ii)         except as provided in Article VII, the sponsorship of, and all assets or contracts maintained pursuant to or in connection with, all Employee Benefit Plans;

(iii)        all Intellectual Property, other than the Contributed Intellectual Property;

(iv)        all insurance policies and rights thereunder, other than to the extent provided in Section 1.92(l) or Section 6.20;

(v)         all assets, properties and rights described on Section 6.14(b)(v) of the Amber Disclosure Schedules; and

(vi)        all other assets, properties and rights of Amber GT Parent or any of its Affiliates, of whatever kind and nature, real, personal or mixed, tangible or intangible, or otherwise, that are not specifically addressed by Section 1.92.

(c)           Notwithstanding anything to the contrary in this Agreement, from and after the Pre-Closing Reorganization, Amber GT Parent shall retain and remain responsible for and satisfy, discharge and perform when due, and ARYA and its Affiliates (including, from and after the Closing, the Business Entities) shall have no obligation with respect to, all of the following Liabilities (collectively, the “Excluded Liabilities”):

(i)          all Pre-Closing Taxes provided, that for the avoidance of doubt, this clause (i) is the only clause of this Section 6.14(c) that includes Liabilities with respect to Taxes;

(ii)         all Liabilities to the extent related to or arising out of any Indebtedness of the Business Entities existing at or prior to the Closing or of Amber GT Parent, Amber GT or any of their respective Affiliates (other than the Business Entities) existing at any time;

(iii)        all Liabilities to the extent related to or arising out of (A) any employee or independent contractor of the Amber Entities or any of their Affiliates who is not a Transferred Employee at any time prior to, on or after the Closing Date, (B) any Transferred Employee on or prior to the Closing (including, all Liabilities to the extent relating to or attributable to such employee’s or contractor’s work, employment or engagement prior to the Closing or any claim relating to or attributable to facts that occurred prior to the Closing) or (C) any incentive equity or similar awards of Amber GT Parent or any of its Affiliates held by any Transferred Employee;

(iv)        all Liabilities in respect of any Action, whether or not presently threatened, asserted or pending, to the extent related to or arising out of the conduct of the Business or the operation of the Contributed Business Assets prior to the Closing;

(v)         except as set forth in Article VII, all Liabilities to the extent related to or arising out of the matters listed on Section 6.14(c)(v) of the Amber Disclosure Schedules or any Employee Benefit Plans;

(vi)        all Liabilities related to or arising out of any noncompliance by Amber GT Parent or any of its Affiliates, employees or agents with any applicable Law;

(vii)       each Change of Control Payment to the extent related to any Contracts or other arrangements in effect prior to the Closing and that are not otherwise agreed in writing by ARYA;

(viii)      all Liabilities allocated to Amber GT Parent pursuant to Section 6.17;

(ix)         all Amber Entity Expenses allocated to Amber GT Parent pursuant to Section 11.5; and

(x)          all other Liabilities of Amber GT Parent or any of its Affiliates or to the extent related to or arising out of the Contributed Business Assets or the Business, in each case, that are not specifically addressed by Section 1.50.

6.15         Limitation on Assignment of Contributed Business Assets; Third-Party Consents.

(a)         If the contribution, grant, assignment, transfer, conveyance or delivery to any Business Entity of any asset that would be a Contributed Business Asset or any claim or right or any benefit arising thereunder or resulting therefrom would be prohibited under applicable Law or would require the Consent of any Person and such Consent has not been given or obtained, as applicable, at or prior to the Closing (collectively, the “Non-Assignable Assets”), then, subject to the last sentence of this Section 6.15(a), (i) the Closing shall proceed in accordance with this Agreement without the contribution, grant, assignment, transfer, conveyance or delivery, as applicable, of the Non-Assignable Assets, and (ii) to the extent not inconsistent with the terms of any Non-Assignable Asset or applicable Law, the Parties shall treat the Company as the owner thereof for Tax purposes from and after the Closing. Notwithstanding the foregoing, (A) an asset shall not constitute a Non-Assignable Asset and the Closing shall not proceed as provided in the immediately preceding sentence if the prohibition under applicable Law or the failure to give or obtain at or prior to the Closing was proximately caused by any Amber Entity’s breach of any covenant, agreement or obligation under this Agreement (including any of those set forth in Section 6.1), unless such breach is, for purposes of this Section 6.15(a) and, if applicable, Section 8.3(a), waived by ARYA, and (B) this Section 6.15(a) shall not be construed as limiting, modifying or otherwise affecting any of the other covenants or agreements of the Amber Entities under this Agreement to the extent such covenants or agreements require performance at or prior to the Closing.

(b)         With respect to each Non-Assignable Asset, (i) from and after the Closing, Amber GT Parent and Amber GT shall, and shall cause their Affiliates to, use reasonable best efforts to give, or cause to be given, or to obtain, or cause to be obtained, each Consent required to contribute, grant, assign, transfer, convey or deliver, as applicable, such Non-Assignable Asset and (ii) upon obtaining or giving any Consent of the type described in clause (i), the applicable Non-Assignable Asset shall be deemed to have been automatically contributed, granted, assigned, transferred, conveyed or delivered, as applicable, to the Company (or, in the sole discretion of ARYA, any Affiliate thereof) on the terms set forth in this Agreement for no additional consideration without the requirement of any further action of ARYA or any of its Affiliates, as of the Closing, except to the extent the date of such Consent is deemed by applicable Law to have occurred on another date or is otherwise consented to in writing by ARYA to have occurred as of another date, in which case, as of such date. ARYA shall, and shall cause its pertinent Affiliates to, at the sole cost and expense of Amber GT Parent, reasonably cooperate with Amber GT Parent and Amber GT in connection with the foregoing. Notwithstanding the foregoing, in no event shall (A) ARYA or any its Affiliates be required to make any payments to secure any such Consent or amend, modify or supplement any Contract to which such Consent may relate, or (B) Amber GT Parent, Amber GT or any of their respective Affiliates amend, modify or supplement any Contract to which such Consent may relate without ARYA’s prior written consent.

(c)         From and after the Closing until a Non-Assignable Assets is contributed, granted, assigned, transferred, conveyed or delivered, as applicable, as provided in Section 6.15(b), each of Amber GT Parent and Amber GT shall, and shall cause their respective Affiliates to, (i) provide the Company and its Affiliates the maximum allowable use of the Non-Assignable Assets, including by establishing an agency type or similar arrangement reasonably satisfactory to ARYA under which the Company and its Affiliates would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations with respect thereto (including by means of any subcontracting, sublicensing or subleasing arrangement) and (ii) exercise, enforce and exploit, only at the direction of ARYA and for the benefit of the Company and Affiliates, any and all claims, rights and benefits of Amber GT Parent, Amber GT or any of their respective Affiliates under or with respect to, or arising in connection with, such Non-Assignable Asset to the extent permitted by applicable Law. Except to the extent expressly prohibited by applicable Law, Amber GT Parent shall hold in trust for and pay to the Company (or, in the sole discretion of ARYA, any Affiliate thereof) promptly upon receipt thereof, all income, proceeds and other monies received by Amber GT Parent, Amber GT or any of their Affiliates in respect of any such Non-Assignable Asset, in each case, without any interest; provided that ARYA shall reimburse Amber GT Parent for any and all reasonable, documented and out-of-pocket costs, fees, expenses and amounts, other than to the extent constituting Excluded Liabilities, that are incurred by Amber GT solely as a result of any arrangement contemplated by this Section 6.15(c). Each of the Parties intend that, as of Closing, for applicable tax purposes, the Company should be treated as the beneficial owner of each Non-Assignable Asset (and shall have the benefits and burdens of such beneficial ownership). and the Parties shall file all Tax Returns in a manner consistent with such intention.

(d)         Prior to the Closing, (i) ARYA and Amber GT Parent shall each use commercially reasonable efforts to, effective as of the Closing, have Amber GT Parent and any of its Affiliates (other than, for the avoidance of doubt, the Business Entities) removed as guarantor of or obligor of Liabilities arising after the Closing with respect to the matter set forth on Section 6.15(d) of the Amber Disclosure Schedules (the “Existing Amber Guaranty”) and (ii) to the extent required to obtain a release of Amber GT Parent or any of its Affiliates (other than, for the avoidance of doubt, the Business Entities) as a guarantor of or obligor of Liabilities arising after the Closing under the Existing Amber Guaranty, ARYA shall execute a guarantee agreement, in a form and substance reasonable acceptable to ARYA and effective as of the Closing, with respect to ARYA being a guarantor of Liabilities in respect of the Existing Amber Guaranty to the extent arising after the Closing. If the actions contemplated by the preceding sentence are not completed at or prior to the Closing, then (x) ARYA and Amber GT Parent shall each use commercially reasonable efforts to, as promptly as practicable after the Closing, have Amber GT Parent and any of its Affiliates (other than, for the avoidance of doubt, the Business Entities) removed as guarantor of or obligor of Liabilities arising after the Closing with respect to the Existing Amber Guaranty and (ii) to the extent required to obtain a release of Amber GT Parent or any of its Affiliates (other than, for the avoidance of doubt, the Business Entities) as a guarantor or obligor of Liabilities arising after the Closing under the Existing Amber Guaranty, ARYA shall execute a guarantee agreement, in a form and substance reasonably acceptable to ARYA, with respect to ARYA being a guarantor of Liabilities in respect of the Existing Amber Guaranty to the extent arising after the Closing, and (y) ARYA shall, from and after the Closing, indemnify, defend and hold harmless Amber GT Parent or its Affiliates, as applicable, against or from any Liability arising out of or resulting from the Existing Amber Guaranty following the Closing to the extent provided in, and in accordance with, Section 10.3 and the other applicable provisions in Article X. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (A) in no event shall (i) ARYA or any its Affiliates be required to make any payments or other concessions, or otherwise amend, modify or supplement any Contract related to the Existing Amber Guaranty, in order to remove Amber GT Parent or any of its Affiliates as a guarantor or obligor with respect to the Existing Guaranty as contemplated by this Section 6.15(d) or, as applicable, otherwise in connection with ARYA becoming a guarantor in respect of the Existing Amber Guaranty as contemplated by this Section 6.15(d), except, for the avoidance of doubt, for any amendments, modifications or supplements to any such Contract solely to the extent that it removes Amber GT Parent or its Affiliates as a guarantor or obligor of, or substitutes ARYA in respect of, the applicable Liabilities with respect to the Existing Amber Guaranty as expressly contemplated by this Section 6.15(d), and (ii) Amber GT Parent or any of its Affiliates take any of the actions contemplated by clause (i), except for any payments that are paid in full by Amber GT Parent or its Affiliates, and (B) for the avoidance of doubt, in no event shall ARYA or any of its Affiliates have any obligations or Liabilities with respect to any Excluded Liabilities.

6.16         Misallocated Assets. Subject to Section 6.15 and Section 6.17, following the Closing, in the event that any Party becomes aware that (a) record or beneficial ownership or possession of any asset that is a Contributed Business Asset has not been contributed, granted, assigned, transferred, conveyed or, as applicable, delivered by the applicable Amber Entity or its Affiliates to a Business Entity or any of its Affiliates at or prior to the Closing, or that any Assumed Business Liability has not been assumed by a Business Entity or any of its Affiliates at or prior to the Closing, or (b) record or beneficial ownership or possession of an asset that is not a Contributed Business Asset has been contributed, granted, assigned, transferred, conveyed or delivered, as applicable, by Amber GT Parent or any of its Affiliates to the Company or one of its Affiliates at or prior to the Closing, or that any Excluded Liability has been erroneously assumed by the Company or any of its Affiliates at or prior to the Closing, then it shall promptly notify, in the case of Amber GT Parent or Amber GT, ARYA or, in the case of ARYA or the Company, Amber GT Parent, and the Parties shall thereafter reasonably cooperate to, as promptly as practicable, (i) contribute, grant, assign, transfer convey or deliver (or cause to be contributed, granted, assigned, transferred, conveyed or delivered), as applicable, without consideration the relevant asset to the Company or an Affiliate thereof designated by ARYA in writing or Amber GT Parent or an Affiliate thereof designated by Amber GT Parent in writing, as applicable, or (ii) cause the relevant Liability to be assumed by the Company or an Affiliate thereof designated by ARYA in writing or Amber GT Parent or an Affiliate thereof designated by Amber GT Parent in writing, as applicable, in each case pursuant to this Agreement.

6.17         Shared Contracts. Except as otherwise agreed by Amber GT Parent and ARYA in writing or as otherwise expressly provided in this Agreement or any of the Additional Agreements, until the expiration date of any Specified Shared Contract, the Parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to obtain or structure an arrangement for the Company and its Affiliates to, from and after the Closing, obtain the claims, rights and benefits, and assume the corresponding Liabilities and obligations thereunder (other than to the extent related to or arising out of any breach or other violation of such Specified Shared Contract at or prior to the Closing), of such portion of any such Specified Shared Contract that is related to or arising out of the Business with terms and conditions materially similar to those terms and conditions applicable as of the date hereof or, if entered into after the date hereof, as of immediately prior to the Closing, as reasonably determined by Amber GT Parent and ARYA in good faith. With respect to Shared Contractual Liabilities pursuant to, under or relating to any Specified Shared Contract, such Shared Contractual Liabilities shall be allocated between Amber GT Parent and the Company as follows: (a) if a liability is incurred solely in respect of either the Business or the other businesses of Amber GT Parent or any of its Affiliates, such liability shall be allocated to the Company or an Affiliate thereof designated in writing by ARYA (in respect of the Business) or Amber GT Parent (in respect of the other businesses of Amber GT Parent or any of its Affiliates); and (b) if a liability cannot be so allocated under clause (a), such liability shall be allocated to Amber GT Parent or the Company or an Affiliate thereof designated in writing by ARYA, as the case may be, based on the relative proportion of total benefit received by the Company or any of its Affiliates in respect of the Business and Amber GT Parent or any of its Affiliates in respect of its other businesses under the relevant Specified Shared Contract, as reasonably determined in good faith by Amber GT Parent and ARYA. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) Amber GT Parent or ARYA, as applicable, shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Specified Shared Contract and (ii) from and after the Closing, except as required by applicable Law or with the prior written consent of ARYA (not to be unreasonably withheld, condition or delayed), Amber GT Parent shall not, and shall cause its Affiliates not to, (A) amend or modify in a manner that is adverse to ARYA, any of its Affiliates or the Business in any material respect or terminate any Specified Shared Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Specified Shared Contract pursuant to its terms), or (B) waive any material benefit or right under any Specified Shared Contract to the extent related to the Business.

6.18         Restrictive Covenants.

(a)         Amber GT Parent covenants and agrees that, during the period beginning as of the Closing Date and ending on the twelve (12) month anniversary thereof (the “Restrictive Covenant Period”), other than with respect to the arrangements set forth in the Co-Development and Commercialization Agreement, it shall not, and shall cause its Affiliates not to, directly or indirectly, (i)  acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in the Business (collectively, the “Restricted Business”) anywhere in the world, (ii) conduct or engage in a Competing Business or (iii) take any action that is designed or intended to have the effect of discouraging any licensor, client, supplier, vendor, customer or other business relation of the Business from maintaining the same business relationships with the Company or any of its Affiliates after the Closing as it maintained with such Person prior to the Closing or at any time during the Restrictive Covenant Period. Notwithstanding the foregoing, (A) direct or indirect ownership of less than five percent (5%) of the outstanding Equity Securities of a publicly traded corporation shall not, in and of itself, be deemed to be engaging in the Restricted Business or otherwise constitute a violation of this Section 6.18(a) and (B) this Section 6.18(a) shall not prohibit or otherwise restrict Amber GT Parent from entering into or consummating an Amber GT Parent Change of Control Transaction; provided that, from and after the consummation of any such Amber GT Parent Change of Control Transaction and continuing until the end of the Restrictive Covenant Period, the restrictions set forth in this Section 6.18(a) shall continue to apply to Amber GT Parent and its controlled Affiliates (but not, for the avoidance of doubt, the acquiring Person(s) or any of its or their Affiliates as of immediately prior to the consummation of such Amber GT Parent Change of Control Transaction).

(b)         ARYA covenants and agrees that, during the Restrictive Covenant Period, other than with respect to the arrangements set forth in the Co-Development and Commercialization Agreement, it shall not, and shall cause its Affiliates not to, directly or indirectly, (i)  acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in the Retained Business anywhere in the world, (ii) conduct or engage in a Competing Business or (iii) take any action that is designed or intended to have the effect of discouraging any licensor, client, supplier, vendor, customer or other business relation of the Retained Business from maintaining the same business relationships with Amber GT or any of its Affiliates after the Closing as it maintained with such Person prior to the Closing or at any time during the Restrictive Covenant Period (it being understood and agreed, for the avoidance of doubt, that this clause (iii) shall in no event limit or affect the ability of ARYA or any of its Affiliates from operating or conducting the Business or otherwise having relationships, arrangements or agreements with any such licensor, client, supplier, vendor, customer or other business relation related to the conduct or operation of the Business following the Closing). Notwithstanding the foregoing, (A) direct or indirect ownership of less than five percent (5%) of the outstanding Equity Securities of a publicly traded corporation shall not, in and of itself, be deemed to be engaging in the Retained Business or otherwise constitute a violation of this Section 6.18(b) and (B) this Section 6.18(b) shall not prohibit or otherwise restrict ARYA from entering into or consummating an ARYA Change of Control Transaction; provided that, from and after the consummation of an ARYA Change of Control Transaction and continuing until the end of the Restrictive Covenant Period, the restrictions set forth in this Section 6.18(b) shall continue to apply to ARYA and its controlled Affiliates (but not, for the avoidance of doubt, the acquiring Person(s) or any of its or their Affiliates as of immediately prior to the consummation of such ARYA Change of Control Transaction).

(c)         Neither Section 6.18(a) or Section 6.18(b) shall be deemed breached as a result of the ownership by either Amber GT Parent or any of its Affiliates, or ARYA or any of its Affiliates, as applicable, of any interest if such interest arises as a result of the acquisition following the Closing Date of a Person that engages, directly or indirectly, in a Competing Business; provided that (i) such acquisition is not undertaken for the purpose of evading the obligations under Section 6.18(a) or Section 6.18(b), as applicable, and (ii) the applicable Party complies with Section 6.18(d).

(d)         In the event that Amber GT Parent, ARYA or any of their Affiliates acquires during the Restricted Covenant Period any interest in a Person that engages, directly or indirectly, in a Competing Business, then Amber GT Parent or ARYA, as applicable, shall, or shall cause any such acquiring Affiliate to, divest the Competing Business so acquired as promptly as practicable (but in any event within twelve (12) months of such acquisition).

(e)         Amber GT Parent covenants and agrees that, during the Restrictive Covenant Period, Amber GT Parent shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit, recruit, induce or encourage or attempt to solicit, recruit, induce or encourage any Transferred Employee to leave the employ of the Company or any of its Affiliates, (ii) hire, employ or otherwise engage any Transferred Employee or (iii) in any other way adversely interfere with the relationship between any Business Entity or any of its Affiliates, on the one hand, and any Transferred Employee, on the other; provided, however, that the foregoing shall not prohibit (A) any Person from making general employment solicitations, such as through advertisements in publicly available media, so long as such general employment solicitations are not specifically targeted at any employee or other service provider of any Business Entity or its Affiliates and no Transferred Employee is hired or engaged as a result thereof or (B) Amber GT Parent or any of its Affiliates from hiring any Transferred Employee within six (6) months following the date of such individual’s termination of employment with the Company or any of its Affiliates following the Closing Date, so long as such individual was not solicited, recruited, induced or encouraged in violation of this Section 6.18(e).

(f)         ARYA covenants and agrees that, during the Restrictive Covenant Period, ARYA shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit, recruit, induce or encourage or attempt to solicit, recruit, induce or encourage any Retained Employee to leave the employ of Amber GT Parent or any of its Affiliates, (ii) hire, employ or otherwise engage any Retained Employee or (iii) in any other way adversely interfere with the relationship between Amber GT Parent or any of its Affiliates, on the one hand, and any Retained Employee, on the other; provided, however, that the foregoing shall not prohibit (A) any Person from making general employment solicitations, such as through advertisements in publicly available media, so long as such general employment solicitations are not specifically targeted at any employee or other service provider of any Business Entity or its Affiliates and no Retained Employee is hired or engaged as a result thereof or (B) ARYA or any of its Affiliates from hiring any Retained Employee within six (6) months following the date of such individual’s termination of employment with Amber GT Parent or any of its Affiliates following the Closing Date, so long as such individual was not solicited, recruited, induced or encouraged in violation of this Section 6.18(f).

(g)         Notwithstanding anything to the contrary in this Section 6.18, at any time after the date of this Agreement (i) to the extent that any Transferred Employee submits a bona fide request for a transfer from the Company to Amber GT Parent or any of its Affiliates and such request is not the result of a violation of Section 6.18(e), Amber GT Parent shall be permitted to engage with any such Transferred Employee with respect to an offer of employment with the prior written consent of ARYA (not to be unreasonably withheld, conditioned or delayed) and (ii) to the extent that any Retained Employee submits a bona fide request for a transfer from Amber GT Parent to the Company or any of its Affiliates and such request is not the result of a violation of Section 6.18(f), ARYA shall be permitted to engage with any such Retained Employee with respect to an offer of employment with the prior written consent of Amber GT Parent (not to be unreasonably withheld, conditioned or delayed), and in each case, Amber GT Parent and ARYA shall cooperate in good faith to facilitate any such requests.

(h)         If the final judgment of a court of competent jurisdiction declares that any term or provision set forth in this Section 6.18 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.18 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Parties intend that the agreements, covenants and obligations set forth in this Section 6.18 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, commonwealth, territory or jurisdiction of each county or province anywhere in the world and one for each month of the Restrictive Covenant Period or other applicable period of time (if any), as applicable.

(i)         In the event of a breach or violation of any of the covenants, agreements or obligations in this Section 6.18, the Restrictive Covenant Period shall be tolled until such breach or violation has been duly cured, to the extent such breach or violation is curable.

6.19         Related Party Transactions. Except for the Contracts and other arrangements set forth on Section 6.19 of the Amber Disclosure Schedules or as otherwise expressly provided for under any Additional Agreement, at or prior to the Closing, all Contracts, payables, receivables, Liabilities, obligations and arrangements between any Business Entity, on the one hand, and Amber GT Parent or any of its Affiliates (other than, for the avoidance of doubt, any Business Entity), on the other hand, and any other Amber Related Party Transactions shall be terminated, settled, eliminated or cancelled, as applicable, in each case in a manner reasonably satisfactory to ARYA.

6.20         Insurance Coverage.

(a)         Except as otherwise expressly provided in this Agreement (including, for the avoidance of doubt, the immediately subsequent sentence) or any Additional Agreement, from and after the Closing, the Company and its Affiliates shall be responsible for obtaining and maintaining replacement insurance coverage for the Business, the Contributed Business Assets and the Business Entities. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) with respect to any facts, events, circumstances or occurrences, known or unknown, related to or arising out of the Business, the Contributed Business Assets or the Transferred Employees that occurred (in whole or in part) prior to the Closing that are covered by or insured under any occurrence based policies (including self-insurance) or any workers’ compensation insurance policies or comparable workers’ compensation self-insurance, state or country programs of Amber GT Parent or any of its Affiliates, the Company and its Affiliates may make claims, to the extent such claims relate to or arise out of facts, events, circumstances or occurrences occurring prior to the Closing, under any such policies and programs, and (ii) Amber GT Parent shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without any lapses in coverage, directors’, officers’, employees’ or similar liability insurance for the benefit of those Transferred Employees who are covered (whether directly, via endorsement or otherwise) by any such policies Amber GT Parent or any of its Affiliates in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing (provided that Amber GT Parent or its Affiliates may substitute any such existing polices with new policies that provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Transferred Employees covered thereby than) the coverage provided under such insurance policies in effect as of the date of this Agreement and any such substitution will not result in any lapses in coverage), and the Company, its Affiliates and any such Transferred Employees may make claims, relate to or arise out of facts, events, circumstances or occurrences occurring at or prior to the Closing, under any such policies described in this clause (ii). Amber GT Parent shall, and shall cause its Affiliates to, (A) take such actions as may be reasonably requested by ARYA or the Company or, in the case of clause (ii), any applicable Transferred Employee in connection with the tendering of such claims to the applicable insurers under such policy or program, the pursuit of such claims or the collection of any Losses, to the extent available under such policy or program and (B) provide the Company or an Affiliate thereof or, in the case of clause (ii), any applicable Transferred Employee designated in writing by ARYA with the proceeds it realizes with respect to such claims.

(b)         If Amber GT Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Amber GT Parent shall assume all of the obligations set forth in this Section 6.20. The Transferred Employees that are entitled to insurance coverage set forth in Section 6.20(a)(ii) are intended to be third-party beneficiaries of such subsection and the related provisions of this Section 6.20.

6.21         Lien Releases. Prior to the Closing Date, Amber GT Parent shall deliver, or cause to be delivered, to ARYA evidence of (i) the termination and release, effective as of the Closing, of all Liens (other than Permitted Liens) relating to the Contributed Business Assets and the Business Entities and (ii) the filing of all documents (including UCC-3 or equivalent termination statements) necessary to effectuate, evidence or reflect in the public record the termination and release, effective as of the Closing, of all such Liens, in each case, in form and substance reasonably satisfactory to ARYA.

6.22         Litigation Support.

(a)         From and after the Closing, if and for so long as ARYA or any of its Affiliates is prosecuting, contesting or defending any Action by or against a third party in connection with any fact, situation, circumstance or transaction relating to, in connection with or arising from any Excluded Assets or Excluded Liabilities or the pre-Closing conduct of the Business or operation of the Contributed Business Assets, then Amber GT Parent shall, and shall cause its Representatives to, reasonably cooperate with ARYA and its Representatives in such prosecution, contest or defense, including using commercially reasonable efforts to make available its pertinent personnel, participate in meetings, provide such testimony and access to their pertinent books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. From and after the Closing, Amber GT Parent hereby agrees to cause the Company or one of its Affiliates to be substituted or take similar actions, to the extent permitted by applicable Law, for the Company or one of its Affiliates to be substituted in any and all Actions of the type described in Section 1.92(k) or any and all Actions that primarily relate to or would constitute, as applicable, Assumed Business Liabilities (it being understood and agreed, for the avoidance of doubt, that in no event shall the Company or any of its Affiliates have any obligations or liabilities with respect to any Excluded Liabilities).

(b)         From and after the Closing, if and for so long as Amber GT Parent or any of its Affiliates is defending any Action by or against a third party in connection with any fact, situation, circumstance or transaction relating to, in connection with or arising from any Contributed Business Assets or Assumed Business Liabilities or the post-Closing conduct of the Business or operation of the Contributed Business Assets, then ARYA shall, and shall cause its pertinent Representatives to, reasonably cooperate with Amber GT Parent and its Representatives, at Amber GT Parent’s sole expense, in such defense, including using commercially reasonable efforts to make available its pertinent personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense.

(c)         Notwithstanding Section 6.22(a), Section 6.22(b) or anything to the contrary in this Agreement, (i) this Section 6.22 shall not be applicable (A) to any indemnification claim under Article X which shall be governed by the terms and subject to the conditions set forth in Article X (and not this Section 6.22), or any Action brought by any Party or any of its Affiliates against any other Party or any of its Affiliates (whether under this Agreement, any Additional Agreement or otherwise) or (B) to any third-party claim with respect to Taxes, which shall be governed by Section 6.12(a), (ii) in no event shall ARYA be required to provide any cooperation pursuant to Section 6.22(b) if such Action, directly or indirectly, relates to or arises out of any breach or failure by Amber GT Parent or any its Affiliates to perform or comply with any of their respective covenants or agreements set forth in this Agreement, any Additional Agreement or any Contract entered into by Amber GT Parent or any of its Affiliates, on the one hand, and ARYA or any of its Affiliates, on the other hand, following the Closing and (iii) in the event that ARYA or any of its Affiliates is also the subject of any Action described in Section 6.22(b), then Amber GT shall, and shall cause its pertinent Representatives, to reasonably cooperate with ARYA and its Representatives in the same manner described therein.

6.23         Cooperation Regarding Financial Statements and Related Information.

(a)         Amber GT Parent shall deliver, or cause to be delivered, to ARYA, as promptly as practicable following the date of the relevant financial statement or other applicable period, the Closing Company Financial Statements. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which are individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present in all material respects the financial position, results of operation and cash flows of the Business for the period indicated therein, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Business’ auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of such delivery, at the time of filing the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement.

(b)         Each Amber Entity shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Amber Entity, ARYA in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by ARYA with the SEC in connection with the transactions contemplated by this Agreement or any Additional Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(c)         From and after the Closing, ARYA shall, as promptly as practicable following written request by Amber GT Parent, cooperate with Amber GT Parent and use its commercially reasonable efforts to provide to Amber GT Parent, at Amber GT Parent’s sole cost and expense, all reports, documentation or other information in ARYA’s possession or control that are reasonably requested in writing by Amber GT Parent and (i) are necessary, to the extent required by U.S. securities laws or rules or regulations of the SEC, to consolidate the financial statements of the Business Entities with those of Amber GT Parent, in each case to permit Amber GT Parent to include such information in its periodic filings and other reports with the SEC or (ii) are otherwise necessary for Amber GT Parent to comply with any requirement under the U.S. securities laws with respect to its interests in ARYA, including any financial statements required by Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

6.24         Transition Committee. As promptly as practicable following the date hereof, ARYA and Amber GT Parent shall establish a transition planning team (the “Transition Committee”), composed of (i) two (2) individuals designated by ARYA and (ii) two (2) individuals designated by Amber GT Parent. Subject to applicable Law, the Transition Committee shall, beginning as promptly as practicable following the date hereof and continuing until the Closing, discuss and plan for the transition concerning the operations and conduct of the Business after the Closing (including with respect to information technology transition and migration) and in connection therewith and without limiting the generality of the foregoing, shall meet from time to time as reasonably requested by any member thereof. The Parties acknowledge and agree that (x) in no event shall the implementation of any transition plan (other than, for the avoidance of doubt, the Pre-Closing Reorganization) affect the timing of, or be a condition to, the Closing or affect or otherwise modify any other covenants, agreements or obligations under this Agreement or any Additional Agreement and (y) the Transition Committee shall be terminated at the Closing.

6.25         Intellectual Property License

(a)         Effective as of the Closing, Amber GT Parent hereby grants (on its own behalf and on behalf of each of its Affiliates) to the Company a non-exclusive, royalty-free and fully paid-up (subject to the terms hereof), worldwide, perpetual, irrevocable and non-terminable, right and license to use, practice and otherwise exploit any and all Licensed Intellectual Property solely in conduct of the Business and any natural evolutions and extensions thereof within the field of Gene Therapy, or otherwise within the field of Gene Therapy (the “Intellectual Property License”).

(b)         The Intellectual Property License includes have made rights (as applicable), and the Company shall have the right to grant sublicenses (through multiple tiers) under the Intellectual Property License to (i) its Affiliates, and (ii) to any Person within the field of Gene Therapy in connection with the operation of the Business by the Company or its Affiliate, provided that in the case of this item (ii) such sublicense is in furtherance of the Business of the Company and its Affiliates and any natural evolutions or extensions thereof but not for the independent use of any such third party. The Intellectual Property License shall be transferrable in whole or in part to its Affiliates or in connection with the sale of transfer of substantially all of the assets related to the Business.

(c)         Under the Intellectual Property License, as between the Parties, Amber GT Parent shall have the exclusive right (but not the obligation) to control the filing, prosecution, maintenance and enforcement, and to bring or elect not to bring any proceedings to enforce, the Licensed Intellectual Property, at its own expense, and to recover any and all damages or other amounts with respect thereto. The Company shall (and shall cause its Affiliates), at the Company’s expense, to cooperate with the Company in connection with any such enforcement or proceeding. Amber GT Parent shall obtain from its Affiliates the necessary rights to grant to the Company the Intellectual Property License and the rights thereunder.

(d)           For purposes of this Section 6.25, the following terms shall have the following meanings:

(i)            “Licensed Intellectual Property” means any and all (a) Patents, (b) Copyrights (whether or not registered or applied for) and (c) Know-How, in each case (in respect of the foregoing (a) through (c)) to the extent owned and Controlled by Amber GT Parent or any of its Affiliates (other than Trademarks and Contributed Business IP) as of the Closing that is used or held for use in the conduct of the Business as currently conducted and as currently proposed to be conducted by the Amber Entities and their Affiliates; and

“Controlled” means, with respect to any Intellectual Property, that Amber GT Parent or its applicable Affiliate has the legal right or authority as of the Closing, to grant to the Company the license and rights set forth in this Section 6.25 without a need to make payments to a Third Party related to such grant other than payments agreed by the Company for which the Company will reimburse Amber GT Parent, and without violating (i) the terms of any agreement or other arrangements with any Third Party existing as of the Closing or misappropriating the proprietary or trade secret information of a Third Party or (ii) any Law applicable to such license.

6.26         Philadelphia Facility Sublease. As promptly as practicable after the date hereof (and in any event prior to the Closing), Amber GT Parent and ARYA shall cooperate in good faith and shall each use their reasonable best efforts to finalize the Philadelphia Facility Sublease. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall ARYA or any of its Affiliates (including, from and after the Closing, any of the Business Entities) be required to make any payment or other concessions in connection with the Company becoming the sublessee thereunder other than (i) any required ordinary course deposit payments and (ii) all rental payment obligations due and owing with respect to the period from and after the Closing, in each case, payable by the Company pursuant to the terms of the Philadelphia Facility Sublease, and in no event shall Amber GT Parent or any of its Affiliates agree to any of the foregoing, except for any payments or concessions either paid or satisfied in full by Amber GT Parent prior to the Closing.

6.27        Co-Development and Commercialization Agreement. As promptly as practicable after the date hereof (and in any event prior to the Closing), Amber GT Parent and ARYA shall each negotiate in good faith and reasonably cooperate with the other to finalize the schedules to the Co-Development and Commercialization Agreement, and, without limiting the generality of the foregoing, each of Amber GT and ARYA shall, as promptly as practicable after the date hereof (and in any event prior to the Closing), mutually agree to the schedules to the Co-Development and Commercialization Agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either Amber GT Parent or ARYA).

Article VII
EMPLOYEE MATTER COVENANTS

7.1           Employee Matters Covenant.

(a)           Amber GT Parent shall provide an updated Business Employees List upon reasonable request by ARYA (and, in any event, no later than five (5) days prior to the Closing Date); provided that (i) any such update shall not (A) cause the aggregate number of individuals on such list to exceed 120 without the prior written consent of ARYA, (B) without limiting, and subject to, the covenants and agreements set forth in Section 6.1(b)(vii), Section 6.1(b)(xix) and Section 6.11, other than in the case of a resignation of an executive officer or termination of employment for cause of an executive officer, add any individual who will serve as an executive officer of the Company without the consent of ARYA (such consent not to be unreasonably withheld or delayed) or (C) remove any Business Employees unless such removal is the result of a termination of employment for cause or, solely in the case of any employee with total annualized compensation of less than $300,000 and that is not otherwise an Officer, performance related issues as determined reasonably and in good faith by Amber GT Parent and (ii) in no event will this Section 7.1(a) limit, modify or otherwise affect any of the other covenants, agreements or obligations of the Amber Entities hereunder (including those set forth in Section 6.1).

(b)           As part of the Pre-Closing Reorganization, and subject to Section 7.1(e), the Amber Entities shall, and shall cause their respective Affiliates, as applicable, to transfer the employment of each Business Employee who is not employed by a Business Entity (other than an Inactive Business Employee) to the Company or another Business Entity designated in writing by ARYA prior to the Closing Date. Each Business Employee who is actively employed by a Business Entity immediately prior to the Closing and who continues to be so employed as of immediately following the Closing shall be referred to herein as a “Transferred Employee.” Prior to the Closing, the Company and Amber GT Parent shall cause the Company to adopt employee welfare benefit plans that are substantially identical to those employee welfare benefit plans covering the Business Employees prior to the Closing, which plans shall provide coverage to the Transferred Employees in accordance with the requirements of this Section 7.1(b) from and after the Closing Date (as such plans may be amended or terminated from time to time by the Company following the Closing). For the one (1)-year period immediately following the Closing (or the date of the termination of the relevant Transferred Employee, if sooner), the Company or an Affiliate shall cause each Transferred Employee to be provided with (i) salary or wages and (ii) annual cash bonus opportunities and employee benefits (excluding equity-based compensation, special or one-time bonuses (including retention, change in control or similar bonuses), pension and retiree welfare benefits, and any deferral opportunity under any nonqualified deferred compensation plan), in each case, that are no less favorable in the aggregate to those provided to such Transferred Employees immediately prior to the Closing. The Company shall cause each Transferred Employee to receive credit for such Transferred Employee’s service with Amber GT Parent or an Affiliate prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits under any plan providing 401(k) benefits, severance, vacation or paid time off in which such Transferred Employee participates following the Closing to the same extent such service was recognized by Amber GT Parent or an Affiliate immediately prior to the Closing for the same purpose under the analogous Employee Benefit Plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or compensation with respect to the same period of service.

(c)           Each Business Employee who is not actively at work as of the Closing Date due to short or long term disability leave, workers’ compensation, family or medical leave, military leave or another approved leave of absence, which such other approved leave of absence was either commenced prior to the date hereof or is approved by ARYA (such approval not to be unreasonably withheld, conditioned or delayed) (excluding regularly scheduled vacation or paid time off) (each, an “Inactive Business Employee”) shall become and remain an employee of Amber GT Parent or one of its Affiliates until and unless the Inactive Business Employee becomes available for and able to return to active work within the one hundred eighty (180) days following the Closing Date (or such longer period as required by applicable Law), at which time a Business Entity shall offer employment to such Inactive Business Employee (meeting the standards set forth in Section 7.1(a)) effective upon the date such Inactive Business Employee is available for and able to return to active work, and any such Inactive Business Employee who then returns to work and accepts and actually commences employment with the Company or its Affiliate shall be considered a Transferred Employee for purposes of this Agreement; provided that, if any such Inactive Business Employee becomes a Transferred Employee, then the Company shall reimburse Amber GT Parent and its Affiliates for all documented and out-of-pocket costs and amounts paid by Amber GT Parent and its Affiliates in respect of the provision of benefits and compensation in respect of any Inactive Business Employee with respect to the period from the Closing Date until the date that such Inactive Business Employee returns to work.

(d)           Prior to the Closing, the Company and Amber GT Parent shall adopt or cause to be adopted a tax qualified defined contribution 401(k) plan sponsored by the Company (the “Company 401(k) Plan”) and any trust agreements or other plan documents reasonably necessary for the operation of such plan and shall cause trustees to be appointed for such plan. In accordance with applicable Law, the Company and Amber GT Parent shall cause, in the manner described herein, the accounts under the tax qualified 401(k) plan of Amber GT Parent (the “Parent 401(k) Plan”) of each Business Employee who is not an Inactive Business Employee to be transferred to the Company 401(k) Plan prior to or as soon as practicable after the Closing Date. On such date of transfer, (i) Amber GT Parent shall cause the accounts (including any outstanding loan balances) of each such Business Employee and in the Parent 401(k) Plan to be transferred to the Company 401(k) Plan and its related trust, (ii) the Company 401(k) Plan shall assume and be solely responsible for all Liabilities under the Parent 401(k) Plan relating to the accounts that are so transferred as of the time of such transfer, and (iii) the Company shall cause such transferred accounts to be accepted by the Company 401(k) Plan and its related trust and shall cause the Company 401(k) Plan to satisfy all protected benefit requirements under the Code and applicable Law with respect to the transferred accounts. Prior to the Closing, Amber GT Parent shall have made to the Company 401(k) Plan all employer contributions that would otherwise be made but for the transactions contemplated by this Agreement, pro-rated for the portion of the plan year ending as of the Closing and shall have paid all associated costs incurred in connection with such contributions. In determining whether a Business Employee is vested in his or her account under the Company 401(k) Plan, the Company 401(k) Plan shall credit each applicable Business Employee with all the individual’s service credited under the Parent 401(k) Plan. Participants in the Parent 401(k) will not be treated as having experienced a termination of service for purposes of such plans as a result of the transactions contemplated by this agreement.

(e)           Except for the Employee Benefit Plans listed on Section 7.1(e) of the Amber Disclosure Schedules, Amber GT Parent and its Affiliates (other than the Business Entities) shall assume and retain sponsorship of, and be solely responsible for all Liabilities relating to or at any time arising under or in connection with or pursuant to any Employee Benefit Plans or any other benefit or compensation plan, program, policy, agreement, contract or arrangement of any kind at any time maintained, sponsored, or contributed to or required to be contributed to by Amber GT Parent or any of its Affiliates (including the Business Entities) or under or with respect to which Amber GT Parent or any of its Affiliates (including the Business Entities) has any Liability. From and after the Closing Date, the Company shall credit each Transferred Employee with the accrued and unused vacation time which the Business Employee had earned prior to the Closing with Amber GT Parent or an Affiliate for one (1) year following the Closing, and permit such vacation time to be used in a manner consistent with the current Amber GT Parent policy.

(f)            Amber GT Parent and its Affiliates (other than the Business Entities) shall be solely responsible for any obligation arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9) with respect to qualifying events occurring on or prior to the Closing.

(g)           Amber GT Parent shall, and shall cause its Affiliates to, use its commercially reasonable efforts to ensure that any foreign national who has work authorization pursuant to a non-immigrant visa status in order to work for the Amber Entities in his or her current position may continue to work in such position as a Transferred Employee on the Closing Date.

(h)           During the period prior to the Closing Date, Amber GT Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to make Business Contractors available to ARYA for the purpose of allowing ARYA to interview each such Business Contractor and determine the nature and extent of each such person’s continuation with ARYA, if any. Amber GT Parent shall, and shall cause its Affiliates to, provide to ARYA contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent work force to the extent requested by ARYA.

(i)            No provision of this Agreement shall (i) create any right in any individual to continued employment by any Party or preclude the ability of any Party to terminate the employment of any employee for any reason, (ii) confer upon any employee any rights or remedies under or by reason of this Agreement or (iii) be treated as an amendment to any particular employee benefit plan of any Party.

7.2           No Third-Party Beneficiaries. This Article VII is solely for the benefit of the Parties and is not intended to confer upon any other Persons (including any Business Employee or any other employee, former employee, participant in any Employee Benefit Plan or any spouse, dependent or other beneficiary thereof) any rights or remedies whatsoever, including any third-party beneficiary rights by reason of this Article VII. Nothing in this Article VII, express or implied, shall: (a) limit the ability of Amber GT Parent, the Company, ARYA or any of their respective Subsidiaries or Affiliates from terminating the employment of any employee (including any Business Employee or Business Contractor) prior to or after the Closing; (b) be construed to establish, amend or modify any Employee Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement; or (c) limit the ability of Amber GT Parent or any of its Affiliates (including following the Closing any Business Entity) to amend, modify or terminate any benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

Article VIII
CONDITIONS TO CLOSING

8.1           Conditions to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, the waiver of the following conditions:

(a)           The waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable.

(b)           No Law or Order of an Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect that prohibits or prevents the consummation of the transactions contemplated by this Agreement.

(c)           The Required ARYA Shareholder Approval shall have been obtained.

(d)           The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(e)           After giving effect to the transactions contemplated hereby (including the funding of the PIPE Investment) ARYA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

(f)            ARYA’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, ARYA shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and ARYA shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Closing, and the ARYA Class A Shares (including the ARYA Class A Shares to be issued hereunder) shall have been approved for listing on Nasdaq.

(g)           The Aggregate Closing Transaction Proceeds shall be equal to or greater than $300,000,000.

8.2           Conditions to Obligations of ARYA. The obligation of ARYA to consummate the Closing is subject to the satisfaction, or, if permitted by applicable Law, the waiver, of the following further conditions:

(a)           The Amber Entities shall have performed and complied in all material respects with all of their respective covenants and agreements hereunder required to be performed by them at or prior to the Closing.

(b)           (i) All of the representations and warranties of the Amber Entities (other than the Amber Fundamental Representations), in each case disregarding all qualifications and exceptions set forth herein relating to materiality or Amber Material Adverse Effect, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (provided that to the extent that any such representation and warranty is made as of an earlier date, such representation and warranty shall be true and correct as of such earlier date), except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Amber Material Adverse Effect; (ii) the representations and warranties set forth in Sections 4.2(a) through Section 4.2(c) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (provided that, to the extent that any such representation and warranty is made as of an earlier date, such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); (iii) the representations and warranties set forth in Section 4.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (provided, however, that this clause (iii) shall be deemed to be satisfied if no Amber Material Adverse Effect is continuing); and (iv) all of the Amber Fundamental Representations (other than the representations and warranties in Sections 4.2(a) through Section 4.2(c) and Section 4.7(a)), in each case disregarding all qualifications and exceptions set forth herein relating to materiality or Amber Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (provided that, to the extent that any such representation and warranty is made as of an earlier date, such representation and warranty shall be true and correct in all material respects as of such earlier date);

(c)           Since the date of this Agreement, there shall have been no Amber Material Adverse Effect that is continuing.

(d)           At or prior to the Closing, the Amber Entities shall have delivered, or cause to be delivered, the following documents or agreements to ARYA:

(i)            a certificate duly executed by an authorized officer of Amber GT Parent to the effect that the conditions set forth in clauses (a) through (c) of this Section 8.2 are satisfied, in a form and substance reasonably satisfactory to ARYA;

(ii)           the Transition Services Agreement duly executed by Amber GT Parent, Amber GT and their Affiliates identified therein and the Company and the other Business Entities identified therein;

(iii)          the Co-Development and Commercialization Agreement duly executed by Amber GT Parent and its Affiliates identified therein and the Company and the other Business Entities identified therein;

(iv)          the Tax Receivables Agreement duly executed by Amber GT and its Affiliates identified therein and the Company;

(v)           the A&R Company LLC Agreement duly executed by the Company and Amber GT;

(vi)          the Philadelphia Facility Sublease duly executed by Amber GT Parent and the Company; and

(vii)         the Director Nomination Agreement duly executed by Amber GT Parent.

(e)           The Pre-Closing Reorganization shall have been consummated in accordance with the applicable terms of this Agreement.

8.3           Conditions to Obligations of the Amber Entities. The obligations of the Amber Entities to consummate the Closing are subject to the satisfaction, or, if permitted by applicable Law, the waiver of all the following further conditions:

(a)           ARYA shall have performed and complied in all material respects with all of its covenants and agreements hereunder required to be performed by it at or prior to the Closing.

(b)           (i) All of the representations and warranties of ARYA (other than the ARYA Fundamental Representations), in each case disregarding all qualifications and exceptions set forth herein relating to materiality or ARYA Material Adverse Effect, shall be true and correct in all respects of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (provided that, to the extent that any such representation and warranty is made as of an earlier date, such representation and warranty shall be true and correct as of such earlier date), except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an ARYA Material Adverse Effect; (ii) the representations and warranties set forth in Section 5.16 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no ARYA Material Adverse Effect is continuing; and (iii) all of the ARYA Fundamental Representations (other than the representations and warranties set forth in Section 5.16), in each case disregarding all qualifications and exceptions set forth herein relating to materiality or ARYA Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (provided that, to the extent that any such representation and warranty is made as of an earlier date, such representation and warranty shall be true and correct in all material respects as of such earlier date).

(c)           At or prior to the Closing, ARYA shall have delivered, or cause to be delivered, the following documents or agreements to the Amber Entities:

(i)            a certificate duly executed by an authorized officer of ARYA to the effect that the conditions set forth in clauses (a) through (b) of this Section 8.3 are satisfied, in a form and substance reasonably satisfactory to Amber GT Parent;

(ii)           the Transition Services Agreement duly executed by ARYA;

(iii)          the Co-Development and Commercialization Agreement duly executed by ARYA;

(iv)          the Tax Receivables Agreement duly executed by ARYA;

(v)           the A&R Company LLC Agreement duly executed by ARYA; and

(vi)          the Director Nomination Agreement duly executed by ARYA and ARYA Sponsor.

8.4           Frustration of Closing Conditions. None of the Amber Entities may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was, either individually or in the aggregate, proximately caused by an Amber Entity’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur, as required by Section 6.3, or any other breach of this Agreement. ARYA may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was proximately caused by ARYA’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur, as required by Section 6.3, or any other breach of this Agreement.

Article IX
TERMINATION

9.1           Termination.

(a)           by mutual written consent of ARYA and Amber GT Parent;

(b)           by ARYA, if any of the representations or warranties set forth in Article III or Article IV shall not be true and correct or if the any of the Amber Entities has failed to perform or comply with any covenant or agreement on the part of such Amber Entity set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure or failures to perform such covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Amber GT Parent by ARYA and (ii) the Termination Date; provided, however, that ARYA is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) from being satisfied (assuming the Closing occurred as of such date) and the Perceptive PIPE Investor is not then in breach of its PIPE Subscription Agreement so as to prevent the condition to the Closing set forth in Section 8.1(g) from being satisfied;

(c)           by Amber GT Parent, if any of the representations or warranties set forth in Article V shall not be true and correct or if ARYA has failed to perform or comply with any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not (assuming the Closing occurred as of such date) be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure or failures to perform such covenants or agreements, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to ARYA by Amber GT Parent and (ii) the Termination Date; provided, however, none of the Amber Entities is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 8.2(a) or Section 8.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d)           by either ARYA or Amber GT Parent, if the Closing shall not have occurred on or prior to March 29, 2022 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to ARYA if ARYA’s breach of any of its covenants or agreements under this Agreement shall have proximately caused the failure of the Closing to occur on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Amber GT Parent if any Amber Entity’s breach of any of its covenants or agreements under this Agreement shall have, either individually or in the aggregate, proximately caused the failure of the Closing to occur on or before the Termination Date;

(e)           by either ARYA or Amber GT Parent, if any Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; or

(f)            by either ARYA or Amber GT Parent if the ARYA Shareholders Meeting has been held (including any adjournment thereof), has concluded, ARYA’s shareholders have duly voted and the Required ARYA Shareholder Approval was not obtained.

9.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 this entire Agreement shall become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 6.5(a), this Section 9.2, Article XI and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its respective terms. Notwithstanding the foregoing or anything to the contrary herein, but subject to Section 11.15 the termination of this Agreement pursuant to Section 9.1 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

Article X
INDEMNIFICATION

10.1         Survival. All representations and warranties set forth in this Agreement set forth in this Agreement shall terminate and be of no further force and effect upon the Closing, except for the representations and warranties of the Amber Entities set forth in Section 4.8(a), Section 4.13(b) and Section 4.15(b) (the “Specified Representations”). All covenants and agreements set forth in this Agreement that (a) by their terms apply or contemplate performance on or prior to the Closing shall survive the Closing through and until and including the first (1st) anniversary of the Closing Date and (b) by their terms apply or contemplate performance, in whole or in part, following the Closing shall survive the Closing and remain in full force and effect in accordance with their respective terms as provided in this Agreement, or, if no term as to survival, indefinitely or the longer period of time permitted by applicable Law. The Specified Representations shall survive Closing from and after the Closing until the date that is ninety (90) days following the completion of the final consolidated audited financial statements of ARYA for the fiscal year ended 2022. The obligations to indemnify and hold harmless pursuant to (i) Section 10.2(b) (solely with respect to Pre-Closing Taxes) and (ii) Section 10.3(a)(ii) (solely with respect to Post-Closing Taxes) shall survive for sixty (60) days after the expiration of the applicable statute of limitations. The obligations to indemnify and hold harmless pursuant to Section 10.2 or Section 10.3(a), as applicable, shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in this Section 10.1, and no claim for indemnification pursuant to Section 10.2 or Section 10.3(a), as applicable, may be made after the expiration of the applicable survival period with respect to the representation, warranty, covenant or agreement underlying such indemnification obligation (which, for the avoidance of doubt, in the case of a claim pursuant to Sections 10.2(b) (other than with respect to Pre-Closing Taxes) or Section 10.3(a)(ii) (other than with respect to Post-Closing Taxes), as applicable, shall be indefinitely); provided, however, that if a Notice of Claim is delivered by ARYA (on behalf of itself or another ARYA Indemnified Party) or Amber GT Parent (on behalf of itself or another Amber Indemnified Party), as applicable, prior to the end of the applicable survival period with respect to such indemnification obligation pursuant to Section 10.2 or Section 10.3(a), as applicable, then the claim(s) specified therein shall survive until final resolution thereof in accordance with the terms hereof.

10.2         Indemnification by Amber GT Parent and Amber GT. From and after the Closing, and subject to the applicable limitations set forth in this Article X and elsewhere in this Agreement, Amber GT Parent and Amber GT shall, jointly and severally, indemnify, defend and hold harmless ARYA, its Affiliates (including, for the avoidance of doubt, the Business Entities) and their respective directors, officers, agents, employees, successors and assigns (collectively, the “ARYA Indemnified Parties”) against, and reimburse each ARYA Indemnified Party for, all Losses (in each case, whether arising from a Third-Party Claim or otherwise) that such ARYA Indemnified Party may suffer or incur, or become subject to, arising out of or resulting from:

(a)           any breach or failure by Amber GT Parent or Amber GT to perform or comply with any of their respective covenants or agreements set forth in this Agreement;

(b)           each Excluded Liability; and

(c)           the breach of any Specified Representation; provided that any qualifications as to materiality, “Amber Material Adverse Effect” or other similar materiality qualifications included in any such representation or warranty shall be disregarded for purposes of the determination of whether or not such breach has occurred and for purposes of calculating the amount of any Losses subject to indemnification hereunder.

10.3         Indemnification by ARYA.

(a)           From and after the Closing, and subject to the applicable limitations set forth in this Article X and elsewhere in this Agreement, ARYA and the Business Entities (excluding, for the avoidance of doubt, the ARYA Sponsor) shall indemnify, defend and hold harmless Amber GT Parent, its Affiliates and their respective directors, officers, agents, employees, successors and assigns (collectively, the “Amber Indemnified Parties”) against, and reimburse any Amber Indemnified Party for, all Losses (in each case, whether arising from a Third-Party Claim or otherwise) that such Amber Indemnified Party may suffer or incur, or become subject to, arising out of or resulting from:

(i)            any breach or failure by ARYA to perform or comply with any of its covenants or agreements set forth in this Agreement to the extent such covenants or agreements apply or require performance following the Closing; and

(ii)           each Assumed Business Liability.

(b)           Notwithstanding anything in this Agreement to the contrary, ARYA shall not be required to indemnify the Amber Indemnified Parties, and the Amber Indemnified Parties shall not be entitled to recover, in respect of any Losses for which indemnity is claimed under this Section 10.3 to the extent that such Losses (when taken together with any other Losses recovered or recoverable under this Section 10.3) would, in the aggregate, exceed the Pre-Transaction Equity Value.

10.4         Indemnification Procedures.

(a)           If an ARYA Indemnified Party or an Amber Indemnified Party, as applicable, believes (in good faith) that he, she or it is entitled to indemnification pursuant to Section 10.2 or Section 10.3(a), as applicable (an “Indemnified Party”), then ARYA (on behalf of itself or any other ARYA Indemnified Party) or Amber GT Parent (on behalf of itself or any other Amber Indemnified Party) shall provide a Notice of Claim to the Party obligated to indemnify such Indemnified Party pursuant to this Article X (such notified Party, the “Indemnifying Party”) as soon as reasonably practicable, but in any event no more than forty-five (45) days after the Indemnified Party becomes actually aware of the circumstances indicating that the Indemnified Party has incurred or could reasonably be expected to incur Losses in respect of which it is entitled to indemnification hereunder; provided, however, that the failure to give such Notice of Claim within such forty-five (45) day period shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects thirty (30) days after receipt by the Indemnifying Party of such Notice of Claim, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing such claim (a “Notice of Dispute”). Upon receipt of any Notice of Dispute, ARYA and Amber GT Parent shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within thirty (30) days of receipt, or ARYA (on behalf of itself or the other ARYA Indemnified Parties if ARYA or any other ARYA Indemnified Parties are the Indemnified Parties) or Amber GT Parent (on behalf of itself or the other Amber Indemnified Parties if Amber GT Parent or any other Amber Indemnified Parties are the Indemnified Parties) receiving the Notice of Dispute from the Indemnifying Party. If a mutually acceptable resolution cannot be reached between ARYA and Amber GT Parent within such thirty (30) day period, then ARYA (on behalf of itself or the other ARYA Indemnified Parties if ARYA or any other ARYA Indemnified Parties are the Indemnified Parties) or Amber GT Parent (on behalf of itself or the other Amber Indemnified Parties if Amber GT Parent or any other Amber Indemnified Parties are the Indemnified Parties) and the Indemnifying Party may thereupon proceed to pursue any and all available remedies at Law. Notwithstanding anything to the contrary in this Article X, ARYA shall act on behalf of all ARYA Indemnified Parties pursuant to this Article X and Amber GT Parent shall act on behalf of all Amber Indemnified Parties pursuant to this Article X (including, in each case and for the avoidance of doubt, in connection with the making or resolution of any claim for indemnification or any Third-Party Claim or any rights or obligations set forth in Section 10.4 with respect thereto).

(b)           Subject to the provisions of Section 10.4(a), if an Action by a Person who is not a Party or an Affiliate thereof (a “Third-Party Claim”) is commenced against any Indemnified Party and the Indemnified Party intends to seek indemnity with respect thereto under this Article X, then ARYA (on behalf of itself or the other ARYA Indemnified Parties if ARYA or any other ARYA Indemnified Parties are the Indemnified Parties) or Amber GT Parent (on behalf of itself or the other Amber Indemnified Parties if Amber GT Parent or any other Amber Indemnified Parties are the Indemnified Parties) shall promptly deliver a Notice of Claim to the Indemnifying Party; provided, however, that the failure to promptly give such Notice of Claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of the Notice of Claim to which such Third-Party Claim relates to assume the conduct and control, through counsel reasonably acceptable to ARYA or Amber GT Parent, as applicable (it being understood and agreed that, if the Indemnifying Party is ARYA, then Kirkland & Ellis LLP shall be deemed to be reasonably acceptable) and at the expense of the Indemnifying Party, of the settlement or defense thereof, and ARYA or Amber GT Parent, as applicable, shall reasonably cooperate with the Indemnifying Party in connection therewith (it being acknowledged and agreed that upon such assumption of conduct and control, the Indemnifying Party, and not the Indemnified Party(ies), shall, subject to clauses (i) through (iv) below, have the exclusive right to settle and defend such Third-Party Claim); provided, however, that the Indemnifying Party may not settle any such Third-Party Claim without the prior written consent of ARYA or Amber GT Parent, as applicable, if any such settlement (i) results in non-monetary damages, (ii) contains an admission of wrongdoing or liability on behalf of any Indemnified Party, (iii) provides that an Indemnified Party is required to (A) take or refrain from taking any material action that would, in the absence of taking or refraining to take such action, adversely affect such Indemnified Party, (B) acknowledge any material rights of the Person making the Third-Party Claim that would adversely affect such Indemnified Party or (C) waive any material rights that such Indemnified Party may have against such Person making the Third-Party Claim or (iv) does not include a legally binding, unconditional and irrevocable full release of the Indemnified Party by the Person bringing such Third-Party Claim from any obligations or liabilities it may have with respect to the Third-Party Claim; provided, further, that the Indemnifying Party shall permit ARYA or Amber GT Parent, as applicable, to participate in such settlement or defense through counsel chosen by ARYA or Amber GT Parent, as applicable (and the fees and expenses of such counsel shall be borne by such Indemnified Party). If the Indemnifying Party does not notify ARYA or Amber GT Parent, as applicable, within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim and shall not waive any right to indemnity pursuant to this Agreement for any Losses related thereto. ARYA or Amber GT Parent, as applicable, shall in no event settle or compromise (or consent to the settlement or compromise of) any Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), unless it, as a condition precedent to such payment or settlement, waives any right to indemnity by the Indemnifying Party for all Losses related to such Third-Party Claim.

(c)           The Parties shall, and shall cause their pertinent Representatives to, reasonably cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder, and each of ARYA and Amber GT Parent shall (and shall cause their respective pertinent Representatives to) furnish such books, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(d)           For the avoidance of doubt, this Section 10.4 shall not apply with respect to Tax matters, which shall be governed by Section 6.12(e).

10.5         Exclusive Remedy. Subject to the last sentence of this Section 10.5 and Section 6.10, following the Closing, the indemnification provisions of this Article X shall be the sole and exclusive remedies of the ARYA Indemnified Parties, on the one hand, and the Amber Indemnified Parties, on the other hand, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that any ARYA Indemnified Party or an Amber Indemnified Party may at any time suffer or incur, or become subject to, as a result of, or in connection with the transactions contemplated by this Agreement, including any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 10.5 shall not (a) affect, restrict or limit the remedies of specific performance and injunctive or other equitable relief pursuant to Section 11.17 or (b) for the avoidance of doubt, affect, restrict or limit any of the rights, covenants, agreements or obligations (including, if applicable, indemnity or similar obligations) of any parties under the Transition Services Agreement, the Co-Development and Commercialization Agreement, the A&R Company LLC Agreement, the Tax Receivables Agreement, the Investors Rights Agreement, or the Philadelphia Facility Sublease or any claims by any party thereto against any other party(ies) thereto, in each case, on the terms and subject to the conditions therein.

10.6         Additional Indemnification Provisions.

(a)           With respect to each indemnification obligation set forth in this Agreement, all Losses shall be net of any amounts that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss (after deducting therefrom (i) the amount of the reasonable, documented and out-of-pocket expenses incurred in procuring such recovery and (ii) in the case of an insurance policy, any actual increases in premiums of such policies as a result of such recovery).

(b)           In any case where the Indemnified Party (or their Affiliates) recovers pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement any amount not previously taken into account in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 10.2 or Section 10.3(a), as applicable, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered or realized (after deducting therefrom the amount of the reasonable, documented and out-of-pocket expenses incurred in procuring such recovery or realization, including, in the case of an insurance policy, any actual increases in premiums as a result of such recovery), but not in excess of the sum of (i) any amount previously so paid pursuant to Section 10.2 or Section 10.3(a), as applicable, to or on behalf of such Indemnified Party in respect of such matter and (ii) any amount expended by Indemnifying Party in pursuing or defending any claim arising out of such matter.

10.7         Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, in no event shall any Party have any liability under this Article X for any punitive damages (other than those actually paid to a third party in connection with any Third-Party Claim).

10.8         Manner of Payments.

(a)           Any indemnification of an ARYA Indemnified Party pursuant to this Article X shall be effected by wire transfer of immediately available funds from or on behalf of Amber GT Parent to an account designated in writing by ARYA (on behalf of itself or any other ARYA Indemnified Parties) within five (5) Business Days after the final determination thereof.

(b)           Any indemnification of an Amber Indemnified Party pursuant to this Article X shall be effected by wire transfer of immediately available funds from or on behalf of ARYA to an account designated in writing by Amber GT Parent (on behalf of itself or any other Amber Indemnified Party) within five (5) Business Days after the final determination thereof.

Article XI
MISCELLANEOUS

11.1         Notices. Any notice, requests, claims, demands and other communications hereunder shall be sent in writing and shall be deemed to have been duly given by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

if to the Company (prior to the Closing), Amber GT or Amber GT Parent, to:

c/o

Amicus Therapeutics, Inc.

3675 Market Street,

Philadelphia, PA 19104

Attn: Chief Legal Officer

Email: gcoffice@amcisurx.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Attn:	Graham Robinson
Katherine D. Ashley
Email:	graham.robinson@skadden.com
katherine.ashley@skadden.com

if to ARYA (prior to the Closing), to:

c/o ARYA Science Acquisition Corp IV
51 Astor Place, 10th Floor
New York, NY 10003
Attn:	Adam Stone
Michael Altman
Doug Giordano
Konstantin Poukalov
Email:	adam@perceptivelife.com
michael@perceptivelife.com
doug@perceptivelife.com
konstantin@perceptivelife.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attn:	Jonathan L. Davis, P.C.
Ryan Brissette
Email:	jonathan.davis@kirkland.com
ryan.brissette@kirkland.com

if to the Company or ARYA (following the Closing), to:

3675 Market Street,
Philadelphia, PA 19104

Attn:	John F. Crowley
Email:	[to be provided at Closing]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attn:	Jonathan L. Davis, P.C.
Ryan Brissette
Email:	jonathan.davis@kirkland.com
ryan.brissette@kirkland.com

11.2         Amendments; Waivers.

(a)            This Agreement cannot be amended, supplemented or modified, except by a writing signed by (i) each of ARYA and Amber GT Parent prior to the Closing and (ii) ARYA, ARYA Sponsor and Amber GT Parent following the Closing, and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof may be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given; provided, however, that, following the Closing, any waiver of any provision applicable to Amber GT Parent or Amber GT shall also require the prior written consent of ARYA Sponsor. This Agreement may not be modified or amended except as provided in the preceding sentences and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.2 shall be void, ab initio.

(b)            Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.

11.3         Arm’s-Length Bargaining; No Presumption against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel in connection with this Agreement and the transactions contemplated hereby. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4         Publicity.

(a)            Subject to Section 11.4(b), Section 6.6, and Section 6.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, Amber GT Parent and ARYA or, following the Closing, Amber GT Parent, ARYA and the ARYA Sponsor; provided, however, that each Party, the ARYA Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is ARYA, the ARYA Sponsor or any of their Representatives, reasonably consult with Amber GT Parent in connection therewith and provide Amber GT Parent with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is an Amber Entity or any Representative of an Amber Entity, reasonably consult with ARYA in connection therewith and provide ARYA with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) following the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the ARYA Sponsor or a Representative of the ARYA Sponsor, reasonably consult with ARYA and Amber GT Parent in connection therewith and provide ARYA and Amber GT Parent with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (y) if the disclosing Person is Amber GT Parent or a Representative of Amber GT Parent, reasonably consult with ARYA and the ARYA Sponsor in connection therewith and provide ARYA and the ARYA Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (z) if the disclosing Person is ARYA or a Representative of ARYA, reasonably consult with Amber GT Parent and the ARYA Sponsor in connection therewith and provide Amber GT Parent and the ARYA Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 11.4 and (iii) to governmental Authorities in connection with any Consents required to be made under this Agreement, the Additional Agreements or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 11.4 or otherwise in this Agreement, the Parties agree that the Perceptive Shareholders and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b)            The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by Amber GT Parent and ARYA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, ARYA shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the securities Laws, which Amber GT Parent shall have the opportunity to review and comment upon prior to filing and ARYA shall consider such comments in good faith. Amber GT Parent, on the one hand, and ARYA, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Amber GT Parent or ARYA, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Amber GT Parent and ARYA prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either Amber GT Parent or ARYA, as applicable)), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), ARYA shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by securities Laws, which Closing Filing shall be mutually agreed upon by Amber GT Parent and ARYA prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either Amber GT Parent or ARYA, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party, upon written request by any other Party, shall furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

11.5         Expenses. Unless otherwise specified herein or in the applicable Additional Agreement, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby; provided that (a) for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, Amber GT Parent shall pay, or cause to be paid, all Amber Entity Expenses and ARYA shall pay, or cause to be paid, all ARYA Expenses and (b) if the Closing occurs, then (i) the Company shall pay, or cause to be paid, (A) the Unpaid ARYA Transaction Expenses, up to a maximum amount of $25,000,000 and (B) any Unpaid Amber Entity Transaction Expenses in an amount not to exceed the Reimbursement Remainder, and (ii) Amber GT Parent shall pay, or cause to be paid, all Unpaid Amber Entity Expenses in excess of the Reimbursement Remainder.

11.6         No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of Law, or otherwise, without the written consent (a) ARYA and Amber GT Parent prior to the Closing and (b) ARYA, Amber GT Parent and the ARYA Sponsor following the Closing. Any purported assignment or delegation that does not comply with the immediately preceding sentence shall be void, in addition to constituting a material breach of this Agreement.

11.7         Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby (including any claim or cause of action based upon, arising out of related to any representation or warranty made in or in connection with this Agreement or any Additional Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby or as inducement to enter into this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby), shall be construed and enforced in accordance with and governed by the Laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of Laws principles thereof (except that the Laws of the Cayman Islands shall also apply to the Domestication).

11.8         Counterparts; Electronic Signatures. This Agreement and each Additional Agreement (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Additional Agreement (including any of the closing deliverables contemplated hereby) by email or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Additional Agreement.

11.9         Knowledge of Amber GT Parent; Knowledge of ARYA. For all purposes of this Agreement, the phrase “to the knowledge of Amber GT Parent” and “known by Amber GT Parent” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.9(a) of the Amber Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to ARYA’s knowledge” and “to the knowledge of ARYA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.9(b) of the ARYA Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 11.9(a) of the Amber Disclosure Schedules or Section 11.9(b) of the ARYA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

11.10       Entire Agreement. This Agreement, together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

11.11       Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Amber Disclosure Schedules or in the ARYA Disclosure Schedules corresponding to any Section or subsection of Article III or Article IV (in the case of the Amber Disclosure Schedules) or Article V (in the case of the ARYA Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III or Article IV (in the case of the Amber Disclosure Schedules) or Article V (in the case of the ARYA Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III, Article IV or Article V may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

11.12       Severability. Subject to Section 6.18(h), whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Subject to Section 6.18(h), upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.13       Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “U.S. $” shall be references to United States dollars; (f) the word “or” is disjunctive but not exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to ARYA, any documents or other materials posted to the electronic data room located at datasite.com under the project name “Apollo AT” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law, as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

11.14       Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.10, Section 6.20, the last sentence of this Section 11.14 and Section 11.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The ARYA Sponsor shall be an express third-party beneficiary of Section 6.5(c)-(d), Section 6.10, Section 6.11, Section 10.2, Section 10.4, Section 11.6 and this Section 11.14.

11.15       Trust Account Waiver. Reference is made to the final prospectus of ARYA, filed with the SEC on February 25, 2021 (the “Prospectus”). Each Amber Entity acknowledges and agrees and understands that ARYA has established the Trust Account, which contains the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ARYA’s public shareholders (including overallotment shares acquired by ARYA’s underwriters, the “Public Shareholders”), and ARYA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ARYA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Amber Entity hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Amber Entities or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between ARYA or any of its Representatives, on the one hand, and, each Amber Entity or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each Amber Entity, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with ARYA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with ARYA or its Affiliates).

11.16       Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware, and then, if such federal court declines to accept jurisdiction, any state or federal court within New York, New York), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause thereof against such Party (x) arising under this Agreement or under any Additional Agreement or (y) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (i) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (ii) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the Action or cause thereof in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Action or cause thereof against such Party is improper; or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action, demand, or cause thereof.

11.17       Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.18       Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.

11.19       Non-Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of any Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein or, for the avoidance of doubt, for claims pursuant to any Additional Agreement by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ARYA SCIENCES ACQUISITION CORP IV

By:	/s/ Michael Altman
Name:	Michael Altman
Title:	Chief Financial Officer

[Signature Page – Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AMICUS THERAPEUTICS, INC.

By:	/s/ John F. Crowley
Name:	John F. Crowley
Title:	Chief Executive Officer

[Signature Page – Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AMICUS GT HOLDINGS, LLC

By:	/s/ Bradley L. Campbell
Name:	Bradley L. Campbell
Title:	President

[Signature Page – Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CARITAS THERAPEUTICS, LLC

By:	/s/ John F. Crowley
Name:	John F. Crowley
Title:	Chief Executive Officer

[Signature Page – Business Combination Agreement]

Exhibit A

Form of PIPE Subscription Agreement

Exhibit A

SUBSCRIPTION AGREEMENT

ARYA Sciences Acquisition Corp IV
51 Astor Place, 10th Floor
New York, New York 10002

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among ARYA, Amicus Therapeutics, Inc., a Delaware corporation (“Parent”), Caritas GT Holdings, LLC, a Delaware limited liability company (“Caritas GT”), and Caritas Therapeutics, LLC, a Delaware limited liability company (the “Company”), pursuant to which, among other things, ARYA will contribute a portion of the net proceeds from the Trust Account (as defined below) and this Subscription Agreement and the Other Subscription Agreements (as defined below) in exchange for a majority of the equity securities in the Company and, in connection therewith, Caritas GT will receive Class B common stock, par value $0.0001 per share, in ARYA, in each case, on the terms and subject to the conditions set forth in the Transaction Agreement (the “Transaction”).

In connection with the Transaction, ARYA is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of ARYA’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, ARYA is, severally and not jointly, entering into subscription agreements (the “Other Subscription Agreements”, and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors”, and together with the Investor, the “Investors”), pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 20,150,000 Shares, at the Per Share Purchase Price.

Prior to the closing of the Transaction (and as more fully described in, and on the terms and subject to the conditions set forth in, the Transaction Agreement), ARYA will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (2020 Revision) (the “Domestication”).

The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and ARYA acknowledges and agrees as follows:

1.                   Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from ARYA the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions set forth in this Subscription Agreement. The Investor acknowledges and agrees that ARYA reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by ARYA only when this Subscription Agreement is signed by a duly authorized person by or on behalf of ARYA. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by ARYA on the terms and subject to the conditions set forth in this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2.                   Closing. The closing of the sale, purchase and issuance of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and immediately prior to, the effectiveness of the Transaction (the date the Closing so occurs, the “Closing Date”). Upon delivery of written notice from (or on behalf of) ARYA to the Investor (the “Closing Notice”), that ARYA reasonably expects all conditions to the closing of the Transaction under the Transaction Agreement to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to ARYA, three (3) business days prior to the anticipated closing date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by ARYA in the Closing Notice (such funds to be held in an escrow by ARYA or in such account(s) specified by ARYA). On the Closing Date, ARYA shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of all liens (other than those arising under applicable securities laws), in the name of the Investor on ARYA’s share register; provided, however, that ARYA’s obligation to issue the Shares to the Investor is contingent upon ARYA having received the Subscription Amount in full accordance with this Section 2. In the event the Closing does not occur within two (2) business days of the anticipated Closing Date specified in the Closing Notice, ARYA shall promptly (but not later than three (3) business days thereafter) return the Subscription Amount to the Investor; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing upon the delivery by ARYA of a subsequent Closing Notice in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions in New York, New York are authorized or required to close for business.

3.                   Closing Conditions.

a.                    The obligation of the parties hereto to consummate the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i)                 no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise enjoining, restraining or prohibiting consummation of the (i) the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement or (ii) the Transaction; and

(ii)                (A) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement shall have been satisfied (which shall be deemed satisfied if mutually determined by the applicable parties to the Transaction Agreement and other than those conditions under the Transaction Agreement that, by their nature are to be satisfied in connection with the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement or the Other Subscription Agreements) or waived by the applicable parties to the Transaction Agreement as provided therein and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

b.                   The obligation of ARYA to consummate the sale and issuance of the Shares pursuant to this Subscription Agreement shall be subject to the condition (which may be waived in writing by ARYA with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed)) that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (except for (i) those representations and warranties qualified by materiality, which shall be true and correct in all respects as of the Closing Date and (ii) those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such specified earlier date).

c.                    The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the condition (which may be waived in writing by the Investor) that (i) all representations and warranties of ARYA contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (except for (x) those representations and warranties qualified by materiality or Material Adverse Effect (as defined below), which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such specified earlier date), (ii) ARYA shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing and (iii) the Shares acquired hereunder shall have been approved for listing by the Stock Exchange (as defined below), subject to official notice of issuance.

4.                   Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.                   ARYA Representations and Warranties. ARYA represents and warrants to the Investor that:

a.                   ARYA is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). ARYA has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, ARYA will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b.                   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under ARYA’s certificate of incorporation or bylaws (each, as amended to the Closing Date) or under the General Corporation Law of the State of Delaware or under any agreement or instrument to which ARYA is a party.

c.                   The Subscription Agreement and the Transaction Agreement have been duly authorized, executed and delivered by ARYA and, with respect to the Subscription Agreement, assuming that the Subscription Agreement constitutes the valid and binding agreement of the Investor, constitutes a legal, valid and binding obligation of ARYA, enforceable against ARYA in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d.                   The sale and issuance of the Shares and the compliance by ARYA with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of ARYA or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which ARYA or any of its subsidiaries is a party or by which ARYA or any of its subsidiaries is bound or to which any of the property or assets of ARYA or any of its subsidiaries is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of ARYA and its subsidiaries, taken as a whole or materially affect the validity of the Shares or the legal authority of ARYA to comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of ARYA; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over ARYA or any of their properties that would reasonably be expected to have a Material Adverse Effect.

e.                    As of their respective filing dates, all reports, forms, statements, schedules, prospectuses, proxy statements, registration statements and other documents (the “SEC Reports”) required to be filed, or actually filed, by ARYA with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. ARYA has filed with the SEC each SEC Report that ARYA was required to file with the SEC. The financial statements of ARYA included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing or, if amended, as of the time of such amendment, and fairly present in all material respects the financial position of ARYA as of and for the dates thereof and the results of operations and cash flows for the periods presented, subject to (i) in the case of interim unaudited statements, normal, year-end audit adjustments, and (ii) changes to historical accounting policies of ARYA in connection with any order, directive, guideline, comment or recommendation from the SEC that is applicable to ARYA. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by ARYA from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f.                    ARYA is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by ARYA of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by Nasdaq, or such other applicable stock exchange on which ARYA’s common equity is then listed (the “Stock Exchange”), and (iv) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g.                   The issued and outstanding Class A ordinary shares of ARYA, $0.0001 par value (“Class A Shares”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. There is no suit, action, proceeding or investigation pending or, to the knowledge of ARYA, threatened against ARYA by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares or, when issued, the shares of common stock, par value $0.0001 per share, expected to be issued in the Delaware corporation in connection with the Domestication (the “Delaware Common Shares”), or to deregister the Class A Shares or, when registered and issued in connection with the Domestication, the Delaware Common Shares, under the Exchange Act. ARYA has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Delaware Common Shares.

h.                   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by ARYA to the Investor hereunder. The Shares (i) were not offered to the Investor by any form of general solicitation or general advertising and (ii) are not being offered to the Investor in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i.                     Other than the Placement Agent (as defined below), ARYA has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and ARYA is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agent.

j.                     Other than as disclosed in the SEC Reports, ARYA has not entered into any side letter or similar agreement with any Other Investor relating to an investment in the Shares that is materially more advantageous to such Other Investor than the terms and conditions hereunder are to the Investor. The Other Subscription Agreements reflect the same Per Share Purchase Price and other terms with respect to the purchase of the Shares that are not materially more favorable to the investors thereunder than the terms of this Subscription Agreement, other than representations, warranties and terms particular to the regulatory requirements of such investor or its affiliates or related funds. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

k.                   As of the date of this Subscription Agreement, the authorized capital stock of ARYA consists of 1,000,000 preference shares (the “Preferred Shares”), 479,000,000 Class A Shares, and 20,000,000 Class B ordinary shares (the “Class B Shares”), each par value $0.0001 per share. As of the date of this Subscription Agreement, (i) no Preferred Shares are issued and outstanding, (ii) 15,449,000 Class A shares are issued and outstanding, and (iii) 3,737,500 Class B Shares are issued and outstanding. All issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable. As of the date hereof, ARYA has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which ARYA is a party or by which it is bound relating to the voting of any securities of ARYA, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

l.                  ARYA is in compliance with applicable law, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. ARYA has not received any written communication from a governmental authority that alleges that ARYA is not in compliance with or is in default of any applicable law, except where such noncompliance or default has not had and would not reasonably be expected to have a Material Adverse Effect.

m.                 Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of ARYA, threatened against ARYA or (ii) judgment, decree injunction, ruling or order of any governmental entity or arbitrator outstanding against ARYA.

n.                   ARYA acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide ARYA with any notice thereof; provided, however, that neither ARYA, the Company or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by ARYA in all respects.

o.                   There has been no action taken by (1) to the knowledge of ARYA, ARYA or any officer, director, or to the knowledge of ARYA, any equityholder, manager, employee, agent or representative of ARYA or (2) to the knowledge of ARYA, by the Company, any of its subsidiaries (collectively, ARYA, the Company and the Company’s subsidiaries, the “Entities”), or any officer, director, equityholder, manager, employee, agent or representative of any of the Company or any of its subsidiaries, in each case of (1) and (2), acting on behalf of any of the Entities, in violation of any applicable Anti-Corruption Laws (as herein defined), and, to the knowledge of ARYA, none of the Entities or any officer, director, equityholder, manager, employee, agent or representative of any of the Entities, in each case, acting on behalf of any of the Entities, have (i) been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or (iii) received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.

p.                   ARYA is, and will continue to be, including following the Domestication, classified as a Subchapter C corporation for U.S. federal income tax purposes.

6.                   Investor Representations and Warranties. The Investor represents and warrants to ARYA that:

a.                    The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b.                   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to ARYA or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book entries representing the Shares shall contain a restrictive legend to such effect, which legend shall be subject to removal as set forth herein, subject to applicable law. The Investor acknowledges and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that ARYA files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

c.                 The Investor acknowledges and agrees that the Investor is purchasing the Shares from ARYA. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of ARYA, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of ARYA expressly set forth in Section 5 of this Subscription Agreement.

d.                    The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e.                    The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, without limitation, with respect to ARYA, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it had an opportunity to review the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f.                    The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and ARYA, the Company or a representative of ARYA or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and ARYA, the Company or a representative of ARYA or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, ARYA, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of ARYA contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ARYA.

g.                   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including, without limitation, those set forth in ARYA’s SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

h.                   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in ARYA. The Investor acknowledges specifically that a possibility of total loss exists.

i.                    In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor; provided that neither such investigation nor any other inquiries or due diligence conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on ARYA’s representations and warranties contained in this Agreement. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning ARYA, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j.                    The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k.                   The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l.                    The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound that would reasonably be expected to have a material adverse effect on the legal authority of the Investor to comply with the terms of this Subscription Agreement, and, if the Investor is not an individual, will not conflict with or violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same. This Subscription Agreement has been duly executed and delivered by the Investor or the investment advisor to which the Investor has delegated decision-making authority over investments and, assuming that the Subscription Agreement constitutes the valid and binding agreement of ARYA, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

m.                 The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including, without limitation, the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n.                   The Investor acknowledges that no disclosure or offering document has been prepared by Jefferies LLC or any of its affiliates (the “Placement Agent”) in connection with the offer and sale of the Shares.

o.                   The Investor acknowledges that none of the Placement Agent, any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to ARYA, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by ARYA.

p.                   The Investor acknowledges that in connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s underwriter, initial purchaser, dealer, financial advisor, fiduciary or in any similar capacity.

q.                   The Investor has or has commitments to have and, when required to deliver payment to ARYA pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement.

r.                   The Investor does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of ARYA. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

7.                   Registration Rights.

a.                    In the event that the Shares are not registered in connection with the consummation of the Transaction, ARYA agrees that, within fifteen (15) calendar days after the consummation of the Transaction (the “Filing Date”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies ARYA that it will “review” the Registration Statement) following the Filing Date and (ii) five (5) Business Days after ARYA is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). ARYA agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the fourth anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for ARYA to be in compliance with the current public information required under Rule 144(i)(2) (the “Effectiveness Period”). The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to ARYA (or its successor) upon reasonable request to assist ARYA in making the determination described above In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents ARYA from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), ARYA will use commercially reasonable efforts to (1) qualify the Shares for listing on the Stock Exchange, and (2) update or amend the Registration Statement as necessary to include the Shares sold hereby for resale. For as long as the Investor holds the Shares, ARYA will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable, including providing any legal opinions to ARYA’s transfer agent. Notwithstanding anything to the contrary contained herein, ARYA may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of ARYA determines, in good faith and upon the advice of counsel, that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of ARYA or would require premature disclosure of information that could materially adversely affect ARYA (each such circumstance, a “Suspension Event”); provided, that, (i) ARYA shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than a total of ninety (90) calendar days, in each case in any three hundred sixty (360) day period and (ii) ARYA shall use commercially reasonable efforts to make such Registration Statement available for the resale by the undersigned of the Shares as soon as practicable thereafter. If so directed by ARYA, the Investor will destroy all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up. ARYA’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to ARYA such information regarding the Investor, the securities of ARYA held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by ARYA to effect the registration of such Shares, and shall execute such documents in connection with such registration as ARYA may reasonably request that are customary of a selling stockholder in similar situations.

b.                   ARYA shall advise the Investor within two (2) Business Days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by ARYA of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from ARYA (which notice shall not contain any material non-public information regarding ARYA) of the happening of any event contemplated in clauses (ii) through (v) above or of a Suspension Event during the period that the Registration Statement is effective , the Investor agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 or another applicable exemption to registration under the Securities Act) until the undersigned receives copies of a supplemental or amended prospectus (which ARYA agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by ARYA that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by ARYA except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. ARYA shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as ARYA is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, ARYA shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c.                    ARYA will use its commercially reasonable efforts to (A) at the reasonable request of Investor, deliver all the necessary documentation to cause ARYA’s transfer agent to remove all restrictive legends from any Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of the Shares, or that may be sold by Investor without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (B) cause its legal counsel to deliver to the transfer agent the necessary legal opinions required by the transfer agent, if any, in connection with the instruction under clause (A) upon the receipt of Investor representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) such counsel, in each case within 2 business days of such request. The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to ARYA (or its successor) upon reasonable request to assist ARYA in making the determination described above.

d.                   Indemnification

(i)                  ARYA agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to ARYA by or on behalf of the Investor expressly for use therein.

(ii)                The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, to indemnify and hold harmless ARYA, its directors and officers and agents and each person who controls ARYA (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by the or on behalf of Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii)              Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that (1) cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), (2) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or (3) contains any statement of fault or culpability.

(iv)               The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v)                If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor pursuant to this Section 7(d)(v) be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation, and such obligations of the Investor shall be several and not joint.

8.                   Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, and (c) the delivery of a notice of termination of this Subscription Agreement by the Investor to ARYA following the date that is fifteen (15) calendar days after the Termination Date (as defined in the Transaction Agreement currently in effect on the date hereof, and such fifteenth calendar day, the “Outside Date”), if the Closing has not occurred by the Outside Date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (c) shall not be available to the Investor if the Investor’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, and such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the Outside Date) (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful and material breach of any covenant, agreement, obligation, representation or warranty hereunder prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful and material breach. ARYA shall notify the Investor of the termination of the Transaction Agreement as promptly as practicable after the termination of the Transaction Agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to ARYA in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

9.                   Trust Account Waiver. The Investor acknowledges that ARYA is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving ARYA and one or more businesses or assets. The Investor further acknowledges that, as described in ARYA’s prospectus relating to its initial public offering dated February 25, 2021 (the “Final Prospectus”) available at www.sec.gov, substantially all of ARYA’s assets consist of the cash proceeds of ARYA’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of ARYA, its public shareholders and the underwriters of ARYA’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to ARYA to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Final Prospectus. For and in consideration of ARYA entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement or the transactions contemplated hereby regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Shares outstanding on the date hereof (whether acquired by the Investor prior to, on or after the date hereof), pursuant to a validly exercised redemption right with respect to any such Class A Shares, in accordance with ARYA’s Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and ARYA, dated March 2, 2021, except to the extent that the Investor has otherwise agreed in writing with ARYA, the Company or any of their respective affiliates to not exercise such redemption right.

10.                Miscellaneous.

a.                    Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder and the rights set forth in Section 7 solely in connection with a transfer of such Shares (other than a transfer in connection with a sale pursuant to either an effective registration statement or under Rule 144), if any) may be transferred or assigned. Notwithstanding the foregoing, after notifying ARYA, Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Investor) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Investor of its obligations hereunder if any such assignee fails to perform such obligations.

b.                   ARYA may request from the Investor such additional information as ARYA may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may be reasonably requested. The Investor acknowledges that ARYA may file a form of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of ARYA.

c.                    The Investor acknowledges that ARYA, the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify ARYA, the Company and the Placement Agent if any of the acknowledgments, understandings, agreements, representations or warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify ARYA, the Company and the Placement Agent if they are no longer accurate in any respect). The Investor acknowledges and agrees that the purchase by the Investor of Shares from ARYA will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any notice previously provided pursuant to this Section 10 or otherwise) by the Investor as of the time of such purchase.

d.                   ARYA, the Company and the Placement Agent are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of ARYA set forth in this Subscription Agreement.

e.                    All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f.                    This Subscription Agreement may not be terminated other than pursuant to the terms of Section 8 above. The provisions of this Subscription Agreement may not be modified, amended or waived except by an instrument in writing, signed by each of ARYA and the Investor hereto; provided, however, that no modification, amendment or waiver by ARYA of the provisions of this Subscription Agreement shall be effective without the prior written consent of Parent (other than modifications, amendments or waivers that are solely ministerial in nature or otherwise immaterial and, in each case, do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either ARYA or the Investor in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g.                  This Subscription Agreement (including, without limitation, the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 3(b), Section 7, Section 8, Section 10(c), Section 10(d), Section 10(f) and this Section 10(g) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.

h.                   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.                     If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j.                    This Subscription Agreement may be executed in one or more counterparts (including, without limitation, by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.                  The parties hereto acknowledge and agree that irreparable damage would occur if any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to seek to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of this Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

l.                    Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to ARYA.

m.                 THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS (INCLUDING ANY ACTION, SUIT, LITIGATION, ARBITRATION, MEDIATION, CLAIM, CHARGE, COMPLAINT, INQUIRY, PROCEEDING, HEARING, AUDIT, INVESTIGATION OR REVIEWS BY OR BEFORE ANY GOVERNMENTAL ENTITY RELATED HERETO), INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).

n.                   The Investor hereby acknowledges and agrees that it will not, nor will any person acting at the Investor's direction or pursuant to any understanding with Investor (including Investor's controlled affiliates) engage in any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of ARYA or any instrument exchangeable for or convertible into any Shares or any securities of ARYA until the consummation of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 10(n) shall not apply to (x) ordinary course, non speculative hedging transactions, or (y) any sale (including the exercise of any redemption right) of securities of ARYA (i) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Investor (including the Investor's controlled affiliates and/or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers or desks manage separate portions of such Investor's assets this Section 10(n) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

o.                   The Investor hereby acknowledges that the Placement Agent and/or its affiliates may now or in the future own securities of ARYA and/or purchase securities in the Transaction.

11.                Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of ARYA expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ARYA. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Transaction Agreement or any Non-Party Affiliate, shall have any liability to the Investor pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by ARYA, the Company, the Placement Agent or any Non-Party Affiliate concerning ARYA, the Company, the Placement Agent, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of ARYA, the Company, the Placement Agent or any of ARYA’s, the Company’s or the Placement Agent’s controlled affiliates or any family member of the foregoing.

12.                Disclosure. ARYA shall, on the first (1st) business day following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that ARYA has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, the Investor and, to the knowledge of ARYA, the Investor’s affiliates, attorneys, agents or representatives shall not be in possession of any material, non-public information received from ARYA, the Company or any of their officers, directors, employees, agents or representatives, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with ARYA, the Placement Agent, the Company or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements, or the Transaction Agreement. Notwithstanding anything this this Subscription Agreement to the contrary, ARYA shall not, and shall cause each of its officers, directors, employees, attorneys, representatives and agents not to, provide the Investor with any material, non-public information regarding ARYA or the Company from and after the filing of the Disclosure Document with the SEC without the express prior written consent of the Investor. ARYA understands and confirms that the Investor and the Investor’s affiliates, attorneys, agents and representatives will rely on the foregoing representations and covenants in effecting transactions of securities in ARYA. Notwithstanding anything in this Subscription Agreement to the contrary, ARYA shall not (i) publicly disclose the name of the Investor or any of its affiliates or advisers or include the name of the Investor or any of its affiliates or advisers in any press release without the prior written consent of the Investor or (ii) publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor except as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, in which case ARYA will provide Investor with prior written notice (including by e-mail, with no mail undeliverable or rejection notice) of such disclosure under this clause (ii).

13.                Several Obligations. The obligations of the Investor and each Other Investor in connection with the private placement are several and not joint, and Investor shall not be responsible in any way for the performance of the obligations of any Other Investor in connection with the private placement. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or any Other Investor pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by ARYA in the Closing Notice.

IN WITNESS WHEREOF, ARYA has accepted this Subscription Agreement as of the date set forth below.

ARYA SCIENCES ACQUISITION CORP IV

By:
Name:
Title:

Date:                , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐  We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2. ☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐  Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐  Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐  Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐  Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐  Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Exhibit B

Form of A&R Company LLC Agreement

Exhibit B

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CARITAS THERAPEUTICS, LLC

a Delaware limited liability company

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

Dated as of [•], 2021

i

Article IX

TAX MATTERS

Section 9.1	Partnership Status and Tax Elections	50
Section 9.2	Tax Returns; Information	51
Section 9.3	Partnership Representative	51
Section 9.4	Tax Elections	52
Section 9.5	Withholding	53
Section 9.6	Survival	53

Article X

MEMBER TRANSFERS AND WITHDRAWALS

Section 10.1	Transfer	53
Section 10.2	Transfer of Membership Interests Held by the Parent Corporation Group	54
Section 10.3	Members’ Rights to Transfer	55
Section 10.4	Substituted Members	56
Section 10.5	Assignees	56
Section 10.6	General Provisions	57
Section 10.7	Restrictions on a Termination Transaction of the Corporation	59

Article XI

ADMISSION OF MEMBERS

Section 11.1	Members; Admission of Additional Members	60
Section 11.2	Limit on Number of Members	61
Section 11.3	Admission	61

Article XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1	No Dissolution	61
Section 12.2	Events Causing Dissolution	61
Section 12.3	Distribution upon Dissolution	62
Section 12.4	Rights of Members	63
Section 12.5	Termination	63
Section 12.6	Reasonable Time for Winding-Up	64

Article XIII

REDEMPTION RIGHTS

Section 13.1	Redemption Rights of Non-Corporation Members	64

EXHIBIT A: EXAMPLES REGARDING ADJUSTMENT FACTOR

EXHIBIT B: FORM NOTICE OF REDEMPTION

EXHIBIT C: FORM CONSENT BY SPOUSE

SCHEDULE I: SCHEDULE OF MEMBERS

SCHEDULE II: INITIAL OFFICERS OF THE COMPANY

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT OF

CARITAS THERAPEUTICS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CARITAS THERAPEUTICS, LLC, dated as of [•], 2021 (this “Agreement”), is entered into by and among Caritas Therapeutics, LLC, a Delaware limited liability company (the “Company”), Amber GT Holdings, a Delaware limited liability company (“Amber GT”), [Caritas Therapeutics, Inc.]1, a Delaware corporation (formerly known as ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company) (the “Corporation”) and, solely for purposes of Section 14.17 and the other sections of Article XIV and Article I (to the extent related to Section 14.17), Amicus Therapeutics, Inc., a Delaware corporation (“Amber GT Parent”).

RECITALS

WHEREAS, prior to the date hereof, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on September 24, 2021 (the “Certificate”);

WHEREAS, Amber GT, the initial member of the Company, entered into a Limited Liability Company Agreement with the Company, dated as of September 24, 2021 (the “Original Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, dated as of September 29, 2021 (the “Business Combination Agreement”) by and among the Corporation, Amber GT Parent, Amber GT, and the Company, the parties thereto have consummated the transactions contemplated thereby and, as of the date hereof and in accordance with Article II thereof, the Corporation holds a number of Common Units set forth on Schedule I (as in effect as of the date hereof) and Amber GT, a wholly-owned Subsidiary of Amber GT Parent, holds a number of Common Units set forth on Schedule I (as in effect as of the date hereof);2

[1]	To be the name of ARYA Sciences Acquisition Corp IV following the consummation of the Domestication, as determined pursuant to the Business Combination Agreement.

[2]	Schedule I to reflect (a) a number of Common Units equal to the Net Outstanding ARYA Class A Shares (as defined in the Business Combination Agreement) being owned by the Corporation, and (b) a number of Common Units equal to the sum of (i) the Transaction Equity Security Amount (as defined in the Business Combination Agreement) and (ii) the Amber GT Parent Contribution Equity Amount (as defined in the Business Combination Agreement) being owned by Amber GT, in each case, as of the Closing Date.

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WHEREAS, Section 9.2 of the Original Agreement provides that Amber GT, as the sole member of the Company, may amend the Original Agreement; and

WHEREAS, Amber GT now desires to amend and restate the Original Agreement in its entirety to be as set forth herein.

NOW, THEREFORE, in consideration of the benefits to be derived hereunder and the transactions contemplated hereby, and the representations, warranties, covenants, agreements and conditions set forth herein, the Company and each Member, hereby agrees to amend and restate the Original Agreement in its entirety as follows:

Article I

DEFINED TERMS

Section 1.1            Definitions. As used herein, each of the following underlined terms has the meaning specified in this Section 1.1:

“Additional Agreements” has the meaning set forth in the Business Combination Agreement.

“Additional Member” means any Person that is admitted to the Company as a Member pursuant to Section 11.1 and has not ceased to be a Member pursuant to the Act and this Agreement; provided that a Substituted Member shall not be deemed an Additional Member.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) debit to such Capital Account such Member’s share of the items described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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“Adjustment Factor” means 1.0; provided, however, that in the event:

(a)               the Corporation (i) pays a dividend on its outstanding Class A Shares wholly or partly in Class A Shares or makes a distribution to all holders of its outstanding Class A Shares wholly or partly in Class A Shares, (ii) splits or subdivides its outstanding Class A Shares or (iii) effects a reverse stock split or otherwise combines its outstanding Class A Shares into a smaller number of Class A Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect as of immediately prior to the record date for purposes of determining the holders of Class A Shares entitled to participate in such dividend, distribution, split, subdivision, reverse split or combination (or, if there is no such record date, the number of Class A Shares that are entitled to participate in such distribution, split, subdivision, reverse split or combination) (which, for the avoidance of doubt shall be determined without taking into account such dividend, distribution, split, subdivision, reverse split or combination) by a fraction, (1) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date for purposes of determining the holders of Class A Shares entitled to participate in such dividend, distribution, split, subdivision, reverse split or combination (or, if there is no such record date, the number of Class A Shares that are entitled to participate in such distribution, split, subdivision, reverse split or combination) (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of Class A Shares issued and outstanding on the record date (or, if there is no such record date, as of immediately prior to such distribution, split, subdivision, reverse split or combination, as applicable) (which, for the avoidance of doubt shall be determined without taking into account such dividend, distribution, split, subdivision, reverse split or combination);

(b)               the Corporation distributes any rights, options or warrants to all holders of its Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares, at a price per share less than the Value of a Class A Share on the record date for such distribution (each a “Distributed Right”), then, as of the later of the distribution date of such Distributed Rights and the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect as of immediately prior to the later of the distribution date of such Distributed Rights and the time such Distributed Rights become exercisable, by a fraction (i) the numerator of which shall be the number of Class A Shares issued and outstanding on the later of such record date and the date such Distributed Rights become exercisable, plus the maximum number of Class A Shares purchasable under such Distributed Rights that are exercisable and (ii) the denominator of which shall be the number of Class A Shares issued and outstanding on the later of such record date and the date such Distributed Rights become exercisable, plus a fraction (1) the numerator of which is the maximum number of Class A Shares purchasable under such Distributed Rights that are exercisable, multiplied by the minimum purchase price per Class A Share under such Distributed Rights that are exercisable and (2) the denominator of which is the greater of the Value of a Class A Share (A) as of such record date and (B) the date such Distributed Rights become exercisable; provided, however, that, if any such Distributed Rights expire, are forfeited or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution (or, if later, the time the Distributed Rights initially became exercisable) of the Distributed Rights, to reflect a reduced maximum number of Class A Shares or any change in the minimum purchase price for the purposes of the above fraction; and

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(c)               the Corporation distributes, by dividend or otherwise, to all holders of its Class A Shares any assets (including securities and evidences of the Corporation’s indebtedness, but excluding any dividend or distribution referred to in the foregoing clauses (a) or (b)), which assets were not received by the Corporation or its Controlled Entities pursuant to a distribution by the Company in accordance with this Agreement, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the record date for purposes of determining the holders of Class A Shares entitled to participate in such distribution (or, if there is no such record date, the number of Class A Shares that are entitled to participate in such distribution) by a fraction (i) the numerator of which shall be such Value of one Class A Share on such record date and (ii) the denominator of which shall be the Value of one Class A Share as of such record date less the then Fair Market Value (as determined by the Corporation, whose determination shall be conclusive) of the portion of the non-cash assets so distributed applicable to one Class A Share;

provided that, notwithstanding the foregoing, if any of the events in clauses (a), (b) or (c) above occur, no adjustments to the Adjustment Factor will be made for any class or series of Membership Interests to the extent that the Company makes or effects a correlative distribution or payment to all of the Members holding Membership Interests of such class or series, or effects a correlative split, subdivision, reverse split or combination in respect of the Membership Interests of such class or series. If the Corporation effects a dividend that allows holders of Class A Shares to elect to receive cash or additional Class A Shares, the Company may effect a correlative distribution by distributing to all Members holding Membership Interests a combination of cash and additional Membership Interests in the same ratio as the ratio of cash and Class A Shares paid and issued by the Corporation, without offering Members an opportunity to elect to receive cash or additional Membership Interests. Any adjustment to the Adjustment Factor shall become effective immediately after the event expressly giving rise to such adjustment. For illustrative purposes only, examples of adjustments to the Adjustment Factor are set forth on Exhibit A.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person; provided that, for the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing, provided, however, that (a) no member of the Parent Corporation Group shall be considered an Affiliate of any Non-Corporation Member for purposes hereof, (b) ARYA Sponsor (or any successor in interest to its rights under the Director Nomination Agreement) shall not be considered an Affiliate of the Parent Corporation Group and (c) no Non-Corporation Member shall be deemed to be an Affiliate of Amber for purposes of Section 7.4 from and after the time that it ceases to be a Controlled Entity of Amber (including as a result of a “spin out” or similar transaction or series of related transactions).

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“ARYA Sponsor” means, ARYA Sciences Holdings IV, a Cayman Islands exempted limited company.

“Assignee” means (a) any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom Membership Interests are Transferred pursuant to the exercise of remedies under a Pledge and that has not become a Substituted Member and (b) that has the rights set forth in Section 10.5.

“Asset” means any assets or property of the Company.

“Assumed Tax Liability” means, in the case of the Parent Corporation Group, the sum of (a) all of the Parent Corporation Group’s federal, state, local and non-U.S. tax liabilities, plus (b) the amount necessary to satisfy the Corporation’s payment obligations pursuant to Article III of the Tax Receivable Agreement, in each case during the Fiscal Year to which the Tax Distribution under Section 4.2 relates.

“Authority” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the term “Bankrupt” has a meaning correlative to the foregoing.

“Board of Directors” means the Board of Directors of the Corporation.

“Board of Managers” means the Board of Managers of the Company, which shall, unless otherwise determined by the Board of Directors in its sole discretion, at all times to be composed of the same Persons who are then members of the Board of Directors.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Capital Accounts” means the capital accounts established and maintained on the books of the Company for each Member in accordance with Article III hereof and which, as of the date hereof, are set forth on Schedule I.

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“Capital Contribution” means, with respect to any Member, the cash, cash equivalents and the Fair Market Value of any other property contributed (as determined when such property is or was contributed) to the Company by or on behalf of such Member in respect of Common Units or any other equity securities of the Company pursuant to the terms hereof.

“Capital Share” means any share of any class or series of capital stock of the Corporation now or hereafter authorized (including any Preferred Share), other than a Common Share.

“Cash Amount” means an amount of cash equal to the product of (a) the Value of a Class A Share, multiplied by (b) the Class A Shares Amount, in each case, determined as of the applicable Valuation Date; provided, that in the event the Corporation sells Class A Shares to fund such payment, such cash amount shall be net of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such offering) in connection with such sale (collectively, “Discounts”) and the Corporation’s Capital Account shall be increased by an amount equal to any such Discounts relating to such sale of shares of Class A Shares in accordance with Section 6.2(c).

“Charter” means the certificate of incorporation of the Corporation, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Shares” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class A common stock, par value $0.0001 per share, of the Corporation or into which the Class A common stock, par value $0.0001 per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A Shares Amount” means a number of Class A Shares equal to the product of (a) the number of Tendered Units or Termination Transaction Units, as applicable, multiplied by (b) the Adjustment Factor; provided, however, that, in the event that the Corporation issues to all holders of Class A Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Class A Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance being within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date in which the Tendering Party or the Termination Non-Corporation Member is receiving the Class A Shares Amount, then such Tendering Party or the Termination Non-Corporation Member shall also be entitled to such Rights equal to the applicable Class A Shares Amount that a holder of that number of Class A Shares would have been entitled to receive (assuming, for this purpose, that the holder was a holder of the Class A Shares Amount as of the record date) at the time that the underlying Rights are received by the record holders of Class A Shares.

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“Class B Shares” means, as applicable, (a) the Class B common stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class B common stock, par value $0.0001 per share, of the Corporation or into which the Class B common stock, par value $0.0001 per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means, collectively, the Class A Shares and Class B Shares.

“Common Unit” means a Membership Interest designated as a “Common Unit” in accordance with Section 3.2 and having the rights, preferences and privileges set forth herein.

“Company Employee” means an employee of the Company or an employee of a Controlled Entity of the Company, if any.

“Company Minimum Gain” means “partnership minimum gain” as set forth in Regulations section 1.704-2(b)(2).

“Company Record Date” means, with respect to any meeting of the Members, consent to any matter, distribution, allotment or determination of the Members, the record date established by the Board of Managers for the purpose of determining the Members entitled to notice of or to vote at any such meeting, consent to any such matter, receive any such distribution or allotment or make any such determination, as applicable, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Board of Managers) generally be the same as the record date established by the Corporation for a dividend or distribution to its stockholders of some or all of its portion of such dividend or distribution.

“Company Property” means all interests in properties, whether real or personal, tangible or intangible, and rights of any type owned thereon or held by the Company or any Controlled Entity thereof, including all cash, securities and other property.

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“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Section 7.2.

“Consent of the Members” means the Consent of a Majority in Interest of the Members, with all of the Members voting together as a single class, which Consent shall be obtained before the taking of any action for which it is required hereby and, except as otherwise provided herein, may be given or withheld by the Members in their discretion.

“Consent of the Non-Corporation Members” means the Consent of a Majority in Interest of the Non-Corporation Members, with all of the Non-Corporation Members voting together as a single class, which Consent shall be obtained before the taking of any action for which it is required hereby and, except as otherwise provided herein, may be given or withheld by the Non-Corporation Members in their discretion.

“Controlled Entity” means, as to any Person, (a) any corporation more than 50% of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership, limited partnership or limited liability partnership of which such Person or such Person’s Family Members or Affiliates is the general or managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least 50% of such partnership’s capital and profits and (d) any limited liability company of which such Person or such Person’s Family Members or Affiliates is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold limited liability company or membership interests representing at least 50% of such limited liability company’s capital and profits.

“Covered Person” means, as of any time of determination, (a) any current or former officer, manager, employee or other agent of the Company, the Parent Corporation Group or any of their respective Subsidiaries, each, to the extent that the context so requires, in his or her capacity as such, and (b) any Person who is or was serving at the request of the Company or the Parent Corporation Group or any of their respective Subsidiaries as a manager or director, officer, employee, fiduciary or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise.

“Cut-Off Date” means the tenth (10th) Business Day after the Company’s receipt of a Notice of Redemption or the date of delivery of the Termination Transaction Redemption Notice.

“Debt” means, with respect to any Person as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof and (d) obligations of such Person as lessee under leases that are required by U.S. generally accepted accounting principles, in effect from time to time, to be classified as capital leases.

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“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Board of Managers.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under U.S. federal income tax principles with respect to an asset for such Fiscal Year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (except as otherwise required by Regulations section 1.704-3(d)(2)); provided, however, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero ($0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Director Nomination Agreement” means the Director Nomination Agreement, dated as of the date hereof, by and among the Corporation, Amber GT Parent and ARYA Sponsor.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Equity Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now or is hereafter adopted by the Company or the Corporation for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Controlled Entities.

“Equivalent Units” means, with respect to any class or series of Capital Shares, Membership Interests with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Shares as appropriate to reflect the relative rights and preferences of such Capital Shares as to the Class A Shares and the other classes and series of Capital Shares as such Equivalent Units would have as to Common Units and the other classes and series of Units corresponding to the other classes of Capital Shares, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Company. For the avoidance of doubt, the voting rights, redemption rights and rights to Transfer Equivalent Units need not be similar to the rights of the corresponding class or series of Capital Shares, provided, however, that with respect to redemption rights, the terms of Equivalent Units must be such so that the Company complies with Section 3.8.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, with respect to any asset or property, an amount equal to the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, such asset or property in an arm’s-length transaction taking into account all relevant factors determinative of value (but without regard to any compulsion to sell or the impact of an immediate sale), in each case, as reasonably determined in good faith by the Board of Managers.

“Family Members” means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by any Person described in the foregoing clause (a) or (c) a trust, custodial account or guardianship administered primarily for the benefit of any Person described in the foregoing clause (a).

“Gross Asset Value” means, with respect to any Company asset, the adjusted tax basis of the asset for United States federal income tax purposes, except that (a) the initial Gross Asset Value of any property contributed by a Member to the Company (other than cash) shall be the Fair Market Value of such property, (b) the Gross Asset Value of any asset distributed or deemed distributed to a Member by the Company shall be the Fair Market Value of such asset at the time of such distribution, and (c) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Value, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Regulations, except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any additional Membership Interests by any new or existing Member in exchange for more than a De Minimis Capital Contribution; (ii) the date of the distribution of more than a De Minimis amount of Company property (other than a pro rata distribution) to a Member; (iii) the date of the actual liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); (iv) the date of the acquisition of any additional Membership Interests (other than a De Minimis number of Membership Interests) by any new or existing Member as consideration for the performance of services to or for the benefit of the Company; or (v) any other time at which revaluations of property are permitted to be made under Regulations section 1.704-1(b)(2)(iv); provided that adjustments pursuant to the foregoing clauses (i), (ii), (iii) and (v) shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. In the case of any asset that has a Gross Asset Value determined pursuant to the foregoing clauses (i), (ii), (iv) or (v), Depreciation shall be computed based on the asset’s Gross Asset Value as so determined, and not on the asset’s adjusted tax basis.

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“Incapacity” or “Incapacitated” means:

(a)               with respect to any Member who is an individual, the death or total physical disability of such Member or the entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate;

(b)               with respect to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its certificate or articles of information or similar governing document;

(c)               with respect to any Member that is a limited liability company, partnership, limited partnership or limited liability partnership, the dissolution and commencement of winding up of such Member;

(d)               with respect to any Member that is an estate, the distribution by the fiduciary of such estate’s entire interest in the Company;

(e)               with respect to any trustee of a trust that is a Member, the termination of such trust (but not the substitution of a new trustee); or

(f)                with respect to any Member, the Bankruptcy of such Member.

“Indemnifiable Losses” means all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including any interest and penalties, reasonable out-of-pocket expenses and the reasonable fees and disbursements of counsel for a Covered Person in connection with any investigative, administrative or judicial proceedings, whether or not such Covered Person shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from bona fide third-party claims.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of September 29, 2021, by and among the Corporation, the ARYA Sponsor, Amicus GT and certain other Persons identified as “Holders” on the signature pages thereto.

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“IRS” means the United States Internal Revenue Service.

“Law” means any federal, national, state, local, foreign, multi-national or supranational statute, law (including common law and, if applicable, fiduciary or similar duties), act, statute, ordinance, treaty, Order, rule, code, regulation or other binding directive, guidance issued, promulgated or enforced by an Authority having jurisdiction over a given matter.

“Lock-up Period” means the period commencing on the Closing Date and continuing through the date that is 365 days after the Closing Date; provided, however, that the Board of Managers may, by written agreement with a Member, shorten or lengthen the Lock-Up Period applicable to such Member without having any obligation to do so for any other Member.

“Majority in Interest of the Members” means Members entitled to vote on or consent to any matter holding more than 50% of all outstanding Membership Interests held by all Members entitled to vote on or consent to such matter.

“Majority in Interest of the Non-Corporation Members” means the Non-Corporation Members entitled to vote on or consent to any matter holding more than 50% of all outstanding Membership Interests held by all Non-Corporation Members entitled to vote on or consent to such matter.

“Member” means Amber GT, the Corporation, each Substituted Member and each Additional Member and, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain,” as determined under Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt” means “partner nonrecourse debt,” as set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions,” as set forth in Regulations section 1.704-2(i). The amount of Member Nonrecourse Deductions shall be determined as set forth in Regulations section 1.704-2(i).

“Membership Interest” means a limited liability company interest in the Company having the rights, preferences and privileges, and being subject to the covenants and agreements, set forth herein; provided that there may be one or more classes of Membership Interests, including Common Units and Equivalent Units.

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“Net Profits” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s net taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)              any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

(b)             any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

(c)              income, gain or loss resulting from any disposition of, distribution to a Member of, or depreciation, amortization or other cost recovery deductions with respect to, Company property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(d)               in the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses; and

(e)               to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

“New Securities” means (a) any right, option, warrant or convertible or exchangeable security that entitles the holder thereof to subscribe for or purchase, convert such security into or exchange such securities for, Common Shares or Capital Shares, excluding Capital Shares and any grants or issuances under any Equity Plans, or (b) any Debt that entitles the holder thereof to convert such Debt into or exchange such Debt for, Common Shares or Capital Shares.

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“Non-Corporation Member” means any Person (other than any member of the Parent Corporation Group) that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, including any Substituted Member or Additional Member and, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement.

“Nonrecourse Debt” means a “nonrecourse liability” as set forth in Regulations section 1.704-2(b)(3).

“Nonrecourse Deductions” means “nonrecourse deductions,” as set forth in Regulations sections 1.704-2(b) and 1.704-2(c). The amount of Nonrecourse Deductions shall be determined as set forth in Regulations sections 1.704-2(b) and 1.704-2(c).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B.

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Order” means any decree, order, judgment, ruling, writ, judicial or arbitral award, injunction, subpoena, verdict, determination or decision entered, issued or rendered by an Authority.

“Parent Corporation Group” means, collectively, the Corporation, its Affiliates and any successors thereof (other than the Company, its Subsidiaries and any successors thereof) and each Permitted Transferee of any Membership Interests initially held by any of the foregoing (other than, for the avoidance of doubt, the Company, its Subsidiaries or any successors thereof).

“Partnership Audit Procedures” means Sections 6221 through 6241 of the Code and the Regulations promulgated thereunder or successor provisions and any similar provision of state or local tax laws.

“Percentage Interest” means, with respect to each Member, as to any class, series or type of Membership Interests, the fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of such class, series or type of Membership Interests held by such Member and (b) the denominator of which is the total number of such class, series or type of Membership Interests held by all Members.

“Permitted Lender Transferee” any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom Membership Interests are Transferred pursuant to the exercise of remedies under a Pledge and any special purpose entities owned and used by such lenders or agents for the purpose of holding any such Membership Interests and that agrees to be bound by the terms and conditions hereof.

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“Permitted Transfer” means (a) any Pledge and any Transfer of Membership Interests, in whole or in part, to a Permitted Transferee pursuant to the exercise of remedies under a Pledge; provided that the terms thereof require that any Membership Interest subject thereto be redeemed pursuant to Section 13.1 upon realization of such security, and (b) any Transfer by a Member of Membership Interests (other than a Pledge), in whole or in part, to a Permitted Transferee.

“Permitted Transferee” means, with respect to any Member, (a) any Family Member, Controlled Entity or Affiliate of such Member, (b) a Permitted Lender Transferee, (c) any Person, including any Third-Party Pledge Transferee designated by any lender or lenders secured by a Pledge, or agents acting on their behalf, to which Membership Interests are Transferred pursuant to the exercise of remedies under a Pledge, whether before or after one (1) or more Permitted Lender Transferees take title to such Membership Interests, and (d) any other Member (that is not a Family Member, Controlled Entity or Affiliate of such Member) or Permitted Transferee of such other Member (solely to the extent such Transfer is not taxable for U.S. federal income tax purposes).

“Person” means an individual or a corporation, partnership, limited partnership, limited liability partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Pledge” means a pledge by a Member of one (1) or more of its Membership Interests to one (1) or more banks or lending institutions, or agents acting on their behalf, that are not Affiliates of such Member, as collateral or security for a bona fide loan or other extension of credit, in each case as approved in advance by the Board of Managers.

“Preferred Share” means a share of capital stock of the Corporation now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or senior to the Common Shares.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Regulations” means, except where the context indicates otherwise, the final and temporary regulations of the Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time.

“Remedies Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally, and subject, as to enforceability to general equity principles (whether considered in a proceeding in equity or at law).

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“Representatives” means, with respect to any Member, such Member’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives who actually receive Confidential Information; provided, however, that (A) no Person shall be considered one of the Corporation’s Representatives or Affiliates unless such person receives Confidential Information from or on behalf of the Corporation, and (B) no portfolio company of any Affiliate of the Corporation or of the ARYA Sponsor shall be deemed to have received Confidential Information solely due to the fact that such entity’s directors, officers or employees may serve as directors, officers or employees of such portfolio company solely to the extent that any such individual does not provide any Confidential Information to such portfolio company and does not use any Confidential Information in connection with his or her role at such company.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Redemption Date” means a date set by the Board of Managers in accordance with Section 13.1(c)(vii) or, with respect to a Termination Transaction Redemption, the date as set forth in a Termination Transaction Redemption Notice.

“Subsidiary” or “Subsidiaries” means (a) one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person (b) any partnership, limited liability company, joint venture or other entity of which the respective Person or any Subsidiary is a general partner, manager, managing member or the equivalent and (c) in the case of the Company, any partnership (for U.S. federal and applicable state income tax purposes) resulting from the Co-Development and Commercialization Agreement, dated as of [●], 2021, by and between the Company and Amber GT Parent.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 10.4.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Closing Date, by and among Amber GT, the Company and the Corporation.

“Terminating Non-Corporation Member” has the meaning in the definition of “Termination Transaction of a Non-Corporation Member.”

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“Termination Transaction of a Non-Corporation Member” means, with respect to any Non-Corporation Member, the occurrence of (a) a merger, consolidation or other combination involving the Non-Corporation Member, on the one hand, and any other Person, on the other hand, whether in a single transaction or series of related transactions, (b) a sale, lease, exchange or other transfer of all or substantially all of the consolidated assets of such Non-Corporation Member or, in the case of any Non-Corporation Member that is a Subsidiary or Affiliate of Amber GT Parent, of Amber GT Parent (or any successor or parent company thereof) by any Person or group of Person(s) that are not Affiliated with such Non-Corporation Member or Amber GT Parent, as applicable, in each case, whether in a single transaction or a series of related transactions and whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of securities or otherwise, (c) the Bankruptcy of, or the adoption of any plan of liquidation or dissolution of, such Non-Corporation Member or, in the case of any Non-Corporation Member that is a Subsidiary or Affiliate of Amber GT Parent, of Amber GT Parent (or any successor or parent company thereof), (d) any other direct or indirect Transfer of all or any portion of such Non-Corporation Member’s Membership Interests, other than, in the case of the foregoing clause (c), a Transfer effected in accordance with Section 10.3, (e) any other transaction or series of related transactions that results, directly or indirectly, in the shareholders of such Non-Corporation Member or, in the case of any Non-Corporation Member that is a Subsidiary or Affiliate of Amber GT Parent, of Amber GT Parent immediately prior to such transaction(s) holding, in the aggregate, less than fifty percent (50%) of the voting shares or equity securities (whether voting or non-voting) of such Non-Corporation Member (or any successor or parent company thereof) or of Amber GT Parent (or any successor or parent company thereof), as applicable or (f) without limiting the covenants or agreements of such Non-Corporation Member hereunder (or any rights or remedies of the Company or the Parent Corporation Group with respect thereto), the breach of Section 7.4; provided, however, that any Transfer of all or any portion of a Non-Corporation Member’s Membership Interests (other than to such Non-Corporation Member’s Family Members, Controlled Entities or Affiliates) to a Permitted Lender Transferee or Third Party Pledge Transferee consistent with the terms herein and pursuant to the exercise of remedies under a Pledge, in each case, shall constitute a Termination Transaction of such Non-Corporation Member; provided, further, that any Transfer of a Non-Corporation Member’s Membership Interests described in the foregoing clause (d) shall constitute a Termination Transaction of a Non-Corporation Member solely with respect to and to the extent of such Membership Interests Transferred and such Membership Interests Transferred shall be considered Termination Transaction Units hereunder and subject to the terms and conditions of Article XIII.

“Termination Transaction of the Corporation” means the occurrence of (a) a merger, consolidation or other combination or transaction(s) involving the Corporation (or any successor or Affiliate thereof), on the one hand, and any other Person, on the other hand, and immediately after the consummation of such merger, consolidation or other combination or transaction(s), the holders of voting securities of the Corporation immediately prior to such merger, consolidation or other combination or transaction(s) do not immediately following the consummation thereof directly or indirectly hold more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger, consolidation or combination or, if the Corporation (or any successor or Affiliate thereof) is a Controlled Entity of such Person, the ultimate parent thereof, or (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation, on a consolidated basis, in the case of clause (a) or (b), whether in a single transaction or a series of related transactions; provided that, notwithstanding the foregoing, a “Termination Transaction of the Corporation” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting shares of the Corporation immediately prior to such transaction or series of transactions continue to hold directly or indirectly at least fifty percent (50%) of the voting shares of the Corporation (or any successor, resulting or parent company thereof) immediately after the consummation of such transaction or series of related transactions.

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“Third Party” means a Person that, as of immediately prior to the consummation of an action or transaction involving such Person, is not a (a) Member, (b) Assignee, (c) Affiliate of the Company or any of the Members, (d) a wholly owned Controlled Entity of the Company or any of the Members, or (e) the ARYA Sponsor.

“Third-Party Pledge Transferee” means a Qualified Transferee, other than a Permitted Lender Transferee, that acquires one (1) or more Membership Interests pursuant to the exercise of remedies by Permitted Lender Transferees under a Pledge and that agrees to be bound by the terms and conditions hereof.

“Trading Day” means a day on which the Nasdaq Global Market or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article X (other than in Section 10.6(b)(ix)) and Section 12.6, “Transfer” does not include (a) any acquisition of Tendered Units or Termination Transaction Units by the Company or the Corporation pursuant to Section 13.1 or (b) any redemption of Common Units pursuant to any Membership Interest Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Valuation Date” means, as applicable, (a) the date of receipt by the Company of a Notice of Redemption pursuant to Section 13.1 or (b) any other date on which the Value of any Class A Shares is to be determined hereunder; provided that, in each case, if such date is not a Business Day, the Valuation Date shall be the immediately preceding Business Day.

“Value” means, with respect to any Class A Share on any Valuation Date, the volume-weighted average of the daily sale prices for the ten (10) consecutive Trading Days immediately preceding such Valuation Date, as reported by Bloomberg, L.P. (or, if not reported by Bloomberg, L.P., by another authoritative source) (except that, in lieu of such volume-weighted average of the daily sale prices, (a) for purposes of Section 3.5, (i) in the case of an exercise of a share option under any Equity Plan, the sale price for the Trading Day immediately preceding the date of exercise shall be used, and (ii) in the case of delivery of Class A Shares pursuant to restricted share units or other equity compensation plans, the sale price on the date of such delivery shall be used and (b) unless otherwise determined by the Board of Managers, for purposes of a Termination Transaction of the Corporation, the price per one Class A Share implied by such Termination Transaction of the Corporation shall be used (with such implied price being determined by the Board of Managers based on the underlying definitive transaction documents with respect to such Termination Transaction of the Corporation.

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Section 1.2            Other Definitions. Each of the capitalized terms listed below has the meaning given to such term in the Section set forth opposite such term below:

Acquired Percentage	Section 13.1(b)(i)
Acquired Units	Section 13.1(b)(i)
Act	Recitals
Agreement	Preamble
Agreement Action	Section 14.2(a)
Amber GT	Preamble
Amber GT Parent	Preamble
Amber Member	Section 14.1
Approved Transfer	Section 10.3(a)
Business Combination Agreement	Recitals
Capital Account	Section 3.10
Certificate	Recitals
Company	Preamble
Confidential Information	Section 14.9(b)
Corporation	Preamble
Corporation Record Date	Exhibit A
Corporation Unit Acquisition	Section 13.1(b)(i)
Designated Individual	Section 9.3(a)
Disclosing Person	Section 14.9(a)
Discounts	Section 1.1
Distributed Right	Section 1.1
Election Notice	Section 13.1(b)(i)
Fiscal Year	Section 14.3
Imputed Underpayment Amount	Section 10.3(d)
Liquidating Event	Section 12.2
Liquidator	Section 12.3(a)
M&A Distribution	Section 4.8
M&A Event	Section 4.8
Manager	Section 6.1(a)(i)
No-Duty Persons	Section 6.5(a)
Non-Corporation Member Fiduciary Duties	Section 6.3(b)
Original Agreement	Recitals
Partnership Representative	Section 9.3(a)
Protected Person	Section 14.9(a)
Redemption	Section 13.1(a)(i)
Regulatory Allocations	Section 5.3
Rights	Section 1.1
Rule 144	Section 2.8(f)
Securities Act	Cover Page
Special Redemption	Section 13.1(a)(i)
Surviving Company	Section 10.6(a)(ii)
Tax Distribution	Section 4.2(a)
Tendered Units	Section 13.1(a)(i)
Tendering Party	Section 13.1(a)(i)
Termination Transaction Notice	Section 13.1(a)(iv)
Termination Transaction Redemption	Section 13.1(a)(iv)
Termination Transaction Units	Section 13.1(a)(iv)
Transaction Consideration	Section 10.6(a)(i)

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Section 1.3                 Interpretation.

(a)               When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b)               Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(c)               Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)               The parties hereto are sophisticated and have carefully negotiated the provisions hereof. As a consequence, the parties hereto do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied hereto or any agreement or instrument executed in connection herewith, and therefore waive their effects.

(e)               When a reference is made herein to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, a Section, a Schedule or an Exhibit of or hereto unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f)                Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

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(g)             The words “hereof,” “hereto,” “hereby,” “herein”, “herewith” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h)               The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)               Any contract, agreement or Law defined or referred to herein means such contract or Law as from time to time amended, restated, modified or supplemented, unless otherwise specifically indicated, and the reference to any Law includes any rules or regulations promulgated thereunder by an Authority of competent jurisdiction and any successor statute to any such Law. Any reference herein to “applicable Law” shall be deemed to include a reference to “the Act.”

(j)                 References to a Person are also to its successors and permitted assigns.

(k)                The Exhibits and Schedules hereto are incorporated and made a part hereof and are an integral part hereof.

(l)            The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(m)           The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

Article II

GENERAL PROVISIONS

Section 2.1          Amendment and Restatement; Formation. This Agreement amends and restates the Original Agreement in its entirety. The Company is a limited liability company previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth herein. To the extent that the rights, powers, duties, obligations and liabilities of any Member or the Company are different by reason of any provision hereof than they would be under applicable Law in the absence of any such provision, this Agreement shall, to the extent permitted by applicable Law, control.

Section 2.2            Name. The name of the Company is “Caritas Therapeutics, LLC”. The Company may do business under such name or under any other name or names which the Board of Managers may select from time to time. The Board of Managers may change the name of the Company, at any time and from time to time, in accordance with applicable Law.

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Section 2.3            Principal Place of Business; Other Places of Business. The principal office and principal place of business of the Company shall be as determined by the Board of Managers. The name and address of the Company’s registered agent in the State of Delaware is as set forth in the Certificate and may be changed from time to time in the Board of Managers’ sole discretion.

Section 2.4            Term. The term of the Company commenced on September 24, 2021, and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant hereto or as otherwise provided in the Act.

Section 2.5            No Concerted Action; No State-Law Partnership. Except as expressly provided herein, in performing any Member’s obligations or exercising its rights hereunder, such Member is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than with respect to the Company, nothing herein shall be construed as creating a corporation, association, joint stock company, business trust, organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing herein shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Members shall be a partner or joint venturer of any other Member or Members, for any purpose other than U.S. federal and applicable state and local tax purposes, and nothing herein shall be construed to the contrary.

Section 2.6            Business Purpose. The Company may carry on any lawful business, purpose or activity in which a limited liability company may be engaged under applicable Law.

Section 2.7          Powers. Subject to the limitations set forth herein, the Company shall possess and may exercise all of the powers and privileges granted to it by applicable Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.6.

Section 2.8            Representations and Warranties by Additional or Substitute Members. Each Additional Member or Substituted Member (solely with respect to himself, itself or herself as a condition to becoming an Additional Member or Substituted Member, respectively) upon becoming a Member in accordance with the terms hereof, hereby represents and warrants to the Company and each other Member as of the date he, she or its becomes a Member, severally and not jointly, as follows:

(a)            such Member has full power and authority to execute and deliver this Agreement, to become a Member as provided herein and to perform such Member’s obligations hereunder as a Member, and the execution, delivery and performance by such Member hereof has been duly authorized by all necessary action;

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(b)               the applicable documents set forth in Section 10.4(a), in the case of a Substituted Member, or Section 11.1(a), in the case of an Additional Member, have been duly and validly executed and delivered by such Member and, assuming the due and valid authorization, execution and delivery by the other parties hereto, constitute the binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to the Remedies Exception;

(c)               the execution and delivery of the Member’s applicable joinder and performance by such Member of its obligations hereunder shall not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject or (ii) conflict with, or result in a breach or default under, any term or condition of such Member’s certificate of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement or trust documents, as applicable, or any agreement or other instrument to which such Member is a party, except for any conflict, breach or default that would not reasonably be expected to, individually or in the aggregate, (a) materially and adversely affect the ability of such Member to perform or otherwise comply with any of his, her or its covenants, agreements or obligations hereunder and (b) materially and adversely affect the assets, business, condition or results of operations of the Company and its Subsidiaries (taken as a whole);

(d)               No consent of any Authority is required on the part of such Member with respect to its execution or delivery of the Member’s applicable joinder, or performance of such Member’s covenants, agreements or obligations under this Agreement or the transactions contemplated hereby except for any consents the absence of which has not resulted in and would not reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the ability of such Member to perform or otherwise comply with any of his, her or its covenants, agreements or obligations hereunder and (ii) materially and adversely affect the assets, business, condition or results of operations of the Company and its Subsidiaries (taken as a whole).

(e)               such Member (i) is acquiring such Member’s Membership Interests solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof and (ii) may not, directly or indirectly, Transfer any of the Membership Interests or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, applicable state securities or “blue sky” Laws and this Agreement;

(f)             such Member acknowledges that (i) all Membership Interests currently or ever owned by such Member were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, (ii) the Membership Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” Laws; (iii) it is not anticipated that there shall be any public market for the Membership Interest; (iv) the Membership Interest must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Membership Interest unless the Membership Interests are subsequently registered under the Securities Act and such state Laws or an exemption from registration is available; (v) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future; (vi) if and when the Membership Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made, if at all, only in accordance with the terms and conditions of Rule 144 (which may include limitations in the amount of Membership Interests that may be Transferred) and this Agreement; (vii) if the exemption afforded by Rule 144 is not available, sale of the Membership Interests without registration shall require the availability of an exemption under the Securities Act; (viii) restrictive legends shall be placed on any certificate representing the Membership Interests; and (ix) a notation shall be made in the appropriate records of the Company indicating that the Membership Interests are subject to restrictions on Transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions shall be issued to such transfer agent with respect to the Membership Interests;

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(g)               such Member’s financial situation is such that such Member can afford to (i) bear the economic risk of holding the Membership Interests for an indefinite period and (ii) suffer the complete loss of such Member’s investment in the Membership Interests;

(h)               such Member (i) is familiar with the business, plans, properties, operations, prospects and financial condition of the Company and has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the acquisition of the Membership Interests and to obtain any additional information that such Member deems necessary to evaluate whether or not to make an investment in the Company, (ii) has the knowledge and experience in financial and business matters to be able to evaluate the merits and risk of the investment in the Membership Interests and (iii) has carefully reviewed the terms hereof and has evaluated the restrictions and obligations herein and therein;

(i)                 such Member (i) has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (ii) shall continue to bear sole responsibility for making such Member’s own independent evaluation and monitoring of the risks of such Member’s investment in the Company;

(j)                such Member is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and, in connection with the execution hereof, agrees to deliver such certificates to that effect as the Board may request;

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(k)               such Member’s place of business or principal residence is as set forth on Schedule I; and

(l)                there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, such Member or any Affiliate of such Member who might be entitled to any fee or commission from the Company in connection with the transactions contemplated hereby.

Section 2.9              Additional Representations. Each Member (solely with respect to such Member and including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member, respectively), upon becoming a Member as of the date hereof (in the case of ARYA Sponsor and Amber GT) or upon becoming a Member in accordance with the terms hereof (in the case of each Additional Member or Substituted Member), hereby represents and warrants to the Company and each other Member as of the date he, she or it becomes a Member, severally and not jointly, as follows:

(a)               such Member has not obtained, nor will such Member transfer or assign, any of its Membership Interests (or any interest therein) or cause any of its Membership Interests (or any interest therein) to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and the Regulations thereunder, or a “secondary market,” or the substantial equivalent thereof, within the meaning of Section 7704(b)(2) of the Code and the Regulations thereunder, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations; and

(b)               the participation of such Member as a Member will not cause the Company to have more than 100 partners (within the meaning of Regulations section 1.7704-1(h), including the look through rule in Regulations section 1.7704-1(h)(3)).

Article III

CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS

Section 3.1                Capital Contributions. Each of Amber GT and the Corporation shall, upon its execution and delivery hereof, be admitted as a Member as of the Closing Date. As of the Closing Date, the Members have made Capital Contributions to the Company in the amounts set forth on Schedule I (as in effect as of the date hereof).

Section 3.2                 Membership Interests.

(a)               Subject to Section 3.2(c), the Company is authorized to issue one (1) class of Membership Interests: Common Units, each of which shall be identical. The name and address of, and the class and number of Membership Interests held by, each Member from time to time shall be as set forth on Schedule I. Following the Closing Date, the Company shall amend Schedule I, without any further action by the Board of Managers or the Members, to reflect changes in the information intended to be reflected therein that occur pursuant to, and in accordance with, this Agreement (provided that the Company shall have no obligation to amend Schedule I to reflect any such change in respect of any Assignee unless and to the extent that the Company receives written notice from the Transferring Member or any such Assignee with respect to such change). To the fullest extent permitted by applicable Law, (i) except due to any failure by the Company to amend Schedule I as provided in the immediately preceding sentence, Schedule I shall be the definitive record of the outstanding Membership Interests, the ownership of each outstanding Membership Interest and all relevant information with respect to each Member and each Assignee, (ii) any reference herein to Schedule I shall be deemed a reference to Schedule I, as amended and as in effect from time to time, and (iii) except due to any failure by the Company to amend Schedule I as provided in the immediately preceding sentence, the Company shall be entitled to recognize the exclusive right of a Person registered on Schedule I as the owner of the outstanding Membership Interests shown thereon for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Membership Interests on the part of any other Person, whether or not it shall have express or other notice thereof.

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(b)               Initially, the Common Units will be uncertificated. If the Board of Managers determines that it is in the interest of the Company to issue certificates representing the Common Units, certificates will be issued and the Common Units will be represented by those certificates, and this Agreement shall be amended as the Board of Managers shall determine is necessary to reflect the issuance of certificated Common Units. Nothing contained in this Section 3.2(b) shall be deemed to authorize or permit any Member to Transfer its Common Units except as otherwise permitted hereunder.

(c)             Without the Consent of any Member but subject to Section 3.2(d) and Section 3.4, the Board of Managers may cause the Company to issue to any Person, and to admit any such Person that is not a Member as an Additional Member, and for such consideration and on such terms and conditions as shall be established by the Board of Managers, additional Membership Interests in one (1) or more classes, or one (1) or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions (including rights that may be senior or otherwise entitled to preference over existing Membership Interests) as shall be determined by the Board of Managers and either set forth in a written document thereafter attached to and made an exhibit hereto, which exhibit shall be an amendment hereto and shall be incorporated herein by this reference, or by amending and restating this Agreement to give effect to such classes or series of Membership Interests (each, a “Membership Interest Designation”); provided, however, that, if there are any Non-Corporation Members at such time, without the prior Consent of a Majority in Interest of the Non-Corporation Members, no such new class or series of Membership Interests shall deprive such Non-Corporation Members of, or dilute or reduce, the pro rata share of all Membership Interests such Non-Corporation Members would have received or to which they would have been entitled if such new class or series of Membership Interests had not been created, except to the extent that the Company actually receives cash or other property or assets with a Fair Market Value (net of fees and expenses incurred in connection with such issuance) in an aggregate amount, equal to the pro rata share of Membership Interests allocated to such new class or series of Membership Interests and the number thereof issued by the Company, in each case, as determined by the Board of Managers; provided, that this proviso shall not apply to a new class or series of Membership Interests that will be issued only to Persons providing services to the Parent Corporation Group, the Company or any of their Controlled Entities and that are intended to be classified as “profits interests” pursuant to IRS Revenue Procedure 93-27 or any other new class or series of Membership Interests issued to the Parent Corporation Group in respect of any equity securities of the Parent Corporation Group issued under any Equity Plan. Without limiting the foregoing, the Board of Managers is expressly authorized to cause the Company to issue Membership Interests (i) upon the conversion, redemption or exchange of any Debt, Membership Interests or other securities issued by the Company, (ii) for less than Fair Market Value, (iii) in connection with any merger of any other Person into the Company or any similar transaction or (iv) upon the contribution of property or assets to the Company.

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(d)               Notwithstanding anything to the contrary herein, the Company shall not issue Membership Interests to any member of the Parent Corporation Group, except in connection with any of the following:

(i)           subject to any Membership Interest Designation, the issuance of Membership Interests to all Members then holding Common Units, pro rata in accordance with their respective Percentage Interests;

(ii)              the issuance of (A) Common Units in connection with a corresponding issuance of Class A Shares or (B) Equivalent Units (other than Common Units) issued in connection with an issuance of Capital Shares or New Securities;

(iii)            the issuance of Common Units or other Membership Interests in accordance with Section 3.5, Section 3.6 or Section 3.8; or

(iv)             the issuance of Membership Interests upon the conversion, redemption or exchange of Debt, Membership Interests or other securities issued by the Company to such member of the Parent Corporation Group.

(e)                  Except as expressly provided herein or in any Membership Interest Designation, no Person, including any Member, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.

Section 3.3                  Capital Contributions of, or Loans by, the Members. Other than in connection with the issuance of additional Membership Interests to any Member and except as otherwise provided by applicable Law, the Members shall have no obligation or, except with the prior written consent of the Board of Managers, right to make any other Capital Contributions or any loans to the Company; provided that any such loan to the Company shall not be considered a Capital Contribution. No Member shall be entitled to withdraw any part of such Member’s Capital Contribution or Capital Account or, except as expressly provided herein, to receive any distribution from the Company.

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Section 3.4                 Common Unit to Class A Share Ratio.

(a)               The parties hereto acknowledge and agree that this Agreement intends to maintain at all times a one (1)-to-one (1) ratio between (i) the number of outstanding Common Units owned by members of the Parent Corporation Group (in the aggregate) and (ii) the number of outstanding Class A Shares.

(b)              Notwithstanding anything to the contrary herein and without the Consent of any other Member, if the Corporation effects a reclassification, subdivision, combination or cancellation of the outstanding Class A Shares (including a subdivision effected by the Corporation declaring and paying a dividend of Class A Shares on outstanding Class A Shares), the number of outstanding Common Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Common Units owned by the members of the Parent Corporation Group shall equal, on a one (1)-for-one (1) basis, the number of outstanding Class A Shares.

(c)              The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of outstanding Common Units owned by any member of the Parent Corporation Group that is not accompanied by an correlative reclassification, subdivision, combination or cancellation of outstanding Class A Shares in order to maintain at all times a one (1)-to-one (1) ratio between (i) the number of Common Units owned by members of the Parent Corporation Group (in the aggregate) and (ii) the number of outstanding Class A Shares, unless such reclassification, subdivision, combination or cancellation is necessary to maintain at all times a one (1)-to-one (1) ratio between the number of Common Units owned by members of the Parent Corporation Group (in the aggregate) and the number of outstanding Class A Shares.

(d)              Notwithstanding anything to the contrary herein and without the Consent of any other Member, if at any time, any Class A Shares are redeemed, repurchased or otherwise acquired by the Corporation then, immediately prior to such redemption, repurchase or acquisition of Class A Shares, the Company shall redeem a number of Common Units held by the Corporation equal to the quotient of (i) the number of Class A Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be (A) for the same price per Common Unit (after giving effect to application of the Adjustment Factor) as such Class A Shares are redeemed, repurchased or acquired and (B) on substantially similar terms, in the aggregate, as the redemption, repurchase or acquisition of such Class A Shares, unless, in the case of this clause (B), as determined by the Board of Managers.

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(e)               The Corporation shall not issue any additional Common Shares, Capital Shares or New Securities unless the Corporation contributes the net cash proceeds or other net consideration received (for the avoidance of doubt, after taking into account or otherwise deducting for any Discounts) from the issuance of such additional Common Shares or Capital Shares, or in the case of New Securities, the exercise or settlement thereof (as the case may be) as a Capital Contribution and in exchange for (i) in the case of an issuance of Class A Shares, a number of Common Units equal to the quotient of (1) the number of such issued Class A Shares, divided by (2) the Adjustment Factor then in effect and (ii) in the case of an issuance of Capital Shares or New Securities, a number of Equivalent Units that correspond to the class or series of such issued Capital Shares or New Securities; provided, however, that, notwithstanding the foregoing, the Corporation may issue Common Shares, Capital Shares or New Securities (1) pursuant to Section 3.5, Section 3.6, Section 4.2(b) or Section 13.1(b), (2) pursuant to a dividend or distribution (including any stock split) of Common Shares, Capital Shares or New Securities to all of the holders of the applicable class or series of Common Shares, Capital Shares or New Securities (as the case may be), (3) upon a conversion, redemption, exchange or exercise of Capital Shares or of New Securities or (4) in connection with an acquisition of Common Units or a property or other asset to be owned, directly or indirectly, by a member of the Parent Corporation Group, in each case, solely to the extent permitted hereby and in accordance herewith.

Section 3.5                 Equity Plans.

(a)               Stock Options Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Person other than a Company Employee is duly exercised, the following events will be deemed to have occurred:

(i)             as soon as practicable after such exercise, the Corporation shall make a Capital Contribution to the Company in an amount equal to the net exercise price received by the Corporation from such exercising party in connection with the exercise of such stock option;

(ii)              notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.5(a)(i), the Corporation shall be deemed to have contributed to the Company as a Capital Contribution an amount equal to the Value of a Class A Share as of the date of exercise, multiplied by the number of Class A Shares issued in connection with the exercise of such stock option; and

(iii)            in exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Corporation equal to the quotient of (1) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (2) the Adjustment Factor then in effect.

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(b)               Stock Options Granted to Company Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Company Employee is duly exercised, the following events will be deemed to have occurred:

(i)             the Corporation shall sell to the Company, and the Company shall purchase from the Corporation, the number of Class A Shares as to which such stock option is being exercised, with the purchase price per Class A Share for such sale of Class A Shares to the Company being the Value of a Class A Share as of the date of exercise of such stock option;

(ii)            the Company shall sell to the Optionee (or if the Optionee is an employee of a Controlled Entity of the Company, the Company shall sell to such Controlled Entity, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a Class A Share as of the date of exercise, the number of Class A Shares so exercised equal to (1) the exercise price paid to the Corporation by the exercising party in connection with the exercise of such stock option divided by (2) the Value of a Class A Share at the time of such exercise;

(iii)              the Company shall transfer to the Optionee (or if the Optionee is an employee of a Controlled Entity of the Company, the Company shall transfer to such Controlled Entity, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Class A Shares equal to the number of Class A Shares described in Section 3.5(b)(i) less the number of Class A Shares described in Section 3.5(b)(ii);

(iv)            as soon as practicable after such exercise, the Corporation shall make a Capital Contribution to the Company of an amount equal to all net proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Corporation in connection with the exercise of such stock option; and

(v)             in exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Corporation equal to the quotient of (1) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (2) the Adjustment Factor then in effect.

(c)               Other Class A Shares Issued to Company Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Company Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Company or a Controlled Entity of the Company:

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(i)              the Corporation shall issue such number of Class A Shares as are to be issued to the Company Employee in accordance with the Equity Plan;

(ii)              the following events will be deemed to have occurred: (1) the Corporation shall be deemed to have sold such shares to the Company (or if the Company Employee is an employee of a Controlled Entity of the Company, to such Controlled Entity) for a purchase price equal to the Value of such shares, (2) the Company (or such Controlled Entity) shall be deemed to have delivered the shares to the Company Employee, (3) the Corporation shall be deemed to have contributed the purchase price to the Company as a Capital Contribution, and (4) in the case where the Company Employee is an employee of a Controlled Entity of the Company, the Company shall be deemed to have contributed such amount to the capital of such Controlled Entity;

(iii)             the Company shall issue to the Corporation a number of Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect in consideration for the deemed Capital Contribution described in Section 3.5(c)(ii)(3); and

(iv)             to the extent such Class A Shares were issued to a Person subject to vesting or forfeiture in the event that the vesting conditions are not achieved or are incapable of being achieved or such Class A Shares are forfeited or otherwise repurchased for no consideration by the Parent Corporation Group, as applicable, the actions described in clauses (i), (ii) and (iii) shall be reversed.

(d)               Other Class A Shares Issued to Persons other than Company Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Person other than a Company Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved or are incapable of being achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Corporation, the Company or any Affiliates of any of the foregoing, the following events will be deemed to occur:

(i)               the Corporation shall issue such number of Class A Shares as are to be issued to such Person in accordance with the Equity Plan;

(ii)             the Corporation shall be deemed to have contributed the Value of such Class A Shares to the Company as a Capital Contribution, and the Company shall issue to the Corporation a number of newly issued Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect;

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(iii)            to the extent such Class A Shares were issued to a Person subject to vesting or forfeiture in the event that the vesting conditions are not achieved or are incapable of being achieved or such Class A Shares are forfeited or otherwise repurchased for no consideration by the Parent Corporation Group, as applicable, the actions described in clauses (i) and (ii) shall be reversed; and

(e)               Future Stock Incentive Plans. Nothing herein shall be construed or applied to preclude or restrain the Corporation or any other member of the Parent Corporation Group from adopting, modifying or terminating any stock or equity incentive plan for the benefit of employees, officers, directors of or other service providers to the Corporation, the Company or any of their Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, the Board of Managers shall have the power, without the Consent of the Members or any further act of the Members, to amend this Section 3.5 as it deems necessary or advisable to implement the terms and conditions of any such plan.

(f)                Issuance of Common Units. The Company is expressly authorized to issue Common Units in the numbers specified in this Section 3.5 without any further act or Consent of any Member.

Section 3.6                Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, the net proceeds received by the Corporation in respect of any stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of Class A Shares or (b) if the Corporation elects instead to issue new Class A Shares with respect to such amounts, shall be contributed to the capital of the Company in exchange for a number of additional Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

Section 3.7                 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 3.8                 Conversion or Redemption of Class A Shares or Capital Shares.

(a)               If, at any time, any Capital Shares are converted into Class A Shares, in whole or in part, then an equal number of Equivalent Units held by the applicable member of the Parent Corporation Group that correspond to the class or series of Capital Shares so converted shall automatically be converted or exchanged into a number of Common Units equal to the quotient of (i) the number of Class A Shares issued upon such conversion, divided by (ii) the Adjustment Factor then in effect.

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(b)               If, at any time, any Capital Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then, immediately prior to such redemption, repurchase or acquisition of Capital Shares, the Company shall redeem an equal number of Equivalent Units held by the Corporation that correspond to the class or series of Capital Shares so redeemed, repurchased or acquired (A) for the same price per Equivalent Unit (after giving effect to application of any adjustment factor thereof set forth in a Membership Interest Designation) as such Capital Shares are redeemed, repurchased or acquired and (B) on substantially similar terms, in the aggregate, as the redemption, repurchase or acquisition of such Capital Shares, unless, in the case of this clause (B), as determined by the Board of Managers.

If, at any time, any Class A Shares are redeemed, repurchased or otherwise acquired by the Corporation (whether upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement), then, immediately prior to such redemption, repurchase or acquisition of Class A Shares, the Company shall redeem a number of Common Units held by the Corporation equal to the quotient of (i) the number of Class A Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be (A) for the same price per Common Unit (after giving effect to application of the Adjustment Factor) as such Class A Shares are redeemed, repurchased or acquired and (B) on substantially similar terms, in the aggregate, as the redemption, repurchase or acquisition of such Class A Shares, unless, in the case of this clause (B), as determined by the Board of Managers.

Section 3.9                Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the initial Fair Market Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of Net Profits pursuant to Section 6.1 and any other items of income or gain allocated to such Member pursuant to Section 6.2 and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Fair Market Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), and (iii) allocations to such Member of Net Losses pursuant to Section 6.1 and any other items of loss or deduction allocated to such Member pursuant to Section 6.2.

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Article IV

DISTRIBUTIONS

Section 4.1           Requirement and Characterization of Distributions. Subject to, for the avoidance of doubt, the terms of any Membership Interest Designation, distributions shall be made at such times and in such amounts as the Board of Managers may determine to the Members in accordance with their respective Percentage Interests on such Company Record Date. The Corporation shall not distribute any amounts in respect of Class A Shares or Capital Shares in excess of the Corporation’s share of distributions from the Company without the Consent of a Majority in Interest of the Non-Corporation Members.

Section 4.2           Tax Distributions.

(a)               To enable the Members (or their direct or indirect beneficial owners) to pay taxes on income of the Company or its Subsidiaries that is taxable to the Members (or such owners), the Company shall, at the Board of Manager’s discretion, make, to the extent that funds are legally available therefor and would not be prohibited under any credit facility to which the Company or any Subsidiary thereof is a party, cash distributions to the Members, during each Fiscal Year, pro rata among the Members based on their Percentage Interests (each, a “Tax Distribution”), in an aggregate amount equal to the greater of (i) the minimum amount necessary so that the Parent Corporation Group receives, in the aggregate, at least an amount equal to its Assumed Tax Liability for the Fiscal Year or (ii) the minimum amount necessary so that each Non-Corporation Member receives at least an amount equal to the product of (1) the highest aggregate rate of federal, state, and local income tax imposed on any Member with respect to the Company’s income for that Fiscal Year (taking into account the deductibility of state and local income taxes for federal income tax purposes), multiplied by (2) the amount of the taxable income of the Company allocated to such Non-Corporation Member for that Fiscal Year (including income includible with respect to the Company or any of the Company’s Subsidiaries by such Member or any of its direct or indirect beneficial owners by reason of Section 951, 951A or 956 of the Code or otherwise pursuant to subpart F of Part III of the Code, but excluding income recognized by such Non-Corporation Member (or any of its direct or indirect beneficial owners) with respect to the issuance or vesting of such Member’s Units). Tax Distributions shall be paid at least quarterly during each Fiscal Year at times that coincide with the corporate Members’ payment of estimated taxes, and the amount of each distribution shall be based upon the anticipated taxable income of the Company for the Fiscal Year of the distribution and the anticipated amount of payments under the Tax Receivable Agreement for the Fiscal Year of the distribution. For purposes of determining whether sufficient Tax Distributions have been made pursuant to this Section 4.2 with respect to a Fiscal Year, all distributions made by the Company with respect to such Fiscal Year shall be treated as Tax Distributions until the full amount of Tax Distributions is paid with respect to such Fiscal Year.

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(b)               To the extent any Tax Distribution to a member of the Parent Corporation Group is not ultimately used by the Parent Corporation Group to pay a Tax liability (or to the extent used by the Parent Corporation Group to pay a Tax liability but ultimately refunded to the Parent Corporation Group by the applicable taxing authority) or to make a payment under the Tax Receivable Agreement, such member of the Parent Corporation Group may, in its sole discretion, elect to (i) distribute such excess cash amounts to the Corporation (as applicable) to be distributed by the Corporation to the shareholders of the Corporation, (ii) contribute such excess cash amounts to the Company in exchange for a number of Common Units or other equity securities of the Company on a value-for-value basis, and cause the Corporation to distribute Class A Shares to the holders of Class A Shares (if the Company issues Common Units to such member of the Parent Corporation Group) or such other equity securities of the Corporation (if the Company issues equity securities of the Company other than Common Units) corresponding to the equity securities issued by the Company and with substantially the same rights to dividends and distributions, or (iii) retain such excess cash amount. Notwithstanding clause (a) of the definition of Adjustment Factor, no adjustment shall be made to the Adjustment Factor solely by reason of a distribution by the Corporation of Class A Shares or other equity securities made pursuant to this Section 4.2(b)

Section 4.3            Distributions in Kind. No Member may demand to receive property in connection with any distribution or other payment in respect of Membership Interests, except, in the case of the Non-Corporation Members, in the circumstances provided in, and otherwise on the terms and subject to the conditions of, Article XIII. The Board of Managers may cause the Company to make a distribution in kind of the Company’s assets to the Members, and such assets shall be distributed to the Members in such a fashion as to ensure that the Fair Market Value is distributed and allocated in accordance with Article IV and Article V. If the Company distributes property in kind that was contributed to the Company by a Member (or deemed contributed by a Member, for tax purposes, or received in a tax-deferred exchange for property contributed or so deemed contributed to the Company by a Member), the Company shall use commercially reasonable efforts to cause such property to be distributed to the Member who contributed such property (or was deemed to contribute such property), to the extent that such Member is otherwise entitled to receive such a distribution at such time, in accordance with the immediately foregoing sentence and the other provisions herein.

Section 4.4            Distributions upon Liquidation. Notwithstanding the other provisions of this Article IV, upon the occurrence of a Liquidating Event, the assets of the Company shall be distributed to the Members in accordance with Section 12.3.

Section 4.5            Distributions to Reflect Additional Membership Interests. If the Company issues additional Membership Interests pursuant to the provisions of Article III, subject to the rights of any Member set forth in a Membership Interest Designation, the Board of Managers is hereby authorized to make such revisions to this Article IV and to Article V as it determines are necessary or desirable to reflect the issuance of such additional Membership Interests, including making preferential distributions to certain classes of Membership Interests.

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Section 4.6            Restricted Distributions. Notwithstanding anything to the contrary herein, neither the Company nor the Board of Managers, on behalf of the Company, shall make a distribution to any Member if such distribution would violate applicable Law.

Section 4.7            Rounding. All distributions payable under this Article IV shall be rounded to the nearest cent, with one-half cent rounded downward.

Section 4.8            Special Distributions to Facilitate Acquisitions. Notwithstanding any other provision herein to the contrary, the Board of Managers shall be permitted to cause a distribution, loan or other transfer of cash by the Company or one or more of its Controlled Entities to be made solely to one or more member(s) of the Parent Corporation Group (such distribution, loan or other transfer satisfying the following proviso, an “M&A Distribution”), provided, however that (a) each such distribution, loan or other transfer is (i) made at or following such time as the Board of Managers reasonably determines that a specific transaction or series of transactions providing for the direct or indirect acquisition or similar transaction of any entity, business(es), assets, properties or rights (whether by merger, consolidation, recapitalization, sale, transfer or license of assets, properties or rights, purchase or issuance of equity securities, tender offer or otherwise) (an “M&A Event”) is reasonably likely to be consummated by the applicable member of the Parent Corporation Group (including, for the avoidance of doubt, at any time at or after the signing of any definitive transaction agreement) and (ii) used solely to facilitate the consummation of such M&A Event or otherwise in connection with such M&A Event (including for the purpose of paying any consideration (whether at the closing thereof or otherwise (including any contingent or deferred consideration paid or payable following the closing thereof)) , and (b) the applicable member of the Parent Corporation Group (i) contributes (in the case of an M&A Distribution that was a distribution), (ii) transfers in repayment of the applicable M&A Distribution that was a loan (with any interest accrued thereon for the benefit of the Company) or (iii) sells solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, or causes to be contributed (in the case of an M&A Distribution that was a distribution), transferred in repayment of the applicable M&A Distribution that was a loan, or sold solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, as soon as practicable thereafter, to the Company or the applicable Controlled Entities of the Company, the entity, business(es), assets, properties or rights directly or indirectly acquired with such distribution, loan or other transfer, as directed by the Board of Managers. If the M&A Distribution is not used solely to facilitate the consummation of or otherwise in connection with such M&A Event in accordance with the foregoing clause (a) within the time specified therefor by the Board of Managers, the applicable member of the Parent Corporation Group will contribute (in the case of an M&A Distribution that was a distribution), transfer in repayment of the applicable M&A Distribution that was a loan, or retransfer (in the case of an M&A Distribution that was not a distribution or a loan) the amount of such M&A Distribution unspent or not otherwise utilized in connection with such M&A Event and, in the case of an M&A Distribution that was a loan, any interest accrued on the amount being transferred to the Company pursuant to this sentence to the Company or the applicable Controlled Entities of the Company at or prior to 5:00 pm New York time on the applicable date. During any time period between the time of the M&A Distribution and the contribution, repayment or sale contemplated by the foregoing clause (b) of the immediately foregoing sentence, the applicable member of the Parent Corporation Group shall hold such cash, and operate any acquired assets, properties or rights, for the benefit of the Company or the applicable Controlled Entity thereof. The number of Common Units held the Members shall not change as a result of any M&A Distribution or the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution, in each case as described in this Section 4.8. For the avoidance of doubt, neither an M&A Distribution nor the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any entity, business(es), assets, properties or rights directly or indirectly acquired with such M&A Distribution shall have any effect on the Adjustment Factor or any other distribution or payment contemplated by this Agreement. For purposes of all computations required hereunder, the amount of any M&A Distribution that has not been repaid to the Company or the applicable Controlled Entities of the Company (including, to the extent an acquisition has been consummated with the proceeds of such M&A Distribution but the assets so acquired have not yet been contributed, repaid or sold to the Company or the applicable Controlled Entities of the Company as required hereby, the value of the assets so acquired) shall be treated as an asset owned by the Company or the applicable Controlled Entities of the Company and not by the applicable member of the Parent Corporation Group. For the avoidance of doubt, to the extent that any fees, costs or expenses are incurred or otherwise payable by the Parent Corporation Group in connection with or related to the evaluation, negotiation, performance or execution or consummation of an M&A Event described in this Section 4.8, such fees, costs and expenses will be subject to the payment and reimbursement provisions in Section 6.2(b).

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Article V

ALLOCATIONS

Section 5.1           Allocations of Net Profits and Net Loss of the Company. Subject to Section 5.2 and Section 5.3, the Net Profits and Net Losses of the Company for each Fiscal Year or other applicable period, and in the event of a liquidation or dissolution of the Company, shall be allocated among the Members in a manner such that the Capital Account of each such Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such Fiscal Year or other applicable period if (a) the Company were dissolved and terminated; (b) its affairs were wound up and each Company asset was sold for cash equal to its Gross Asset Value; (c) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability); and (d) the net assets of the Company were distributed in accordance with Section 12.3 to such Members immediately after giving effect to such allocation, minus such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of the Company’s assets.

Section 5.2           Special Allocations. The following special allocations shall be made in the following order prior to any allocations under Section 5.1:

(a)               Company Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the partnership minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted and applied consistently therewith.

(b)               Member Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Article V if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, any Member with a share of that Member Minimum Gain attributable to such a Member Nonrecourse Debt (as determined under Regulations section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(b) is intended to comply with the partner minimum gain chargeback requirements in the Regulations and shall be interpreted and applied consistently therewith.

(c)               Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.2(c) were not in this Agreement. This Section 5.2(c) is intended to comply with the qualified income offset provision in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(d)             Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article V have been tentatively made as if Section 5.2(c) and this Section 5.2(d) were not herein.

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(e)               Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members pro rata in accordance with each Member’s relative share of Net Profits or Net Loss, as applicable, for such Fiscal year and each Member’s share of excess Nonrecourse Debt shall be allocated in the same manner.

(f)               Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.752-2. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to that Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss.

(g)               Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Regulations sections 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations.

Section 5.3           Curative Allocations. The allocations set forth in Section 5.2(a)–(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3. Therefore, notwithstanding any other provision hereof, the Regulatory Allocations shall be taken into account in allocating items of Company income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member pursuant to Section 5.1 if the Regulatory Allocations had not occurred.

Section 5.4           Tax Allocations. The Members shall cause income, gain, loss and deductions (including any depreciation and/or cost recovery deductions) attributable to property contributed by a Member or revalued by the Company to be allocated among the Members for income tax purposes in accordance with Section 704(c) of the Code and Regulations promulgated thereunder using the traditional method as described in Regulations section 1.704-3(b). The Company shall make curative allocations of the resulting tax gain or loss from the sale or disposition of any property in a manner that is intended to offset the effect of the cumulative amount of any “ceiling rule limitations” with respect to allocations of depreciation or amortization deductions in respect of such property in the current and all prior Fiscal Years, as outlined in Treasury Regulations Section 1.704-3(c)(3). Allocations pursuant to this Section 5.4 shall be made in such manner and utilizing such permissible tax elections as reasonably determined by the Board of Managers. Allocations pursuant to this Section 5.4 are solely for purposes of United States federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of items of income, gain, loss and deduction. The Members are aware of the tax consequences of the allocations made by this Section 5.4 and agree to be bound by the provisions of this Section 5.4 in reporting their shares of items of Company income, gain, loss and deduction.

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Section 5.5           Compliance with Section 704(b) of the Code. The allocation provisions contained in this Article V are intended to comply with Section 704(b) of the Code and the Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

Section 5.6           Consent of Partners. The allocation methods of items of income, gain, loss and deduction contained in this Article V are hereby expressly consented to by each Member as a condition of becoming a Member.

Section 5.7           Change in Company Interest. If there is a change in any Member’s Membership Interests during any Fiscal Year, the principles of Section 706(d) of the Code shall apply in allocating Net Profits and Net Loss and items thereof for such Fiscal Year to account for the variation. For purposes of applying Section 706(d) of the Code, the Board of Managers may adopt any method or convention permitted under applicable Regulations; provided, that in the event of a Transfer of Common Units solely between a transferor Member and a transferee Member such transferor Member and transferee Member shall be entitled to determine the allocation method and convention under Section 706(d) of the Code applicable as between such Members with respect to any and all allocations under Section 706(d) of the Code that affect solely such transferor Member and transferee Member; provided, further, that to the extent the Company incurs any out-of-pocket costs or expenses (as reasonably determined by the Company) in connection with administering any method or convention selected by such Members pursuant to the foregoing proviso that differs from the method or convention otherwise adopted by the Board of Managers pursuant to this Section 5.7, the transferor Member shall reimburse the Company for such costs and expenses.

Section 5.8          Modification of Allocations. The allocations set forth in this Article V are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions herein (including Section 5.4), the Board of Managers shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Profits and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant hereto as are required (a) in order to comply with Section 704 of the Code or applicable Regulations, (b) to allocate properly Net Profits and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Members who bear the economic burden or benefit associated therewith and/or (c) to otherwise cause the Members to achieve the economic objectives hereunder, in each case, as reasonably determined by the Board of Managers. If there are any changes after the date hereof in applicable Tax Law, Regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions herein with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Members not to achieve in any material respect the economic objectives underlying this Agreement, the Board of Managers may in its reasonable discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

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Article VI

OPERATIONS

Section 6.1           Management.

(a)               Board of Managers.

(i)             All management powers over the business and affairs of the Company shall be exclusively vested in the Board of Managers, and the Board of Managers shall conduct, direct and exercise full control over all activities of the Company. Each member of the Board of Managers is referred to herein as a “Manager.” The Managers shall be the “managers” of the Company for the purposes of the Act. The Board of Managers may (1) act by meetings or written consents pursuant to Section 6.1(a)(iii) and Section 6.1(a)(iv) and (2) through any Person or Persons to whom authority and duties have been delegated pursuant to Section 6.1(d).

(ii)             The Board of Managers shall at all times consist of the same number of Managers as the Board of Directors and the same individuals as the Board of Directors. No Member has a right to appoint or elect a Manager to the Board of Managers, except in order to effectuate the immediately preceding sentence, and each Manager shall serve until his or her successor has been duly elected and qualified in the same, or until his or her earlier removal, resignation, death or disability. Any Manager may only be removed from the Board of Managers at any time, with or without cause only if such Person is removed from the Board of Directors. A Manager may resign at any time upon written notice to the Board of Managers, subject to such Manager’s concurrent resignation as a director of the Board of Directors.

(iii)            The Board of Managers may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with the Act. Regular meetings of the Board of Managers may be held without notice at such time and place as shall from time to time be determined by the Board of Managers. At all meetings of the Board of Managers, a majority of the entire Board of Managers shall constitute a quorum for the transaction of business. Unless a different vote is required by express provision of an applicable Law or this Agreement, the vote of a majority of Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. At any meeting of the Board of Managers, business shall be transacted in such order and manner as the Board of Managers may from time to time determine. If a quorum shall not be present at any meeting of the Board of Managers, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(iv)             Unless otherwise restricted hereby, any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting, if all members of the Board of Managers or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Managers or committee.

(b)               No Non-Corporation Member or Assignee (other than any officer, director, manager, member, employee, partner, agent, representative or trustee of the Corporation, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Corporation or any officer, director, manager, member, employee, partner, agent, representative or trustee of the Corporation, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Non-Corporation Members or Assignees hereunder.

(c)               Notwithstanding anything to the contrary herein, to the fullest extent permitted by applicable Law, the Board of Managers shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets, properties or rights of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity, all without further act or Consent of the Members or any other Person (but without, for the avoidance of doubt, limiting the covenants and agreements of the Non-Corporation Members set forth in Section 10.6(b)); provided, however, that nothing herein shall alter in any respect any rights under the Corporation’s Charter or bylaws or applicable Law of any stockholder of the Corporation to approve or adopt, as applicable, such sale, lease, exchange or other disposition or a Non-Corporation Member, solely in its capacity as a stockholder of the Corporation, to vote in connection therewith.

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(d)               The Board of Managers may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Board of Managers deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Board of Managers from time to time. Each such officer, board or committee member shall serve at the pleasure of, and may be removed by, the Board of Managers, and any officer of the Company or any of its Controlled Entities, in such officer’s capacities as such, shall owe to the Corporation, the Company and such Controlled Entity, as applicable, duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the Laws of the State of Delaware. The officers of the Company as of the date hereof shall be the individuals set forth on Schedule II hereto.3

(e)               The Board of Managers may cause the Company to contract and deal with the Corporation or any Affiliate of the Corporation in accordance with, and subject to, any applicable related party (or similar) policies then in effect.

Section 6.2            Compensation and Reimbursement.

(a)               The Board of Managers shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided herein.

(b)               Subject to Section 6.2(c), the Company shall be liable for, and shall reimburse the Corporation (or the applicable member of the Parent Corporation Group), on a monthly basis, or such other basis as the Board of Managers may determine, for all sums expended and obligations incurred or otherwise payable by the members of the Parent Corporation Group in connection with or related to the Company’s or any of its Subsidiary’s business or other activities or otherwise in connection with or related to it being the direct or indirect parent company of the Company, including (i) all fees, costs and expenses relating to or arising out of the ownership of interests in or management or operation of, or for the benefit of, the Company or any of its Subsidiaries (including, for the avoidance of doubt, any fees, costs or expenses related to or arising out of an M&A Event, any capital markets activities or restructuring of the Corporation, the Company or its Subsidiaries or any Action (or settlement)), (ii) all compensation of officers, directors, employees and other service providers of the members of the Parent Corporation Group or the Company, including payments under existing or future compensation plans of the members of the Parent Corporation Group or the Company (including those that may provide for stock units, or phantom stock, pursuant to which employees of the Parent Corporation Group or the Company will receive payments based upon dividends on or the value of Class A Shares or any Capital Shares), (iii) all director fees, costs and expenses, (iv) all costs and expenses of the members of the Parent Corporation Group’s related to or arising out of the maintenance of its corporate status or being a public company, including fees, costs and expenses related to or arising out of filings with the SEC or any other Authority, reports or other distributions to its stockholders, capital markets activities or any Action (or settlement thereof), (v) all other fees, costs and expenses reasonably incurred by the Parent Corporation Group, and (vi) fees, costs and expenses incurred by third-party advisors or representatives to the Parent Corporation Group or any Affiliates thereof in connection with any of the foregoing. The Members acknowledge that all such fees, costs and expenses are deemed to be for the benefit of the Company. Such reimbursements shall be made on an after-tax basis (i.e., grossed up basis) and be in addition to any reimbursement of any member of the Parent Corporation Group as a result of indemnification pursuant to Section 6.6.

[3]	Unless otherwise mutually agreed to by Amber GT Parent and ARYA, the initial officers will be the Officers (as defined and determined in accordance with the Business Combination Agreement).

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(c)               To the extent practicable (as determined by the Board of Managers), the fees, costs and expenses described in this Section 6.2 shall be treated as fees, costs and expenses of the Company and shall be billed directly to and paid by the Company; provided, however, that notwithstanding any provision of this Agreement to the contrary, to the extent any such fees, costs and expenses are not billed directly to and paid by the Company, the Company may direct the Corporation to pay any such fees, costs or expenses with all or any portion of any proceeds or other consideration (“Directed Proceeds”) received by the Corporation in respect of (i) the issuance, exercise, or settlement, as applicable, of any Common Shares, Capital Shares, New Securities or stock options or (ii) any stock incentive or other stock or subscription plan or agreement, in each case, which Directed Proceeds would otherwise be required to be contributed to the Company pursuant to any provision of this Agreement. In the event that (x) any amount received by the Corporation with respect to a sale of Class A Shares described in the definition of “Cash Amount” or the issuance of any additional Common Shares, Capital Shares or New Securities in accordance with Section 3.4(e) is net of any Discounts or (y) the Corporation pays any fees, costs or expenses with Directed Proceeds pursuant the immediately preceding sentence, (A) the Corporation’s Capital Account shall be increased by the amount of such Discounts or Directed Proceeds, as applicable and (B) the Company shall be deemed to have paid the Discounts or the fees, costs or expenses paid with such Directed Proceeds, as applicable. If and to the extent reimbursements to the Corporation (or the applicable Member of the Parent Corporation Group) by the Company pursuant to this Section 6.2 or pursuant to Section 6.6 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), the parties intend that such amounts shall be treated as payments described under Section 707 of the Code and shall not be treated as distributions pursuant to Article IV or otherwise be deemed to be a payment or amounts received in respect of its Membership Interests (if any).

Section 6.3           Outside Activities.

(a)               No member of the Parent Corporation Group shall, directly or indirectly, enter into or conduct any business, other than in connection with or related to (i) the ownership, acquisition or disposition of Membership Interests, (ii) the business or activities of the Company or its Subsidiaries (including the management or operation thereof), (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company or its assets or activities and (vi) such activities as are incidental or ancillary to any of the foregoing or typical for entities of the nature and type of the entities comprising the Parent Corporation Group; provided, however, a member of the Parent Corporation Group may, in its sole and absolute discretion, from time to time hold or acquire entities, businesses, assets, properties or rights (whether by merger, consolidation, recapitalization, sale, transfer or license of assets, properties or rights) in its own name or otherwise other than through the Company so long as the members of the Parent Corporation Group take commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company, whether through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company, the Members shall negotiate in good faith to amend the provisions hereof, including the definition of “Adjustment Factor,” to reflect such activities and the direct ownership of assets by the applicable member of the Parent Corporation Group. The members of the Parent Corporation Group and any of their respective Affiliates may acquire Membership Interests and shall be entitled to exercise all rights of a Member relating to such Membership Interests.

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(b)               Subject to (i) any agreements entered into by a Non-Corporation Member, any of its Affiliates or any officer, director, employee, agent, trustee, Affiliate or stockholder of any of the foregoing with any member of the Parent Corporation Group, the Company or any Controlled Entity thereof (including any employment or similar agreement or arrangement) and (ii) the duties and obligations of any individual in his or her capacity as an officer or director of any member of the Parent Corporation Group, the Company or any Controlled Entity thereof (clauses (i) and (ii), collectively, “Non-Corporation Member Duties”), any Non-Corporation Member, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Non-Corporation Member, shall be entitled to and may engage, invest or otherwise have an interest in any other business, activity or opportunity of any nature, independently or with others, including any business engagement, investment or interest that is in direct or indirect competition with the Company or enhanced by the activities of the Company. Neither the Company nor any Non-Corporation Member shall have any rights by virtue hereof in any business ventures of any Non-Corporation Member or Assignee. Subject to such agreements and the foregoing, none of the Non-Corporation Members nor any other Person shall have any rights by virtue hereof or the relationship established hereby in any business ventures of any other Person (other than any member of the Parent Corporation Group, to the extent expressly provided herein), and such Person shall have no obligation pursuant hereto, subject to any Non-Corporation Member Duties, to offer any interest in any such business ventures to the Company, any Non-Corporation Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Non-Corporation Member or such other Person, could be taken by such Person. No amendment or repeal of this Section 6.3(b) shall apply to or have any effect on the liability or alleged liability of any Member for or with respect to any opportunities of which any such Member becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Membership Interests shall be deemed to have notice of and consented to the provisions of this Section 6.3(b).

Section 6.4           Duties; Limitation of Liability of the Board of Managers.

(a)               The Board of Managers shall owe the same fiduciary duties to the Company as the fiduciary duties the Board of Directors owes to the Corporation under Delaware General Corporation Law (the “DGCL”) (it being understood and agreed, for the avoidance of doubt, that for purposes of applying these duties to the Company the Board of Managers shall be entitled to take into account, among other things, the interests of stockholders of the Corporation).

(b)               Without limiting any of the Board of Managers’ covenants or agreements hereunder or any of the duties any Manager may owe to the stockholders of the Corporation under applicable Law, (i) no Manager, acting in their capacity as such, shall have any duties directly to any Member and (ii) no Manager, acting in their capacity as such, shall be directly liable to the Company for money damages by reason of their service as such.

(c)               In performing its duties hereunder and under applicable Law, the Board of Managers shall be entitled to rely on the provisions hereof and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Company or any Controlled Entity of the Company, prepared or presented by an officer, employee or agent of the Company or any such Controlled Entity, or by a lawyer, certified public accountant, appraiser or other Person engaged by the Company as to any matter within such Person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the Board of Managers reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Board of Managers may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(d)               Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Managers under this Section 6.4, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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Section 6.5           No Fiduciary Duties of the Members.

(a)               To the fullest extent permitted under applicable Law, no Member, in their capacity as such, (such Persons, the “No-Duty Persons”) shall owe any fiduciary duty to any Covered Person, the Company, or any of their respective Representatives or any other Person. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any No-Duty Person, and any such fiduciary duty that would otherwise apply under applicable Law is hereby eliminated to the fullest extent permitted under applicable Law. Furthermore, each of the Members and the Company hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, any and all fiduciary duties (including any fiduciary duty related to or associated with self-dealing, corporate or business opportunities or otherwise) of any No-Duty Person that, absent such waiver, would otherwise apply under applicable Law and, in doing so, acknowledges and agrees that the only duties and obligation of each No-Duty Person, in its capacity as a Member, to each other Covered Person, the Company, any of their respective Representatives or any other Person are as expressly set forth herein or under applicable Law.

(b)               To the fullest extent permitted under applicable Law, whenever a No-Duty Person is permitted or required to make a decision or take an action or omit to do any of the foregoing (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude or without an express standard of behavior (including standards such as “reasonable” or “good faith”), such No-Duty Person shall be entitled to consider any such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever or (ii) with an express standard of behavior (including standards such as “reasonable” or “good faith”), then such No-Duty Person shall comply with such express standard but, to the fullest extent permitted under Law, shall not be subject to any other or additional standard imposed by this Agreement or Law.

(c)               The provisions hereof, to the extent that they restrict or eliminate the duties and liabilities of the No-Duty Persons otherwise existing at law or in equity, are agreed by the Members and the Company to replace such other duties and liabilities of the No-Duty Persons to the fullest extent permitted by applicable Law.

(d)               Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Members under this Section 6.5, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.6           Liability; Exculpation and Indemnification.

(a)               Liability. Except as otherwise provided herein, to the fullest extent permitted by applicable Law, the debts, obligations and liabilities of the Company and each Controlled Entity thereof, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Controlled Entity, and no Member shall be obligated to any Person (including any creditor of the Company) for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Company or such Controlled Entity solely by reason of being a Member. The failure of the Company to observe any formalities relating to the exercise of its powers or management of its business or affairs hereunder or under applicable Law shall not be a ground for imposing personal liability on any Member or Covered Person for the obligations and liabilities of the Company.

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(b)               Exculpation. To the fullest extent permitted by applicable Law, no Covered Person who serves on behalf of the Company shall be liable to the Company, any Controlled Entity thereof or any other Person for any loss, liability, damage or claim arising out of any act or omission performed or omitted by such Covered Person on behalf of the Company or any Controlled Entity thereof or in furtherance of the interests of the Company or any Controlled Entity thereof or arising out of or in connection with the Company or any Controlled Entity thereof taken or omitted by such Covered Person, so long as such act or omission did not constitute gross negligence, fraud or willful misconduct.

(c)                Indemnification.

(i)               To the fullest extent permitted by the Delaware Limited Liability Act (the “DLLCA”) , as the same exists or as may hereafter be amended, a person who serves as a Manager of the Company shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager. If the DLLCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Manager of the Company shall be eliminated or limited to the fullest extent permitted by the DLLCA, as so amended. Any repeal or modification of this Section 6.6 shall not adversely affect any right or protection of a Manager of the Company with respect to events occurring prior to the time of such repeal or modification.

(ii)              To the fullest extent permitted by the DLLCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a Covered Person (any person in such a position, an “Indemnified Person”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or agent of the Company or in any other capacity while serving as a Covered Person, against Indemnifiable Losses if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person’s conduct was unlawful; provided, however, that, except as provided in Section 6.6(i) with respect to proceedings to enforce rights to indemnification or advancement, the Company shall indemnify any such Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Managers. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(d)               Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding referenced in Section 6.6(c) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The rights to indemnification and advancement of expenses conferred by this Section 6.6(d) shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a Covered Person of the Company and shall inure to the benefit of his or her heirs, executors and administrators.

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(e)               Good-Faith Reliance. For purposes of any determination under this Section 6.6, a Covered Person shall be deemed to have acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the Board of Managers or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The provisions of this Section 6.6(e) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in this Section 6.6.

(f)                Changes in Law. Any repeal or amendment of this Section 6.6 or by changes in the DLLCA, or the adoption of any other provision of this Agreement inconsistent with this Section 6.6, shall, unless otherwise required by the DLLCA, be prospective only (except to the extent such amendment or change in law permits the Company to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(g)               Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to this Section 6.6 shall not be deemed exclusive of any other rights to which a Covered Person seeking indemnification or advancement of expenses may be entitled under any, agreement, consent of Members or disinterested Managers or otherwise, both as to action in his or her official capacity and as to action in another capacity as a Covered Person.

(h)               Primacy of Indemnification. The Company hereby acknowledges that an Indemnified Person may have certain rights to other indemnification, advancement of expenses and/or insurance from persons other than the Company (collectively, the “Other Indemnitors”). The Company hereby agrees that with respect to any Indemnifiable Losses paid in settlement arising by reason of the fact that such Indemnified Person is or was an Indemnified Person, (a) that the Company is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses, provide indemnification or otherwise pay for the Indemnifiable Losses incurred by such Indemnified Person are secondary), (b) that the Company shall be required to advance the full amount of Indemnifiable Losses incurred by an Indemnified Person in accordance with this Section 6.6(h) and shall be liable for the full amount of all Indemnifiable Losses to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and an Indemnified Person), without regard to any rights an Indemnified Person may have against the Other Indemnitors, and (c) that the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification or advancement from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company. The Company and each Indemnified Person agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 6.6(h).

(i)                 Maintenance of Insurance or Other Financial Arrangements The Company shall have power to purchase and maintain insurance on behalf of any Person who is or was an Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Section 6.6.

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(j)                 If a claim under Section 6.6(c)(ii) or Section 6.6(d) is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnified Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. To the fullest extent permitted by the DGCL (as if it were applicable to the Company), if successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Company to recover an advancement of expenses, the Company shall be entitled to recover such expenses only upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the DLLCA. Neither the failure of the Company (including its Managers who are not parties to such action, a committee of such Managers, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the DLLCA, nor an actual determination by the Company (including its Managers who are not parties to such action, a committee of such Managers, independent legal counsel, or its Members) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Section 6.6 or otherwise shall be on the Company.

(k)               For purposes of this Section 6.6, references to “other enterprises” shall include employee benefit plans and references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service which imposes duties on, or involves services by, the Indemnified Person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 6.6.

(l)                The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.6 shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

(m)              The Company may, to the extent authorized from time to time by the Board of Managers, grant rights to indemnification and to the advancement of expenses to any Person to the fullest extent of the provisions of this Section 6.6 with respect to the indemnification and advancement of expenses of Indemnified Persons.

(n)              No Duplication of Payments. The Company shall not be liable under this Section 6.6 to make any payment to a Covered Person in respect of any Indemnifiable Losses to the extent that the Covered Person has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Covered Person made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

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Section 6.7           Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give prompt written notice to the Company of the commencement of such proceeding; provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Section 6.6, except to the extent that the Company is actually and materially prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company shall be entitled to assume the defense of such proceeding; provided that the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company shall not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person (not to be unreasonably withheld, conditioned or delayed), the Company shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein and does not involve any statement, finding or admission of any fault, culpability, failure to act, violation of Law or admission of any wrongdoing by or on behalf of such Covered Person.

Section 6.8           Amendments. Any repeal, amendment or modification of Article VI shall not adversely affect any rights of a Covered Person pursuant to this Article VI, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Article VII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.1            Information Rights of Members Relating to the Company.

(a)                In addition to other rights provided hereby or under applicable Law, the Company shall deliver to each Member (who is not also a stockholder of the Corporation) a copy of any information mailed to all stockholders of the Corporation as soon as practicable after such mailing.

(b)              The Company shall notify any Member, on its written request (x) in connection with a redemption or proposed redemption pursuant to Article XIII or (y) following the occurrence of an event that would reasonably be expected to cause a change to the Adjustment Factor, of the then-current Adjustment Factor or any change made to the Adjustment Factor.

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(c)               Section 18-305 of the Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply or be incorporated into this Agreement except to the extent expressly provided herein.

(d)               Notwithstanding any other provision of this Section 7.1, the Company may keep confidential from the Non-Corporation Members (or any of them), for such period of time as the Board of Managers determines, any information that (i) the Board of Managers believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers reasonably believes is not in the best interests of the Company or any member of the Parent Corporation Group, or (ii) the Company, any member of the Parent Corporation Group or any Controlled Entity of the foregoing and its Subsidiaries is required by Law or by agreement to keep confidential.

Section 7.2           Members’ Right to Act. For matters that require the Consent of the Members or the Consent of the Non-Corporation Members, the applicable Members shall act through meetings or written consents as described in this Section 7.2.

(a)               Except as otherwise expressly provided herein, acts by Consent of the Members or Consent of the Non-Corporation Members, voting together as a single class, shall be the acts of the Members or the Non-Corporation Members, respectively. Any Member entitled to vote at a meeting of Members, or to express consent or dissent to any Company action in a written transmission without a meeting, may authorize another Person or Persons to act for such Member by proxy in accordance with applicable Law. If a proxy designates two (2) or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b)              Actions by the Members or the Non-Corporation Members hereunder shall be taken at a meeting called by the a Majority in Interest of the Members on at least forty-eight (48) hours’ prior written notice to the other Members entitled to vote thereat, which notice shall state the purpose or purposes for which such meeting is being called unless such notice is waived by such Member; provided, however, that any such action may be taken by written consent; provided that such consent is signed by Members having not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting at which the applicable Members entitled to vote thereon were present and voted. The actions taken by the Members entitled to vote or Consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held execute a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. Prompt notice of the action so taken without a meeting, which shall state the action so taken and may be delivered via email, shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the applicable Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 7.3           Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities hereunder, including as a Member.

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Section 7.4           Listing of Members. Without the approval of the Board of Managers, no Non-Corporation Member all or substantially all of whose assets (together with its Affiliates) consist of Membership Interests may have its or any of its Affiliates securities listed (or take any action that would require it to be listed) on any securities exchange or automated quotation system on which securities are traded at any time; provided, that for the avoidance of doubt, this Section 7.4 shall not apply with respect to the securities of Amber GT Parent unless Amber GT Parent transfers to a non-Affiliate all or substantially all of its assets other than the Membership Interests.

Article VIII

BOOKS AND RECORDS

Section 8.1           Books and Records. The Company shall use commercially reasonable efforts to keep, or cause to be kept, separate, complete and accurate books and records of the Company for financial reporting purposes, on an accrual basis, in accordance with the United States generally accepted accounting principles, consistently applied, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Law.

Section 8.2           Inspection. Subject to Section 14.9, the Company shall permit the Non-Corporation Members (personally or through an authorized representative), to (a) visit and inspect, at their sole cost and expense, the properties of the Company and its Controlled Entities during normal business hours upon reasonable prior notice in such a manner as to not unreasonably disrupt the normal operations of the Company or any such Controlled Affiliate and solely for purposes reasonably related to their respective Membership Interests and (b) review and, in the reasonable discretion of the Board of Managers, copy (at their own expense) the books and records, or business and financial records, of the Company or any of its Controlled Entities during reasonable business hours upon reasonable prior notice in such a manner as to not unreasonably disrupt the normal operations of the Company or such Controlled Entity and solely for purposes reasonably related to their respective Membership Interests. Notwithstanding the foregoing or anything to the contrary herein, (i) to the extent that any information is publicly available (whether with the SEC or otherwise) the Company may, in lieu of providing such access and information as contemplated by the preceding sentence, direct such Non-Corporation Member to the location of such information, (ii) the Company and the Non-Corporation Members acknowledge and agree that each member of the Parent Corporation Group shall have, to the fullest extent permitted by Law, full access to all books, records, information, properties and other business relations of the Company, its Controlled Entities and their respective businesses, except and to the extent determined otherwise by the Board of Managers and (iii) the access and information rights of any Non-Corporation Member under this Section 8.2 may be limited to the extent that the Board of Managers reasonably and in good faith determines that such limitation is necessary or advisable in light of any competing activities of such Non-Corporation Member.

Article IX

TAX MATTERS

Section 9.1           Partnership Status and Tax Elections. It is the intent of the Members that the Company be taxed as a partnership for United States federal, state and local income Tax purposes. The Members hereby agree not to elect (a) to be excluded from the application of subchapter K of chapter 1 of subtitle A of the Code or any similar state statute and (b) for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

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Section 9.2           Tax Returns; Information. The Board of Managers shall arrange for the preparation of all Tax returns of the Company or any of its Subsidiaries; provided, that in the case of any such Tax return that is a U.S. federal income Tax return, the Board of Managers shall arrange for the preparation of such Tax return by a nationally-recognized accounting firm. In the case of any Tax return of the Company or any of its Subsidiaries that relates to a taxable year (or portion thereof) of the Company or its any of its Subsidiaries beginning on or before the Closing Date and with respect to which Amber GT or any of its Affiliates has any indemnity obligation under the Business Combination Agreement, the Company shall provide a draft copy of such Tax Return to Amber GT for its review and comment not later than fifteen (15) days prior to filing and shall consider in good faith any comments provided by Amber GT with respect to such Tax return. For any taxable year in which Amber GT (or any of its Affiliates) owns more than 10% of the Membership Interests for at least six (6) months during the taxable year, the Company shall provide a draft of the Company's IRS Form 1065 (including all accompanying schedules) to Amber GT for its review and comment and shall use commercially reasonable efforts to provide such draft at least thirty (30) days prior to filing. The Company shall consider in good faith any comments provided by Amber GT. The Company shall keep at its principal office copies of the Company’s (and its Subsidiaries’) federal, state and local income Tax returns, if any, for all taxable years or periods for which Amber GT (or any of its Affiliates) owns more than 10% of the outstanding Membership Interests for at least six (6) months of such taxable year, and shall retain such returns for the period required under applicable Law. Prior to destroying any such returns, the Company shall provide Amber GT a reasonable opportunity, at its own expense, to take possession of such returns. As soon as reasonably practicable following the filing of such income Tax returns, the Company shall furnish to each Member a copy of each such income Tax return as filed, together with any schedules or other information, in each case as such Member may reasonably require in connection with such Member’s own tax affairs.

Section 9.3           Partnership Representative.

(a)               The Corporation is hereby designated as the “partnership representative” of the Company (as that term is defined in Section 6223(a) of the Code, the “Partnership Representative”), with all of the rights, duties and powers provided for in the Code and Regulations. The Company shall appoint the “designated individual” identified by the Partnership Representative to act on behalf of the Partnership Representative (the “Designated Individual”) in accordance with the applicable Regulations. Each Member expressly consents to such designations and agrees that it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b)               The Members agree to reasonably cooperate to timely provide information requested by the Partnership Representative as needed to comply with the Partnership Audit Procedures, including to make any elections available to the Company under the Partnership Audit Procedures. Each Member agrees that, upon request of the Company, such Member shall take such actions as may be necessary or desirable (as determined by the Partnership Representative) to (i) allow the Company to comply with the provisions of Section 6226 of the Partnership Audit Procedures so that any “partnership adjustments” (as defined in Section 6241(2) of the Partnership Audit Procedures) are taken into account by the Members and former Members rather than the Company; (ii) use the provisions of Section 6225(c) of the Partnership Audit Procedures including, but not limited to, filing amended tax returns with respect to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Partnership Audit Procedures) or using the alternative procedure to filing amended returns to reduce the amount of any partnership adjustment otherwise required to be taken into account by the Company; or (iii) otherwise allow the Company and its Members to address and respond to any matters arising under the Partnership Audit Procedures.

(c)               For any taxable year in which Amber GT (or any of its Affiliates) owns at least 10% of the interests in the Company for at least six (6) months during the taxable year, the Partnership Representative shall deliver to Amber GT a copy of all material notices, communications, reports and writings received from the IRS by the Company or the Partnership Representative relating to or potentially resulting in an adjustment of Company items (a “Proposed Adjustment”) and shall keep Amber GT reasonably informed regarding all material developments with respect to such Proposed Adjustment. In addition, with respect to any such taxable year, the Partnership Representative shall (i) provide Amber GT with a draft copy of any correspondence, filing or other materials to be submitted by the Company, the Partnership Representative or any of their Affiliates in connection with any administrative or judicial proceedings relating to such Proposed Adjustment reasonably in advance of such submission, (ii) consider in good faith all reasonable changes or comments to such correspondence, filing or other materials requested by Amber GT (to the extent such comments are provided in a timely manner such that it would allow the Company to comply with any deadline imposed under applicable Law), and (iii) provide Amber GT with a final copy of such correspondence, filing or other materials.

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(d)              The Partnership Representative shall use its commercially reasonable efforts to (i) apply the rules and elections under the Partnership Audit Procedures in a manner that minimizes the likelihood that any Member would bear any material tax, interest or penalties as a result of any audit or proceeding that is attributable to another Member (other than a predecessor in interest) and (ii) cause the financial burden of any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Procedures) or Proposed Adjustment that does not give rise to an imputed underpayment to be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other Proposed Adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Members based upon their interests in the Company for the reviewed year.

(e)               Each Member agrees to indemnify and hold harmless the Company from and against any liability with respect to such Member’s share of any Tax deficiency paid or payable by the Company that is apportionable to the Member as determined in accordance with clause (ii) of Section 9.3(d) with respect to an audited or reviewed taxable year for which such Member was a partner in the Company. Any obligation of a Member pursuant to this Section 9.3(e) shall be implemented through adjustments to distributions otherwise payable to such Member as determined in accordance with Section 4.1; provided, however, that at the written request of the Partnership Representative, each Member or former Member may be required to contribute to the Company such Member’s Imputed Underpayment Amount imposed on and paid by the Company; provided, further, that if a Member or former Member individually directly pays, pursuant to the Partnership Audit Procedures, any such Imputed Underpayment Amount, then such payment shall reduce any offset to distribution or required capital contribution of such Member or former Member. Any amount withheld from distributions pursuant to this Section 9.3(e) shall be treated as an amount distributed to such Member or former Member for all purposes hereunder.

(f)                All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in the final sentence of this Section 9.3(f), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 9.3 absent (i) willful breach of any provision of this Section 9.3 or (ii) bad faith, fraud, gross negligence or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

Section 9.4           Tax Elections. The Company shall file (or cause to be filed) an election pursuant to Section 754 of the Code for the Company (and any Subsidiary of the Company that is treated as a partnership for U.S. federal income Tax purposes) for each Fiscal Year (to the extent such an election is not already in force) and shall maintain and keep such election in effect at all times and, except as otherwise provided herein, the Board of Managers shall determine whether to make any other available election pursuant to the Code

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Section 9.5            Withholding. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any U.S. federal, state, local or non-U.S. government any amounts required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state, local or non-U.S. Law and shall apportion such amounts to the Members with respect to which such amount was withheld. The Members shall, upon request by the Company promptly pay to the Company any amount otherwise required to be so withheld with respect to such Member that is paid over by the Company to the appropriate taxing authority (and such payment shall not be considered a Capital Contribution for purposes hereof). Any amounts so withheld (and not paid to the Company by the applicable Member) and paid over by the Company to the appropriate taxing authority shall be offset against the current or next amounts otherwise distributable to such Member (and, to the extent so withheld and paid over, shall be treated as amounts distributed to such Member for all purposes hereof).

Section 9.6            Survival. The obligations set forth in this Article IX shall survive the termination of any Member’s interest in the Company, the termination hereof and/or the termination, dissolution, liquidation or winding up of the Company, and shall remain binding on each Member for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all Tax matters relating to the Company and for Members to satisfy their indemnification obligations, if any, pursuant to this Article IX.

Article X

MEMBER TRANSFERS AND WITHDRAWALS

Section 10.1        Transfer.

(a)               No Membership Interest, in whole or in part, shall be (i) subject to the claims of any creditor, to any spouse for alimony or support or to legal process and (ii) except as may be specifically provided for herein, voluntarily or involuntarily alienated or encumbered.

(b)               No Membership Interest held by a Member shall be Transferred, directly or indirectly, in whole or in part, except in accordance with the terms and conditions set forth in Section 13.1 or this Article X. Any Transfer or purported Transfer of a Membership Interest not made in accordance with Section 13.1 or this Article X shall be null and void ab initio. Any Person to which a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company, except as otherwise provided herein. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. For the avoidance of doubt, the restrictions on Transfer contained in this Article X shall not apply to the Transfer of any capital stock of the Corporation; provided that no Class B Shares may be Transferred unless an equal number of Common Units are Transferred therewith in accordance with this Agreement (including in respect of those Transfers to Permitted Transferees) and the Charter.

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(c)               Regardless of whether such Transfer constitutes a Permitted Transfer, no Transfer of any Membership Interest may be made to a lender to the Company or any Person who is related (within the meaning of Regulations section 1.752-4(b)) to any lender to the Company whose loan constitutes a Nonrecourse Liability, without the consent of the Board of Managers; provided that as a condition to such consent, the lender will be required to enter into an arrangement with the Company and the Corporation to redeem or exchange for the Class A Shares Amount any Common Units in which a security interest is held by such lender immediately before the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 10.2        Transfer of Membership Interests Held by the Parent Corporation Group.

(a)               Except as provided in Section 10.2(b), no member of the Parent Corporation Group may Transfer, directly or indirectly, its Membership Interests, in whole or in part, without the Consent of the Non-Corporation Members, other than (x) a Transfer to a Permitted Lender Transferee or to any Person, including any Third-Party Pledge Transferee designated by any lender or lenders secured by a Pledge, or agents acting on their behalf, to which Membership Interests are Transferred pursuant to the exercise of remedies under a Pledge, whether before or after one (1) or more Permitted Lender Transferees take title to such Membership Interests or (y) a Transfer in connection with a corporate restructuring, reorganization, recapitalization or comparable transaction (other than, for the avoidance of doubt, a Termination Transaction of the Corporation) in which (I) all of the Membership Interests held by a member of the Parent Corporation Group immediately prior to such corporate transaction are transferred to a successor surviving Person that directly or indirectly owns all of the Membership Interests previously held by such member of the Parent Corporation Group and (II) if applicable, proper provision is made for the continuation of the rights and benefits of the Non-Corporation Members hereunder (including, for the avoidance of doubt, those pursuant to Article XIII as it pertains to any resulting public company in such transaction).

(b)               Subject to, in the case of clause (i) the applicable provisions of this Article X and, in the case of clause (ii), any express limitations hereunder with respect to such Transfer to which the members of the Parent Corporation Group are otherwise subject, any member of the Parent Corporation Group may, in each case without the Consent of the Non-Corporation Members or any consent or approval of any other Members, (i) Transfer its Membership Interests, in whole or in part, to any Person that is, and remains, a direct or indirect wholly owned Controlled Entity of the Corporation, or (ii) Transfer its Membership Interests in connection with the consummation of a Termination Transaction of the Corporation.

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Section 10.3        Members’ Rights to Transfer.

(a)               General Restrictions. Except for any Permitted Transfer (subject to the applicable provisions of this Article X) or any Transfer of Membership Interests pursuant to Section 13.1, no Non-Corporation Member or Assignee shall Transfer, directly or indirectly, its Membership Interests, in whole or in part, without the prior written consent of the Board of Managers and subject to any terms and conditions imposed by the Board of Managers (any such Transfer approved by the Board of Managers, an “Approved Transfer”). Any purported transfer not made in accordance with the terms of this Agreement shall be void ab initio.

(b)               Transfer Conditions.

(i)                 Qualified Transferee. Except for any Transfer pursuant to Section 13.1, any Permitted Transfer of a Non-Corporation Member and any Approved Transfer shall be made only to a single Qualified Transferee; provided, however, that all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each such Transfer meeting the minimum Transfer restriction of Section 10.3(b)(iii) may be to a separate Qualified Transferee.

(ii)              Opinion of Counsel. In connection with any Approved Transfer, the Transferring Member shall deliver or cause to be delivered to the Company an opinion of legal counsel reasonably satisfactory to the Board of Managers to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities Laws or regulations applicable to the Company or the Membership Interests Transferred; provided, however, that the Board of Managers may waive this condition in its sole discretion; provided, further, that, if the Board of Managers determines, based on the advice of counsel, that such Transfer would (A) create a material risk of requiring the filing of a registration statement under the Securities Act, (B) cause the Company to be treated as an association taxable as a corporation or a “publicly traded partnership” pursuant to Section 7704 of the Code, or (C) otherwise violate any federal or state securities Laws or regulations applicable to the Company or the Membership Interests, the Board of Managers may, in its sole discretion, prohibit any such Approved Transfer. The foregoing provisions of this Section 10.3(b)(ii) shall not apply to any Permitted Transfer or any Transfer pursuant to Section 13.1.

(iii)            Minimum Transfer Restriction. Any Transferring Member in an Approved Transfer shall not Transfer less than the lesser of (i) 10,000 Common Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Board of Managers) or (ii) all of the remaining Membership Interests owned by such Transferring Member; provided, however, that for purposes of determining compliance with the foregoing restriction, all Membership Interests owned by Affiliates of a Member shall be considered to be owned by such Member; provided, further, that the Board of Managers may waive these provisions of this clause (iii) in its sole discretion; provided, that any such waiver shall apply equally to all Non-Transferring Members. The foregoing provisions of this Section 10.3(b)(iii) shall not apply to any Permitted Transfer or any Transfer pursuant to Section 13.1.

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(c)               Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(d)               Tax Information. In connection with any Transfer hereunder, the Member Transferring such Member’s Interest (or part thereof) or any rights therein shall provide such information as may be reasonably requested by the Board of Managers, including in connection with an election made or to be made by the Company pursuant to Section 754 of the Code or the Company’s potential withholding obligation under Section 1446(f)(4) of the Code.

Section 10.4        Substituted Members.

(a)               A transferee of any Membership Interests pursuant to Section 10.2 or Section 10.3 shall be admitted as a Substituted Member, subject to compliance with the last sentence of this Section 10.4(a). The failure or refusal by the Board of Managers to permit a transferee of any such Membership Interests to become a Substituted Member shall not give rise to any cause of action against the Company, the Board of Managers or any member of the Parent Corporation Group. Subject to the foregoing, a transferee shall not be admitted as a Substituted Member until and unless, and such underlying transfer shall not be effective until and unless, it furnishes to the Board of Managers (i) a joinder agreement, in a form and substance satisfactory to the Board of Managers, under which such Person agrees to be bound by all of the terms and conditions of this Agreement, (ii) Consent by Spouse, if applicable, and (iii) such other documents or instruments as may be required by the Board of Managers in order to effect such Person’s admission as a Substituted Member.

(b)               A Substituted Member shall have the same rights, preferences and privileges, and shall be subject to the same covenants and agreements, set forth herein as the applicable Members.

Section 10.5        Assignees. An Assignee shall be entitled to receive distributions from the Company and the share of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Membership Interests assigned to such transferee and the rights to Transfer the Membership Interests as provided in, and subject to the terms and conditions of, this Article X and Article XIII with respect to such Assignee’s Membership Interests (as if such Assignee was a Member and provided, that such Assignee shall only have such rights if he, she or it otherwise complies with all covenants, agreements or obligations of a Member with respect thereto, other than the last sentence of Section 10.4(a)), but shall not be deemed to be a Member or holder of Membership Interests for any other purpose hereunder; provided that an Assignee shall not be entitled to such items if it would cause the Company to be treated as an association taxable as a corporation or a “publicly traded partnership” pursuant to Section 7704 of the Code. Unless admitted as a Substituted Member, no Assignee shall have any rights hereunder, other than those of an Assignee as expressly provided in this Section 10.5.

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Section 10.6        General Provisions.

(a)               No Transfer of any Membership Interests shall relieve the Transferring Member of any of its covenants and agreements hereunder, except and to the extent actually performed or otherwise determined by the Board of Managers, and no Non-Corporation Member may withdraw from the Company, except (i) as a result of a Permitted Transfer or Approved Transfer of all of such Member’s Membership Interests in which the transferee becomes a Substituted Member in accordance with Section 10.4, (ii) pursuant to the Redemption, Termination Transaction Redemption or Corporation Unit Acquisition of all of its Membership Interests under Section 13.1 or any redemption of all of its Membership Interests pursuant to any Membership Interest Designation or (iii) as a result of the acquisition by the Corporation of all of such Member’s Membership Interests, whether or not pursuant to Section 13.1(b). For the avoidance of doubt, Any Non-Corporation Member that Transfers all of its Membership Interests in a transaction contemplated by the foregoing clauses (i) –(iii) shall cease to be a Non-Corporation Member.

(b)               Notwithstanding anything to the contrary herein, except as otherwise determined, in the case of clauses (iii) through (x), by the Board of Managers in its discretion or in connection with a Termination Transaction of the Corporation that is approved by the Board of Directors, in no event may any Transfer of Membership Interests, in whole or in part (including any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, any other acquisition of Membership Interests by the Corporation, any acquisition of Membership Interests by the Company, any Permitted Transfer or any direct or indirect Transfer of an interest in any Member), be made:

(i)                 to any Person who lacks the legal right, power or capacity to own a Membership Interest;

(ii)              in violation of applicable Law;

(iii)            of any component portion of a Membership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Membership Interest;

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(iv)             if the Board of Managers determines that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(v)               if the Board of Managers determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101;

(vi)             if such Transfer requires the registration of such Membership Interest pursuant to any applicable federal or state securities Laws;

(vii)          if the Board of Managers determines, based on the advice of counsel, that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act;

(viii)        if the Board of Managers determines, based on the advice of counsel, that such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA; or

(ix)             if the Board of Managers determines, based on the advice of counsel that (1) there would be a non De Minimis risk that such Transfer would result in the Company having more than 100 partners, within the meaning of Regulations section 1.7704-1(h) (determined taking into account the rules of Regulations section 1.7704-1(h)(3)), (2) there would be a non De Minimis risk that such Transfer would be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (3) such Transfer would create a non De Minimis risk of the Company being treated as an association taxable as a corporation or a “publicly traded partnership” pursuant to Section 7704 of the Code or (4) such Transfer would cause the Company to have a non De Minimis withholding obligation under Section 1446(f) of the Code or a successor provision for which the Company is paid in advance by the transferor pursuant to this Agreement.

(c)               In connection with any proposed Transfer, at the request of the Board of Managers, the applicable transferor shall furnish to the Company evidence in form and substance reasonably satisfactory to the Board of Managers (which shall, if requested by the Board of Managers, include a representation letter of the proposed transferee, to include representations substantially similar to those described in Section 2.8 and Section 2.9 hereof) that the Transfer would not have any of the results described in Section 10.6(b).

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(d)               Transfers pursuant to this Article X, other than a Permitted Transfer to a Permitted Transferee pursuant to the exercise of remedies under a Pledge or a Transfer by a member of the Parent Corporation Group, may only be made on the first day of any month, unless the Board of Managers otherwise agrees.

Section 10.7        Restrictions on a Termination Transaction of the Corporation.

(a)               So long as Amber GT Parent continues have a right to nominate a director to the Board of Directors pursuant to the Director Nomination Agreement, no member of the Parent Corporation Group shall engage in, or cause or permit, a Termination Transaction of the Corporation, other than (x) with the Consent of the Non-Corporation Members (not to be unreasonably withheld, conditioned or delayed), or (y) either:

(i)                 in connection with any such Termination Transaction of the Corporation, each Non-Corporation Member will receive, or will have the right to elect to receive (to the extent an election is made available to the holders of Class A Shares), the amount of cash, securities or other property which such holder of Common Units would have received if it received Class A Shares in exchange for all of its Common Units pursuant to a Corporation Unit Acquisition occurring immediately prior to the time the Termination Transaction of the Corporation (the “Transaction Consideration”); provided, however, that this clause (i) will be deemed to be satisfied with respect to each Non-Corporation Member that is required to effect a Corporation Unit Acquisition pursuant to Section 10.7(b)(iv); or

(ii)              all of the following conditions are met: (1) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction of the Corporation are, immediately after the Termination Transaction of the Corporation, owned directly or indirectly by the Company or another limited partnership or limited liability company which is the survivor of a merger, consolidation, combination of assets or similar transaction involving the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes; (3) the Non-Corporation Members that held Common Units immediately prior to the consummation of such Termination Transaction of the Corporation own a percentage interest of the Surviving Company based on the relative Fair Market Value of the net assets of the Company and the other net assets of the Surviving Company immediately prior to the consummation of such transaction unless such Non-Corporation Members receive cash compensation for such Common Units; (4) the rights of such Non-Corporation Members with respect to the Surviving Company are no less favorable in the aggregate as those of the Non-Corporation Members holding Common Units immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (5) below) and as those applicable to any other Non-Corporation Members of the Surviving Company; and (5) such rights include the right to redeem their interests in the Surviving Company on the terms and conditions no less favorable in the aggregate as those set forth in Article XIII.

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(b)               In the event of a Termination Transaction of the Corporation, each of the Non-Corporation Members (i) agrees not to demand or exercise appraisal or dissenters rights under any applicable business corporation law or other law with respect to such Termination Transaction of the Corporation, (ii) shall vote (and if applicable, cause each of its Affiliates to vote), and provide its consent (and if applicable, cause each of its Affiliates to provide its consents) with respect to, their respective Capital Shares, Common Shares and/or, if applicable, Membership Interests (1) in favor of the Termination Transaction of the Corporation and (2) in opposition to any and all other proposals that could oppose, prevent, delay, or impair the ability to consummate the proposed Termination Transaction of the Corporation, (iii) shall refrain from depositing (and if applicable cause each of its Affiliates to refrain from depositing) any Capital Shares, Common Shares or Membership Interests in a voting trust or subjecting any such equity interests to any arrangement or agreement with respect to voting any such shares, unless the Corporation specifically so requests in connection with the proposed Termination Transaction of the Corporation, or (iv) at the request of the Board of Directors shall either (A) effect a Corporate Unit Acquisition for the Class A Shares Amount in respect of all or any portion of its Common Units immediately prior to the consummation of the Termination Transaction of the Corporation, with the applicable covenants and agreements with respect to such Corporate Units Acquisition applying to this Section 10.7, mutatis mutandis, or (B) sell or otherwise transfer its Membership Interests to the purchaser(s) in such Termination Transaction of the Corporation, provided that each such Non-Corporation Member receives the consideration on substantially the same terms he, she or it would have been entitled to if it received Class A Shares in exchange for all of its Common Units pursuant to a Corporation Unit Acquisition immediately prior to consummation of the Termination Transaction of the Corporation, and in connection with any such sale or transfer shall execute and deliver customary transaction or similar agreements, which shall include customary representations of the type described in Article XIII.

Article XI

ADMISSION OF MEMBERS

Section 11.1        Members; Admission of Additional Members.

(a)               A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Membership Interests and in accordance herewith shall be admitted to the Company as an Additional Member only upon furnishing to the Company with (i) a joinder agreement, in form and substance satisfactory to the Board of Managers, under which such Person agrees to be bound by all of the terms and conditions of this Agreement, (ii) Consent by Spouse, if applicable, and (iii) such other documents or instruments as may be required by the Board of Managers in order to effect such Person’s admission as an Additional Member.

(b)               Notwithstanding anything to the contrary in this Section 11.1, no Person shall be admitted as an Additional Member without the consent of the Board of Managers. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Board of Managers to such admission and the satisfaction of all the conditions set forth in Section 11.1(a).

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(c)               If any Additional Member is admitted to the Company, all distributions with respect to which the Company Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions thereafter shall be made to all the Members and Assignees including such Additional Member.

Section 11.2        Limit on Number of Members. Unless otherwise permitted by the Board of Managers, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

Section 11.3        Admission. A Person shall be admitted to the Company as a Non-Corporation Member of the Company or a Board of Managers of the Company only upon strict compliance, and not upon substantial compliance, with the requirements set forth herein for admission to the Company as a Non-Corporation Member.

Article XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1        No Dissolution. The Company shall not be dissolved upon (a) the admission of Additional Members or Substituted Members in accordance with the terms hereof, or (b) the Incapacity of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 12.2        Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occurrence of any of the following events (each, a “Liquidating Event”):

(a)               the Board of Managers’ determination, with the Consent of the Members, to dissolve the Company and wind up its affairs;

(b)               the sale of all or substantially all of the Company’s consolidated assets;

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(c)               the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or

(d)               the entry of a decree of judicial dissolution under Section 18-802 of the Act requiring such dissolution and winding up pursuant to Law.

Section 12.3        Distribution upon Dissolution.

(a)               Upon the dissolution of the Company pursuant to Section 12.2, unless the Company is continued pursuant to Section 12.2, the Board of Managers or any Person selected by the Board of Managers (the Board of Managers or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the Fair Market Value thereof, and the proceeds therefrom (which may, to the extent determined by the Board of Managers, include shares of stock in the Corporation) shall be applied and distributed in the following order:

(i)                 first, to the satisfaction of all of the Company’s debts and liabilities to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)              second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)            the balance, if any, to the Members in accordance with Section 4.1.

The Board of Managers shall not receive any additional compensation for any services performed pursuant to this Article XII.

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(b)               Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the reasonable judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value in its reasonable judgment of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)               If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the Board of Managers or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XII may be:

(i)                 distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Board of Managers arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Board of Managers, in the same proportions and amounts as would otherwise have been distributed to the Member pursuant hereto; or

(ii)              withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld or escrowed amounts shall be distributed to the Member in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4        Rights of Members. Except as otherwise provided herein and subject to the rights of any Member set forth in a Membership Interest Designation, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 12.5        Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

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Section 12.6        Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions hereof shall remain in effect between and among the Members during the period of liquidation.

Article XIII

REDEMPTION RIGHTS

Section 13.1        Redemption Rights of Non-Corporation Members.

(a)               Redemption.

(i)                 After the expiration or earlier termination of the Lock-Up Period, a Non-Corporation Member shall have the right (subject to the terms and conditions set forth herein, including, for the avoidance of doubt, Section 13.1(b) and Section 13.1(c)) to redeem all or a portion of the Common Units held by such Non-Corporation Member (any such Common Units with respect to which a Non-Corporation Member has exercised such right, “Tendered Units”) in exchange for the Cash Amount payable on the Specified Redemption Date (in each case, a “Redemption”); provided, however, that, subject to any rights of the Corporation or the ARYA Sponsor under the Investor Rights Agreement, the Company may, in the Board of Managers’ sole discretion, redeem Tendered Units at the request of a Non-Corporation Member prior to the end of the Lock-Up Period (such a Redemption, which shall, for the avoidance of doubt, constitute and be treated as a Redemption for all purposes hereof, a “Special Redemption”); provided, further, that the Board of Managers first receives an opinion of counsel for the Non-Corporation Member reasonably satisfactory to the Board of Managers to the effect that the proposed Special Redemption will not cause the Company or the Corporation to violate any federal or state securities Laws or regulations applicable to the Special Redemption or the issuance and sale of Class A Shares pursuant to a Corporation Unit Acquisition. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the Company and the Corporation by the Non-Corporation Member (the “Tendering Party”) not less than ten (10) and not more than twenty (20) Business Days prior to the Specified Redemption Date; provided that, notwithstanding anything herein to the contrary, a Notice of Redemption may only be submitted up to two (2) times per quarter of the Fiscal Year. The Company’s obligation to effect a Redemption shall be subject to Section 13.1(b) and shall not be binding on the Company until the Business Day following the Cut-Off Date. On or prior to the Specified Redemption Date, the Tendering Party shall execute and deliver to the Company a customary redemption or other agreement to effect the applicable transactions contemplated by this Section 13.1 in a form reasonably acceptable to the Board of Managers, which agreement shall include customary representations and warranties from the Tendering Party with respect to (i) good title to his, her or its Common Units, (ii) the absence of liens and encumbrances with respect to his, her or its Common Units, (iii) if an individual, his or her legal capacity or, if any other Person, its valid existence and good standing (if applicable), (iv) the authority for, and, to the extent it relates to such Tendering Party, the validity and binding effect of (as against such Tendering Party) any agreement entered into by such Tendering Party in connection with the redemption or other transactions, (v) no litigation pending or, to the knowledge of such party, threatened against or affecting such Tendering Party relating to his, her or its ownership of Common Units or that could otherwise reasonably be expected to materially delay or prevent such redemption or other transaction(s), (vi) such redemption or other transaction(s) not conflicting with such Tendering Party’s governing documents (if applicable), or any law, order or regulation applicable to such Tendering Party, or creating any lien or encumbrance on such Tendering Party’s Common Units and (vii) the fact that no broker’s commission is payable by the Company as a result of such Tendering Party’s conduct in connection with such redemption or other transaction(s). The Company and the Tendering Party shall consummate the Redemption on the Specified Redemption Date, upon which the Tendering Party will transfer to the Company the Tendered Units (free and clear of all liens and encumbrances, except for restrictions on transfer arising under applicable federal or state securities Laws) and the Company shall deliver to the Tendering Party the applicable Cash Amount as a certified or bank check payable to the Tendering Party or, in the Board of Managers’ sole and absolute discretion, by wire transfer of funds to a bank account specified on the Notice of Redemption on or before the Specified Redemption Date.

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(ii)              Unless the Corporation has elected to effect a Corporation Unit Acquisition pursuant to Section 13.1(b), the Tendering Party shall transfer and surrender the Tendered Units to be redeemed to the Company, in each case free and clear of all liens and encumbrances, except for restrictions on transfer arising under applicable federal or state securities Laws, and the Company shall cancel the redeemed Tendered Units.

(iii)            If the Common Units to be redeemed by the Tendering Party are represented by a certificate or certificates, prior to the Specified Redemption Date, the Tendering Party shall also present and surrender such certificate or certificates representing such Common Units during reasonable business hours at the principal executive offices of the Company. If required by the Board of Managers, the Tendering Party shall also deliver, prior to the Specified Redemption Date, instruments of transfer, in forms reasonably satisfactory to the Board of Managers, duly executed by the Tendering Party or the Tendering Party’s duly authorized representative.

(iv)             Notwithstanding the foregoing, (A) if a Termination Transaction of a Non-Corporation Member occurs with respect to a Non-Corporation Member, then such Non-Corporation Member shall deliver a written notice to the Company and the Corporation as promptly as practicable (and in any event five (5) Business Days) prior to the occurrence of such Termination Transaction of the Non-Corporation Member and (B) the Board of Managers may elect, pursuant to a notice delivered to such Terminating Non-Corporation Member, specifying a Specified Redemption Date (the “Termination Transaction Notice”), to require the Non-Corporation Member or any Substituted Member or Assignee that holds Common Units initially held by such Non-Corporation Member to effect an exchange for the applicable Class A Shares Amount pursuant to the provisions of Section 13.1(b) (a “Termination Transaction Redemption”) with respect to (x) in the case of a Termination Transaction of a Non-Corporation Member as defined in clauses (a), (b), (c), (e) or (f) of the definition of Termination Transaction of a Non-Corporation Member, all of such Non-Corporation Member’s Membership Interests or (y) in the case of a Termination Transaction of a Non-Corporation Member as defined in clause (d) of the definition of Termination Transaction of a Non-Corporation Member, solely with respect to all or any portion of the Membership Interests Transferred in such Termination Transaction of a Non-Corporation Member (the Membership Interests described in clause (x) or (y), as applicable, the “Termination Transaction Units”), which shall be effective immediately prior to the consummation of such Termination Transaction of a Non-Corporation Member (but, for the avoidance of doubt, shall be conditioned on the occurrence of such Termination Transaction of a Non-Corporation Member, and shall not be effective if such Termination Transaction of a Non-Corporation Member does not occur).

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(b)               Acquisition by the Corporation.

(i)                 Notwithstanding the provisions of Section 13.1(a), the Corporation may, in the sole discretion of the Board of Directors, elect to acquire some or all of the Tendered Units from the Tendering Party or Termination Transaction Units from the Terminating Non-Corporation Member (the Tendered Units or Termination Transaction Units, as applicable, with respect to which the Corporation elects to acquire, the “Acquired Units” and the percentage of Tendered Units or Termination Transaction Units, as applicable, the Corporation elects to acquire, the “Acquired Percentage”) in exchange for the applicable portion of the Class A Shares Amount or the Cash Amount as set forth in this Section 13.1(b) (a “Corporation Unit Acquisition”), by delivering written notice of such election to the Tendering Party or the Terminating Non-Corporation Member and the Company, specifying the Acquired Units, the Acquired Percentage and the form of consideration (as contemplated by Section 13.1(b)), prior to 5:00 p.m., New York City time, on the Cut-Off Date (an “Election Notice”).

(ii)              If the Corporation delivers an Election Notice pursuant to Section 13.1(b)(i) to the Tendering Party or the Terminating Non-Corporation Member and the Company prior to 5:00 p.m., New York City time, on the Cut-Off Date, then on the Specified Redemption Date, the Tendering Party or the Terminating Non-Corporation Member, as applicable, shall sell to the Corporation, and the Corporation shall purchase, the Acquired Units for, in the Corporation’s sole discretion, (1) a number of Class A Shares equal to the product of the Class A Shares Amount, multiplied by the Acquired Percentage, (2) cash in an amount equal to the product of the Cash Amount, multiplied by the Acquired Percentage or (3) a combination of the consideration set forth in the foregoing clauses (1) and (2) in an aggregate amount equal to the Value of the Tendered Units or the Termination Transaction Units subject to the Corporation Unit Acquisition. The Corporation shall be treated for all purposes hereof as the owner of such Acquired Units; provided that, if the Corporation funds the Cash Amount other than through the issuance of Class A Shares, such Acquired Units will be reclassified into another Equivalent Units of the Company if the Board of Managers determines such reclassification is necessary. On or prior to the Specified Redemption Date, the Tendering Party or the Terminating Non-Corporation Member shall (x) enter into customary redemption or other agreements to effect the transactions contemplated by this Section 13.1(b) in a form reasonably acceptable to the Board of Managers, which agreement shall include customary representations from the Tendering Party with respect to (i) good title to his, her or its Common Units, (ii) the absence of liens and encumbrances with respect to his, her or its Common Units, (iii) if an individual, his or her legal capacity or, if any other Person, its valid existence and good standing (if applicable), (iv) the authority for, and, to the extent it relates to such Tendering Party, the validity and binding effect of (as against such Tendering Party) any agreement entered into by such Tendering Party in connection with the redemption or other transactions, (v) no litigation pending or, to the knowledge of such party, threatened against or affecting such Tendering Party relating to his, her or its ownership of Common Units or that could otherwise reasonably be expected to materially delay or prevent such redemption or other transaction(s), (vi) such redemption or other transaction(s) not conflicting with such Tendering Party’s governing documents (if applicable), or any law, order or regulation applicable to such Tendering Party, or creating any lien or encumbrance on such Tendering Party’s Common Units and (vii) the fact that no broker’s commission is payable by as a result of such Tendering Party’s conduct in connection with such redemption or other transaction(s) and (y) submit such written representations, investment letters, legal opinions or other instruments that are reasonably necessary, in the view of the Corporation, to effect compliance with the Securities Act. In the event of a purchase of Acquired Units by the Corporation pursuant to this Section 13.1(b), the Tendering Party shall no longer have the right to cause the Company to effect a Redemption of such Acquired Units, and upon consummation of such purchase on the Specified Redemption Date, the Company shall not have any obligation to redeem the Acquired Units under Section 13.1(a).

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(iii)            If the Corporation elects to acquire Acquired Units for Class A Shares, in whole or in part, then the Corporation shall issue to the Tendering Party or the Terminating Non-Corporation Member the applicable number of Class A Shares (as determined under Section 13.1(b)(ii)) as duly authorized, validly issued, fully paid and non-assessable Class A Shares (it being understood and agreed that such Class A Shares shall, unless otherwise determined by the Board of Directors, be in book-entry form and reflected in Corporation’s (or its transfer agent’s) books and records) and, if applicable and if and when entitled thereto as provided in the definition of “Class A Shares Amount,” Rights, free of any pledge, lien, encumbrance or restriction (other than restrictions provided in the Charter, the Investor Rights Agreement, the Securities Act and relevant state securities or “blue sky” Laws or, in the case of any Rights, any other liens, encumbrances or restrictions that are applicable to all other such Rights). Except as expressly required by any other written agreement between the Corporation and such Tendering Party or such Termination Non-Corporation Member, no Tendering Party or Terminating Non-Corporation Member whose Acquired Units are acquired by the Corporation pursuant to this Section 13.1(b), any Member, any Assignee or any other interested Person shall have any right to require or cause the Corporation to register, qualify or list any Class A Shares owned or held by such Person, whether or not such Class A Shares are issued pursuant to this Section 13.1(b), with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any securities exchange. Notwithstanding any delay in such delivery, the Tendering Party or the Terminating Non-Corporation Member shall, subject to his, her or its compliance with the other applicable covenants and agreements contained in this Article XIII, be deemed the owner of such Class A Shares for all purposes, including rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. and the Tendering Party or the Terminating Non-Corporation Member shall be deemed to be the owner of, if applicable, such Rights as of the time he, she or it should have been entitled to such Rights as provided in the definition of “Class A Shares Amount” for all purposes, including, to the extent applicable to such Rights, the rights to vote or consent, receive dividends, and exercise rights. Class A Shares or Rights issued upon an acquisition of Acquired Units by the Corporation pursuant to this Section 13.1(b) may contain such legends regarding restrictions under the Securities Act, the Investor Rights Agreement, the Securities Act, relevant state securities or “blue sky” Laws as the Corporation in reasonably determines to be necessary or advisable in order to ensure compliance with such agreements or Laws and, in the case of any such Rights, such other legends regarding restrictions that are applicable to all other such Rights.

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(iv)             If the Corporation elects to acquire the Acquired Units for cash, in whole or in part, the Corporation shall deliver to the Tendering Party or the Terminating Non-Corporation Member the applicable amount of cash (as determined under Section 13.1(b)(ii)) as a certified or bank check payable to the Tendering Party or the Terminating Non-Corporation Member or, in the Corporation’s sole and absolute discretion, by wire transfer of funds to a bank account specified on the Notice of Redemption or as provided in writing by the Terminating Non-Corporation Member on or before the Specified Redemption Date.

(v)               If the Corporation elects to acquire Acquired Units, the Corporation shall continue as a Member of the Company with respect to any Common Units or other Equivalent Units in the Company it receives hereunder.

(c)               Notwithstanding anything to the contrary herein, with respect to any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition pursuant to this Section 13.1:

(i)                 without the consent of the Board of Managers, no Tendering Party or Non-Corporation Terminating Member may effect a Redemption for less than the lesser of (1) 10,000 Common Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Board of Managers) or (2) all of the remaining Common Units held by such Tendering Party or Non-Corporation Terminating Member;

(ii)              if the Company makes a distribution to Members following 5:00 p.m., New York City time on the Valuation Date and prior to the delivery or payment of Class A Shares Amount or the Cash Amount, as applicable, which distribution was not publicly announced prior to such Valuation Date, then the Class A Shares Amount or the Cash Amount to be received or paid, as applicable, shall be reduced by the amount received by the Tendering Party or the Non-Corporation Terminating Member in respect of the Acquired Units in such distribution (provided that if a Tendering Party or the Non-Corporation Terminating Member is receiving both Class A Shares Amount and Cash Amount in connection with one or more transactions contemplated by this Article XIII, then such reduction will, unless otherwise determined by the Corporation, be pro rata among the Class A Shares Amount and Cash Amount (based on each such amount immediately prior to giving effect to such reduction));

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(iii)            if (1) a Tendering Party surrenders Tendered Units during the period after the Company Record Date with respect to a distribution payable to Members holding Common Units, and before the record date established by Corporation for a dividend to its stockholders of some or all of its portion of such Company distribution, and (2) the Board of Managers elects to redeem any of such Tendered Units in exchange for Class A Shares pursuant to Section 13.1(b), then such Tendering Party shall pay to the Company an amount in cash equal to the dividend from the Corporation that he, she or it will be entitled to receive with respect to such distribution and record date in respect of the Class A Shares received in respect of such Tendered Units;

(iv)             the consummation of such Redemption, Termination Transaction Redemption or such Corporation Unit Acquisition shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or, as determined by the Board of Managers, satisfaction of any other required antitrust or competition Laws;

(v)               the Tendering Party or the Terminating Non-Corporation Member shall continue to own (subject , in the case of an Assignee to the provisions of Section 10.5) all Common Units subject to any Redemption or Corporation Unit Acquisition, and be treated as a Non-Corporation Member or an Assignee, as applicable, with respect to such Common Units for all purposes hereof, until the Specified Redemption Date and until such Tendered Units are redeemed, acquired or exchanged, as applicable, pursuant to this Section 13.1;

(vi)             until the Specified Redemption Date, the Tendering Party or the Terminating Non-Corporation Member shall have no rights as a stockholder of Corporation with respect to the Class A Shares issuable in connection with any Corporation Unit Acquisition;

(vii)          following the expiration of the Lock-up Period, the Board of Managers shall establish a Specified Redemption Date in each quarter of each Fiscal Year, provided that (1) the Board of Managers may postpone any such date one or more times, (2) the Board of Managers shall provide notice to the Members of each Specified Redemption Date at least forty-five (45) days prior to such Specified Redemption Date and (3) the Board of Managers may, in its sole discretion, establish additional or other Specified Redemption Dates on such terms and conditions as determined by the Board of Managers in its sole discretion, if it determines that doing so would not create a non De Minimis risk that the Company would become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code;

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(viii)        the Tendering Party or the Terminating Non-Corporation Member shall deliver to the Corporation or the Company, as applicable, a certificate, dated as of the date of the Redemption and sworn under penalties of perjury, in a form reasonably acceptable to the Corporation or the Company, as applicable, certifying as to such Tendering Party’s or the Terminating Non-Corporation Member’s taxpayer identification number and, to the extent applicable, that such Tendering Party or the Terminating Non-Corporation Member is a not a “foreign person” for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law); provided that if such Tendering Party or the Terminating Non-Corporation Member does not certify as to the foregoing, the sole remedy of the Corporation or the Company, as applicable, shall be to withhold any required taxes with respect to such Tendering Party or the Terminating Non-Corporation Member pursuant to Section 13.1(e); provided, further, that if the amount required to be withheld exceeds the Cash Amount to be paid to the Tendering Party or the Terminating Non-Corporation Member in connection with such exchange, then, if requested by the Company or the Corporation, as applicable, the Tendering Party or the Non-Terminating Member shall pay to the Company or the Corporation, as applicable, an amount of cash equal to any such excess amount as a condition to the exchange (and such cash shall reduce the amount of taxes withheld by the Corporation or the Company, as applicable);

(ix)             in connection with any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, a number of Class B Shares shall automatically and without any further consideration be surrendered and cancelled in accordance with the Charter;

(x)               for U.S. federal and applicable state and local income tax purposes, each of the Tendering Party or the Terminating Non-Corporation Member, the Company and the Corporation agree to treat each Corporation Unit Acquisition as a sale by the Tendering Party or the Terminating Non-Corporation Member of their respective Common Units (together with the Class B Shares) to the Corporation in exchange for the issuance or payment by the Corporation of the Class A Shares Amount or the Cash Amount; and

(xi)             in connection with any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, upon the acceptance of the Class A Shares Amount or the Cash Amount, the Tendering Party or the Terminating Non-Corporation Member shall represent and warrant that the Tendering Party or the Terminating Non-Corporation Member, as applicable, is the owner of the number of Common Units and Class B Shares the Tendering Party is electing to have the Company redeem or in the case of the Terminating Non-Corporation Member, for which the Company has determined shall be redeemed, and that such Common Units and Class B Shares are not subject to any liens or restrictions to transfer the securities (other than restrictions imposed hereby or by the Charter, as applicable).

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(d)               The Board of Managers may (i) impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions) or (ii) require any Member or group of Members to redeem all of their Common Units, in each case to the extent it reasonably determines, based on written advice from a nationally-recognized law firm or accounting firm at a “will” level, and with the prior written consent of the Non-Corporation Members (such consent not to be unreasonably withheld, conditioned or delayed), that such limitations and restrictions are, or such Redemption is, as applicable, necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Board of Managers to such Member or group of Members requiring such Redemption (which notice shall, for the avoidance of doubt, be delivered after the Non-Corporation Member’s written consent shall have been obtained and which shall be accompanied by the written advice from a nationally-recognized law firm or accounting firm referred to above), such Member or group of Members shall be treated as having exercised their rights pursuant to Section 13.1(a)(i) to redeem all of their Common Units in a Redemption on such date (and such date shall be deemed to be a Specified Redemption Date for purposes hereof).

(e)               Each of the Company and the Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares in the sole discretion of the Board of Managers. To the extent that amounts are so withheld and paid over to the appropriate taxing authority (or, if taken in Class A Shares, cash in the amount of the fair market value of such shares is paid over to the appropriate taxing authority), such amounts will be treated for purposes hereof as having been paid to the Tendering Party.

Article XIV

MISCELLANEOUS

Section 14.1        Amendments.

(a)               Except as otherwise expressly required or permitted hereby, amendments or modifications to this Agreement must be approved by the Board of Managers and the Corporation.

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(b)               Notwithstanding anything to the contrary herein, (w) this Agreement shall not be amended or modified without the prior written consent of a Majority in Interest of the Non-Corporation Members if such amendment or modification would (i) materially and adversely affect the Non-Corporation Members disproportionately to any other similarly situated Member or class of Members (except for any amendment or modification otherwise expressly contemplated by this Agreement), (ii) adversely affect in any material respect the limited liability of the Non-Corporation Members as described in Section 6.3 and Section 6.4, (iii) adversely affect in any material respect the rights and obligations set forth in Sections 6.6, 6.7 and 6.8 with respect to indemnification of Covered Persons, (iv) adversely affect the rights of any Non-Corporation Member to receive the distributions to which such Non-Corporation Member is entitled pursuant to Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V, in each case, in a manner that is disproportionate to the Corporation or any other member of the Parent Corporation Group that is a Member (except, in any case, as permitted pursuant to Sections 3.2 (including, for the avoidance of doubt, any amendment or modification that is a Membership Interest Designation), and Section 4.5), (v) adversely affect in any material respect the rights of the Non-Corporation Members under Section 7.1 or Section 8.2 or (vi) adversely affect in any material respect any Non-Corporation Member’s rights or obligations under Section 13.1, (x) Section 6.1(a)(i) and Section 6.3 may not be amended or modified without the prior written consent of a Majority in Interest of the Non-Corporation Member if such amendment or modification would adversely affect in any material respect the Non-Corporation Members, (y) this Section 14.1(b) may not be amended or modified without consent of a Majority in Interest of the Non-Corporation Members and (z) the Company may not be converted into a corporation without the consent of a Majority in Interest of the Non-Corporation Members (other than in connection with a Termination Transaction of the Corporation). Any such amendment, modification or action requiring the consent of a Member or group of Members pursuant to the preceding sentence consented to by any Member shall be effective as to that Member, notwithstanding, if applicable, the absence of the requisite Consent required by the preceding sentence.

Section 14.2        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)               Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of related to any representation or warranty made in or in connection with this Agreement or as inducement to enter into this Agreement) (each, an “Agreement Action”), shall be construed and enforced in accordance with and governed by the Laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of Laws principles thereof.

(b)               Submission to Jurisdiction. Each of the Members irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware), for the purposes of any Agreement Action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Members in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Agreement Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Agreement Action has been brought in an inconvenient forum. Each Member hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Agreement Action or cause thereof against such Member (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Members in respect of this Agreement or any of the transactions contemplated hereby, (i) any claim that such Member is not personally subject to the jurisdiction of the courts as described in this Section 14.2 for any reason, (ii) that such Member or such Member’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the Agreement Action or cause thereof in any such court is brought against such Member in an inconvenient forum, (y) the venue of such Agreement Action or cause thereof against such Member is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Member in or by such courts. Each Member agrees that service of any process, summons, notice or document by registered mail to such Member’s respective address set forth in Section 14.6 shall be effective service of process for any such Agreement Action, demand, or cause thereof.

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(c)               Waiver of Jury Trial. EACH OF THE MEMBERS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE MEMBERS IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE MEMBERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE MEMBERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE MEMBERS HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH MEMBER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER MEMBER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER MEMBER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH MEMBER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH MEMBER MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH MEMBER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.2(C).

Section 14.3        Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board of Managers. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the Closing Date or ending on the date on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Board of Managers and permitted under the Code.

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Section 14.4        Entire Agreement. This Agreement, together with the Business Combination Agreement and the Additional Agreements constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement.

Section 14.5        Further Assurances. Upon written request of the Board of Managers, each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

Section 14.6        Notices. Any notice, requests, claims, demands and other communications hereunder shall be sent in writing and shall be deemed to have been duly given by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof), in each case, (i) with respect to the Members, at the addresses and email addresses (or to such other address or email address as a Member may have specified by notice given to the other parties hereto pursuant to this provision) set forth in Schedule I and (ii) with respect to the Company, to:

c/o

Caritas Therapeutics, Inc.

3675 Market Street

Philadelphia, PA 19104
Attention: John Crowley
Email: [●]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attn:	Jonathan L. Davis, P.C.
Ryan Brissette
Peter Seligson
Email:	jonathan.davis@kirkland.com
ryan.brissette@kirkland.com
peter.seligson@kirkland.com

Section 14.7        Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and permitted assigns and all other Persons hereafter holding, having or receiving a Membership Interest in the Company, whether as Assignees, Substituted Members or otherwise.

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Section 14.8        Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Member. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Members shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Members as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 14.9        Confidentiality.

(a)               Each Non-Corporation Member shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after Closing Date use in any manner detrimental to the business of the Company, any of its Controlled Entities or any Member or any of its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Company, any of its Controlled Entities or any other Member (each a “Protected Person”). Notwithstanding the foregoing, each Member shall be permitted to disclose Confidential Information of the Company or any of its Controlled Entities (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose related to such Member’s investment in the Company (or, in the case of the Corporation, related to the Corporation’s business and operations) and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 14.9 applicable to such Confidential Information; provided, that such Disclosing Person shall be liable for any breach of this Section 14.9 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 14.9) or (ii) to the extent required to be disclosed by such Member or any of its Representatives pursuant to Law or the rules of any securities exchange on which the securities of such Member or any of its Affiliates is listed.

(b)               As used herein, the “Confidential Information” means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 14.9, (ii) was or becomes available to a Disclosing Person on a nonconfidential basis from a source other than the Protected Person; provided that, to the knowledge of the Disclosing Person, such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Company or its Affiliates) or (iv) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement.

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(c)               Notwithstanding anything to the contrary herein, (i) each Non-Corporation Member may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party hereto and (ii) nothing herein shall prohibit a Non-Corporation Member from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or any of its Affiliates or any other Member or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.

Section 14.10    Consent by Spouse. Each Non-Corporation Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property Laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C, and at the time of execution hereof. Each such Non-Corporation Member shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Non-Corporation Member. Each Non-Corporation Member agrees and acknowledges that compliance with the requirements of this Section 14.10 by each other Non-Corporation Member constitutes an essential part of the consideration for his or her execution hereof.

Section 14.11    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart hereof in .pdf format via email shall be effective as delivery of an original counterpart hereof.

Section 14.12    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Member, and the exercise by a Member of any one remedy will not preclude the exercise of any other remedy. The Members agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Members do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Members shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Members agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Members have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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Section 14.13    Survival. The provisions of Section 6.6 and this Article XIV (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination hereof.

Section 14.14    Expenses. Except as contemplated by Section 6.2 or otherwise expressly provided for herein, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 14.15    Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Company or any Member without the prior written consent of the Board of Managers, and any such assignment without such prior written consent shall be null and void.

Section 14.16    Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim arising out hereof, or any power, right, privilege or remedy hereunder, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 14.17    Acknowledgement. Amber GT Parent hereby acknowledges and agrees that it shall cause Amber GT and any transferee of Membership Interests initially held by Amber GT (collectively, the “Amber Member”) to comply with the applicable covenants, agreements and obligations hereunder and Amber GT Parent hereby covenants and agrees that it will not, directly or indirectly, by amendment of its certificate of incorporation, bylaws or similar organizational documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid or cause another Person to avoid or seek to avoid the observance or performance of any Amber Member of any terms of this Agreement applicable to an Amber Member and will at all times in good faith cause any Amber Member to carry out all the provisions of this Agreement applicable to such Amber Member.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CARITAS THERAPEUTICS, LLC,
a Delaware limited liability company

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[MEMBER]

By:
Name:
Title:

[MEMBER]

By:
Name:
Title:

SCHEDULE I

MEMBERS AS OF [•], 2021

“PRE-RECAPITALIZATION MEMBERSHIP INTERESTS”

Member	Units
[Amber GT] (Member)

I-1

“POST-RECAPITALIZATION UNITS”

Member	Address (for Notices)	Capital Account Balance as of Closing Date	Additional Capital Contributions (and Date Thereof)	Common Units
[ARYA] (Member)		$	N/A
[Amber GT] (Member)		$	N/A
		$	N/A
TOTAL		$	N/A

I-2

SCHEDULE II

OFFICERS AS OF CLOSING

EXHIBIT A

EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on December 31, 2022 is 1.0 and (b) on January 1, 2023 (the “Corporation Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 Class A Shares issued and outstanding.

Example 1

On the Corporation Record Date, the Corporation declares a dividend on its outstanding Class A Shares in Class A Shares with no correlative distribution to the Members. The amount of the dividend is one Class A Share in respect of each Class A Share owned as of the Corporation Record Date. Pursuant to Paragraph (a) of the definition of “Adjustment Factor” the Adjustment Factor shall be adjusted on the Corporation Record Date, effective immediately after the stock dividend is made, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is made is 2.0.

Example 2

On the Corporation Record Date, the Corporation distributes options to purchase Class A Shares to all holders of its Class A Shares with no correlative distribution to the Members. The amount of the distribution is one option to acquire one Class A Share in respect of each Class A Share owned. The strike price is $4.00 a share and the options are fully exercisable at the time of distribution. The Value of a Class A Share on the Corporation Record Date is $5.00 per share. Pursuant to clause (b) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Corporation Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + 100 * $4.00/$5.00) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (b) of the definition of “Adjustment Factor” shall apply.

A-1

EXHIBIT B

NOTICE OF REDEMPTION

Caritas Therapeutics, LLC

The undersigned Non-Corporation Member hereby irrevocably tenders for Redemption Common Units in Caritas Therapeutics, LLC in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Caritas Therapeutics, LLC, dated as of [•], 2021 (the “Agreement”), and the Redemption rights referred to therein. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Non-Corporation Member:

(a)               undertakes to surrender such Common Units at the closing of the Redemption;

(b)               directs that the certified check representing or, at the Board of Managers’ discretion, a wire transfer of the Cash Amount, and/or the Class A Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address or bank account, as applicable, specified below;

(c)               represents, warrants, certifies and agrees that: (i) the undersigned Non-Corporation Member has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other Person or entity; (ii) the undersigned Non-Corporation Member has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Common Units as provided herein; (iii) the undersigned Non-Corporation Member, and the tender and surrender of such Common Units for Redemption as provided herein complies with all conditions and requirements for redemption of Common Units set forth in the Agreement; and (iv) the undersigned Non-Corporation Member has obtained the consent or approval of all Persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d)               acknowledges that the undersigned will continue to own such Common Units unless and until either (1) such Common Units are acquired by the Corporation pursuant to Section 13.1(b) of the Agreement or (2) such redemption transaction closes.

B-1

Dated:

Name of Non-Corporation Member:

Signature of Non-Corporation Member

Street Address

City, State and Zip Code

Social security or identifying number

Signature Medallion Guaranteed by:*

Select One and Complete the Details Below:

☐ Check or ☐ Wire Transfer

Issue Check Payable to (or shares in the name of):__________________________ and deliver to the address above.

Bank Account Details:

* Required unless waived by the Board of Managers.

B-2

EXHIBIT C

CONSENT OF SPOUSE

I acknowledge that I have read that certain Amended and Restated Limited Liability Company Agreement of Caritas Therapeutics, LLC (the “Company”), dated as of [•], 2021 (the “LLC Agreement”), and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Company, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the LLC Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the LLC Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [●]* without regard to otherwise governing principles of choice of law or conflicts of law.

Date:

NAME:

* Insert jurisdiction of residence of Member and Spouse.

C-1

Exhibit C

Form of Tax Receivables Agreement

Exhibit C

Annex C

TAX RECEIVABLE AGREEMENT

by and among

[Amber GT Holdings], LLC

Caritas Therapeutics, LLC

[[Caritas], Inc.]1

and

And Future Members of Caritas Therapeutics, LLC
From Time to Time Party Hereto

Dated as of [●], 2021

[1]	Note to Draft: To be the name of ARYA Sciences Acquisition Corp IV following the Domestication.

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [●], 2021, is hereby entered into by and among Caritas, Inc., (f/k/a ARYA Sciences Acquisition Corp IV), a Delaware corporation (“PubCo”), Amicus GT Holdings, LLC, a Delaware limited liability company (“Amber GT”), Caritas Therapeutics, LLC, a Delaware limited liability company (“GT LLC”) (each, excluding PubCo and GT LLC, and each of the other persons from time to time that become a party hereto, a “TRA Party” and together, the “TRA Parties” and each TRA Party and PubCo, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, GT LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, prior to the consummation of the Caritas-PubCo Combination (as defined below), Amber GT formed GT LLC and contributed certain assets to GT LLC in exchange for GT LLC Units (the “Units”);

WHEREAS, on the date hereof, PubCo acquired common voting units in GT LLC in exchange for cash pursuant to the Business Combination Agreement, dated September [28], 2021 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”) by and among Amicus Therapeutics, Inc., a Delaware corporation (“Amber GT Parent”), PubCo, Amber GT and GT LLC (the transactions taken pursuant to the BCA, the “Caritas-PubCo Combination”);

WHEREAS, PubCo and Amber GT are the only members of GT LLC as of the date hereof;

WHEREAS, Article XIII of the LLC Agreement (as defined herein) provides each TRA Party a redemption right pursuant to which each TRA Party may cause GT LLC or PubCo (if PubCo so elects, in its sole discretion) to redeem or acquire, as the case may be, all or a portion of its Units from time to time for cash or, at PubCo’s option (as determined in PubCo’s sole discretion), shares of Class A Common Stock (each, a “Redemption”);

WHEREAS, GT LLC and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Basis Transaction (as defined herein) occurs; and

WHEREAS, the Parties desire to provide for certain payments and make certain arrangements with respect to certain tax benefits that may be derived by PubCo as the result of Basis Transactions and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.01        Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income taxes of PubCo as reported on its IRS Form 1120 (or any successor form) for such Taxable Year, and, without duplication, the portion of any liability for U.S. federal income taxes imposed directly on GT LLC (and GT LLC’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to PubCo under Section 704 of the Code and/or the Partnership Audit Rules (provided, that such amounts will be calculated excluding deductions of (and other effects of) state and local income taxes) and (ii) the product of the amount of the U.S. federal taxable income or gain for such Taxable Year reported on PubCo’s IRS Form 1120 (or any successor form) and the Assumed State and Local Tax Rate.

“Advisory Firm” means any law or accounting firm that is (i) nationally recognized as being an expert in tax matters and (ii) agreed to by PubCo and the TRA Parties.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person; provided that, for the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing, provided, however, that no member of the Parent Corporation Group (as defined in the LLC Agreement) shall be considered an Affiliate of any Non-Corporation Member (as defined in the LLC Agreement) for purposes hereof.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Amber GT Parent” is defined in the recitals to this Agreement.

“Assumed State and Local Tax Rate” means, the tax rate equal to the sum of the product of (i) GT LLC’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which GT LLC files income or franchise Tax Returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which GT LLC files income or franchise Tax Returns for each relevant Taxable Year, in each case, applicable to taxes payable on a pass-through basis; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed U.S. federal income tax benefit received by PubCo with respect to state and local jurisdiction income and franchise taxes (with such benefit calculated as the product of (a) PubCo’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)). At PubCo’s election, PubCo shall be entitled to determine the Assumed State and Local Tax Rate for a given Taxable Year as of January 1 of the relevant Taxable Year based on good faith estimates of its expected apportionment rates for such Taxable Year and on the tax rates in effect in relevant jurisdictions as of January 1 of the relevant Taxable Year.

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“Attributable” is defined in Section 3.01(b)(i) of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code.

“Basis Adjustment” means the increase or decrease to, or PubCo’s share of, the tax basis of the Reference Property under Section 732, 734(b), 743(b), 754, 755, or 1012 of the Code (or in each case, any similar provisions of state, local or foreign tax law) as a result of any Basis Transaction or payment made under this Agreement in respect of such Basis Transaction. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from a Basis Transaction is to be determined without regard to any Pre-Redemption Transaction and as if any Pre-Redemption Transaction had not occurred.

“Basis Schedule” is defined in Section 2.02 of this Agreement.

“Basis Transaction” means any (i) Redemption, (ii) transaction characterized under Section 707(a)(2)(B) of the Code as a sale by a TRA Party of Units or Reference Property or (iii) distribution (including a deemed distribution) by a member of the GT LLC Group to a TRA Party or another member of the GT LLC Group that results in a basis adjustment to a Reference Property under Section 734(b) or 732 of the Code.

“Basis Transaction Date” means the date of any Basis Transaction.

“BCA” is defined in the recitals of this Agreement.

“Board” means the board of directors of PubCo.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Caritas-PubCo Combination” is defined in the recitals to this Agreement.

“Change of Control” means any of the following:

(i)       the consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”) in which (a) PubCo is a constituent party or (b) a Subsidiary of PubCo is a constituent party, except any such Business Combination involving PubCo or a Subsidiary of PubCo in which the holders of shares of capital stock of PubCo outstanding immediately prior to such Business Combination continue to hold, or whose shares of capital stock of PubCo are converted into or exchanged for shares of capital stock that represent, immediately following such Business Combination, more than 50% of the combined voting power of the capital stock entitled to vote generally in the election of directors or other governing body, as the case may be, of (x) the surviving or resulting corporation or other entity or (y) if the surviving or resulting corporation or other entity is a wholly-owned subsidiary of another corporation or other entity immediately following such Business Combination, the parent corporation or other entity of such surviving or resulting corporation or other entity;

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(ii)       a sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, by PubCo or any Subsidiary of PubCo of all or substantially all of the assets of PubCo and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of PubCo if substantially all of the assets of PubCo and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, assignment, conveyance, transfer, lease or other disposition is to a directly or indirectly wholly-owned Subsidiary of PubCo;

(iii)       any Person or group of Persons acting together which would constitute a “group” for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto (a “Securities Group”), other than Amber GT or any Affiliate thereof, acquiring, holding or otherwise controlling more than 50% of the combined voting power of the capital stock of PubCo entitled to vote generally in the election of directors (including, for avoidance of doubt, acquiring, holding or otherwise controlling the right to cast all or a portion of the votes to which the Class B Common Stock is entitled pursuant to proxies, voting agreements or other voting arrangements from or with Amber GT or any of its Affiliates in accordance with the LLC Agreement); or

(iv)       the approval by the stockholders of PubCo of any plan or proposal for the liquidation or dissolution of PubCo.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (a) any indirect Change of Control of PubCo resulting from a change of control of Amber GT as a result of Amber GT or any of its Affiliates acting together with any Person or Persons constituting a Securities Group, (b) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and the Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions, (c) the consummation of any transaction or series of integrated transactions in which a TRA Party or an Affiliate of such TRA Party merges with PubCo or a Subsidiary of PubCo or (d) the direct or indirect distribution by Amber GT Parent of its retained beneficial interest in GT LLC by means of a spin-off or split-off to its shareholders (however evidenced or structured) or (e) a direct or indirect sale by Amber GT Parent of Units to any Person or Persons acting together to constitute a Securities Group to the extent such sale would cause a Change of Control.

“Class A Common Stock” means shares of Class A common stock of PubCo, par value $0.0001 per share.

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“Class B Common Stock” means the Class B common stock of PubCo, par value $0.0001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.01(b)(iii) of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 3.01(b)(viii) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Early Complete Termination” is defined in Section 4.01(b) of this Agreement.

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.01(b), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.01(c), the date of the applicable Material Breach and (iii) with respect to an early termination pursuant to Section 4.01(d), the date of the applicable Change of Control.

“Early Termination Reference Date” is defined in Section 4.02 of this Agreement.

“Early Termination Event” means (i) an Early Complete Termination to which Section 4.01(b) applies, (ii) a breach of this Agreement to which Section 4.01(c) applies and (iii) a Change of Control to which Section 4.01(d) applies.

“Early Termination Notice” is defined in Section 4.01(b) of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 300 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.08 of this Agreement.

“Extension Rate Interest” is defined in Section 3.01(b)(vii) of this Agreement.

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“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.01(a) of this Agreement and (ii) an Early Termination Payment is determined pursuant to Section 4.03(a) of this Agreement.

“GT LLC” is defined in the preamble of this Agreement.

“GT LLC Group” means GT LLC, each of its direct or indirect Subsidiaries, and each of their predecessors, successors and assigns.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (i) (A) the liability for U.S. federal income taxes of PubCo that would have been reported on its IRS Form 1120 (or any successor form) for such Taxable Year and (B) without duplication, the portion of any liability for U.S. federal income taxes that would have been imposed directly on GT LLC (and GT LLC’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to PubCo under Section 704 of the Code and/or the Partnership Audit Rules (in each case using the same methods, elections, conventions and similar practices used on the relevant PubCo Return, but (a) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using PubCo’s allocable share of such items determined by reference to the Non-Adjusted Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (b) excluding any deduction attributable to Imputed Interest for such Taxable Year) (provided, that such amounts will be calculated excluding deductions of (and other effects of) state and local income taxes) and (ii) the product of (x) the amount of the U.S. federal taxable income or gain calculated pursuant to clause (i)(A) for such Taxable Year multiplied by (y) the Assumed State and Local Tax Rate. For the avoidance of doubt, (1) Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of any Basis Adjustments or any Imputed Interest and (2) the basis of the Reference Property in the aggregate for purposes of determining the Hypothetical Tax Liability can never be less than zero.

“Imputed Interest” is defined in Section 3.01(b)(vi) of this Agreement.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.06(a) of this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof); provided, that at no time shall LIBOR be less than 0%. At the earliest of (i) the date that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, (ii) June 30, 2023 and (iii) the date on which the TRA Parties and PubCo mutually agree that it is appropriate to establish a replacement interest rate (a “Replacement Rate”), then PubCo and the TRA Parties shall establish a Replacement Rate, after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as mutually selected from time to time by PubCo and the TRA Parties. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended, with the consent of PubCo and the TRA Parties (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), as necessary or appropriate, in the reasonable judgment of PubCo and the TRA Parties to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as mutually determined by PubCo and the TRA Parties.

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“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of GT LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” means the Value of a Class A Share, as defined in the LLC Agreement.

“Material Breach” is defined in Section 4.01(c) of this Agreement.

“Maximum Rate” is defined in Section 7.12 of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Property at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-TRA Portion” is defined in Section 2.03(b) of this Agreement.

“Objection Notice” is defined in Section 2.04(a)(i) of this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as such provisions were amended by the Bipartisan Budget Act of 2015, and Treasury Regulations promulgated thereunder.

“Person” means an individual or a corporation, partnership, limited partnership, limited liability partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Pre-Redemption Transaction” means any transfer of one or more Units (including from the exercise of an option to acquire such Units) that occurs after the Caritas-PubCo Combination but prior to a Redemption of such Units and to which Section 743(b) of the Code applies.

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“PubCo Return” means the U.S. federal income Tax Return of PubCo filed with respect to any Taxable Year.

“Realized Tax Benefit” is defined in Section 3.01(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.01(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.08 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.08 of this Agreement.

“Redemption” is defined in the recitals to this Agreement.

“Reference Property” means an asset (i) that is held by GT LLC, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity for purposes of the applicable tax, at the time of, or immediately prior to, a Basis Transaction or (ii) the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in clause (i), including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Schedule” means any Tax Benefit Schedule and any Early Termination Schedule.

“Senior Obligations” is defined in Section 5.02 of this Agreement.

“Subsidiaries” means, (i) one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person, (ii) any partnership, limited liability company, joint venture or other entity of which the respective Person or any Subsidiary is a general partner, manager, managing member or the equivalent and (iii) in the case of GT LLC, any partnership (for U.S. federal and applicable state income tax purposes) resulting from the Co-Development and Commercialization Agreement, dated as of [●], 2021, by and between GT LLC and Amber GT Parent.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date of hereof.

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“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any regulatory or other authority with respect to tax matters.

“Termination Objection Notice” is defined in Section 4.02 of this Agreement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise.

“TRA Party” is defined in the recitals of this Agreement.

“TRA Portion” is defined in Section 2.03(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i)       (a) in each Taxable Year ending on or after such Early Termination Effective Date other than an Early Termination Effective Date due to a Change in Control, PubCo will have taxable income sufficient to use fully the deductions or other tax benefits available to it arising from any tax basis in any Reference Property and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, any tax basis in any Reference Property and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available and (b) in each Taxable year ending on or after such Early Termination Effective Date that is due to a Change in Control, PubCo will have taxable income in accordance with PubCo management’s preexisting projections (or, in the absence of such projections, as projected in good faith by PubCo’s management in a manner consistent with its projections for other purposes);

(ii)       the income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(iii)       all taxable income of PubCo will be subject to the sum of (a) the maximum applicable federal corporate tax rates plus (b) the Assumed State and Local Tax Rate for the Taxable Year in which the Early Termination Effective Date occurs for all relevant future Taxable Years;

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(iv)       any loss carryovers or carrybacks generated by any tax basis made available to PubCo in any Reference Property and Imputed Interest (including any such tax basis in any Reference Property and Imputed Interest generated as a result of payments made under this Agreement) and available as of the date of the Early Termination Schedule will be used by PubCo (a) with respect to an Early Termination Effective Date other than an Early Termination Effective Date due to a Change of Control, ratably in each Taxable Year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or, if such carryovers or carrybacks do not have an expiration date, over the fifteen (15)-year period after such carryovers or carrybacks were generated and (b) with respect to an Early Termination Effective Date that is due to a Change of Control, to the extent there is sufficient taxable income in such Taxable Year after taking into account any amortization pursuant to clause (i) above in accordance with PubCo management’s preexisting projections (or, in the absence of such projections, as projected in good faith by PubCo’s management in a manner consistent with its projections for other purposes);

(v)        with respect to an Early Termination Effective Date other than an Early Termination Effective Date due to a Change of Control, any non-amortizable assets will be disposed of for book value on the fifteenth (15th) anniversary of the earlier of (i) the applicable Basis Adjustment and (ii) the Early Termination Effective Date;

(vi)       if, on the Early Termination Effective Date, any TRA Party has Units that have not been Redeemed, then such Units shall be deemed to be Redeemed for the Market Value of the shares of Class A Common Stock that would be received by such TRA Party had such Units actually been Redeemed on the Early Termination Effective Date;

(vii)       any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

(viii)       with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.

Section 1.02        Rules of Construction. Unless otherwise specified herein:

(a)               The meanings of defined terms are equally applicable to both (i) the singular and plural forms and (ii) the active and passive forms of the defined terms.

(b)               For purposes of interpretation of this Agreement:

(i)                 The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

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(ii)              References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii)            References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv)             The term “including” is by way of example and not limitation.

(v)               The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)               Section (and subsection) headings, titles and subtitles herein are included for convenience of reference only and are not to be considered in construing this Agreement.

(e)               Unless otherwise expressly provided herein, (i) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Article II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01        Basis Adjustments; 754 Election.

(a)               Basis Adjustments. The Parties acknowledge and agree that, except as otherwise required by applicable law, the Parties shall treat (i) each Redemption as a direct purchase of Units by PubCo from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or foreign tax law) and (ii) each Basis Transaction as a transaction that gives rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

(b)               754 Election. PubCo shall cause GT LLC and any of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax law) for each Taxable Year. PubCo shall take commercially reasonable efforts to cause each Person in which GT LLC owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.

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Section 2.02        Basis Schedules. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of PubCo for each relevant Taxable Year, PubCo shall prepare and deliver to the TRA Parties a schedule showing, in reasonable detail, (a) the Non-Adjusted Tax Basis of the Reference Property as of each applicable Basis Transaction Date, (b) the Basis Adjustments to the Reference Property for such Taxable Year, calculated (i) in the aggregate and (ii) solely with respect to each applicable TRA Party, (c) the periods over which the Reference Property are amortizable or depreciable and (d) the period over which each Basis Adjustment is amortizable or depreciable (such schedule, a “Basis Schedule”). For the avoidance of doubt, the Basis Schedule shall reflect all changes in the bases of Reference Property arising other than from a Basis Adjustment (e.g., as the result of an audit). A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.04(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.04(b). All costs and expenses incurred in connection with the provision of the Basis Schedules or Tax Benefit Schedules under this Agreement shall be borne by GT LLC.

Section 2.03        Tax Benefit Schedules.

(a)               Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the filing of the PubCo Return for any Taxable Year for which there is a Realized Tax Benefit or Realized Tax Detriment, PubCo shall provide to the TRA Parties a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (ii) the calculation of any payment to be made to the TRA Parties pursuant to Article III with respect to such Taxable Year and (iii) all requested supporting information pursuant to Section 2.04(a) of this Agreement reasonably necessary to support the calculation of such payment (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(a)).

(b)               Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of PubCo for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to any Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state, local and foreign tax law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not attributable to a Basis Adjustment or Imputed Interest (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.03(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. Except with respect to the portion of any payment attributable to Imputed Interest, all Tax Benefit Payments and payments of Default Rate Interest (and including Extension Rate Interest) will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for PubCo beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year and into future Taxable Years, as appropriate.

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Section 2.04        Procedures, Amendments.

(a)               Procedure. Whenever PubCo delivers to the TRA Parties an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), Early Termination Schedule or amended Early Termination Schedule, PubCo shall also (x) deliver to the TRA Parties, at their request (and upon reasonable notice), any schedules, valuation reports and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow the TRA Parties and their respective advisors reasonable access at no cost to the appropriate representatives of each of PubCo and/or the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, PubCo shall ensure that any Tax Benefit Schedule that is delivered to the TRA Parties, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of PubCo for the relevant Taxable Year and the Hypothetical Tax Liability of PubCo for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. The applicable Schedule shall become final and binding on all Parties on the thirtieth (30th) calendar day after the TRA Parties receive such Schedule, unless:

(i)                 a TRA Party provides PubCo with notice prior to such thirtieth (30th) calendar day after receipt of such Schedule of a material objection, made in good faith, to such Schedule (“Objection Notice”); or

(ii)              each TRA Party provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from all TRA Parties is received by PubCo.

If the Parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days of receipt by PubCo of such Objection Notice, PubCo and the TRA Parties shall employ the Reconciliation Procedures.

(b)               Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by PubCo (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Parties, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (such amended Schedule, an “Amended Schedule”). PubCo shall provide any Amended Schedule to the TRA Parties within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.04(a).

(c)               LLC Agreement. This Agreement shall be treated as part of the partnership agreement of GT LLC as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

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Article III
TAX BENEFIT PAYMENTS

Section 3.01        Payments.

(a)               Except as provided in Section 3.02 and Section 3.03, within ten (10) Business Days of a Tax Benefit Schedule with respect to a Taxable Year becoming final in accordance with Section 2.04(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), PubCo shall pay to each relevant TRA Party the Tax Benefit Payment for such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by the applicable TRA Party to PubCo or as otherwise agreed by PubCo and the applicable TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments. The TRA Parties shall not be required under any circumstances to return any portion of any Tax Benefit Payment, Early Termination Payment or Default Rate Interest previously paid by PubCo to the TRA Parties.

(b)               Amount of Payments. A “Tax Benefit Payment” with respect to any TRA Party shall be an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Extension Rate Interest.

(i)                 Attributable. A Net Tax Benefit is “Attributable” to a TRA Party to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to a Basis Transaction undertaken by or with respect to such TRA Party.

(ii)              Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Party for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Party as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Party under this Section 3.01 (excluding payments attributable to Extension Rate Interest). For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit that is Attributable to a TRA Party as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made to such TRA Party, such TRA Party shall not be required to return any portion of any Tax Benefit Payment previously made by PubCo to such TRA Party.

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(iii)            Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv)             Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v)               Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi)             Imputed Interest. The principles of Sections 1272, 1274 or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state, local or foreign law, will apply to cause a portion of any Net Tax Benefit payable by PubCo to a TRA Party under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by PubCo to a TRA Party shall be excluded in determining the Hypothetical Tax Liability of PubCo for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii)          Extension Rate Interest. The “Extension Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest for a Taxable Year) will equal interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of PubCo for such Taxable Year until the date on which PubCo makes a timely Tax Benefit Payment to the TRA Party on or before the Final Payment Date as determined pursuant to Section 3.01(a).

(viii)        Default Rate Interest. In the event that PubCo does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Party on or before the Final Payment Date as determined pursuant to Section 3.01(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and the Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.01(a) until the date on which PubCo makes such Tax Benefit Payment to such TRA Party. For the avoidance of doubt, the amount of any Default Rate Interest as determined with respect to any Net Tax Benefit payable by PubCo to a TRA Party shall be included in determining the Hypothetical Tax Liability of PubCo for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

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(c)               Interest. The provisions of Section 3.01(b) are intended to operate so that interest will effectively accrue for any Taxable Year as follows:

(i)                 first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Basis Transaction Date until the due date (without extensions) for filing the U.S. federal income Tax Return of PubCo for such Taxable Year);

(ii)              second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without extensions) for filing the U.S. federal income Tax Return of PubCo for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.01(a)); and

(iii)            third, at the Default Rate in respect of any Default Rate Interest (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.01(a) until the date on which PubCo makes the relevant Tax Benefit Payment to a TRA Party).

(d)               The Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Basis Transaction that may be subject to this Agreement, the timing, amount and aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

Section 3.02        No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03        Pro-Ration of Payments as Among the TRA Parties.

(a)               Insufficient Taxable Income. Notwithstanding anything in Section 3.01(b) to the contrary, if the aggregate potential tax benefit of PubCo as calculated with respect to the Basis Adjustments and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because PubCo does not have sufficient actual taxable income to utilize available deductions fully in such Taxable Year, then the tax benefit for PubCo actually utilized in such Taxable Year shall be allocated among the relevant TRA Parties in proportion to the respective Tax Benefit Payment that would have been payable if PubCo had sufficient taxable income such that there was no limitation.

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(b)               Late Payments. If for any reason PubCo is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.01 and PubCo and other Parties agree that (i) PubCo shall pay the Tax Benefit Payments (and any applicable Default Rate Interest) due in respect of such Taxable Year to each relevant TRA Party pro rata in accordance with the principles of Section 3.03(a) and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all relevant TRA Parties in respect of all prior Taxable Years have been made in full.

(c)               Excess Payment. To the extent PubCo makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.01(a) of this Agreement (taking into account Section 3.02 and Section 3.03) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (a) such TRA Party shall not receive further payments under Section 3.01(a) until such TRA Party has foregone an amount of payments equal to such excess and (b) PubCo will pay the amount of such TRA Party’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.01(a) (taking into account Section 3.02 and Section 3.03) in the amount it would have received if there had been no excess payment to such TRA Party.

Article IV
TERMINATION

Section 4.01        Termination, Breach of Agreement, Change of Control.

(a)               General. This Agreement shall terminate at the time that there is no potential for any future Tax Benefit Payments to be made to the TRA Parties under this Agreement.

(b)               Early Complete Termination. PubCo may elect to terminate this Agreement (an “Early Complete Termination”) by (i) delivering to the TRA Parties notice of its intention to exercise such right (“Early Termination Notice”) and (ii) paying to the TRA Parties (1) the Early Termination Payment, (2) any Tax Benefit Payment and Default Rate Interest agreed to by PubCo and the TRA Parties as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Effective Date (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment).

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(c)               Material Breach. In the event that PubCo breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise (“Material Breach”), then all obligations hereunder shall be accelerated and PubCo shall pay to the TRA Parties (i) the Early Termination Payment, (ii) any Tax Benefit Payment and Default Rate Interest agreed to by PubCo and the TRA Parties as due and payable, but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Effective Date (except to the extent that any amounts described in clauses (ii) or (iii) are included in the Early Termination Payment). Notwithstanding the foregoing, in the event that PubCo breaches this Agreement and such breach is a Material Breach, the TRA Parties shall be entitled to elect to receive the amounts set forth in (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The Parties agree that the failure to make any payment pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed a Material Breach for all purposes of this Agreement, and that it will not be considered to be a Material Breach to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due, provided that the interest provisions of Section 5.01 shall apply to such late payment (unless PubCo does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.01 shall apply, but the Default Rate shall be replaced by the Agreed Rate), provided further that in the event that payment is not made within three (3) months of the date such payment is due, a TRA Party shall be required to give written notice to PubCo that PubCo has breached its material obligations, and so long as such payment is made within ten (10) Business Days of the delivery of such notice to PubCo, PubCo shall no longer be deemed to be in Material Breach of its obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if PubCo fails to make any Tax Benefit Payment when due to the extent that PubCo has insufficient funds to make such payment; provided, (x) PubCo has used reasonable efforts to obtain such funds and (y) the interest provisions of Section 5.01 shall apply to such late payment (unless PubCo does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.02 shall apply); provided, further, that PubCo shall promptly (and in any event, within ten (10) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that PubCo has, and to the extent PubCo has, sufficient funds to make such payment, and the failure of PubCo to do so shall constitute a breach of this Agreement. For the avoidance of doubt, (i) all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, PubCo shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon and (ii) the immediately preceding sentence of this Section 4.01(c) shall not apply to any payments due pursuant to an election by a TRA Party for the acceleration upon a Change of Control contemplated by Section 4.01(d).

(d)               Change of Control. In the event of a Change of Control, then all obligations hereunder shall be accelerated and PubCo shall pay to the TRA Parties (i) the Early Termination Payment, (ii) any Tax Benefit Payment and Default Rate Interest agreed to by PubCo and the TRA Parties as due and payable but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Effective Date (except to the extent that any amounts described in clauses (ii) or (iii) are included in the Early Termination Payment).

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Section 4.02        Early Termination Schedule. In the event of a Change of Control or a Material Breach, PubCo shall deliver to the TRA Parties, as soon as reasonably practical, and in the case of an Early Complete Termination, contemporaneously with the Early Termination Notice, a Schedule (the “Early Termination Schedule”) showing in reasonable detail the information required or requested pursuant to the first sentence of Section 2.03 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all Parties unless a TRA Party, within thirty (30) calendar days after receiving the Early Termination Schedule, provides PubCo with notice of a material objection to such Schedule made in good faith (“Termination Objection Notice”). If the Parties for any reason are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by PubCo of the Termination Objection Notice, PubCo and the TRA Parties shall employ the Reconciliation Procedures. The date on which such Early Termination Schedule becomes final shall be the “Early Termination Reference Date”.

Section 4.03        Payment upon Early Termination.

(a)               Timing of Payment. Within ten (10) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of any Early Termination Payment), PubCo shall pay to each relevant TRA Party an amount equal to the Early Termination Payment for such TRA Party and any other payment required to be made pursuant to Section 4.01(b), Section 4.01(c) and Section 4.01(d). Such payment shall be made by wire transfer of immediately available funds to a bank account designated in writing by the applicable TRA Party to PubCo or as otherwise agreed by PubCo and the TRA Party.

(b)               Amount of Payment. The “Early Termination Payment,” as of the Early Termination Effective Date, shall equal with respect to the relevant TRA Party the present value, discounted at the Early Termination Rate as of the applicable Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by PubCo to such TRA Party beginning from the Early Termination Effective Date, applying the Valuation Assumptions. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Early Termination Event all Tax Benefit Payments would be paid on the due date (without extensions) for filing the PubCo Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures.

Article V
LATE PAYMENTS, ETC.

Section 5.01        Late Payments by PubCo. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment that is required to be made by PubCo to the TRA Parties under this Agreement but is not made by the applicable Final Payment Date shall be payable together with any interest thereon, computed at the Default Rate and commencing from the applicable Final Payment Date.

Section 5.02        Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by PubCo to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money (whether secured or unsecured, whether senior or subordinated and whether evidenced by bonds, notes or other debt instruments) of PubCo and any of its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of PubCo that are not Senior Obligations.

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Article VI
CONSISTENCY; COOPERATION

Section 6.01        The TRA Parties’ Participation in PubCo Tax Matters. Except as otherwise provided herein or in the LLC Agreement, PubCo shall have full responsibility for, and sole discretion over, all tax matters concerning PubCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, and certain tax matters concerning GT LLC. Notwithstanding the foregoing, (i) PubCo shall promptly notify the TRA Parties of, and keep the TRA Parties reasonably informed with respect to, the portion of any audit of PubCo or GT LLC by a Taxing Authority the outcome of which is reasonably expected to materially affect any TRA Party’s rights and obligations under this Agreement and (ii) for so long as Amber GT (or any of its Affiliates) is a party to this Agreement, Amber GT (or such Affiliate) shall have the right to participate in and to monitor at its own expense (but not to control) any portion of any audit of PubCo or GT LLC by a Taxing Authority the outcome of which is reasonably expected to materially affect Amber GT’s (or such Affiliate’s) rights and obligations under this Agreement and PubCo shall (A) provide to Amber GT (or such Affiliate) reasonable opportunity to provide information and other input to PubCo and its advisors concerning the conduct of any such portion of such audit and (B) not settle or fail to contest any issue in any such portion of such audit without the prior written consent of Amber GT (or such Affiliate), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that PubCo shall not be required to take any action in connection with such audit that is inconsistent with any provision of this Agreement or the LLC Agreement. For the avoidance of doubt, to the extent a TRA Party became a party to this Agreement pursuant to Section 7.06, such TRA Party shall not have any right to participate in any audit under this Section 6.01.

Section 6.02        Consistency. PubCo and each TRA Party agrees to report and cause to be reported for all purposes, including U.S. federal, state and local tax purposes and financial reporting purposes, all tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by PubCo in any Schedule required to be provided by or on behalf of PubCo under this Agreement unless otherwise required by law. PubCo shall (and shall cause GT LLC and its Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.03        Cooperation. Each of PubCo, GT LLC and the TRA Parties shall (i) furnish to the other Parties in a timely manner such information, documents and other materials as (A) the other Parties may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority in respect of the matters covered by this Agreement or (B) in the case of any proposed assignment by Amber GT (or any of its Affiliates that is a party to this Agreement) in accordance with Section 7.06(a), the applicable TRA Party may reasonably request in connection with such assignment (provided that Amber GT and its Affiliates, collectively, may only make one request pursuant to this clause (B) within a given calendar year), (ii) make itself reasonably available to the other Parties and their respective representatives to provide explanations of documents and materials and such other information as the requesting Parties or their respective representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the requesting Party shall reimburse the other Parties for any reasonable and documented third party costs and expenses incurred pursuant to this Section 6.03.

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Article VII
MISCELLANEOUS

Section 7.01        Notices.

(a)               Any notice, requests, claims, demands and other communications hereunder shall be sent in writing and shall be deemed to have been duly given by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to PubCo or GT LLC, to:

[[•]
Email:]2

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:   Jonathan L. Davis, P.C., Sara B. Zablotney, P.C. & Ryan Brissette

Email:  jonathan.davis@kirkland.com; szablotney@kirkland.com;

ryan.brissette@kirkland.com

If to Amber GT, to:

c/o [Amber], Inc.

3675 Market Street

Philadelphia, PA 19104

Attn:  Chief Legal Officer
Email: gcoffice@amicusrx.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn:  Graham Robinson, Katherine D. Ashley & David Rievman
Email:  graham.robinson@skadden.com; katherine.ashley@skadden.com;

david.rievman@skadden.com

[2]	Note to Draft: Parties to confirm notice information.

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If to any other TRA Party, to the address or e-mail address specified on such TRA Party’s signature page to the applicable Joinder.

Any Party may change its contact information by giving the other Parties written notice of its new contact information in the manner set forth above.

Section 7.02        Counterparts; Electronic Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart hereof in .pdf format via email shall be effective as delivery of an original counterpart hereof.

Section 7.03        Entire Agreement; Third Party Beneficiaries. This Agreement, together with any exhibits and schedules attached hereto, sets forth the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.04        Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as inducement to enter into this Agreement), shall be governed by, and construed and enforced in accordance with, the laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of laws principles thereof.

Section 7.05        Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06        Assignment; Amendments; Successors; Waivers.

(a)               Assignment. No TRA Party may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payment under this Agreement, to any Person without the prior written consent of PubCo, which consent may be withheld in PubCo’s reasonable discretion, and without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, however, that to the extent any TRA Party sells, exchanges, distributes or otherwise transfers Units to any Person (other than PubCo or GT LLC) in accordance with the terms of the LLC Agreement, such TRA Party shall have the option to assign (which assignment shall not, for the avoidance of doubt, be subject to PubCo’s consent) to the transferee of such Units its rights under this Agreement with respect to such transferred Units. Notwithstanding the immediately preceding sentence, from and after such time as a TRA Party has transferred Units to PubCo or GT LLC in accordance with the terms of the LLC Agreement, such TRA Party may assign (which assignment shall not, for the avoidance of doubt, be subject to PubCo’s consent) its rights hereunder to any Person that satisfies the Joinder Requirement, provided that such TRA Party has first offered to assign such rights to PubCo and PubCo has declined such offer (provided, that if PubCo fails to affirmatively accept or decline such offer within ten (10) Business Days, PubCo shall be deemed to have declined such offer). PubCo may not assign any of its rights or obligations under this Agreement to any Person without the prior written consent of the TRA Parties (which consent may be withheld in their reasonable discretion), and any purported assignment without such consent shall be null and void. The transferee and transferor of any Transfer permitted pursuant to the terms and conditions of this Section 7.06 shall ensure that PubCo is provided with a copy (which may be by PDF) of the fully executed instrument of Transfer, which instrument must clearly identify the name of the transferor and transferee and the number of Units being transferred, within five (5) days of the effective date of such Transfer. Any Transfer, or attempted Transfer in violation of this Agreement, including any failure of a purported transferee to enter into a Joinder to this Agreement or to provide any forms or other information to the extent required hereunder, shall be null and void, and shall not bind or be recognized by PubCo or the TRA Parties. PubCo shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights is permitted pursuant to the terms and conditions of this Section 7.06 and has been recorded on the books of PubCo.

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(b)               Amendments. This Agreement cannot be amended, supplemented or modified, except by a writing signed by each of PubCo and the TRA Parties.

(c)               Successors. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place.

(d)               Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have be given. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.

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Section 7.07        Exclusive Jurisdiction; Waiver of Jury Trial.

(a)               Except for Reconciliation Disputes subject to Section 7.08, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware). Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause thereof against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (1) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 7.07 for any reason, (2) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action or cause thereof in any such court is brought against such Party in an inconvenient forum, (2) the venue of such Action or cause thereof against such Party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 7.01 shall be effective service of process for any such Action, demand, or cause thereof.

(b)               EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  7.07(b).

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Section 7.08        Reconciliation. In the event that PubCo and any of the TRA Parties are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.04 or Section 4.02 within the relevant period designated in this Agreement, or any other disagreement regarding the calculation of Tax Benefit Payments, the treatment of transactions for tax purposes or any similar matter the resolution of which requires substantial tax expertise (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted by the applicable Parties for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the applicable Parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or the TRA Parties or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within fifteen (15) calendar days after any of the applicable Parties have provided the other applicable Parties with written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days, or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses related to the engagement of such Expert or amending any Tax Return shall be borne by PubCo, except as provided in the next sentence. Each of PubCo and the applicable TRA Parties shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.08 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.08 shall be binding on PubCo and the applicable TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.09        Withholding. PubCo shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as PubCo reasonably believes it is required to deduct and withhold as a result of the execution of this Agreement or with respect to the making of such payment, in each case, under the Code, or any provision of state, local or foreign tax law, provided that PubCo shall have first notified the applicable TRA Party of its intent to deduct or withhold, and PubCo and the applicable TRA Party shall have discussed in good faith whether such taxes can be mitigated to the extent permitted under applicable law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by PubCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Party in respect of whom the deduction and withholding was made. PubCo shall provide evidence of such payment to the TRA Parties to the extent that such evidence is available. Each TRA Party shall promptly provide PubCo with any applicable tax forms and certifications reasonably requested by PubCo in connection with determining whether any such deductions and withholdings are required by applicable law.

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Section 7.10        Affiliated Corporations; Admission of PubCo into a Consolidated Group; Transfers of Corporate Assets.

(a)               If PubCo is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or a similar provision of state or local law (other than if PubCo becomes a member of such a group as a result of a Change of Control, in which case the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole and (ii) Tax Benefit Payments and Early Termination Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)               If any Person, the income of which is included in the income of PubCo’s affiliated or consolidated group, transfers one or more assets to a corporation or any Person treated as such for tax purposes with which such entity does not file a consolidated Tax Return pursuant to Section 1501 et seq. of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of PubCo’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s-length basis with an unrelated third party. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if PubCo or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.10(b).

Section 7.11        Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to PubCo) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect and shall not apply to any Basis Transactions occurring after a date specified by such TRA Party, or may be amended in a manner reasonably determined by such TRA Party, provided that such amendment shall not result in an increase in any payments owed by PubCo under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

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Section 7.12        Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to PubCo. In determining whether the interest contracted for, charged or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by PubCo to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.13        Independent Nature of Rights and Obligations. The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than PubCo). The obligations of a TRA Party hereunder are solely for the benefit of, and shall be enforceable solely by, PubCo. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and PubCo acknowledges that the TRA Parties are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signatures pages follow]

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PUBCO:

[CARITAS], INC.

By:
Name:
Title:

GT LLC:

CARITAS THERAPEUTICS, LLC

By:
Name:
Title:

[AMBER GT]:

[GT HOLDINGS,] LLC

By:
Name:
Title:

[Signature page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [•], 20__ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among [Caritas], Inc., (f/k/a ARYA Sciences Acquisition Corp IV), a Delaware corporation (“PubCo”), [Amber GT Holdings], LLC, a Delaware limited liability company, Caritas Therapeutics, LLC, a Delaware limited liability company and each of the TRA Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.       Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to PubCo that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Party.

2.       Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to PubCo, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement and a Party thereto, with all of the rights, privileges and responsibilities of a TRA Party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.       Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.       Address. All notices under the Tax Receivable Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[Exhibit A]

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

[Amber GT Holdings, LLC]

By:
Name:
Title:

[Exhibit A]

Exhibit D

Form of Director Nomination Agreement

Exhibit D

Final Form

CARITAS THERAPEUTICS, INC.

FORM OF DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made and entered into as of [•], 202[•], by and among Caritas Therapeutics, Inc., a Delaware corporation (formerly known as ARYA Sciences Acquisition Corp IV) (the “Company”), ARYA Sciences Holdings IV, a Cayman Islands exempted company (“ARYA Sponsor”), and Amicus Therapeutics, Inc., a Delaware corporation (“Amber GT Parent”). Each of Amber GT Parent, ARYA Sponsor, and any of their respective permitted assigns, are referred to herein as a “Stockholder”. Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Business Combination Agreement.

WHEREAS, (i) pursuant to the Business Combination Agreement, Amber GT Parent is entitled to designate two (2) individuals, one of whom will be a Class I director and the other a Class II director, to serve as members of the board of directors of the Company (the “Board”) at the Effective Time (the “Initial Amber GT Parent Designees”) and (ii) from and after the Effective Time, the parties hereto desire to provide Amber GT Parent certain ongoing director nomination rights, in each case, on the terms and conditions set forth herein; and

WHEREAS, (i) pursuant to the Business Combination Agreement, ARYA Sponsor is entitled to designate one (1) individual to serve as a Class III director of the Board at the Effective Time (the “Initial ARYA Sponsor Designee”) and (ii) from and after the Effective Time, the parties hereto desire to provide ARYA Sponsor certain ongoing director nomination rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.             Board of Directors.

(a)          (i) From and after the Effective Time and until the Amber 15% Stockholder Termination Event shall have occurred, Amber GT Parent shall have the right to designate one (1) Designee to be appointed or nominated, as the case may be, as a Class I director of the Board and one (1) Designee to be appointed or nominated, as the case may be, as a Class II director of the Board (or, if the Board does not contain classes, two (2) individuals to be appointed or nominated, as the case may be, to the Board), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of such Directors classes, and the Company shall, as promptly as practicable, take all necessary and reasonably desirable actions within its control (including, without limitation, nominating such Designee as a Director, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies in favor of such Designees), such that there is one (1) Amber GT Parent Designee serving as a Class I director on the Board and one (1) Amber GT Parent Designee serving as a Class II director on the Board (or, if the Board does not contain classes, two (2) Amber GT Parent Designees serving as members of the Board) at all times prior to the occurrence of the Amber 15% Stockholder Termination Event and (ii) from and after the time that an Amber 15% Stockholder Termination Event has occurred and until the Amber 5% Stockholder Termination Event shall have occurred, Amber GT Parent shall have the right to designate one (1) Designee to be appointed or nominated, as the case may be, as a Class II director of the Board (or, if the Board does not contain classes, one (1) Amber GT Parent Designee serving as a member of the Board), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and reasonably desirable actions within its control (including, without limitation, nominating such Designee as a Director, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies in favor of such Designee), such that there is one (1) Amber GT Parent Designee serving as a Class II director on the Board (or, if the Board does not contain classes, one (1) Amber GT Parent Designee serving as member of the Board) at all times prior to the occurrence of the Amber 5% Stockholder Termination Event. If (A) a vacancy on the Board occurs because of the death, disability, disqualification, resignation or removal of an Amber GT Parent Director and (B) Amber GT Parent has the right to designate such Director seat pursuant to this Agreement, then Amber GT Parent shall be entitled to designate a Designee to replace the Amber GT Parent Director that vacated the Board due to death, disability, disqualification, resignation or removal, and the Company will, within ten (10) Business Days of such designation of such Designee, take all necessary and reasonably desirable actions within its control such that such vacancy shall be filled with such replacement Designee. Notwithstanding anything to the contrary, any Director position vacated by an Amber GT Parent Director because of such Director’s death, disability, disqualification, resignation or removal shall not be filled pending any such designation and appointment by Amber GT Parent unless Amber GT Parent fails to designate a Designee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, in which case after such thirty- (30-) day period, the Company may nominate or appoint a designee who may serve as a Director only until, subject to no Amber 15% Stockholder Termination Event or Amber 5% Stockholder Termination Event, as applicable, having occurred as of such time, Amber GT Parent designates a Designee in accordance with the terms hereof (provided that the Company may, in its discretion, fill such vacant Director seat and instead increase the size of the Board and appoint such Designee to fill the vacant Director resulting from such increase in the size of the Board, with, if the Board has classes as of such time, such Designee being in the same class of Directors that he or she would have been entitled to fill).

(b)         From and after the Effective Time and until the ARYA Stockholder Termination Event shall have occurred, ARYA Sponsor shall have the right to designate one (1) Designee to be appointed or nominated, as the case may be, as a Class III director of the Board (or, if the Board does not contain classes, one individual to be appointed or nominated, as the case may be, to the Board), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of such Director class, and the Company shall, as promptly as practicable, take all necessary and reasonably desirable actions within its control (including, without limitation, nominating such Designee as a Director, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies in favor of such Designees), such that there is one (1) ARYA Sponsor Designee serving as a Class III director on the Board (or, if the Board does not contain classes, one (1) ARYA Sponsor Designee serving as member of the Board) at all times prior to the occurrence of the ARYA Stockholder Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation or removal of the ARYA Sponsor Director and (ii) ARYA Sponsor has the right to designate such Director seat pursuant to this Agreement, then ARYA Sponsor shall be entitled to designate a Designee to replace the ARYA Sponsor Director that vacated the Board due to death, disability, disqualification, resignation or removal, and the Company will, within ten (10) Business Days of such designation of such Designee, take all necessary and reasonably desirable actions within its control such that such vacancy shall be filled with such replacement Designee. Notwithstanding anything to the contrary, the Director position vacated by the ARYA Sponsor Director because of such Director’s death, disability, disqualification, resignation or removal, shall not be filled pending such any such designation and appointment by ARYA Sponsor unless ARYA Sponsor fails to designate a Designee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, in which case after such thirty- (30-) day period, the Company may nominate or appoint a designee who may serve as a Director only until, subject to no ARYA Stockholder Termination Event having occurred as of such time, ARYA Sponsor designates a Designee in accordance with the terms hereof (provided that the Company may, in its discretion, fill such vacant Director seat and instead increase the size of the Board and appoint such Designee to fill the vacant Director resulting from such increase in the size of the Board, with, if the Board has classes as of such time, such Designee being in the same class of Directors that he or she would have been entitled to fill).

(c)          If a Designee is entitled to serve on the Board pursuant to Section 1(a) or Section 1(b), the Company shall take all necessary and reasonably desirable actions within its control in connection with the nomination, appointment, election or re-election of such Designee, as the case may be, to ensure that (i) the Designee is included in the Board’s slate of nominees to the stockholders of the Company for the applicable election of Directors and (ii) the Designee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the applicable meeting of the stockholders of the Company called with respect to the election of the applicable class of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the applicable election of the applicable class of Directors.

(d)         If a Designee entitled to serve on the Board pursuant to Section 1(a) or Section 1(b) is not elected or appointed because of such Designee’s death, disability, disqualification, withdrawal as a nominee for election to the Board or for any other reason (and such Designee is not replaced as a Designee pursuant to the applicable terms of Section 1(a) or Section 1(b) above), (i) the applicable Stockholder(s) shall, for so long as such Stockholder is entitled to appoint or nominate such Designee pursuant to Section 1(a) or Section 1(b), be entitled to promptly designate a replacement Designee, and (ii) the Company will, within ten (10) Business Days of such designation, take all necessary and reasonably desirable actions within its control such that such replacement Designee is elected or appointed as a Director the Company. Notwithstanding anything to the contrary, the Director position for which such original Designee was designated shall not be filled pending such designation and appointment or election, as applicable, unless the applicable Stockholder(s) shall fail to designate such replacement Designee within thirty (30) days after receipt of written notice from the Company notifying such Stockholder that such Designee was not elected, and after such thirty- (30-) day period, the Company may appoint or nominate, as the case may be, a successor designee who may serve as a Director only, subject to no applicable Stockholder Termination Event having occurred, until the applicable Stockholder(s) shall designate a replacement Designee in accordance with the terms hereof (provided that the Company may, in its discretion, fill such vacant Director seat and instead increase the size of the Board and appoint such Designee to fill the vacant Director resulting from such increase in the size of the Board, with, if the Board has classes as of such time, such Designee being in the same class of Directors that he or she would have been entitled to fill).

(e)          In accordance with the Bylaws, the Company may from time to time by resolution establish and maintain one or more committees of the Board, with each committee to consist of one (1) or more Directors. To the extent feasible, the Company shall notify ARYA Sponsor and Amber GT Parent in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by ARYA Sponsor or Amber GT Parent, the Company shall take all necessary steps to cause at least one (1) Stockholder Director as requested by Amber GT Parent and one (1) Stockholder Director as requested by ARYA Sponsor to each be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed; provided, that the foregoing sentence shall not apply, with respect to any Stockholder, to any special committee of the Board established specifically for the purpose of evaluating a transaction or other corporate action involving such Stockholder or to the extent the appointment of such individual to such committee would, as reasonably determined by the Company, result in any other conflict or potential conflict of interest.

(f)          From and after the Effective Time, (i) until the Amber 5% Stockholder Termination Event occurs, the Company shall take all necessary and reasonably desirable actions within its control to cause one (1) Amber GT Parent Director as requested in writing by Amber GT Parent to be appointed as a member of the compensation committee, the audit committee or the nominating committee of the Board and (ii) until the ARYA Stockholder Termination Event occurs the Company shall take all necessary or reasonably desirable actions within its control to cause one (1) ARYA Sponsor Director as requested in writing by ARYA Sponsor to be appointed as a member the compensation committee, the audit committee or the nominating committee of the Board, unless in the case of any request made pursuant to clause (i) or (ii) above, such designation would violate any legal restriction on such committee’s composition or the rules and regulations of Nasdaq or any other any applicable exchange on which the Company’s securities may be listed.

(g)         The Company shall pay all reasonable, documented and out-of-pocket expenses incurred by each Stockholder Director in connection with his or her service as a Director or as a member of the board of directors (or other similar governing body) of any Subsidiary of the Company, including, but not limited to, attending meetings or events attended on behalf of the Company at the Company’s request.

(h)         The Company shall, for so long as any Designee serves as a Director, maintain directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary; provided, that upon such Stockholder Director ceasing to serve as a Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Stockholder Director for a period of not less than six (6) years from the time at which such director ceases to serve as a Director in respect of any act or omission of such Stockholder Director occurring at or prior to such cessation of service.

(i)          For so long as any Stockholder Director serves as a Director, the Company (i) shall provide such Stockholder Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors; provided, that any Stockholder Director who is also an employee of the applicable Stockholder (or its Affiliates) may elect not to receive any standard director fees paid by the Company to Directors, and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Stockholder Director as and to the extent consistent with applicable law, including, but not limited to, Article VII of the Certificate of Incorporation and Article VII of the Bylaws (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document), (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j)          Any Designee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check, consistent with the Company’s corporate governance policies as in effect at the applicable time. Based on the foregoing and to the extent consistent with the Company’s corporate governance policies as in effect at the applicable time, the Company may reasonably object to any Designee (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such Designee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such Designee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such Designee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such Designee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such Designee was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds the Designee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to the identified director, the applicable Stockholder shall be entitled to propose a different Designee to the Board within thirty (30) days of the Company’s notice to such Stockholder of its objection to the Designee and such replacement Designee shall be subject to the review process outlined above.

Section 2.             Definitions.

“Action” has the meaning set forth in Section 11(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding anything to the contrary herein, the Affiliates of the ARYA Sponsor shall be deemed to include Perceptive Advisors LLC, a Delaware limited liability company, and its Affiliates (including, for the avoidance of doubt, the Perceptive PIPE Investor).

“Agreement” has the meaning set forth in the preamble.

“Amber 5% Stockholder Termination Event” means the first time following the Effective Time at which Amber GT Parent and its Affiliates Beneficially Own less than five percent (5%) of the total number of Voting Interests issued and outstanding.

“Amber 15% Stockholder Termination Event” means the first time following the Effective Time at which Amber GT Parent and its Affiliates Beneficially Own less than fifteen percent (15%) of the total number of Voting Interests issued and outstanding.

“Amber GT Parent” has the meaning set forth in the preamble.

“Amber GT Parent Designee” means a Designee of the Amber GT Parent for the purpose of nomination to the Board.

“Amber GT Parent Director” means a Designee of Amber GT Parent that has been elected, appointed or is otherwise serving as a Director.

“ARYA Sponsor” has the meaning set forth in the preamble.

“ARYA Sponsor Designee” means a Designee of ARYA Sponsor for the purpose of nomination to the Board.

“ARYA Sponsor Director” means a Designee of the ARYA Sponsor that has been elected, appointed or is otherwise serving as a Director.

“ARYA Stockholder Termination Event” means the first time following the Effective Time at which ARYA Sponsor and its Affiliates Beneficially Own less than five percent (5%) of the total number of Voting Interests issued and outstanding.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in the preamble.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of September 29, 2021, by and among the Company, Amber GT Parent, Amicus GT Holdings, LLC, a Delaware limited liability company, and Caritas Therapeutics, LLC, a Delaware limited liability company, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect at the Effective Time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect immediately following the Effective Time, as the same may be amended and restated, supplemented or otherwise modified from time to time.

“Company” has the meaning set forth in the preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Designee” means an individual designated by a Stockholder for the purpose of nomination to the Board by the Company pursuant to the Business Combination Agreement prior to the Effective Time or this Agreement at or after the Effective Time. For the avoidance of doubt, the Initial Amber GT Parent Designees and the Initial ARYA Designees shall constitute Designees of Amber GT Parent and ARYA Sponsor, respectively, at the Effective Time for all purposes under this Agreement.

“Director” means any individual then serving as a member of the Board.

“Effective Time” means the time immediately after the Closing on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Amber GT Parent Designees” has the meaning set forth in the preamble.

“Initial ARYA Sponsor Designee” has the meaning set forth in the preamble.

“Nasdaq” means the The Nasdaq Stock Market LLC.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“SEC” means the Securities and Exchange Commission.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Director” means an Amber GT Parent Director or the ARYA Sponsor Director, as applicable.

“Stockholder Termination Event” means the occurrence of any of the Amber 5% Stockholder Termination Event, the Amber 15% Stockholder Termination Event or the ARYA Stockholder Termination Event.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Voting Interests.

“Voting Interests” means the Class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share, all considered together as a single class.

Section 3.             Assignment; Binding Effect. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto; provided, that Amber GT Parent or ARYA Sponsor may assign, in whole, but not in part, this Agreement without the prior written consent of any other parties hereto to any of its Affiliates that Beneficially Own Voting Interests, so long as the applicable assignee executes a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, pursuant to which such assignee agrees to be bound by the terms hereof as though such assignee were Amber GT Parent or the ARYA Sponsor, as the case may be. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 4.             Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.             Notices. Any notice, requests, claims, demands and other communications hereunder shall be sent in writing and shall be deemed to have been duly given by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to the Company, to:

3675 Market Street,
Philadelphia, PA 19104
Attn:	John F. Crowley
Email:	[●]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:	Jonathan L. Davis, P.C.
Ryan Brissette
Email:	jonathan.davis@kirkland.com
ryan.brissette@kirkland.com

If to Amber GT Parent, to:

Amicus Therapeutics, Inc.
3675 Market Street,
Philadelphia, PA 19104
Attn: Chief Legal Officer
Email: gcoffice@amicusrx.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attn:	Graham Robinson
Katherine D. Ashley
Email:	graham.robinson@skadden.com
katherine.ashley@skadden.com

If to ARYA Sponsor, to:

c/o ARYA Science Acquisition Corp IV
51 Astor Place, 10th Floor
New York, NY 10003
Attn:	Adam Stone
Michael Altman
Doug Giordano
Konstantin Poukalov
Email:	adam@perceptivelife.com
michael@perceptivelife.com
Doug@perceptivelife.com
Konstantin@perceptivelife.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:	Jonathan L. Davis, P.C.
Ryan Brissette
Email:	jonathan.davis@kirkland.com
ryan.brissette@kirkland.com

Section 6.             Adjustments. If, and as often as, there are any changes in the Voting Interests by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other similar means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Voting Interests as so changed.

Section 7.             No Presumption Against Drafting Party. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel in connection with this Agreement and the transactions contemplated hereby. This Agreement creates no fiduciary or other special relationship between the parties hereto, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 8.             No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that, each Stockholder Director shall be an express third-party beneficiary of the provisions in Sections 1(g)–(i) and shall be entitled to enforce such provisions as though such Stockholder Director was a party hereto.

Section 9.            Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement (including any of the closing deliverables contemplated hereby) by email or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.           Governing Law.

(a)          This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or any of the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby (including any claim or cause of action based upon, arising out of related to any of the transactions contemplated hereby or any of the transactions contemplated thereby or as inducement to enter into this Agreement), shall be construed and enforced in accordance with and governed by the Laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of Laws principles thereof.

(b)          Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware, and then, if such federal court declines to accept jurisdiction, any state or federal court within New York, New York), for the purposes of any Action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause thereof against such party (x) arising under this Agreement or (y) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (i) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 10(a) for any reason, (ii) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the Action or cause thereof in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action or cause thereof against such party is improper; or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5 shall be effective service of process for any such Action, demand, or cause thereof.

Section 11.          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

Section 12.          Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

Section 13.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 14.          Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against a party, unless such modification is approved in writing by such party. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.

Section 15.           Termination. Notwithstanding anything to the contrary contained herein, (a) following the occurrence of the Amber 5% Stockholder Termination Event, this Agreement shall expire and automatically terminate solely with respect to Amber GT Parent, (b) following the occurrence of the ARYA Stockholder Termination Event, this Agreement shall expire and automatically terminate solely with respect to ARYA Sponsor and (c) this Agreement shall expire and automatically terminate with respect to all parties hereto upon the consummation of a Change of Control Transaction of the Company; provided, however, in either case, Section 1(g)-(i), this Section 15 and Sections 2-5, 7-14 (to the extent related to any of the foregoing) shall survive any termination of this Agreement with respect to such terminated Stockholder or any termination of this Agreement in its entirety.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Company:

CARITAS THERAPEUTICS, INC.

By:
Name:
Title:

Stockholders:

AMBER GT PARENT

By:
Name:
Title:

By:
Name:
Title:

ARYA SCIENCES HOLDINGS IV

By:
Name:
Title:

15

Exhibit E

Form of Co-Development and Commercialization Agreement

Exhibit F

Form of Transition Services Agreement

Exhibit F

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of [●], 202[●] (the “Effective Date”), is entered into by and between Amicus Therapeutics, Inc., a Delaware corporation (“Amber”) and Caritas Therapeutics, LLC, a Delaware limited liability company (the “Company”). Each of Amber and the Company are referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of September 29, 2021 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, the “Combination Agreement”), Amber and its Affiliates sold, transferred, contributed, assigned, conveyed and delivered to the Company all of the assets, properties and rights related to the Business, as described therein;

WHEREAS, pursuant to the Combination Agreement and in connection with the transactions contemplated thereby, Amber and the Company shall enter into this Agreement in order to provide for the provision (i) from Amber and/or one or more of its Affiliates to the Company and/or one or more of its Affiliates and (ii) from the Company and/or one or more of its Affiliates to Amber and/or one or more of its Affiliates of certain transitional services in order to facilitate the orderly transition of the Business from Amber and/or one or more of its Affiliates to the Company and/or one or more of its Affiliates, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Party providing an applicable Service (as defined below) hereunder, as set forth in the Schedules to this Agreement, is referred to as “Provider” and the Party receiving an applicable Service hereunder, as set forth in the Services Schedules, is referred to as “Recipient”.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants, agreements, representations and warranties hereinafter set forth, and intending to be legally bound hereby, the Parties hereto hereby agree as follows.

1.               Definitions.

(a)            Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement.

2.               Services and Associated Fees.

(a)            Services. From and after the Closing Date, Provider shall, or shall cause its Affiliates to, provide to Recipient and its Affiliates (i) the services set forth on Schedule A (where Amber is the Provider) or Schedule B (where the Company is the Provider), as applicable, including any other activities or tasks that are not specifically described on Schedule A or Schedule B, as applicable, but which are required for or are a necessary or inherent part of the proper performance or delivery of such services, and (ii) all services reasonably required to transition or migrate from the provision of the services set forth on Schedule A or Schedule B, as applicable, to Recipient, including data extraction and migration, knowledge transfer, and reasonable access to personnel and facilities (clauses (i) and (ii), collectively, the “Services”).

(b)            Omitted Services. Notwithstanding anything in this Agreement to the contrary, if during the ninety (90) day period immediately following the date of this Agreement (or promptly after a Recipient becomes aware of the need for an omitted service, to the extent a Recipient does not become aware of the need for a periodic service until after such first ninety (90) day period), (i) Company as Recipient identifies a service that was historically provided by Amber or its Affiliates in connection with the Business and such service was inadvertently omitted from Schedule A, then the Company may provide notice thereof to Amber and (ii) if Amber as Recipient identifies a service that was historically provided by the Company or its Affiliates and reasonably anticipated as of the date hereof to be necessary to continue to support any portion of the Retained Business and such service was inadvertently omitted from Schedule B, then Amber may provide notice thereof to the Company (any such omitted service as described in subclause (i) or (ii), an “Omitted Service”). Upon receipt of such notice from either Party, (x) where the Company is the Recipient, upon Amber’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), such Omitted Service shall be deemed to be a Service for purposes of this Agreement and Amber shall provide such Omitted Service to the Company, and (y) where Amber is the Recipient, upon the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), such Omitted Service shall be deemed to be a Service for purposes of this Agreement and the Company shall provide such Omitted Service to Amber; and in each of (x) and (y) the Company and Amber shall use commercially reasonable efforts to promptly meet to identify and document the scope and pricing for such Omitted Service and amend Schedule A or Schedule B, as applicable, to add such Omitted Service as a Service; provided that the pricing for such Omitted Services shall be no greater than the cost allocation to the Business or the Retained Business, as applicable, for such Omitted Service as provided immediately prior to the consummation of the transactions contemplated by the Combination Agreement.

(c)            Additional Services. The provision of any services not expressly set out in Schedule A or Schedule B or contemplated by Sections 2(a) or 2(b), as applicable, or outside the scope, nature frequency or volume of the Services as provided prior to the date of execution of the Combination Agreement (“Additional Services”) shall require the consent of Provider, such consent not to be unreasonably withheld, conditioned or delayed. If such consent is given, then the Parties shall promptly meet to identify and negotiate in good faith the scope and pricing for such Additional Service; provided, however, that the pricing for such Additional Service shall be no greater than Provider’s cost to provide such Additional Services, provided that the term for such Additional Service shall not extend beyond the longest term for the other Services on Schedule A or Schedule B, as applicable, as of the Effective Date. If the Parties agree on such terms, then they shall amend Schedule A or Schedule B, as applicable, to include such Additional Service as a Service hereunder. Except as set forth herein, the Parties acknowledge and agree that no services other than those specifically described in this Agreement will be provided by or on behalf of a Party unless otherwise agreed in writing by the Parties.

(d)            Change Requests. If Recipient wishes to make any material change to the scope, nature, frequency, amount or volume of the Services provided under this Agreement (including any increases in staffing levels, equipment acquisitions, investments, or capital or other expenditures), Recipient shall make a request to Provider, setting out in reasonable detail the change requested and the reason therefor. Provider shall promptly consider such request in good faith and to the extent it consents to such change or changes (such consent not to be unreasonably withheld, conditioned or delayed), Schedule A or Schedule B, as applicable, shall be amended accordingly.

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(e)            Performance Standards. Provider and its Affiliates shall perform the Services in all cases in a professional and workmanlike manner with appropriate and qualified personnel. Without limiting the foregoing, Provider shall, or shall cause the its Affiliates to, use commercially reasonable efforts to provide the Services in a manner, and at a level of service (including with respect to quality, skill, performance, diligence and timeliness) in a manner generally consistent with how the services that are the same as such Services were provided to the Business during the 12-month period prior to the date of execution of the Combination Agreement and with (i) at least the same (and no less than a reasonable) standard of service (including with respect to quality, skill, performance, diligence, and timeliness) that Provider and its Affiliates provide their own respective businesses and (ii) substantially equal priority; provided that to the extent the manner, quality, or availability of the services have been adversely affected by restrictions or modifications put in place due to the COVID Event (as defined in Section 11(g)) pandemic and governmental and public health measures adopted in response thereto, then Provider shall resume performing to the pre-COVID Event service standards as promptly as reasonably feasible after any public health measures permit the same to occur.

(f)             Services Fees. Recipient shall pay to Provider in arrears the actual costs directly incurred by Provider in connection with the Services, with no margin or markup (“Service Fees”), which costs shall be no greater than the cost allocation of each Service for the applicable period in which such Service was provided. Within 30 days following the completion of each calendar month, Provider shall provide to Recipient an invoice setting forth the amounts due with respect to the Services provided to Recipient during the preceding month. All undisputed amounts invoiced shall be paid within 30 days of receipt. In addition, Recipient shall pay reasonable and documented third-party costs and expenses actually incurred by Provider in connection with the Services provided hereunder, including reasonable travel expenses and costs, solely to the extent such third-party costs and expenses are specifically identified in Schedule A or Schedule B, as applicable, for a given Service and subject to Recipient’s prior written consent to pay such costs and expenses.

(g)            Taxes.

(i)              All charges and fees to be paid to Provider under this Agreement are exclusive of any and all sales, use, transfer, value-added, goods or services Taxes or similar gross-receipts-based Taxes, in each case, imposed with respect to the provision of the Services hereunder (“Sales and Services Taxes”); provided, that Sales and Services Taxes shall not include, and Provider (rather than Recipient) shall pay and be liable for, (x) any Taxes that are imposed on or measured by Provider’s net income or gain, profits or assets (including franchise Taxes) or (y) any value-added or similar Tax to the extent that such Tax is recoverable by Provider or another Person who is a member of the same group as Provider for purposes of the relevant Tax. Recipient shall pay and be responsible for any Sales and Services Taxes, and, to the extent Provider is the Party required by applicable Law to remit any Sales and Services Taxes to the applicable Tax Authority, (A) Provider will deliver to Recipient an invoice (or other valid and customary documentation) reflecting such Sales and Services Taxes in accordance with applicable Law, (B) Recipient will pay to Provider the amount shown as due on such invoice and (C) Provider will remit such amount to the applicable Tax Authority in accordance with applicable Law. Provider shall be responsible for any Sales and Services Taxes (including any deficiency, interest and penalties) imposed as a result of (x) a failure to timely remit any Sales and Services Taxes to the applicable Tax Authority to the extent Recipient timely remits such Sales and Services Taxes to Provider or Recipient’s failure to do so results from Provider’s failure to timely charge or provide notice of such Sales and Services Taxes to Recipient or (y) any assignment by Provider pursuant to Section 11(f) or subcontracting by Provider pursuant to Section 2(j). For the avoidance of doubt, in no event shall Recipient be obligated to pay any past due Taxes of Provider or its Affiliates arising in connection with and inuring to tax periods ending on or before the date hereof or activities not included within the scope of the Services.

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(ii)            Notwithstanding any other provision in this Agreement, Recipient and its Affiliates shall have the right to deduct and withhold from any payments to be made hereunder such amounts as are required to be deducted and withheld by them with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted and withheld, Recipient shall timely remit such amounts to the appropriate Tax Authority and shall submit to Provider evidence of payment of any such amounts to such Tax Authority, and any such amounts that are timely remitted to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made. For the avoidance of doubt, Recipient and its Affiliates shall not be responsible for any payments or provisions of wages, bonuses, commissions, employee benefits or withholding or payment of any applicable withholding or applicable Taxes made to employees of the Provider or any of its Affiliates. Provider shall be responsible for, and shall withhold or pay or both (or cause to be withheld or paid or both), as may be required by applicable Law, all Taxes pertaining to the employment of the personnel, agents, servants or designees of Provider.

(iii)          In the event that a Party or any of its Affiliates (the “Transferor Party”) receives any credit, reduction or refund of any Sales and Services Taxes (a “Tax Benefit”) for which the other Party or any of its Affiliates (the “Transferee Party”) is economically responsible pursuant to this Agreement, the Transferor Party shall (A) promptly provide to the Transferee Party a copy of the certificate or other documentation from the Tax Authority showing the receipt of such Tax Benefit, and (B) provide the Transferee Party with an amount equal to such Tax Benefit, as and when actually realized and net of any additional Taxes or reasonable out-of-pocket expenses incurred in connection therewith by the Transferor Party, it being understood that the Transferee Party shall be liable for any subsequent disallowance of any such Tax Benefit and any related interest, penalties and additions thereto.

(iv)          Each Party agrees to provide the other Party such information and data as reasonably requested from time to time, and to reasonably cooperate with the other Party, in connection with (A) the reporting of any Sales and Services Taxes, (B) any audit relating to any Sales and Services Taxes, or (C) any assessment, refund, claim or legal proceeding relating to any Sales and Services Taxes. Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a Tax Authority with respect to any Sales and Services Taxes. Each Party shall reasonably cooperate with the other Party, and take any reasonably requested action which does not cause such Party to incur any material cost or inconvenience, in order to minimize any Sales and Services Taxes, including providing sales and use Tax exemption certificates or other documentation necessary to support Tax exemptions. Each of the Parties agrees to use its reasonable best efforts to mitigate the imposition of any withholding Taxes in connection with payments pursuant to this Agreement (including, in the case of Provider, by providing such Tax forms as Recipient shall reasonably request so as to minimize or eliminate any withholding Taxes that might otherwise apply to the payments by Recipient to Provider under this Agreement).

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(h)            Third-Party Consents. If the use or provision of all or a portion of the Services pursuant to this Agreement requires the approval, consent, permission, waiver or agreement (including any Permit) (each a “Consent”) of a third party that has not been obtained prior to the date hereof1, Amber shall, at its sole cost and expense, use its commercially reasonable efforts to obtain any necessary consents from such third party or to modify such existing Contract to enable Amber to provide or receive the applicable Services. If any such consent cannot be obtained as a result of such efforts, to the extent permitted by applicable Law, the Parties shall work together in good faith to identify and implement a workaround or alternative means of providing or receiving the affected Service in such a manner as to give Recipient the full benefit of such Service to the greatest extent possible, at no incremental costs or expense to the Company. For the avoidance of doubt, any failure by Amber to obtain any applicable Consent shall not relieve Amber of any obligation to provide the Services.

(i)             Service Failure. In the event that Provider becomes aware of any actual or anticipated failure in the provision of the Services which impacts, or is reasonably likely to impact provision of any Service (an “Incident”), it shall notify Recipient as soon as reasonably practicable but in any event within one (1) Business Day. Provider shall, as soon as reasonably practicable: (i) investigate the underlying cause(s) of the Incident and use commercially reasonable efforts to preserve any data indicating the cause of failure; (ii) use commercially reasonable efforts to take actions to minimize the impact of the failure and to prevent it from recurring; (iii) use commercially reasonable efforts to correct the failure and resume performance of the Services in accordance with this Agreement; and (iv) advise Recipient of the status of the Incident and the remedial efforts being undertaken with respect thereto. Without limiting any other term or condition of this Agreement, Provider shall cooperate in good faith to resolve such Incident and use commercially reasonable efforts to minimize the impact of such Incident on Recipient.

(j)             Subcontracting. Provider may use contractors, subcontractors, vendors or other third parties to provide a Service (i) without the prior written consent of Recipient, if such contractors, subcontractors, vendors or other third parties are being used to provide such Service to the Business immediately prior to the date of execution of the Combination Agreement or (ii) with the prior written consent of Recipient, not to be unreasonably withheld, conditioned or delayed (and Provider shall bear any incremental cost increase). Provider shall remain responsible for all Services furnished by its contractors, subcontractors, vendors or other third parties and Provider shall be liable for the acts and omissions of its contractors, subcontractors, vendors or other third parties with respect thereto.

1          List of any consents that will be required in connection with any Service to be confirmed.

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3.               Data Matters.

(a)            Recipient Data. Provider acknowledges and agrees that Recipient shall own all right, title, and interest in and to all data or information to the extent (i) where the Company is the Recipient, (A) related to the Business and is collected, processed, generated, calculated, derived, or stored by, or transmitted to, Amber, any of its Affiliates or any third parties in connection with the Services, or (B) otherwise used in, or related to the Business, except in each case ((A) and (B)), to the extent related to the Retained Business or Excluded Assets (“Company Data”); or (ii) where Amber is the Recipient, (A) related to the Retained Business or Excluded Assets and is collected, processed, generated, calculated, derived, or stored by, or transmitted to, the Company, any of its Affiliates or any third parties in connection with the Services, or (B) otherwise used in, or related to, the Retained Business or Excluded Assets (“Amber Data” and, together with the Company Data, “Recipient Data”). Notwithstanding any other provision in this Agreement, Provider shall make all of the Recipient Data available to Recipient and its authorized agents during the Term of this Agreement, in accordance with the terms hereof. As soon as reasonably practicable following expiration or termination of this Agreement with respect to a Service, or receipt of a written request by Recipient at any time during the Term with respect to particular Recipient Data, Provider shall provide to Recipient all Recipient Data (and copies of Recipient Data) that is in Provider’s possession or control in the form and manner maintained by Provider. Provider shall access and use the Recipient Data only in connection with the performance of its obligations under this Agreement. Provider shall not use (other than in the performance of Services), sell, assign, license, or otherwise dispose of, market, or transfer any of the Recipient Data to any Person, and Provider shall not commercially exploit any part of the Recipient Data.

(b)            Data Security. Provider shall (i) maintain appropriate technical and organizational security measures to ensure that the Recipient Data is protected against any and all loss, destruction, damage, and unauthorized access, use, modification, disclosure, and other misuse of the Recipient Data, including such measures required by Provider’s privacy policies and applicable data privacy Law; and (ii) use commercially reasonable efforts to ensure that only Persons with a specific need and authorized by Recipient have access to the Recipient Data. With respect to Recipient Data stored on Provider’s networks or systems, promptly upon discovery and confirmation of (A) any breach of the privacy or security of the Recipient Data, (B) any violation of any applicable Law with respect to the Recipient Data, or (C) any loss, destruction, damage, unauthorized activity or disclosure (except as required by Law) of the Recipient Data, Provider shall provide notice to Recipient explaining the nature and scope of the incident and fully assist and cooperate in any investigation Recipient deems necessary (including any forensic investigation), and Provider shall reasonably support Recipient, at Provider’s sole expense, with respect to any breach notification, breach remediation, and identity protection services that Recipient reasonably determines need to be furnished to affected Persons.

4.               Intellectual Property Rights.

(a)            Licenses. Subject to the terms hereof, each Party, on behalf of itself and its Affiliates, hereby grants to the other Party, a non-exclusive, fully paid-up, royalty-free, non-transferable (except in accordance with Section 11(f)), worldwide license under the Intellectual Property owned or licensable (without further payment or obligation) by such granting Party and such Party’s Affiliates, solely to the extent necessary for the purpose of, as applicable, providing or receiving the Services, in each case, as set forth in and in accordance with this Agreement. The rights granted to Provider under this Section 4(a) will be sublicensable to its Affiliates and any contractors, subcontractors, vendors or other third parties engaged to provide Services in accordance with Section 2(j). The rights granted to Recipient under this Section 4(a) will be sublicensable only to such Recipient’s Affiliates in connection with their receipt of the Services.

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(b)            Ownership. Unless otherwise agreed in writing by the Parties, as between the Parties, each Party shall remain the sole and exclusive owner of all right, title and interest in and to all Intellectual Property (including all derivative works, modifications and enhancements thereof) owned by such Party that is made available to the other Party in connection with the Services. As between the Parties, any Intellectual Property created or developed in connection with the provision of the Services, other than reports or deliverables created for Recipient at its request or otherwise relating solely to the business of Recipient, shall be owned by Provider, provided, however, that if Provider creates reports or deliverables for Recipient at its request or that otherwise relate solely to the business of Recipient, the Intellectual Property therein shall be owned by, and Provider shall assign such Intellectual Property to, Recipient. The Parties acknowledge and understand that Provider may use the Intellectual Property of third parties in providing the Services and Recipient shall comply with all applicable terms, conditions and restrictions imposed by such third parties on the use of their Intellectual Property of which such Recipient is aware or is made aware.

(c)            All Other Rights Reserved. Except as expressly set forth herein or in the Combination Agreement, neither Party nor any of its Affiliates shall have any right or license, express or implied, with respect to any Intellectual Property of the other Party and all rights and licenses not expressly granted by a Party under this Agreement are reserved by such Party.

5.               Term; Termination.

(a)            Term of Services. The Services to be provided under this Agreement shall commence as of the Effective Date and, with respect to each Service, shall continue until the date of expiration for such Service as set forth on Schedule A or Schedule B, as applicable (each, a “Service Term”); provided, however, that, notwithstanding anything to the contrary herein, Recipient may in its sole discretion elect to extend any Service Term for up to two (2) additional extension terms of three (3) months each, upon at least 30 days’ advance written notice to Provider. Except as set forth in this Article 5, neither Party shall have the right to suspend or terminate any Service or this Agreement.

(b)            Term of the Agreement. This Agreement shall remain in full force and effect until the earlier of (i) the expiration or termination of all of the Services provided hereunder and (ii) the termination of this Agreement in accordance with Section 5(c) (the “Term”).

(c)            Termination.

(i)              Recipient may terminate this Agreement or one or more of the Services, in whole or in part, upon at least 30 days’ advance written notice to Provider.

(ii)            Provider may terminate this Agreement if Recipient fails to pay any undisputed Service Fees in any invoice within 30 days’ after such Services Fees become due and payable in accordance with the terms hereof, upon at least 30 days’ advance written notice to Recipient of such termination, unless Recipient pays such undisputed Services Fees within such 30-day period.

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(iii)          In the event that any Service (or portion thereof) is provided for less than an entire month (e.g., the effective date of termination of a Service is a day other than at the end of a month), the Service Fee associated with such Service (or portion thereof) for that month shall be pro-rated appropriately. In the event that any Service is terminated (A) in whole, Recipient shall have no further obligation to pay the Service Fee associated with such Service, or (B) in part, the Service Managers shall determine in good faith the amount by which the Service Fee associated with such Service shall be reduced.

(iv)          This Agreement or any Service may be terminated by the mutual written agreement of the Parties.

(d)            Survival. A Party’s obligations to another Party under Section 2(g), Article 3, Article 6, Article 8, Article 9, Article 10 and Article 11 shall survive termination or expiration of this Agreement.

6.               Indemnity.

(a)            Indemnification by Provider. Each Party as Provider hereby agrees to release, discharge, defend, indemnify and hold Recipient and its Affiliates, and its and their respective shareholders, directors, officers, employees, representatives, and agents (the “Recipient Indemnitees”) harmless from and against any and all claims, actions, suits, losses, demands, damages, Taxes, costs and expenses (including reasonable attorneys’ fees) of every kind, nature, or description brought by a third party arising out of or related to the provision or use of Services received hereunder (each, a “Claim”) suffered or incurred by a Recipient Indemnitee arising from Provider’s (i) material breach of this Agreement, (ii) violation of Law, (iii) breach of Article 9, or (iv) willful misconduct, gross negligence or fraud in connection with this Agreement.

(b)            Indemnification by Recipient. Each Party as Recipient hereby agrees to release, discharge, defend, indemnify and hold Provider and its Affiliates, and its and their respective shareholders, directors, officers, employees, representatives, and agents (the “Provider Indemnitees”) harmless from and against any and all Claims suffered or incurred by a Provider Indemnitee arising from Recipient’s (i) material breach of this Agreement, (ii) violation of Law, (iii) breach of Article 9, or (iv) willful misconduct, gross negligence or fraud in connection with this Agreement.

7.               No Liability for Inherited Issues.

Notwithstanding anything in this Agreement, the Company shall not be in breach of this Agreement as a result of, and the Company shall not be liable to Amber for, any Losses to the extent arising out of any defects, imperfections, conditions, circumstances, or characteristics that, in each case, existed as of or prior to the Effective Date with respect to the Business.

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8.               Representations and Warranties.

(a)            Representations. Each Party hereby represents and warrants: (i) it has the requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby; (ii) all corporate action on the part of such Party necessary to approve or to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby to be performed by it has been duly taken; (iii) this Agreement is a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications; (iv) its execution and delivery of this Agreement and its performance of its obligations hereunder does not and shall not conflict with, result in a breach of, constitute a default under any license, sublicense, lease, contract, agreement, or instrument to which it is bound; and (v) it has obtained all Consents from any third-party licensor or contractual counterparty or any other third party that is necessary to perform its obligations hereunder. Provider represents and warrants that it will perform the Services in compliance with all applicable Laws.

(b)            Disclaimers. Without limiting any representations or warranties set forth in the Combination Agreement, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED.

9.               Confidential Information.

(a)            Confidential Information. As it is used in this Agreement, the term “Confidential Information” shall mean, with respect to any Party, all information of such Party and its Affiliates (including information that might reasonably be considered confidential (including information that is subject to confidentiality obligations to third parties), secret, sensitive, proprietary or private), in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, books and records, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, memos, personally identifiable information and other technical, financial, employee or business information or data. Notwithstanding the foregoing, the term “Confidential Information” shall not include, with respect to the information of any Party or its Affiliates, any information that (i) is or becomes available to the general public, other than as a result of a disclosure by a member of the other Party or any of its Affiliates or any of its or their directors, officers, employees, agents, accountants, counsel or other advisors or representatives (collectively, “Representatives”) in violation of this Agreement; (ii) becomes available to the other Party or any of its Affiliates on a non-confidential basis from a third party; provided, that the source of such information was not bound by a confidentiality obligation with respect to such information or otherwise prohibited from transmitting such information by a contractual, fiduciary or other legal obligation; or (iii) is independently developed by any Party, its Affiliates or its Representatives without reference to any otherwise Confidential Information; provided, further, that Recipient Data shall at all times be considered Confidential Information of Recipient.

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(b)            Nondisclosure Obligations. Except as otherwise permitted by this Article 9, each Party shall, and shall cause its Affiliates and its and their respective Representatives to, (i) not disclose such Confidential Information to third Persons (other than to such Party’s Representatives on a need-to-know basis), (ii) advise each of its Representatives of their obligations to keep such information confidential, and (iii) use the same degree of care it uses to protect such Confidential Information as it uses for its own confidential information of like kind, but in no event less than a reasonable degree of care. The terms and conditions of this Agreement shall constitute the Confidential Information of each Party to the extent not publicly disclosed by agreement of the Parties.

(c)            Permitted Disclosure. In the event that a Party (i) is required to disclose any Confidential Information of the other Party or any of its Affiliates pursuant to applicable Law or (ii) receives any demand under lawful process or from any Authority to disclose or provide Confidential Information of the other Party or any of its Affiliates, such Party shall notify the other Party prior to disclosing or providing such Confidential Information and shall cooperate, at the sole expense of the other Party, in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that is required to so disclose or receive such demand, as applicable, may thereafter only disclose or provide Confidential Information which is legally required to be disclosed or provided and shall exercise its commercially reasonable efforts to obtain protective treatment of such Confidential Information.

(d)            Destruction of Confidential Information. Each Party shall, at the request of the other Party or upon termination or expiration of this Agreement, as soon as practicable and (with respect to destruction) except as required to be maintained to comply with provisions of the Combination Agreement, applicable Law or applicable document retention policies, at such other Party’s option (i) return to the other Party originals and all copies of all Confidential Information of such other Party or any of its Affiliates in a tangible form (and electronically) or (ii) destroy all originals and copies thereof and all notes, extracts or summaries based thereon. Each Party shall, at the other Party’s request, confirm compliance with this Article 9 in a writing signed by one of such Party’s authorized officers.

10.           Cooperation.

(a)            General. The Parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Recipient agrees to use commercially reasonable efforts to transition each Service to its own internal organization or to obtain alternate third party sources to provide the Services. Provider shall cooperate and assist Recipient in all matters reasonably necessary for the provision and receipt of the Services. Provider shall provide to Recipient assistance reasonably necessary for Recipient to transition the Services (including any terminated or expired Services) and segregate and migrate Recipient’s systems, environments, and data (including Recipient Data), from Provider’s systems, facilities, or environments to Recipient’s (or its providers’) systems, facilities, and environments. Such transition assistance includes (i) making available relevant management and employees for meetings or telephone conferences with Recipient as reasonably requested by Recipient, including for the purpose of knowledge transfer, (ii) providing information, assistance and data (including data for operation and testing of Recipients’ replacement or successor systems) regarding the specific Services being provided and the systems, software and data formats and data organization being used for the Services, (iii) coordination and other reasonable assistance with test runs of replacement systems and processes (but not development of such systems and processes), and (iv) other reasonable access to relevant information. Amber will bear all start-up, one-time or non-recurring costs incurred in connection with the separation and migration of the Company’s systems, environments, assets and data (including Company Data), from Amber’s systems, facilities, or environments to the Company’s (or its providers’) systems, facilities, and environments.

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(b)            Coordinators. The Parties shall each promptly appoint (i) one or more managers who shall have primary responsibility for the coordination and performance of the Services by functional area (collectively, the “Service Managers”), and (ii) one lead transition manager (“Transition Manager”), who shall act as the primary liaison to the other Party (through its Transition Manager), have overall responsibility for directing all of such Party’s activities hereunder, and manage and coordinate such Party’s Service Managers. Each Party may treat an act of a Transition Manager or a Service Manager of the other Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Transition Manager or Service Manager had authority to so act; provided, however, that no Transition Manager or Service Manager has authority to amend this Agreement in their role as Transition Manager or Service Manager, respectively. Each Party shall promptly (and in any event within ten (10) business days) advise the other in writing of any change in its Transition Manager or Service Managers. Provider and Recipient agree that all communications relating to the provision of the Services shall be directed to the Transition Managers or the respective Service Manager for such Transition Services.

11.           Miscellaneous.

(a)            Dispute Resolution.

(i)             Disputes. For all controversies, claims and matters of difference (each a “Dispute”) arising out of or relating to this Agreement, the Parties agree to promptly address the Dispute internally through upper-management personnel (and shall cause such upper-management personnel to use good faith efforts to address any such Dispute). If the upper-management personnel for both Parties cannot resolve the Dispute within 30 days following written notice of the Dispute, then the Dispute shall be elevated to the Chief Executive Officer (or designee) of both Parties. If the Chief Executive Officers (or designees) are unable to resolve the Dispute, Section 11(a)(iii) shall apply; provided, however, that a Party may file earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to apply for interim or equitable relief, including for any breach of confidentiality or intentional breach or threat of intentional breach of this Agreement.

(ii)            Continuation of Services. Except where clearly prevented by the nature of the Dispute and without limiting either Party’s rights of termination under Section 5(c), each of the Parties shall continue performing their respective obligations under this Agreement (including payment of any charges in the case of Recipient and performance of the Services in the case of Provider) while the dispute is being resolved, unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement. For the avoidance of doubt, a dispute regarding invoiced fees will not be deemed to prevent or preclude Provider from performing the Services hereunder or prevent or preclude Recipient from paying any undisputed fees and other undisputed amounts owed hereunder.

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(iii)          Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Action arising under this Agreement or in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause thereof against such Party arising under this Agreement or in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 11(a)(iii) for any reason, (B) that such Party is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action or cause thereof in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Action or cause thereof against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11(d) shall be effective service of process for any such Action, demand, or cause thereof.

(iv)          Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of related to any representation or warranty made in or in connection with this Agreement or as inducement to enter into this Agreement), shall be construed and enforced in accordance with and governed by the Laws (both substantive and procedural) of the State of Delaware, including its statute of limitations, without giving effect to the conflict of Laws principles thereof.

(v)            Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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(vi)          WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(A)(VI).

(b)            Records; Audit. Notwithstanding Section 5(d), during the Term of this Agreement and for one (1) year thereafter, or for so long as required by applicable Law, Provider and Recipient shall keep, or cause to be kept, complete and accurate books and records concerning the Services in accordance with generally accepted accounting practices and applicable Law and consistent with such Provider’s or Recipient’s internal document retention policies. Upon receipt of reasonable notice, each Party shall, to the extent permitted by Law, give the other Party and/or the other Party’s duly authorized representatives access, during normal business hours, to such records as the requesting Party may reasonably require to fulfil any legal, regulatory or other compliance obligations of the requesting Party or its Affiliates; provided that nothing in this Section 11(b) shall require any Party to provide to the other Party access to its Tax returns or related workpapers. Each Party, when exercising its rights pursuant to this Section 11(b), shall use its, and shall ensure that its representatives shall use their, reasonable best efforts not to cause any material disruption to the business of the other Party.

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(c)            Entire Agreement. This Agreement, including any exhibits and schedules attached hereto, the Combination Agreement and the other Additional Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. To the extent that any provision in this Agreement (or any exhibit or schedule) is inconsistent or conflicts with any provision of the Combination Agreement or any other Additional Agreement, the provisions of the Combination Agreement shall control in the case of a conflict with this Agreement, and this Agreement shall control in the case of a conflict with any Additional Agreement.

(d)            Notices. Any notice, requests, claims, demands and other communications hereunder shall be sent in writing and shall be deemed to have been duly given by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

If to Company:

c/o ARYA Science Acquisition Corp IV
51 Astor Place, 10th Floor
New York, New York 10003
Attn:	Adam Stone
Michael Altman
Doug Giordano
Konstantin Poukalov
Email:	adam@perceptivelife.com
michael@perceptivelife.com
doug@perceptivelife.com
konstantin@perceptivelife.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attn:	Jonathan L. Davis, P.C.
Ryan Brissette
Email:	jonathan.davis@kirkland.com
ryan.brissette@kirkland.com

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If to Amber:

Amber Therapeutics, Inc.
3675 Market Street
Philadelphia, PA 19104
Attn:	Chief Legal Officer
Email:	gcoffice@Amberrx.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, DC 20005
Attention:	Graham Robinson
Katherine Ashley
Email:	graham.robinson@skadden.com
katherine.ashley@skadden.com

(e)            Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

(f)             Binding Effect; Assignment. Subject to the provisions set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and upon their respective successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto, except that either Party may assign this Agreement without the other Party’s consent (i) in connection with a merger, acquisition, or sale of all or any portion of the equity or assets of such Party or its Affiliates, provided the assigning Party remains liable for the assignee’s performance of this Agreement, (ii) to any of its Affiliates, provided the assigning Party remains liable for such Affiliate’s performance of this Agreement, and (iii) as collateral to any lender providing financing to such Party. Any assignment in violation of the foregoing will be null and void at the outset and of no force and effect.

(g)            Force Majeure. Subject to, and without limiting, Section 2(i), each Party shall be excused for any failure or delay in performing any of its obligations under this Agreement to the extent and only for such period of time such failure or delay is caused by Force Majeure, except to the extent that such failure or delay cannot reasonably be circumvented through the use of alternate sources, workaround plans or other means (including by invoking any business continuity or disaster recovery plans in place). For purposes of this Agreement, “Force Majeure” means any circumstance or event beyond the reasonable control of the Party relying upon such event or circumstance, including: any act of God; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any third-party telecommunications, networks or Internet service interruptions; any civil disturbance; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war, or rebellion; or any action or restraint by court order or public or Authority or lawfully established civilian authorities. Notwithstanding anything to the contrary contained in this Section 11(g) or elsewhere in this Agreement, the Parties acknowledge and agree that a COVID-19 pandemic and business disruptions related thereto or resulting from responses thereto (including COVID-19 Measures and any related non-performance or delay in performance of any third-party vendor, service provider, or subcontractor upon which a Party relies) (such pandemic, disruptions, or any other pandemic that is of a similar nature or as similar disruptions or effects as such pandemic, a “COVID Event”) is and has been occurring as of the Effective Date. The Parties further acknowledge and agree that no COVID Event, nor any recurrence of a COVID Event that results in effects or business disruptions that are similar to those effects and disruptions experienced prior to and as of the Effective Date, shall be considered to be a Force Majeure event or otherwise excuse any failure or delay in performance by a Party under this Agreement.

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(h)            Independent Contractor Status. Provider will provide the Services as an independent contractor and shall have no authority to make binding contracts or commitments on behalf of Recipient in any way without the prior written approval of a duly authorized representative of Recipient. Provider shall be solely responsible for the salary and benefits for all of its employees providing the Services. Nothing in this Agreement shall create any employer-employee, agency, partnership, joint venture, fiduciary or other relationship between the Parties or between a Party and the employees of the other.

(i)             No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(j)             Amendments; Waivers.

(i)            This Agreement cannot be amended, supplemented or modified, except by a writing signed by both Parties, and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof may be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(ii)           Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.

(k)            Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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(l)             Construction; Interpretation. Each of the Parties, and their respective counsel, have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The terms of this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party, but rather this Agreement shall be construed and interpreted in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the Parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided. The term “this Agreement” means this Transition Services Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; and (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(m)          Non-Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of either Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein or, for the avoidance of doubt, for claims pursuant to any Additional Agreement by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein.

Signature page follows.

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INTENDING TO BE LEGALLY BOUND, the undersigned Parties have executed this Agreement as of the Effective Date.

THE COMPANY:

CARITAS THERAPEUTICS, LLC

By:
Name:
Title:

AMBER:

AMBER THERAPEUTICS, INC.

By:
Name:
Title:

Signature Page to Transition Services Agreement

SCHEDULE A

Transition Services Provided by Amber to the Company

[attached]

Schedule A-1

SCHEDULE B

Transition Services Provided by the Company to Amber

[attached]

Schedule B-1

Exhibit G

Form of ARYA Post-Closing Certificate of Incorporation

Exhibit G

CERTIFICATE OF INCORPORATION OF

[CARITAS THERAPEUTICS, INC.]1

a Delaware corporation

ARTICLE I. NAME OF CORPORATION

The name of this corporation is Caritas Therapeutics, Inc. (the “Corporation”).

ARTICLE II. REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III. PURPOSE; EFFECTIVENESS

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Domestication”). This Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of ARYA, and shall be effective upon the effectiveness of the Domestication.

ARTICLE IV. CAPITAL STOCK

A. Authorized Shares

(i)            The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is [●] shares, consisting of (i) [●] shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) [●] shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) [●] shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

(ii)           The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock,, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), provided that the number of authorized shares of Class A Common Stock shall not be decreased below the sum of (a) the number of Class A Common Shares then outstanding and (b) the number of Class A Shares to be issued upon the exchange of Caritas LLC Common Units (as defined below) for Class A Common Shares as set forth in Clause B(v) of this Article IV. Upon the effectiveness of the Domestication and this Certificate of Incorporation, each Class A ordinary share, par value $0.0001 per share, of ARYA and each Class B ordinary share, par value $0.0001 per share, of ARYA that is issued and outstanding immediately prior to the Domestication will, for all purposes, be converted into one (1) fully paid and non-assessable share of Class A Common Stock issued and outstanding, without any action required on the part of the Corporation or the holders thereof.

1 ARYA and Amber GT shall mutually agree on a name.

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B. Common Stock

(i)            Voting Rights. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock). In addition to any other vote required in this Certificate of Incorporation or by the DGCL, the holders of Class A Common Stock and Class B Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, except as otherwise required by the DGCL, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the DGCL or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(ii)           Dividends and Distributions. Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor. Except (I) in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, or (II) as provided in Clause (B)(iv) of this Article IV, dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(iii)         Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding, and subject to the rights of any holders of any series of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution. The holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv)         Reclassification. None of the Class A Common Stock or Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Caritas Therapeutics, LLC Membership Interests (as defined below) are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

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(v)           Exchange. The holder of each membership interest (“Caritas LLC Membership Interest”) of Caritas Therapeutics, LLC, a Delaware limited liability company (“Caritas LLC”), designated as a “Common Unit” (a “Caritas LLC Common Unit” and such holder, a “Caritas LLC Member”), other than the Corporation, shall, pursuant to the terms and subject to the conditions of the amended and restated limited liability company agreement of Caritas Therapeutics, LLC (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Caritas LLC Agreement”), have the right (the “Redemption Right”) to tender to Caritas LLC for redemption each such Caritas LLC Common Unit for the applicable Cash Amount (as defined in the Caritas LLC Agreement), subject to the Corporation’s right, in its sole and absolute discretion, to elect to acquire some or all of such Caritas LLC Common Units that such Caritas LLC Member has tendered pursuant to the Redemption Right for a number of shares of Class A Common Stock, the Cash Amount (as defined in the LLC Agreement) or a combination of Class A Common Stock and a portion of the Cash Amount (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in this Certificate of Incorporation and in the Caritas LLC Agreement.

(1)             In connection with the Corporation’s exercise of the Exchange Option under the Caritas LLC Agreement, the Corporation shall issue to such Caritas LLC Member a number of shares of Class A Common Stock as determined by the terms and provisions of the Caritas LLC Agreement in exchange for the Caritas LLC Common Units that the Corporation has elected to acquire pursuant to the Exchange Option, subject, at all times, to the Corporation’s right, in accordance with the terms and provisions of the Caritas LLC Agreement, to elect to deliver the applicable Cash Amount in lieu of issuing shares of Class A Common Stock, or to elect to deliver a combination of shares of Class A Common Stock and a portion of the Cash Amount, with the form and allocation of consideration determined in accordance with the Caritas LLC Agreement. No fractional shares of Class A Common Stock shall be issued upon the Corporation’s exercise of the Exchange Option. In lieu of any fractional shares to which the Caritas LLC Member would otherwise be entitled, the Corporation shall pay to the Caritas LLC Member cash equal to the value of the fractional shares of Class A Common Stock (as determined in accordance with the Caritas LLC Agreement).

(2)             Concurrently with any redemption of Caritas LLC Common Units pursuant to the Redemption Right or exchange of Caritas LLC Common Units pursuant to the Exchange Option, a number of shares of Class B Common Stock held by such Caritas LLC Member equal to the number of Caritas LLC Common Units redeemed or exchanged, in each case shall be automatically, without further action by such Caritas LLC Member or the Corporation, transferred to the Corporation for no additional consideration and shall be retired and resume the status of authorized and unissued shares of Class B Common Stock, and all rights of such Caritas LLC Member with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

(3)             Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause (B)(v)(1) of this Article IV shall be reserved for issuance upon exchange of outstanding Caritas LLC Common Units.

(vi)         Transfers.

(1)             Without limiting any Caritas LLC Member’s ability to effect their Redemption Right or the Corporation’s ability to effect the Exchange Option in compliance with Clause (B)(v) of this Article IV, no holder of Class B Common Stock shall be permitted to consummate a sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of Class B Common Stock other than with a concurrent Transfer of an equal number of Caritas LLC Common Units, in each case made to the same transferee in compliance with the restrictions on transfer contained in the Caritas LLC Agreement (for the avoidance of doubt, whether pursuant to a Permitted Transfer (as defined in the Caritas LLC Agreement) or otherwise in compliance with Section 10.3 of the Caritas LLC Agreement). Any purported Transfer of Class B Common Stock not in accordance with the terms of this Clause (B)(vi) of this Article IV shall be void ab initio.

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(2)             The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such Transfer is permitted pursuant to the terms of this Clause (B)(vi)(1) of this Article IV.

(vii)        Adjustments to Relevant Securities. In the event of any split or reverse split of any of the Relevant Securities (as defined below), or a distribution of any Relevant Securities to the holders of such Relevant Securities, unless a similar transaction is effected with respect to the other types of Relevant Securities, references herein to a number of shares or units of any type of Relevant Securities, or a ratio of one type of Relevant Securities to another, shall be adjusted as appropriate to reflect such split, reverse split or distribution. For example, if there is a one-for-two reverse split of Caritas LLC Common Units, but no similar reverse split of shares of Class B Common Stock, and a holder of Caritas LLC Common Units and shares of Class B Common Stock subsequently tenders Caritas LLC Common Units for redemption pursuant to the Redemption Right or the Exchange Option, then the number of such holder’s shares of Class B Common Stock that will be automatically transferred to the Corporation and retired pursuant to Clause (B)(v)(2) of this Article IV will be equal to twice the number of Caritas LLC Common Units tendered for redemption. “Relevant Securities” means Class A Common Stock, Class B Common Stock and Caritas LLC Common Units.

(viii)      Retirement of Class B Common Stock. In the event that (1) any Caritas LLC Membership Interest is consolidated or otherwise cancelled or retired or (2) any outstanding share of Class B Common Stock held by a holder of a corresponding Caritas LLC Membership Interest otherwise shall cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise, then the corresponding share(s) of Class B Common Stock (in the case of (1)) or such share of Class B Common Stock (in the case of (2)) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

C. Preferred Stock

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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ARTICLE V. STOCKHOLDER ACTION

A. Action Without a Meeting

From and after the effectiveness of this Certificate of Incorporation, and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

B. Special Meetings

Unless otherwise required by the DGCL, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by a majority of the Board of Directors or the Chief Executive Officer of the Corporation.

ARTICLE VI. DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Powers of the Board of Directors

(i)            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(ii)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Corporation, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(iii)         In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

B. Election of Directors

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

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C. Number and Class of Directors; Term of Office

(i)            Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

(ii)           Effective immediately following the Domestication, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(iii)         The initial Class I Directors of the Corporation shall be [[Amber GT Parent Designee] and [Agreed Designee #1]]; the initial Class II Directors of the Corporation shall be [[Amber GT Parent Designee] and [Agreed Designee #2]]; and the initial Class III Directors of the Corporation shall be [[ARYA Designee], [Agreed Designee #3] and [Agreed Designee #4]].

(iv)         Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

D. Removal

Any director may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Corporation. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting. In case that any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

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E. Vacancies

Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, any and all vacancies in the Board of Directors (however occurring, including, without limitation, by reason of newly created directorships, death, resignation or removal) may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. When the number of directors is increased or decreased, the Board of Directors shall, subject to Clause (C) of this Article VI, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

ARTICLE VII. LIMITATION OF LIABILITY

(i)            To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation or by amendment to the DGCL, shall not adversely affect any right or protection with respect to events occurring prior to the time of such amendment, repeal or modification, of a person serving as a director of the Corporation at the time of such amendment, repeal or modification.

(ii)           Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, any director of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

(iii)         The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, any officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(iv)         Neither any amendment, repeal nor elimination of any clause of this Article VII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

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ARTICLE VIII. EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (each, as in effect from time to time), or (D) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article VIII with respect to any current or future actions or claims.

ARTICLE IX. BUSINESS COMBINATIONS

A. Opt-Out

The Corporation elects to not be governed by Section 203 of the DGCL.

B. Limitations on Business Combinations

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i)            prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

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(ii)           upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii)         at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock which is not owned by the interested stockholder.

C. Definitions

Solely for the purposes of this Article IX, unless otherwise indicated:

(i)            “affiliate” means, whenever used in this Certificate of Incorporation (whether in this Article IX or otherwise), a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)           “Affiliated Company” or “Affiliated Companies” means, whenever used in this Certificate of Incorporation (whether in this Article IX or otherwise), any affiliate or associate of the ARYA Sponsor or Amber GT Parent, any funds advised by the ARYA Sponsor or Perceptive Advisors LLC or Amber GT Parent (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by any affiliate of ARYA Sponsor or Amber GT Parent.

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(iii)         “Amber GT Parent” means Amicus Therapeutics, Inc.

(iv)         “ARYA Sponsor” means ARYA Sciences Holdings IV, a Cayman Islands exempted limited liability company.

(v)           “associate” means, when used to indicate a relationship with any person,

(1)             any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock;

(2)             any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(3)             any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(vi)         “business combination” means, when used in reference to the Corporation and any interested stockholder of the Corporation,

(1)             any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (a) the interested stockholder or (b) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and, as a result of such merger or consolidation, Clause (B) of this Article IX is not applicable to the surviving entity;

(2)             any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock (as defined below) of the Corporation;

(3)             any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except pursuant to (a) the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (b) a merger under Section 251(g), 253 or 267 of the DGCL, (c) a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (d) an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under subclauses (c)-(e) of this Clause (C)(iv)(3) of this Article IX shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

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(4)             any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5)             any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in clauses (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(vii)        “control” (including the terms “controlling,” “controlled by” and “under common control with”) means, whenever used in this Certificate of Incorporation (whether in this Article IX or otherwise), the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(viii)      “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that is (1) the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation or (2) an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(ix)         “owner” (including the terms “own” and “owned”) means, when used with respect to any stock, a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of clause (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

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(x)          “person” means any individual, corporation, partnership, unincorporated association or other entity.

(xi)        “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xii)       “voting stock” means, whenever used in this Certificate of Incorporation (whether in this Article IX or otherwise), with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Certificate of Incorporation shall refer to such percentage of the votes of such voting stock.

D. Exceptions to Limitations on Business Combinations

The limitations contained in this Article IX shall not apply if:

(i)            a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii)           the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this Clause (D)(ii) of this Article IX, (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to a (a) merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (c) proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in subclauses (a) or (b) of the second sentence of this Clause (D)(ii) of this Article IX; or

(iii)         the Corporation does not have a class of voting stock that is (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

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ARTICLE XII. AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

A. Amendment to Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of) in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that the following provisions may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation, voting together as a single class: Articles V, VI, VII, IX and XII; provided, further, that Article X may only be amended as set forth therein; provided, further, that, as long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of Class A Common Stock and Class B Common Stock in Article IV, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.

B. Amendment to Bylaws

The Bylaws may be amended, modified or repealed, in whole or in part, either (i) by the affirmative vote of a majority of the entire Board of Directors (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors) or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation.

ARTICLE XIII. MISCELLANEOUS

When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIV. SOLE INCORPORATOR

The name and mailing address of the sole incorporator of this Corporation is:

[●]

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Final Form

I, the undersigned, as the sole incorporator of the Corporation, have signed this Certificate of Incorporation on this [●] day of [●] 202[●].

By:

Name:

Sole Incorporator

[Signature Page to Caritas Therapeutics, Inc. Certificate of Incorporation]

Final Form

BYLAWS

OF

CARITAS THERAPEUTICS, INC.

Article I

OFFICES

1.1            Registered Office. The registered office of Caritas Therapeutics, Inc., a Delaware corporation (the “Corporation”) in the State of Delaware shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall be the registered agent of the corporation in charge thereof.

1.2            Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article II

MEETINGS OF STOCKHOLDERS

2.1            Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof; provided that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 2.12.

2.2            Annual Meetings.

(a)            The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”). Except as otherwise required by law, written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting. The Board of Directors acting pursuant to a resolution adopted by a majority of the entire Board of Directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b)            To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice required by this Section 2.2 and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures in this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)            To be in proper written form, a stockholder’s notice to the Secretary shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (2) any material interest of the stockholder in such business, (3) a description of all arrangements or understandings between or among the stockholder or any Stockholder Associated Person (as defined below) and any other person or entity (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder, any Stockholder Associated Person or such other person or entity in such business, and (4) a representation as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal; and (ii) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions (as defined below) directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and to the extent to which a Hedging Transaction (as defined below) has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a representation that the stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) any other information related to the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules, regulations and schedules promulgated thereunder.

(d)            A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.2 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting.

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(e)            Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.2. The Chairman of the Board of Directors or person presiding at an annual meeting, as applicable, shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.2, and if such person should so determine, such person shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

(f)            As used in these Bylaws: “Stockholder Associated Person” means, with respect to any stockholder, (i) any person controlling, directly or indirectly, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, (iii) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person or (iv) any person who is an “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of such stockholder; “Derivative Positions” means, with respect to any stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled, based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation; and “Hedging Transaction” means, with respect to any stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities.

2.3            Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may only be called in accordance with, and by the person or persons set forth in, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”). Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4            Quorum. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

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2.5            Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee. The Chairman of the Board of Directors may be removed as Chairman at any time by the affirmative vote of a majority of the Board of Directors. The Secretary of the Corporation or an Assistant Secretary shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the person presiding at the meeting may appoint any other person to act as secretary of any meeting.

2.6            Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any matter (other than the election of directors) brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote thereon. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders may authorize any person or persons to act for him or her by proxy. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the Chairman of the Board or such other person presiding at a meeting of stockholders, in the Chairman’s or such other person’s discretion, as applicable, may require that any votes cast at such meeting shall be cast by written ballot.

2.7            Voting List. The officer of the Corporation who has charge of the stock ledger of the Corporation shall, at least ten (10) days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law. A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2.8            Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 2.8, or to vote in person or by proxy at any meeting of stockholders.

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2.9            Adjournment. Any meeting of the stockholders (whether or not a quorum is present), including one at which directors are to be elected, may be adjourned or postponed from time to time by the Chairman of the Board of Directors or person presiding at the meeting or the stockholders, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment is taken or, with respect to a postponed meeting, are publicly announced.

2.10          Ratification. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

2.11          Inspectors. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors to act at the meeting and make a written report thereof, and the election of directors and any vote by ballot at any meeting of the stockholders shall be supervised by at least one such appointed inspector. If the inspector so appointed shall refuse to serve or shall not be present, a replacement appointment shall be made by the Chairman of the Board of Directors or person presiding at the meeting.

2.12          Meetings by Means of Conference Telephone. To the fullest extent permitted by law, stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.12 shall constitute presence in person at such meeting.

Article III

DIRECTORS

3.1            Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be set in the manner provided in the Certificate of Incorporate. Directors need not be stockholders of the Corporation.

3.2            Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office in the manner provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation or the Director Nomination Agreement, vacancies shall be filled, and directors may be removed, in the manner provided in the Certificate of Incorporation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board of Directors.

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3.3            Advance Notification of Nomination of Directors.

(a)            Subject to the Director Nomination Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors (or any duly authorized committee or persons thereof) or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record on the date of the giving of the notice required by this Section 3.3 and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 3.3; provided, that, for the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement).

(b)            In addition to any other applicable requirements, such nominations by any stockholder (other than any stockholder entitled to nominate a director pursuant to a Director Nomination Agreement) shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

(c)            Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the person, (4) the date such shares were acquired and the investment intent of such acquisition, and (5) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (8) a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (9) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and (10) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination.

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(d)            A stockholder providing notice of nomination to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.3 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting.

(e)            The Corporation may require any proposed nominee (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement) to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(f)            Subject to the Director Nomination Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman of the Board or other person presiding at an annual meeting or a special meeting, as applicable, shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. In no event shall any adjournment or postponement of an annual meeting or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

3.4            Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with Section 141(i) of the Delaware General Corporation Law (the “DGCL”). The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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3.5            Organization of Meetings. Subject to the Director Nomination Agreement, the Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.6            Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.7            Removal of Directors by Stockholders. Any director may be removed by the stockholders only in accordance with the Certificate of Incorporation.

3.8            Resignations. Any director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.9            Committees. Subject to the Director Nomination Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the Director Nomination Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.10          Compensation. The directors may be paid their reasonable, documented out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors and any other meetings or events attended on behalf of the Corporation at the Corporation’s request or a stated salary as a director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

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3.11          Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.12          Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.12 shall constitute presence in person at such meeting.

Article IV

OFFICERS

4.1            General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, Chief Financial Officer, Chief Innovation and Administration Officer, Chief Science Officer, Chief Development Officer, Chief Medical Officer, Chief Business Officer, Chief Patient Advocate, Chief Technical Operations Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect a Chairman of the Board (who must be a director), one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2            Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

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4.3            Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any other officer authorized to do so by the Board of Directors and such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4            Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and, provided the Chief Executive Officer is also a director, at all meetings of the Board of Directors.

4.5            Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer or Assistant Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6            Other Chief Officers. Each of the Chief Innovation and Administration Officer, Chief Science Officer, Chief Development Officer, Chief Medical Officer, Chief Business Officer, Chief Patient Advocate and Chief Technical Operations Officer shall perform such duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.7            Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

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4.8            Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when required. The Secretary (or any Assistant Secretary) shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.9            Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.10          Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11          Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

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4.12          Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.13          Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14          Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15          Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16          Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Article V

CAPITAL STOCK

5.1            Shares of Stock. Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares.

5.2            Signatures. To the extent any shares are represented by certificates, any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3            Lost Certificates. The Board of Directors may direct a new stock certificate or certificates or uncertificated shares to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new stock certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

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5.4            Fixing Record Date.

(a)            In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, the close of business on the day next preceding the day on which the meeting is held.

(b)            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in connection with any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)            A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5            Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

5.6            Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

Article VI

NOTICES

6.1            Form of Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

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6.2            Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

Article VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1            To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

7.2            To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including a subsidiary of the Corporation) (any person in such a position, an “Indemnified Person”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer of the Corporation or in any other capacity while serving as a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person’s conduct was unlawful; provided, however, that, except as provided in Section 7.9 of these Bylaws with respect to proceedings to enforce rights to indemnification or advancement, the Corporation shall indemnify any such Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

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7.3            The Corporation hereby acknowledges that an Indemnified Person may have certain rights to other indemnification, advancement of expenses and/or insurance from persons other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement arising by reason of the fact that such Indemnified Person is or was an Indemnified Person, (a) that the Corporation is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses, provide indemnification or otherwise pay for the same amounts incurred by such Indemnified Person are secondary), (b) that the Corporation shall be required to advance the full amount of expenses incurred by an Indemnified Person in accordance with this Article VII and shall be liable for the full amount of all amounts to the extent legally permitted and as required by the terms of these Bylaws (or any other agreement between the Corporation and an Indemnified Person), without regard to any rights an Indemnified Person may have against the Other Indemnitors, and (c) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification or advancement from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Corporation. The Corporation and each Indemnified Person agree that the Other Indemnitors are express third party beneficiaries of the terms of this Article VII.

7.4            Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding referenced in Section 7.12 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. The rights to indemnification and advancement of expenses conferred by this Section 7.4 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

7.5            For purposes of any determination under this Article VII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 7.5 not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in this Article VII.

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7.6            Any repeal or amendment of this Article VII or by changes in the DGCL, or the adoption of any other provision of the Certificate of Incorporation or these Bylaws inconsistent with this Article VII, shall, unless otherwise required by the DGCL, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

7.7            The indemnification and advancement of expenses provided by, or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.8            The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

7.9            If a claim under Section 7.2 or 7.4 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by the DGCL, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses, the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

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7.10          For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service which imposes duties on, or involves services by, the Indemnified Person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.11          The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.12          The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of Indemnified Persons.

Article VIII

GENERAL PROVISIONS

8.1            Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and, to the fullest extent permitted by law, each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2            Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.3            Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.4            Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

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8.5            Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6            Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7            Amendments. The original or other Bylaws may be adopted, amended, modified or repealed by the affirmative vote of (a) the holders of a majority of the outstanding voting stock of the Corporation, or (b) if the Certificate of Incorporation so provides, a majority of the entire Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend, modify or repeal these Bylaws.

8.8            Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL, as amended, and as amended from time to time hereafter. Entire Board of Directors. As used in this Article VIII and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

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Exhibit H

Form of ARYA Post-Closing Bylaws

Exhibit I-1

Form of Post-Closing Incentive Equity Plan